As filed with the Securities and Exchange Commission on May 18, 2021.

Registration No. 333-255706

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FLYWIRE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	7372	27-0690799
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

141 Tremont St #10

Boston, MA 02111

(617) 329-4524

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael Massaro

Chief Executive Officer

Flywire Corporation

141 Tremont St #10

Boston, MA 02111

(617) 329-4524

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David D. Gammell Jeffrey R. Vetter Jay K. Hachigian Keith J. Scherer Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Marina Park Drive, Suite 900 Boston, MA 02210 (617) 648-9100	Peter Butterfield General Counsel & Chief Compliance Officer Flywire Corporation 141 Tremont St #10 Boston, MA 02111 (617) 329-4524	John J. Egan III Joseph C. Theis, Jr. Jared J. Fine Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Voting common stock, $0.0001 par value per share	10,005,000	$24.00	$240,120,000.00	$26,197.10

(1)	Includes the aggregate offering price of 1,305,000 additional shares that the underwriters have the option to purchase from the Registrant.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	$10,910 of this registration fee was previously paid by the Registrant in connection with the filing of its Registration Statement on Form S-1 on May 3, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 18, 2021

Preliminary Prospectus

8,700,000 Shares

Voting Common Stock

This is the initial public offering of shares of voting common stock of Flywire Corporation. We are selling 8,700,000 shares of our voting common stock.

Prior to this offering, there has been no public market for our shares of common stock. It is currently estimated that the initial public offering price per share will be between $22.00 and $24.00 per share.

We have two classes of common stock, voting common stock and non-voting common stock. The rights of the holders of voting common stock and non-voting common stock are identical, except for voting and conversion rights. Each share of voting common stock is entitled to one vote and is not convertible into another class or series of our securities. Non-voting common stock is not entitled to vote, except as required by law, and automatically converts without the payment of additional consideration into voting common stock upon transfer by holders of non-voting common stock in certain circumstances. As such, only holders of voting common stock are entitled to vote on the election of members of our board of directors. Unless otherwise noted or unless the context provides otherwise, all references in this prospectus to our “common stock” refers to our voting common stock.

We have applied to list our common stock on The Nasdaq Global Market under the symbol “FLYW.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this filing and may elect to do so in future reports after the completion of this offering.

See the section titled “Risk Factors” beginning on page 17 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses	$	$

(1)	See the section titled “Underwriting” beginning on page 182 of this prospectus for additional information regarding total underwriting compensation.

We have granted the underwriters an option to purchase up to an additional 1,305,000 shares of common stock from us within 30 days from the date of this prospectus, at the initial public offering price, less the underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York, New York, on or about                , 2021.

Goldman Sachs & Co. LLC	J.P. Morgan	Citigroup	BofA Securities

Raymond James	RBC Capital Markets	William Blair

Guggenheim Securities	Nomura

AmeriVet Securities	Ramirez & Co., Inc.	Siebert Williams Shank	Telsey Advisory Group

Prospectus dated                , 2021

$7.5B
Total Payment Volume [1]

2,250+
Clients Worldwide [1]

118%
Dollar Based Net Retention Rate [2]

64
Client NPS Score [1]

flywire

240+
Countries & Territories

130+
Currencies Supported

10+
Years to Build Payment Network

97%
Client Retention [1]

1. For the year ended December 31, 2020.
2. Three-year average 2018-2020.

EDUCATION
$660B Total Addressable Market[1]
BUSINESS
$10T Total Addressable Market[1]
Delivering the most important & complex payments
TRAVEL
$530B Total Addressable Market[1]
HEALTHCARE
$500B Total Addressable Market[1]
[1] Total addressable market as defined by addressable payments volume. For more information on our calculations, please see the section titled "Prospectus Summary - Our Market Opportunity"

Helping our clients get paid...

...and their customers pay with ease from anywhere in the world

¥ $ ₦ £ € R ₹

Our Flywire Journey

Thank you for taking the time to learn more about Flywire and our Journey. I hope this letter helps you to better understand our Flywire mission, the incredible opportunity in front of us, and why I am so proud to lead our global team of FlyMates.

I've had a passion for technology since using an Apple IIe as a child and was fortunate to learn about technology startups during my time at Babson College. Before heading off to a career in consulting, I went to visit a friend who was working at a technology company in Boston. I still remember walking through the front door, the excitement you felt entering the office, speaking to the people, and seeing the collaboration first hand. The people I met during that lunch visit were so passionate about using technology to solve real world problems and doing so as a team and seemingly against all odds. I immediately knew this was the path I wanted to follow. I was fortunate to get to be a part of some amazing technology companies over my early career, traveling the world, working in many countries, seeing the positive impact that technology businesses can have on the world. It is this experience that eventually led me to Flywire, and what an amazing journey it has been over the past 9+ years.

At Flywire, we believe that the digitization of payments is inevitable. As consumers, we have already seen this in sectors such as ecommerce and retail, where the ability to pay for items online or touchless terminals is seamless and easy. However, even today, massive sectors such as education, healthcare, travel and business (B2B) payments are still in the very early stages of digitization - and have seemingly been left behind. These verticals involve payments that are complex, high stakes and high value, and are often some of the most emotional and important payments that individuals make, like paying for college, life saving medical care, or that trip of a lifetime.

This is where Flywire comes in. Since our start, we have helped our clients get paid and helped their customers pay with ease, from anywhere in the world. This has truly set us apart.

We have a fundamental belief that software drives value in payments. We do this through our Flywire Advantage - the combination of our next gen payments platform, proprietary global payment network, and vertical specific software. While we got our start solving cross border payments for higher education, today we serve over 2,250 clients in more than 32 countries across education, healthcare, travel and B2B, providing a comprehensive solution for international and domestic payments. Our clients include world renowned educational institutions, technical and vocational schools, 4 of the 10 largest healthcare systems in the United States, destination management companies, luxury accommodations, and high growth, global businesses.

While our Flywire Advantage has been a big part of our success, none of it would be possible without our team of 450+ FlyMates throughout 12 offices around the world. Our team is made up of industry experts in the verticals that we serve and many have sat in the seats of our clients and have experienced the exact same pain points Flywire is helping solve. Collectively our FlyMates speak more than 35 languages and represent over 40 nationalities. We strive to continue to build a diverse, equitable and inclusive culture and believe it is our differences that make us a stronger team as we live our core values of authenticity, global collaboration, execution, ambitious innovation, evolved learning and fulfillment, each and every day.

We also believe in giving back, particularly to the industries we serve. We launched our Flywire Charitable Foundation, awarding scholarships in global medicine and social justice. Additionally, we sent FlyMates for the past several years to Central America, with a charity School the World, to build primary schools in impoverished communities. I could not be more proud to lead this team, truly one of the best teams in FinTech.

The opportunity ahead of us is massive, with the verticals we service today of education, healthcare, travel and B2B payments, representing an estimated annual addressable volume of approximately $11.7 trillion. We believe that only Flywire has the people and the technology to help digitize and transform how our clients get paid.

Thank you for taking the time to learn about Flywire and our FlyMates, and I hope you will join us for the next chapter of our Journey.

MIKE MASSARO, CEO @ FLYWIRE

global collaboration

ambitious innovation

450+[1] FlyMates representing 40+ nationalities share the same values builtin
2021 BEST
PLACES
TO WORK
BOSTON

authenticity

fulfillment

FLYWIRE CHARITABLE FOUNDATION

evolved learning

execution

[1] Number of employees as of December 31, 2020

Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Special Note Regarding Forward-Looking Statements,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Our fiscal year end is December 31, and our fiscal quarters end on March 31, June 30, September 30, and December 31. Unless the context otherwise requires, we use the terms “Flywire,” the “Company,” “we,” “us,” “our” and similar designations in this prospectus to refer to Flywire Corporation and its subsidiaries and references to “Simplee” refer to Simplificare, Inc., its indirect wholly-owned subsidiary.

Overview

Our Mission

Our mission is to deliver the most important and complex payments. In an increasingly digital world, getting paid means Flywire.

Our Company

Flywire is a leading global payments enablement and software company. Our next-gen payments platform, proprietary global payment network and vertical-specific software help our clients get paid and help their customers pay with ease—no matter where they are in the world. Our clients rely on us for integrated solutions that are both global and local, combine tailored invoicing with flexible payment options, and deliver highly personalized omni-channel experiences. We believe we make generational advances for our clients by transforming payments into a source of value and growth for their organizations while delighting their customers with payment experiences that are engaging, secure, fast, and transparent.

There have been substantial strides made in payments technology in the retail and e-commerce industries; however, massive sectors of our global economy—including education, healthcare, travel, and business-to-business, or B2B, payments—are still in the early stages of digital transformation. We estimate the annual addressable volume for these sectors alone to be approximately $11.7 trillion, as more fully described below in “Our Market Opportunity”. We believe Flywire is well-positioned to capture a meaningful share of this global payment volume given our ability to provide deeply-integrated digital solutions that address both domestic and cross-border payments.

Our clients, and the types of organizations we serve in education, healthcare, travel, and B2B, require payment processes and experiences that can deliver high-stakes, high-value payments and are specifically tailored to their industry, their business, and their customers. Often, payment solutions have a “one size fits all” approach, without regard for the particular nuances and detailed operations of specific verticals. Without Flywire, organizations often invest substantial resources in building their own payment offerings or rely on disparate legacy systems, which not only fail to meet their or their customers’ needs but also divert meaningful resources away from revenue-generating work. When core payment capabilities like invoicing, diverse payment offerings and reconciliation are inefficient, organizations miss the opportunity to use payments to scale and grow their business.

Flywire was founded to solve these challenges. We aim to power the transformation of our clients’ accounts receivable functions by automating paper and check-based business processes in addition to creating interactive, digital payment experiences for their customers. As a result, clients who implement our domestic and cross-border payments and software solutions can see improved accounts receivable, higher enrollment in payment plans, and a reduction in customer support inquiries. We help our clients turn their accounts receivable functions into strategic, value-enhancing areas of their organizations.

Over the last decade, we have invested significant resources to build a global network of bank, payment and technology partners that enable us to provide end-to-end connectivity between our clients and their customers in many countries around the world. We have engineered our software-driven payments technology stack to meet enterprise-level standards and functionality while delivering simplicity, convenience and ease of use for our clients and their customers. In addition, we have developed personalized communication channels (e.g., sms, chat, email, text or phone) to enhance our clients’ ability to engage with their customers through a digital-first user experience. The result of these investments is our Flywire Advantage.

Our Flywire Advantage is derived from three core elements: (i) our next-gen payments platform; (ii) our proprietary global payment network; and (iii) our vertical-specific software backed by our deep industry expertise.

•

Next-Gen Payments Platform. Our platform improves the legacy accounts receivable value chain by facilitating global payment flows across multiple currencies, payment types, and payment options. We do not simply collect payments and track money flows. Rather, our clients integrate our platform into their existing apps and workflows once and have access to a full suite of solutions, including tailored invoicing, settlement and reconciliation tools, single sign-on and checkout, recurring payments, and split payouts. Our platform automates and manages the process from initial invoice delivery through payment settlement and core system reconciliation. In addition, we leverage deep data and analytics to help our clients understand their customers’ historic payment behavior, facilitate transaction matching to optimize costs and offer flexible domestic and international payment plans.

•

Proprietary Global Payment Network. At the core of our business is our network of global, regional and local banking partners which we have been strategically expanding for over a decade. With a single connection to Flywire, our clients have access to a unique set of payment methods including banks, third-party payment providers, payment networks and digital wallets—making it possible to accept and settle payments in over 240 countries and territories and in over 130 currencies. Our global payment network also provides direct connections to alternative payment methods such as Alipay, Boleto, PayPal/Venmo, and Trustly. Regardless of the currency on the invoice received, our clients’ customers can pay in their local currency with their preferred payment method. Additionally, our global payment network is optimized for country-specific regulatory and compliance standards which often require vertical-specific functionality and processes to serve our clients and their customers.

•

Vertical-Specific Software Backed by Deep Industry Expertise. We go beyond payments by offering seamless integration of our software within our clients’ existing operating workflows and IT infrastructure. Our team, with decades of industry and domain expertise, designed our cloud-based software to be highly scalable across the types of clients we serve, aiming to solve unique payments and accounts receivable challenges of education, healthcare, travel, and B2B. For example, we have launched over 6,000 client payment portals, each built on our shared payments platform and global payment network but tailored to our clients’ brands and needs. In addition, our software solutions include interactive dashboards to manage payments, reporting tools to streamline reconciliation and customer communication tools to personalize and digitize engagement. This enables us to be a hub of omni-channel connectivity, augmenting the relationship between our clients and their customers.

These three core elements of our business fuel a powerful and accelerating flywheel. When we started Flywire, we built a robust payments platform that solved pain points for cross-border payments and delivered simplicity, transparency, and cost-effective solutions. Continued adoption of our payments platform has enabled us to enhance engagement with our clients, create more personalized connections for our clients’ customers, and extend our reach. Adding new clients and their customers builds our global scale and deepens our knowledge and expertise, enabling us to streamline and automate complex accounts receivable functions.

The benefits of our flywheel are visible in the significant scale we have achieved to date. Today, we serve over 2,250 clients around the world. In education alone, we serve more than 1,900 institutions and 1.6 million students globally. In healthcare, we serve more than 80 healthcare systems, including four of the top 10 healthcare systems in the United States ranked by hospital size. In our newer verticals of travel and B2B payments, we have a growing portfolio of more than 200 clients.

Our business model is designed to encourage rapid, widespread utilization of our solutions. We enable our clients to scale the use of Flywire to an unlimited number of their customers with favorable unit economics. In 2020, we enabled over $7.5 billion of total payment volume across more than 130 currencies. In the three months ended March 31, 2021, we enabled approximately $2.9 billion of total payment volume.

The value of our Flywire Advantage has been recognized, with global financial institutions and technology providers choosing to form channel partnerships with us. Our channel partners include financial institutions such as Bank of America Corporation; payment providers such as China UnionPay Co. Ltd. and Adyen N.V.; and software companies that serve as the core systems in our verticals such as Ellucian Company, L.P. in education and Cerner Corporation in healthcare. These partnerships promote organic referral and lead generation opportunities and enhance our indirect sales strategy.

We also reach clients through our direct channel. Our domain-experienced sales and relationship management teams bring vertical expertise and regional and local reach that drives high dollar-based net retention. In 2018 and 2019, our annual dollar-based net retention rate was approximately 126% and 128%, respectively. In 2020, despite the impact of COVID-19 on our clients and the industries we serve, we had an annual dollar-based net retention rate of 100%, added over 400 new clients, and had client retention of approximately 97%. Our client and customer service combines high-tech and high-touch functions backed by 24x7 multilingual customer support, resulting in high client and customer satisfaction. For fiscal year 2020, we had a net promoter score (NPS) of 64, which exceeds the average NPS of traditional financial institutions.

We have grown rapidly since our founding. We generated revenue of $94.9 million and $131.8 million for the years ended December 31, 2019 and 2020, respectively, and incurred net losses of $20.1 million and $11.1 million, respectively, for those same years. We generated revenue of $45.0 million for the three months ended March 31, 2021, and incurred a net loss of $8.7 million for the same three-month period. In February, 2020, we acquired Simplee, a provider of healthcare payment and collections software. Pro forma revenue and pro forma net loss for the year ended December 31, 2020, as if our acquisition of Simplee had occurred on January 1, 2020, was $136.3 million and $14.8 million, respectively.

Benefits of the Flywire Advantage to Our Clients and Their Customers

Flywire sits in between our clients, which include educational institutions, hospitals, travel providers, and businesses, and their customers: students, patients, travelers, and businesses. We believe this two-sided relationship makes us strategically important for our clients—who rely on us for their complex accounts receivable needs, and for our clients’ customers—who rely on us to deliver their most important payments.

Benefits of the Flywire Advantage to Our Clients

We continuously apply our knowledge and domain expertise in education, healthcare, travel, and B2B payments to expand upon our solutions and meet the specific needs of our clients, while freeing them from cumbersome and legacy financial processes. For our clients, key benefits of our solutions include:

•

Modern customer-focused payment experience. We enable a convenient and secure online payment experience—which can be configured by country, currency, client, and vertical. In addition, our personalization engine leverages our data and applies artificial intelligence and machine learning to match the payment preferences of our clients’ customers with the right payment options.

•

Simplify payments complexity. We address complexity in payments by providing our clients with a “one-stop shop” offering, substantially reducing the need to work with and manage multiple disparate vendors and systems. Our clients can experience a seamless workflow from start to finish with end-to-end visibility, from invoice to payment to receipt and reconciliation. This helps accelerate funds flow while streamlining operational expenses.

•

Processing cost savings and enhanced payments yield. We leverage our significant global volume and in-house currency hedging algorithms to mitigate our clients’ risk from currency fluctuation and reduce incremental payment fees, which we believe results in significant cost savings to our clients’ bottom line. Additionally, to optimize affordability for our clients’ customers, we design personalized payment plan offers. By providing a better customer experience, our clients can eliminate time-consuming customer calls and make their operations more efficient.

•

Ease of integration. Built on open architecture, Flywire integrates with existing systems and technology, allowing clients to consolidate both domestic and cross-border transactions and accounts, automate payment plans and cash management, and optimize processing through aligned billing-related tools. This ease of integration enables our clients to serve their customers better and faster, increasing satisfaction while reducing costs.

•

Trusted expertise and a trusted brand. Our clients and their customers view Flywire as a trusted technology partner. With deep roots in each industry we serve, our thought leadership, guidance, and innovation in our solutions have built confidence and advocacy in Flywire throughout our clients and their customers around the world.

Benefits of the Flywire Advantage to Our Clients’ Customers

Our digital-first customer experience is designed to make the process of paying invoices simple. For our clients’ customers, key benefits of our solutions include:

•

Superior and simple payment experiences. Our customer value proposition is simple: we provide a fast and nearly frictionless experience for our clients’ customers’ most important payments. Providing an integrated experience that leverages single sign-on, our clients’ customers can very quickly view real-time account balance updates, receive personalized communication, and complete their payments – all as part of a streamlined digital self-service experience. These features can lead to an increase in self-service digital payments and optimized conversion of completed payments.

•

Customer preference. Using Flywire, our clients’ customers can choose their preferred payment method, currency, and communication channel, such as sms, chat, email, text or phone. We make it possible to accept and settle payments in over 240 countries and territories and in more than 130 currencies, so our clients’ customers can choose the way they pay using local payment methods that they are most comfortable using.

•

Flexible on-demand payment options. We believe we provide favorable and transparent payment plans that can lead to increased engagement and enrollment by our clients’ customers. As a result, our clients’ customers can spread expenses across smaller, easier-to-manage payments. Our payments platform also enables our clients to offer their customers the choice to either front-load payment plans or provide extension options beyond service delivery.

•

Customer confidence. Navigating the world of complex cross-border payments can be overwhelming for our clients’ customers. With our superior customer support, including around the clock multilingual support, we believe that we give customers the confidence that their payments are delivered securely, accurately, and on time.

How Our Flywire Advantage Works

Our clients’ needs extend beyond simple payment processing. Enabling our clients to use enhanced payment functionality to drive business value, as well as streamlining and automating their domestic and cross-border payment operations, requires a specialized approach that combines a secure, reliable, and robust suite of payments and software solutions with a seamless customer experience.

To achieve this, we leverage our Flywire Advantage and its three core elements: (i) our next-gen payments platform; (ii) our proprietary global payment network; and (iii) our vertical-specific software backed by our deep industry expertise.

Next-Gen Payments Platform

Our next-gen payments platform is designed for payment processes and experiences that can deliver high-stakes, high-value payments. Through a single connection to our platform, we support the entire lifecycle of a domestic or cross-border transaction across online, mobile, or in-person channels. This eliminates the need to work with multiple vendors and payment providers.

In 2020, we enabled over $7.5 billion in total payment volume across multiple payment types, including local bank transfer, credit and debit cards, and other alternative payment methods such as Alipay, Boleto, PayPal / Venmo, and Trustly. In the quarter ended March 31, 2021, we enabled approximately $2.9 billion in total payment volume. The majority of our payment volume is not card-related and is completed over our global payment network. This reflects the myriad of payment options enabled by our global payment network that are critical for the larger, more complex payments that we handle.

Our comprehensive payments offering enables our clients to provide their customers with a choice of cost-effective payment methods, currencies, and terms while enjoying a seamless digital experience. Our offering, supported by Flywire’s security, risk, and compliance monitoring tools, includes:

•	enhanced invoicing, settlement, and reconciliation tools that simplify billing and customer payments and better manage cash flow and revenue;

•	end-to-end processing, from authorization to clearing to settlement and reconciliation;

•	turnkey solution for enhanced and secure single sign-on and checkout;

•	recurring, split, and flexible payment options, including robust payment plan logic that can be tailored in our vertical-specific implementations; and

•	unified reporting and analytics tools through direct integrations to client back-end infrastructure.

Proprietary Global Payment Network

Our proprietary global payment network is comprised of global, regional, and local banks and technology and payment partners around the world. We believe the extensive global reach and breadth of our network, serving more than 240 countries and territories, provides a strong competitive advantage. Additionally, we have local market knowledge and expertise to enable funds flow in some of the hardest to reach markets. We have also assembled redundant payment rails, wherever possible.

With Flywire’s network, our clients can take advantage of our “local-in / local-out strategy”—providing access to pay-in options, such as local bank transfers, card-based payments, and alternative payment methods, while enabling pay-out capabilities in our clients’ preferred local payment methods.

We believe our receive-side network sets us apart. Flywire clients, no matter the vertical or market they are in, can receive a single daily payment in their preferred currency that aggregates and reconciles all their customer payments made via Flywire from around the globe—across approximately 2,900 geographic corridors representing transaction flows between payers and payees. The illustration below shows our top payment corridors, with a scale of connections denoting the relative payment volume originating from the applicable country.

(1)

The chart above represents relative payment volume based on the country from which our client’s customer’s payment originates. We recognize revenue based on the geographic location of our client. As a result, payment volume by originating geography does not correlate with revenue recognized by client geography.

Once our clients are connected to our global payment network, they can leverage an extended range of services and capabilities, including:

•	transaction routing optimized for cost, risk and compliance management;

•	local clearing capabilities;

•	ecosystem of alternative payment methods;

•	global pay-out; and

•	tailored and scalable regulatory and compliance infrastructure.

Vertical-Specific Software Backed by Deep Industry Expertise

We tailor our software to meet the needs of each vertical market we serve. We do so by leveraging our industry expertise and knowledge to develop a comprehensive view of our clients’ complex business challenges. We learn to “speak our clients’ language” and tailor their invoicing processes and payment options to their specific situations.

We offer deep integration within our clients’ existing apps and workflows for seamless payment acceptance and reconciliation. Our integrations, supported by our APIs, include some of the largest and most recognized accounting and ERP systems, such as Ellucian Company, L.P. in education, Epic Systems Corporation in healthcare, Rezdy Pty Ltd in travel, and Oracle Corporation in B2B payments. Through these integrations, our clients are able to reduce the number of banks and technology and payment providers on which they rely, while achieving faster settlements and lower wire and transaction fees.

Specific features of our vertical-specific software include:

•	vertical-specific digital workflows;

•	integration and synchronization to core and industry specific systems;

•	access to real-time invoice and payment status updates; and

•	predictive analytics to assess payment transactions and drive our personalization engine.

Our Industry

We believe Flywire plays a critical role in helping digitize transactions in traditionally underserved markets, facilitating domestic and cross-border invoicing and payments, automating reconciliation, and providing a seamless experience for our clients’ customers. Our ability to deliver the most important and complex payments both domestically and internationally has become increasingly valued by our clients due to the following trends:

•	globalization—and the rise of a “borderless” economy—requires global, cross-border, and local payment and regulatory expertise;

•	the shift to software-integrated digital payments is accelerating;

•	legacy payment and accounts receivable management infrastructure has significant limitations and is ripe for innovation; and

•	accelerating digitization of B2B payments.

Our Market Opportunity

We believe the trend of digitizing payments is inevitable across all industries. When businesses and consumers make payments, they expect a quick and easy process. On the receiving end, businesses expect to accept payments from different sources and countries, and reconcile them from within one system, but without added complexity or additional costs.

Many industries still lack the digital payments infrastructure that is necessary to meet customer demand and solve operational inefficiencies. For example, the majority of healthcare payments are still made by check. Likewise, in education, budget shortfalls and jobs impacted by the COVID-19 pandemic, along with rising tuition costs, have added financial strain and created collections problems.

Despite these shortfalls, the demand for domestic and cross-border money movement continues to accelerate and global payments present one of the largest market opportunities. For the primary industries we currently serve, we estimate the current addressable market for our solutions to be approximately $1.7 trillion in global payment volume, including education ($660 billion)(1), healthcare ($500 billion)(2) and travel (approximately $530 billion)(3).

Additionally, our B2B payments offering expands the addressable market for our solutions, which we estimate to be over $10 trillion in addressable B2B payment volume(4). Given Flywire’s existing penetration of key verticals, ability to integrate with a broad range of core systems and continued investments in our next-gen payments platform, proprietary global payment network, and vertical-specific software, we believe we have the opportunity to capture a meaningful share of this payment volume.

Our Growth Strategy

We believe we have a significant opportunity to build on our success and momentum to date. The key elements of our growth strategy include:

Expand Our Client Reach

•

Grow with existing clients.    We intend to continue to become a more integral part of our clients’ businesses as the number of our clients’ customers who utilize our solutions increases. As our clients transform and digitize their operational workflows, we plan to encourage them to add additional solutions, such as tailored invoicing, payment plans, and eStore marketplaces.

•

Continue to win new clients.    We plan to expand our sales and marketing efforts to increase brand awareness and highlight the value of our solutions. We believe this will attract new clients to Flywire and as we add more clients, we can accelerate the effects of our flywheel.

•

Increase payments platform monetization.    We have the opportunity to offer additional complementary payment services to our clients’ customers in support of our clients’ business goals. We intend to leverage our Flywire Advantage by expanding the number of use cases we can address such as handling payables in education, business invoices in hospitals, and commissions in travel.

•

Expand our solution portfolio.    We expect to continue investing in our solution portfolio by expanding the breadth and depth of our payments and software capabilities. For example, over the last year, we introduced various new solutions to help our clients better meet the needs of their customers, including pre-service capabilities in healthcare and international payment plans in education.

Expand Our Ecosystem Through Channel Partnerships

While the majority of our clients to date have been acquired by our direct sales team, we expect that continued engagement with channel partners, including financial institutions and providers of enterprise software solutions in our key verticals, will enhance our client acquisition efforts and drive continued growth. We also believe our channel partners, which include consultants specialized in our industry verticals, will help amplify the reach and visibility of our solutions to clients worldwide.

(1)

Based on net household payments to educational institutions in OECD countries in 2020 according to the Organisation for Economic Co-operation and Development and payments made to private education institutions in Southeast Asia in 2015 according to EY Parthenon.

(2)	Based on U.S. out of pocket healthcare spending in 2019 according to the Centers for Medicare & Medicaid Services and cross-border healthcare payments in 2020 according to Patients Without Borders.
(3)

Based on global travel industry revenue in 2020 according to IBISWorld and management’s estimates that approximately 41% of the non-business and professional travel payment volume is addressable by our solutions.

(4)

Based on cross-border B2B inflows in 2020 according to Juniper and management’s estimates that at least 75% of total B2B payment volume is made by medium to large businesses and potentially addressable by our solutions.

Expand to New Verticals and Geographies

We leverage our Flywire Advantage to scale into new verticals and geographies. We have a strong track record of scaling efficiently into new verticals and geographic markets, as we have shown in healthcare, travel, and B2B payments and in the expanded reach of our global payment network. Additionally, there are other industries, including real estate and government taxes, that we believe are poorly digitized and could benefit from our solutions.

Pursue Strategic and Value-Enhancing Acquisitions

We intend to continue to complement and accelerate our organic growth strategies through acquisitions. We have a successful record of identifying, executing, and integrating acquisitions, and we intend to continue to pursue acquisitions through a highly disciplined approach. We believe our approach and breadth of experience in integrating culturally-aligned businesses position us to maximize the value we derive from future acquisitions.

Summary of Risks Affecting Us

Investing in our common stock involves substantial risk. Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. Some of the most significant challenges and risks are more fully described in the section titled “Risk Factors—Risk Factor Summary.”

Channels for Disclosure of Information

Investors, the media, and others should note that we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, blog posts on our website (www.flywire.com), press releases, public conference calls, webcasts, and our Twitter feed (@flywire). The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

Corporate Information

We were initially formed in July 2009 as peerTransfer Corporation, a Delaware corporation. We changed our name to Flywire Corporation in December 2016. Our principal executive offices are located at 141 Tremont St., #10, Boston, MA 02111. Our telephone number is (617) 329-4524. Our website address is www.flywire.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

Flywire, the Flywire logo, and other registered or common law trade names, trademarks, or service marks of Flywire appearing in this prospectus are the property of Flywire. This prospectus contains additional trade names, trademarks, and service marks of ours and of other companies. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us, by these other companies. Other trademarks appearing in this prospectus are the property of their respective holders. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor, to these trademarks and tradenames.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (JOBS Act). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•

being permitted to present only two years of audited financial statements, and correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in registration statements, including this prospectus, subject to certain exceptions;

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements, and registration statements, including this prospectus;

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements; and

•	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and consolidated financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors—Risks Related to Ownership of Our Common Stock—We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.”

The Offering

Common stock offered by us	8,700,000 shares

Option to purchase additional shares of common stock	We have granted the underwriters a 30-day option to purchase up to 1,305,000 additional shares of our common stock at the public offering price less the estimated underwriting discounts and commissions.

Common stock and non-voting common stock to be outstanding immediately after this offering	99,800,559 shares (of which 93,812,181 shares will be common stock and 5,988,378 shares will be non-voting common stock) or 101,105,559 shares, if the underwriters’ option to purchase additional shares of our common stock from us is exercised in full (of which 95,117,181 shares will be common stock and 5,988,378 shares will be non-voting common stock).

Use of proceeds	We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $181.6 million, or approximately $209.6 million if the underwriters exercise their option to purchase additional shares in full, based upon an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock, and enable access to the public equity markets for our stockholders and us. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include technology and solutions development, selling and marketing, general and administrative matters, and capital expenditures. We may also use a portion of the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement our business. However, we do not have binding agreements or commitments for any acquisitions or investments outside the ordinary course of business at this time. See the section titled “Use of Proceeds” for additional information.

Risk factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of some of the factors you should consider before deciding to purchase shares of our voting common stock.

Proposed Nasdaq Global Market trading symbol	“FLYW”

The number of shares of our common stock and non-voting common stock to be outstanding after this offering is based on 91,100,559 shares of our common stock outstanding as of March 31, 2021, assuming the conversion of all outstanding shares of our preferred stock (of which 85,112,181 shares will be common stock and 5,988,378 shares will be non-voting common stock) and excludes the following:

•

16,496,223 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, with a weighted-average exercise price of $2.96 per share under our 2009 Equity Incentive Plan (2009 Plan) and our 2018 Stock Incentive Plan (2018 Plan);

•	1,030,500 shares of our common stock issuable upon the exercise of stock options granted after March 31, 2021, with a weighted-average exercise price of $16.82 per share under our 2018 Plan;

•	75,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock outstanding as of March 31, 2021, with an exercise price of $0.17 per share;

•

381,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of our Series C preferred stock outstanding as of March 31, 2021, with an exercise price of $1.48 per share, which will become warrants to purchase shares of our common stock at an exercise price of $1.48 per share in connection with the closing of this offering;

•

1,645,458 shares of our common stock reserved for future issuance under our 2018 Plan, as of March 31, 2021, which shares will be added to the shares to be reserved under our 2021 Equity Incentive Plan (2021 Plan), at the time our 2021 Plan becomes effective in connection with this offering;

•

9,201,156 shares of our common stock that will become available for future issuance under our 2021 Plan, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2021 Plan; and

•

1,639,810 shares of our common stock that will become available for future issuance under our Employee Stock Purchase Plan (ESPP), which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP.

Unless otherwise noted, the information in this prospectus reflects and assumes the following:

•

the automatic conversion of all shares of our preferred stock into an aggregate of 62,031,939 shares of our common stock and 5,988,378 shares of our non-voting common stock immediately prior to and in connection with the completion of this offering;

•	a 3-for-1 forward stock split of our common stock and preferred stock that was effected on May 14, 2021;

•	the filing of our restated certificate of incorporation and the effectiveness of our restated bylaws, each of which will occur immediately prior to the completion of this offering;

•	no exercise of outstanding stock options, common stock warrants or preferred stock warrants described above subsequent to March 31, 2021;

•	no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering; and

•	the term “preferred stock” in this prospectus refers to our preferred stock, convertible preferred stock, and redeemable convertible preferred stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. We derived our summary consolidated statements of operations for the years ended December 31, 2019 and 2020 and our summary consolidated balance sheet data as of December 31, 2020 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statement of operations data for the three months ended March 31, 2020 and 2021 and the summary consolidated balance sheet data as of March 31, 2021 from our unaudited condensed financial statements appearing elsewhere in this prospectus. The unaudited condensed financial statements have been prepared on the same basis as our audited financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the financial information included in those unaudited condensed financial statements. Our historical results are not necessarily indicative of the results to be expected in any future period. You should read the following summary consolidated financial data in conjunction with the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the accompanying notes, our condensed consolidated financial statements and accompanying notes, and other financial information included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$94,918	$131,783	$32,709	$44,991
Costs and operating expenses(1):
Payment processing services costs	36,726	47,805	11,609	16,091
Technology and development	15,008	24,501	5,348	7 ,522
Selling and marketing	26,606	32,612	8,577	11,931
General and administrative	34,035	42,680	10,265	15,914

Total costs and operating expenses	112,375	147,598	35,799	51,458

Loss from operations	(17,457)	(15,815)	(3,090)	(6,467)

Other income (expense):
Interest expense	(2,459)	(2,533)	(597)	(621)
Change in fair value of preferred stock warrant liability	(127)	(625)	(263)	(954)
Other income (expense), net	477	697	(31)	(411)

Total other expenses, net	(2,109)	(2,461)	(891)	(1,986)

Loss before provision for income taxes	(19,566)	(18,276)	(3,981)	(8,453)
Provision for (benefit from) income taxes	550	(7,169)	(7,681)	199

Net income (loss)	(20,116)	(11,107)	3,700	(8,652)

Net income (loss) attributable to common stockholders - basic and diluted	$(20,116)	$(11,121)	$781	$(8,657)

Net income (loss) per share attributable to common stockholders - basic(2)	$(1.25)	$(0.60)	$0.04	$(0.41)

Net income (loss) per share attributable to common stockholders - diluted(2)	$(1.25)	$(0.60)	$0.03	$(0.41)

Weighted average common shares outstanding - basic(2)	16,067,088	18,389,898	17,513,319	21,100,077

Weighted average common shares outstanding - diluted(2)	16,067,088	18,389,898	27,249,072	21,100,077

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
	(in thousands, except share and per share data)
Pro forma net loss per share attributable to common stockholders - basic and diluted (unaudited)(3)		$(0.12)		$(0.09)

Pro forma common stock outstanding - basic and diluted (unaudited)(3)		86,410,215		89,120,394

(1)	Includes stock-based compensation expense as follows (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
Technology and development	$640	$766	$163	$1,085
Selling and marketing	905	1,275	251	2 ,644
General and administrative	1,404	1,803	421	6 ,635

Total stock-based compensation expense	$2,949	$3,844	$835	$10,364

(2)

See Note 2 and Note 16 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per share attributable to common stockholders, and the weighted-average number of shares used in the computation of the per share amounts. For the computation of per share amounts, common stockholders include holders of common stock and non-voting common stock and common stock outstanding and weighted average common shares include common stock and non-voting common stock.

(3)

Unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2020 and the three months ended March 31, 2021 have been prepared to give effect to (i) the conversion of all outstanding convertible preferred stock into 54,208,461 shares of common stock immediately prior to the completion of this offering and (ii) the conversion of all outstanding redeemable convertible preferred stock into 7,823,478 shares of common stock and 5,988,378 shares of non-voting common stock immediately prior to the completion of our planned initial public offering. As we are in a loss position, the 75,000 warrants for the purchase of common stock, 381,000 warrants for the purchase of convertible preferred stock, 516,555 shares of restricted stock awards, and 16,496,223 outstanding options would be antidilutive and therefore have been excluded from the computation of unaudited pro forma diluted net loss per share attributable to common stockholders and non-voting common stockholders. For the computation of per share amounts, common stockholders include holders of common stock and non-voting common stock and common stock outstanding and weighted average common shares include common stock and non-voting common stock.

The unaudited pro forma net loss per share attributable to common stockholders and non-voting common stockholders was computed using the weighted average number of shares of common stock outstanding, including the pro forma effect of the aforementioned (i) conversion of all outstanding shares of convertible preferred stock into shares of common stock, and (ii) conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock and non-voting common stock as if such conversion had occurred at the beginning of the respective reporting period, or their issuance dates, if later.

The following table sets forth the computation of unaudited pro forma basic and diluted net loss per share attributable to common stockholders and non-voting common stockholders giving effect to the aforementioned (i) conversion of all outstanding shares of convertible preferred stock into shares of common stock, and (ii) conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock and non-voting common stock, for the year ended December 31, 2020 and the three months ended March 31, 2021:

	Year Ended December 31, 2020	Three Months Ended March 31, 2021
Numerator:
Pro forma net loss attributable to common stockholders	$(11,121)	$(8,657)
Plus: Accretion of preferred stock to redemption value	14	5
Plus: Change in fair value of preferred stock warrant liability	625	954

Pro forma net loss attributable to common stockholders - basic and diluted	$(10,482)	$(7,698)

Denominator:
Weighted-average common shares used to compute net loss per share attributable to common stockholders - basic and diluted	18,389,898	21,100,077
Pro forma adjustment to reflect the conversion of convertible preferred stock to common stock upon the completion of the proposed IPO	54,208,461	54,208,461
Pro forma adjustment to reflect the conversion of redeemable convertible preferred stock to common stock upon the completion of the proposed IPO	13,811,856	13,811,856

Pro forma common shares outstanding - basic and diluted	86,410,215	89,120,394

Pro forma net loss per share attributable to common stockholders - basic and diluted	$(0.12)	$(0.09)

	As of March 31, 2021
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$146,313	$146,313	$328,069
Total assets	302,321	302,321	481,765
Working capital(3)	119,501	119,501	303,406
Long-term debt	24,402	24,402	24,402
Preferred stock warrant liability	2,886	—	—
Convertible preferred stock	110,401	—	—
Redeemable convertible preferred stock	179,509	—	—
Total stockholders’ (deficit) equity	(77,310)	215,486	397,079

(1)

The pro forma consolidated balance sheet information reflects (i) the automatic conversion of all outstanding shares of preferred stock into 62,031,939 shares of our common stock and 5,988,378 shares of our non-voting common stock, (ii) the reclassification of the preferred stock warrant liability to additional paid-in capital in connection with the conversion of the outstanding warrants to purchase shares of preferred stock into warrants to purchase shares of common stock, and (iii) the filing and effectiveness of our restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering.

(2)

The pro forma as adjusted consolidated balance sheet information reflects (i) all adjustments included in footnote (1) above, and (ii) the sale of 8,700,000 shares of our common stock in this offering at an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $8.1 million, assuming that the number of shares offered, as set forth on the cover of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $21.4 million, assuming the assumed initial public offering price, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

(3)	We define working capital as current assets less current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus before deciding whether to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, liquidity, operating results, and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment. See “Special Note Regarding Forward-Looking Statements.”

Risk Factors Summary

Our business operations are subject to numerous risks and uncertainties, including those outside of our control, that could cause our actual results to be harmed, including risks regarding the following:

Risks Related to Our Business and Industry

•	We have a history of operating losses and may not achieve or sustain profitability in the future.

•	We have a short operating history at our current scale in a rapidly evolving industry.

•	We may be unable to retain our current clients, attract new clients, and increase the number of our clients’ customers that use our solutions or sell additional functionality to our clients.

•	We may be adversely affected by the COVID-19 global pandemic and related responsive actions.

•	We expect our revenue mix to vary over time, which could affect our gross margin and results of operations.

•	Our business could be adversely affected if our clients and their customers are not satisfied with the timing or quality of implementation services provided by us or our partners.

•	Our financial and operating results are subject to seasonality and cyclicality.

•	Certain of our key performance indicators are subject to inherent challenges in measurement.

•	We may be unable to expand our direct and channel sales capabilities, grow our marketing reach and increase sales productivity.

•	Our business depends, in large part, on our proprietary network of global, regional, and local banking partners and our relationships with other third parties.

•	The estimates of market opportunity and our ability to capture a meaningful share of this payment volume may prove to be inaccurate.

•	Our education business may be adversely affected by decreases in enrollment or tuition, or increased operating expenses for our clients.

•	The healthcare industry is rapidly evolving.

•	Our travel business may be sensitive to events affecting the travel industry in general.

•	We may be unable to enter or expand into new verticals, including our relatively new B2B vertical.

•	There could be consolidation in the payment processing or enablement industry.

Risks Related to Our Operations

•	We may not be able to scale our business quickly enough to meet our growing client base.

•	We enable the transfer of large sums of funds to our clients daily, and are subject to the risk of errors.

•	We may be unable to maintain or expand our ability to offer a variety of local and international payments.

•	Improper or unauthorized use of, disclosure of, or access to personal or sensitive data could harm our reputation.

•	We are exposed to fluctuations in foreign currency exchange rates.

•	We may fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing business needs, requirements, or preferences.

•	Changes to payment card networks fees or rules could harm our business.

Risks Related to Our Legal, Regulatory and Compliance Landscape

•	Payments and other financial services-related regulations and oversight are material to our business.

•	We are subject to governmental laws and requirements regarding economic and trade sanctions, anti-money laundering, and counter-terror financing.

•	We are subject to governmental regulation and other legal obligations, particularly those related to privacy, data protection, information security, anti-corruption, anti-bribery, and similar laws.

Risks Related to Being a Public Company

•	We may fail to develop and maintain proper effective controls over financial reporting.

•	Estimates relating to our critical accounting policies may prove to be incorrect.

•	We will incur increased costs as a public company.

Risks Related to Ownership of Our Common Stock

•	Raising additional capital may cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights to our intellectual property on unfavorable terms.

•	Securities and industry analysts may not publish or publish inaccurate or unfavorable research about our business.

Risks Related to Our Business and Industry

We have a history of operating losses and may not achieve or sustain profitability in the future.

We were incorporated in 2009 and have experienced net losses from our operations since inception. We generated net losses of $20.1 million and $11.1 million for 2019 and 2020, respectively, and $8.7 million during the three months ended March 31, 2021. In addition, as of March 31, 2021, we had an accumulated deficit of $106.4 million. We have experienced significant revenue growth in recent periods and we are not certain whether or when we will obtain a high enough volume of revenue to sustain or increase our growth or achieve or maintain profitability in the future. We also expect our costs and expenses to increase in future periods, which could negatively affect our future operating results if our revenue does not increase. In particular, we intend to continue to expend significant funds to further develop our solutions, including introducing new functionality, and to expand our marketing programs and sales teams to drive new client adoption, expand strategic partner integrations, and support international and industry expansion. Our operating results are also impacted by the mix of our revenue generated from our different revenue sources, which include transaction revenue and platform and usage-based fee revenue. Changes in our revenue mix from quarter to quarter, including those derived from cross-border or domestic currency transactions, will impact our margins, and we may not be able to grow our revenue margin adequately to achieve or sustain profitability. In addition, the mix of payment methods utilized by our clients’ customers may have an impact on our margins given that our costs associated with certain payment methods, such as credit cards, are higher than other payment methods accepted by our solutions, such as bank transfers. We will also face increased compliance and security costs associated with growth, the expansion of our client base, and being a public company. Our efforts to grow our business may be costlier than we expect, and we may not be able to increase our revenue enough to offset our increased operating expenses. We may incur significant losses in the future for several reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications, delays, and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease.

If the assumptions we use to plan our business are incorrect or change in reaction to changes in our markets, or if we are unable to maintain consistent revenue or revenue growth, it may be difficult to achieve and maintain profitability. Our revenue from any prior quarterly or annual periods should not be relied upon as an indication of our future revenue or revenue growth or growth in its volume of payments processed.

In addition, we expect to continue to expend substantial management time, financial and other resources on:

•	sales, marketing, relationship management and customer support, including an expansion of our sales organization, and new customer support and payer retention initiatives;

•	our technology infrastructure, including systems architecture, scalability, availability, performance, and security;

•	our technology development, including investments in our technology development team and the development of new solutions and new functionality;

•	expanding into more international markets;

•	attracting new clients and increasing the number of our clients’ customers that use our solutions;

•	acquisitions or strategic investments;

•	regulatory compliance and risk management; and

•	general administration, including increased legal and accounting expenses associated with being a public company.

These investments may not result in increased revenue growth in our business. If we are unable to increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and operating results will be harmed, and we may not be able to achieve or maintain profitability over the long term.

We have a short operating history at our current scale in a rapidly evolving industry and, as a result, our past results may not be indicative of future operating performance.

We have a short history operating at our current scale in a rapidly evolving industry that may not develop in a manner favorable to our business. This relatively short operating history makes it difficult to assess our future performance with certainty. You should consider our business and prospects in light of the risks and difficulties we may encounter.

Our future success will depend in large part upon our ability to, among other things:

•	cost-effectively acquire new clients and retain existing clients;

•	withstand the impacts of the COVID-19 pandemic;

•	increase our market share;

•	avoid pricing pressure on our solutions which would compress our margins;

•	effectively market our solutions;

•	enhance our existing solutions and develop new solutions;

•	increase awareness of our brand and maintain our reputation;

•	our ability to offer seamless experience for our clients and their customers, including all user facing attributes ranging from the user interface to client and customer support;

•	anticipate and respond to macroeconomic changes;

•	expand our solutions and geographic reach, including with respect to B2B and travel payments;

•	anticipate and effectively respond to changing trends and the preferences of clients and their customers;

•	compete effectively;

•	avoid interruptions in our business from information technology downtime, cybersecurity breaches, or labor stoppages;

•	effectively manage our growth;

•	hire, integrate, and retain talented people at all levels of our organization;

•	maintain the quality of our technology infrastructure;

•	retain our existing proprietary global network of banking and other payment partners and add new banking and other payment partners to scale our business; and

•	retain our existing technology partners that allow us to provide alternative payment methods and add new technology partners to scale our business.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business and operating results will be adversely affected.

If we are unable to retain our current clients, attract new clients and increase the number of our clients’ customers that use our solutions or sell additional functionality to our clients, our revenue growth and operating results will be adversely affected.

To increase our revenue, in addition to acquiring new clients, we must continue to retain existing clients, increase the volume of payments made by our clients’ customers and sell additional functionality to our clients. We expect to derive a significant portion of our revenue from renewal of existing clients’ contracts and sales of additional features and solutions to existing clients. As our market matures, solutions evolve, and competitors introduce lower cost or differentiated products or services that are perceived to compete with our solutions, our ability to attract (and our clients’ ability to attract) new customers and maintain our current client base and clients’ customer usage could be hindered. As a result, we may be unable to retain existing clients or increase the usage of our solutions by them or their customers, which would have an adverse effect on our business, revenue, gross margins, and other operating results, and accordingly, on the trading price of our common stock.

As the market for our solutions mature, or as new or existing competitors introduce new products or services that compete with our solutions, we may experience pricing pressure. This competition and pricing pressure could have an adverse effect on our ability to retain existing clients or attract new clients at prices that are consistent with our pricing model, operating budget and expected margins. In particular, it has become more common in the education sector for competitors to offer very generous revenue sharing arrangements for clients we target. Our business could be adversely affected if clients or their customers perceive that features incorporated into alternative products reduce the need for our solutions or if they prefer to use competitive services. If we are unable to attract new clients and increase the number of our clients’ customers that use our solutions, our revenue growth and operating results will be adversely affected. Further, in an effort to attract new clients and increase usage by their customers, we may need to offer simpler, lower-priced payment options, which may reduce our profitability.

Our ability to sell additional functionality to our existing clients may require more sophisticated and costly sales efforts, especially for our larger clients with more senior management and established accounts receivable solutions. Similarly, the rate at which our clients deploy additional solutions from us depends on several factors, including general economic conditions, the availability of client technical personnel to implement the solution, and the pricing of additional functionality. If our efforts to sell additional functionality to our clients are not successful, our business and growth prospects would suffer.

Contracts with our clients generally have a stated initial term of three years, are not subject to termination for convenience and automatically renew for one-year subsequent terms. Our clients may negotiate terms less advantageous to us upon renewal, which may reduce our revenue. If our clients fail to renew their contracts, renew their contracts upon terms less favorable to us or at lower fee levels or fail to purchase new solutions from us, our revenue may decline or our future revenue growth may be constrained. Should any of our clients terminate their relationship with us after implementation has begun, we would not only lose our time, effort and resources invested in that implementation, but we would also have lost the opportunity to leverage those resources to build a relationship with other clients over that same period of time.

The COVID-19 global pandemic and related government, private sector and individual consumer responsive actions may adversely impact our employees, strategic partners, and clients, which could adversely and materially impact our business, financial condition and results of operations.

The global impacts of the COVID-19 outbreak and related government actions taken to reduce the spread of the virus have significantly increased economic uncertainty and reduced economic activity. The outbreak has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place or total lock-down orders and business limitations and shutdowns that began in the second quarter of fiscal year 2020.

In addition, the spread of COVID-19 has caused us to modify our business practices, including restricting employee travel, implementing office closures, having our employees, who we call FlyMates, work remotely and cancelling physical participation in meetings, events and conferences. We may take further actions as may be required by government authorities or as we determine are in the best interests of our FlyMates, clients and business partners. This has caused us to make modifications to some of our planned activities and has impacted some of our business development and marketing initiatives.

In 2020, we experienced periods of reduced payment volume in some of the industries we serve, including travel and education. Cross-border volume continues to be heavily impacted by the decline in travel as a result of the COVID-19 pandemic. International cross-border transaction revenue represent a significant part of our revenue; international regulations and restrictions that inhibit cross-border travel and relocation of international students have had and may continue to have a material impact on our business. In addition, we may experience financial losses due to a number of operational factors, including:

•	third party disruptions, including potential outages at network providers and other suppliers;

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challenges to the availability and reliability of our network due to changes to normal operations, including the possibility of one or more clusters of COVID-19 cases occurring at our suppliers’ data centers, affecting our FlyMates, or affecting the systems or employees of our clients or business partners;

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increased cyber and payment fraud risk related to the COVID-19 pandemic, as cybercriminals attempt DDoS related attacks, phishing scams and other disruptive actions, given the shift to online banking, e-commerce and other online activity, as well as more employees working remotely as a result of the outbreak; and

•	additional regulatory requirements, including, for example, government initiatives or requests to reduce or eliminate payment fees or other costs.

We adopted measures to modify our business practices and reduce operating expenses during the first half of 2020 in response to the COVID-19 pandemic, including a reduction in our workforce, delaying hiring plans, restricting travel, lowering marketing spend and the use of external resources. These measures may have slowed our growth while in effect. Although we began increasing our operating expense since such time, the impact from the COVID-19 pandemic on our business, results of operations and financial condition in the longer term remains difficult to predict.

Our clients and their customers who are affected by the ongoing COVID-19 pandemic may continue to demonstrate changed behavior even after the COVID-19 outbreak has subsided. For example, colleges and universities may continue to rely on virtual courses as students may be hesitant to return to full social interaction, and we may continue to see reduced payment volume as economic worries continue, all of which may have adverse implications for our business. In addition, many of our clients who have historically depended upon a steady flow of international students (e.g., language schools) may have curtailed or suspended operations, or permanently closed. In our business model, we function as a merchant of record in connection with the receipt of payments by our clients’ customers, which subjects us to chargeback risk in the event a client’s customer cancels or otherwise does not receive the services for which such customer paid. Although our client contracts allow us to pass that chargeback risk to our client, if the client has gone out of business, we may be unable to collect on the chargeback and will bear the economic loss, which will negatively impact our business.

As a result, we may continue to experience materially adverse impacts to our business as a result of the global economic impact of COVID-19, including lower domestic and cross border spending trends, the availability of credit, adverse impacts on our liquidity, and any recessionary conditions that persist, and exacerbate many of the other known risks described in this “Risk Factors” section.

We may experience quarterly fluctuations in our operating results, as well as our key metrics, due to a number of factors which make our future results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our operating results, and key metrics, may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Our past results should not be relied on as an indication of our future performance. If our revenue or operating results fall below the expectations of investors or securities analysts or below any guidance we may provide to the market, the price of our common stock could decline substantially.

Our operating results have varied in the past and are expected to continue to do so in the future. In addition to other risk factors listed in this “Risk Factors” section, factors that may affect our quarterly operating results, business and financial condition include the following:

•	demand for our solutions and the number, volume and timing of payments processed;

•	timing of tuition payments;

•	market acceptance of our current and future solutions;

•	our revenue mix in a particular quarter;

•	the mix of payment methods and currencies utilized by our clients’ customers in a particular quarter;

•	a slowdown in spending on information technology (IT) and software by our current and/or prospective clients;

•	sales cycles and performance of our direct and indirect sales force;

•	budgeting and implementation cycles of our current or potential clients;

•	foreign currency exchange rate fluctuations;

•	the management, performance and expansion of our domestic and international operations;

•	the rate of renewals of contracts with our clients;

•	changes in the competitive dynamics of our markets;

•	our ability to control and predict costs, including our operating expenses;

•	clients delaying purchasing decisions, including in anticipation of new products or product enhancements by us or our competitors;

•	the seasonality of our business;

•	failure to successfully manage or integrate any acquisitions, including our recent acquisition of Simplee;

•	the outcome or publicity surrounding any pending or threatened lawsuits;

•	general economic and political conditions in our domestic and international markets; and

•	the continuing effects of the COVID-19 pandemic and the responses thereto.

In addition, we may in the future experience fluctuations in our gross and operating margins due to changes in the mix of our domestic and international payments and the mix of payment methods, including an increase in the use of credit cards, and currencies used by our clients’ customers to make payments.

Based upon the factors described above and those described elsewhere in this section titled “Risk Factors”, we have a limited ability to forecast the amount and mix of future revenues and expenses, which may cause our operating results to fall below our estimates or the expectations of public market analysts and investors.

We expect our revenue mix to vary over time, which could affect our gross margin and results of operations.

We expect our revenue mix to vary over time due to a number of factors. Shifts in our business mix from quarter to quarter could produce substantial variation in revenue recognized. Further, our gross margins and results of operations could be affected by changes in revenue mix and costs, together with numerous other factors, including payment methods and currencies, pricing pressure from competitors, increases in credit card usage on our solutions and associated network fees, changes in payment volume across verticals and the portion of such payment volume for which we perform foreign exchange. Any one of these factors or the cumulative effects of certain of these factors may result in significant fluctuations in our gross margin and results of operations. This variability and unpredictability could result in our failure to meet internal expectations or those of securities analysts or investors for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our common stock could decline.

Our business could be adversely affected if our clients or their customers are not satisfied with the timing or quality of implementation services provided by us or our partners.

Our business depends on our ability to satisfy our clients and their customers with respect to our solutions as well as the services that are performed to help our clients and their customers use the features and functions of our solutions. Services are usually performed by Flywire, and are also on occasion provided together with a third-party partner. If our clients or their customers are not satisfied with the functionality of our solutions or the services that we or a third-party partner provide, such dissatisfaction could damage our ability to retain our current clients or expand our clients’ or their customers’ use of our solutions. In addition, any negative publicity and reviews that we may receive which is related to our client relationships may further damage our business and may invite enhanced regulatory scrutiny at the federal and state level in the United States as well as internationally.

Our financial and operating results are subject to seasonality and cyclicality.

Our financial and operational results are subject to seasonal trends. For example, the volume of education tuition processed typically increases in the northern hemisphere during the summer and early fall months, as well as at year end, as students and their families seek to pay tuition costs for the fall semester, the entire academic year, or the spring semester, respectively. We expect this seasonality of education tuition processing to continue and expect it to impact the amount of processing fees that we earn in a particular fiscal quarter and the level of expenses we incur to generate tuition payment volume and process the higher volume activity. During the COVID-19 pandemic, we have observed an increasing trend of education institutions delaying tuition invoicing or extending dates for payment due to uncertainties in the academic calendar, on-campus classes or remote learning planning, as well as relief being offered to families experiencing financial challenges. Similarly, subsectors of our travel client portfolio will experience increased seasonality as many of our travel clients depend upon advance planning for vacation or holiday travel, which has been hampered by the ongoing COVID-19 pandemic.

Certain of our key performance indicators are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain key performance indicators, including metrics such as total payment volume, revenue less ancillary services, adjusted gross margin and adjusted EBITDA, with internal systems and tools and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our key performance indicators, including the metrics we publicly disclose, or our estimates. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring these metrics across our growing client base. If our key performance indicators are not accurate representations of our business, or if investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our operating and financial results could be adversely affected.

If our efforts to attract new clients and increase the number of our clients’ customers that use our solutions are unsuccessful, our revenue growth and operating results will be adversely affected.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our efforts to attract new clients and increase the number of our clients’ customers that use our solutions. While we intend to dedicate resources to attracting new clients and increasing the number of our clients’ customers that use our solutions, our ability to do so depends in large part on the success of these efforts and the success of the marketing channels we use to promote our solutions. Our marketing channels include search engine optimization, search engine marketing, account-based direct marketing campaigns, industry events and association marketing relationships. If any of our current marketing channels become less effective, if we are unable to continue to use any of these channels, if the cost of using these channels were to significantly increase or if we are not successful in generating new channels, we may not be able to attract new clients in a cost-effective manner or increase the number of our clients’ customers that use our solutions. If we are unable to recover our marketing costs through increases in the number of clients and in the number of our clients’ customers that use our solutions, or if we discontinue our marketing efforts, it could have a material adverse effect on our business, prospects, results of operations, and financial condition.

If we are unable to expand our direct and channel sales capabilities, grow our marketing reach and increase sales productivity, we may not be able to generate increased revenues.

We believe that our future growth will depend on the continued development of our direct sales force and its ability to obtain new clients and to manage our existing client base. Our ability to increase our client base and achieve broader market acceptance of our solutions will depend to a significant extent on our ability to expand our sales and marketing organizations, and to deploy our sales and marketing resources efficiently. We intend to continue to increase our number of direct sales professionals and to expand our relationships with new strategic channel partners. These efforts will require us to invest significant financial and other resources. New hires require training and take time to achieve full productivity. Similarly, new channel partnerships often take time to develop and may never yield results, as they require new partners to understand the services and solutions we offer, and how to position our value within the market. We cannot be certain that recent and future new hires or partner relationships will become as productive as necessary or that we will be able to hire enough qualified individuals or build effective channel sales in the future. If we are unable to hire, develop, integrate, and retain talented and effective sales personnel, if our new and existing sales personnel are unable to achieve desired productivity levels, or if our sales, channel strategy and marketing programs and advertising are not effective, we may not be able to expand our business and grow our revenue, which may harm our business, operating results and financial condition.

Our business depends, in large part, on our proprietary network of global, regional and local banking partners.

To grow our business, we will need to maintain and expand our network of global, regional and local banking partners. Our proprietary network of strategic relationships with global, regional and local banking partners is a material asset to our business, which took more than a decade to build. Establishing our strategic partner relationships, particularly with our banking partners entails extensive and highly specific efforts, with little predictability and various ancillary requirements. These partners and suppliers have contractual and regulatory requirements and conditions that we must satisfy and continue to comply with in order to continue and grow the relationships. For example, our financial institution partners generally require us to submit to an exhaustive security audit including adherence to anti-money laundering (AML) policies and “know your customer” (KYC) procedures. If we are not able to comply with those obligations or if our agreements with our banking partners or our network partners are terminated for any reason, we could experience service interruptions as well as delays and additional expenses in arranging new services, potentially interfering with our existing client relationships or making us less attractive to potential new clients.

We may not be able to attract new network partners to our existing network of global, regional and local banking partners, which could adversely affect our ability to expand to additional countries and territories and transact in additional currencies. In addition, our potential partners may choose to work with our competitors’ or choose to compete with our solutions directly, which could have an adverse effect on our business, financial position, and operating results. Further, many of our network partners have greater resources than we do and could choose to develop their own solutions to replace or compete with ours. If we are unsuccessful in establishing, growing, or maintaining our relationships with network partners, our ability to compete or to grow our revenue could be impaired, and our results of operations may suffer.

Our growth depends in part on the success of our relationships with other (non-banking) third parties.

We have established relationships with a number of other companies, including financial institutions, processors, other financial services suppliers, channel sales partners, implementation partners, technology and cloud-based hosting providers, and others. In order to grow our business, we will need to continue to establish and maintain relationships with these types of third parties, and negotiating and documenting relationships with them requires significant time and resources. Our competitors may be more effective in providing incentives to third parties to favor their products or services. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results could suffer. Even if we are successful in our strategic relationships, we cannot assure you that these relationships will result in increased client usage of our solutions or increased revenues.

The markets in which we participate are competitive, and if we do not compete effectively, our operating results could be harmed.

The market for payments solutions is fragmented, competitive, and constantly evolving. Our competitors range from legacy payment methods, such as traditional bank wires, to integrated payment providers that focus on cross-border payments. With the introduction of new technologies and market entrants, we expect that the competitive environment will remain intense going forward. Our competitors that offer legacy payment methods or integrated cross-border payment platforms may develop products that compete with ours. Financial institutions that choose to enter into and compete in our market may have the operating flexibility to bundle competing solutions with other offerings, including offering them at a lower price or for no additional cost to clients as part of a larger sale. In addition, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships, or strategic relationships. Many of our domestic and foreign competitors have greater resources, experience or more developed customer relationships than we do. For example, foreign competitors may seek to leverage local relationships to cater to potential customers of our clients. There are new market entrants with innovative revenue sharing and other pricing arrangements that are able to attract customers that we compete to serve. Our competitors vary in size, breadth, and scope of the solutions offered. Some of our competitors and potential competitors have greater name recognition, longer operating histories, more established client relationships, larger marketing budgets, and greater resources than us. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and client requirements. For example, an existing competitor or new entrant could introduce new technology that reduces demand for our solutions.

For these reasons, we may not be able to compete successfully against our current or future competitors, and this competition could result in the failure of our solutions to continue to achieve or maintain market acceptance, any of which would harm our business, operating results, and financial condition.

The estimates of market opportunity included in this prospectus and our ability to capture a meaningful share of this payment volume may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates included in this prospectus, including those we have generated ourselves and our ability to capture a meaningful share of this payment volume, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any payment volumes covered by our market opportunity estimates will materialize in clients using our solutions as anticipated or generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost, performance, and perceived value associated with our business and those of our competitors. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. For more information regarding the estimates of market opportunity included in this prospectus and our ability to capture a meaningful share of this payment volume, see the section titled “Industry and Market Data.”

Our clients in the education sector may be adversely affected by decreases in enrollment, pressure on tuition costs, or increased operating expenses, which may reduce demand for our solutions.

We are reliant on our education clients, including colleges, universities and other education-related organizations that include language schools, boarding schools, summer programs, and others, to drive enrollment at their schools and maintain tuition costs. Factors outside of our control will affect enrollments and tuition costs, including the following:

•	Reduced enrollment in higher education due to lack of funding. Significant reductions in student funding, through grants or loans, may reduce enrollments and decrease the payment volume we process.

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Government supported institutions may experience losses or reduction in public funding. Many of our clients rely considerably upon public funding or support, which may not always be available due to budget constraints.

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Negative perceptions about in-person classes. Students may reject the opportunity to attend courses in person, when online or virtual classes are offered as an option, due to the ongoing COVID-19 pandemic or a lower price point for online classes.

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Our clients’ rankings, reputation and marketing efforts strongly affect enrollments, none of which we control. If we fail to maintain or add clients with strong, stable reputations and rankings, they will fail to achieve consistent enrollments.

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Declines in international student enrollment. The COVID-19 pandemic and restrictions on immigration or the award of student visas can negatively impact the cross-border education industry and schools that rely on foreign student populations will be negatively affected or may cease operations.

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General economic conditions. Any contraction in the economy could be expected to reduce enrollment in higher education, whether by reducing funding, reducing corporate allowances for continuing education, general reductions in employment or savings or other factors.

In addition, some clients’ customers may find that higher education is an unnecessary investment during uncertain economic times and defer enrollment in educational institutions until the economy grows at a stronger pace, or they may turn to less costly forms of secondary education, thus decreasing our education payment volumes. A significant decrease in the payment volume and resulting revenue from clients and their customers in this market, which represents, and is expected to continue to represent for the foreseeable future, a majority of our total payment volume and revenue, would have an adverse effect on our business, operating results and financial condition.

The healthcare industry is rapidly evolving and the market for technology-enabled payment services that empower healthcare clients and their customers is relatively immature and unproven. If we are not successful in promoting the benefits of our solutions, our growth may be limited.

The market for our payment solutions is subject to rapid and significant changes. The market for technology-enabled payment services that empower healthcare clients and their customers is characterized by rapid technological change, new product and service introductions, increasing patient financial responsibility, consumerism and engagement, the ongoing shift to value-based care and reimbursement models, and the entrance of non-traditional competitors. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of this market due in part to the rapidly evolving nature of the healthcare and technology industries and the substantial resources available to our existing and potential competitors. The market for technology-enabled payment services that empower healthcare clients and their customers is relatively new and unproven, and it is uncertain whether this market will achieve and sustain high levels of demand and market adoption.

In order to remain competitive, we are continually involved in a number of projects to compete with these new market entrants by developing new solutions, growing our client base and penetrating new markets. Some of these projects include the expansion of our integration capabilities and the expansion of our mobile solutions. These projects carry risks, such as cost overruns, delays in delivery, performance problems and lack of acceptance by our clients. Our integration partners may also decide to develop and offer their own patient engagement solutions that are similar to our solutions.

Our success depends on providing high-quality payment solutions that healthcare clients use to improve financial and operational performance, allow them to collect payments and enhance their revenue lifecycle management objectives and which are used and positively received by clients and their customers. If we cannot adapt to rapidly evolving industry standards and technology and increasingly sophisticated and varied healthcare client and customer payment needs, our existing technology could become undesirable, obsolete or harm our reputation. We must continue to invest significant resources in our personnel and technology in a timely and cost-effective manner in order to enhance our existing solutions and introduce new high-quality solutions that existing clients and potential new clients will want. Our operating results would also suffer if our innovations are not responsive to the needs of our existing clients or potential new clients, are not appropriately timed with market opportunity, are not effectively brought to market or significantly increase our operating costs. If our new or modified product and service innovations are not responsive to the preferences of healthcare clients and their customers, emerging industry standards or regulatory changes, are not appropriately timed with market opportunity or are not effectively brought to market, we may lose existing clients or be unable to obtain new clients and our results of operations may suffer.

We believe demand for our payment solutions in the healthcare industry has been driven in large part by more patient responsibility for out-of-pocket spend, a trend towards higher deductibles for health care services, increased digitization in payments, and the tailoring of payment offers and increased patient engagement. Our success also depends to a substantial extent on the ability of our solutions to increase the volume of our clients’ customers payments, and our ability to demonstrate the value of our solutions to our clients. If our existing clients do not recognize or acknowledge the benefits of our solutions or our solutions do not drive payment volume, then the market for our solutions might not develop at all, or it might develop more slowly than we expect, either of which could adversely affect our operating results. A significant decrease in the payment volume and resulting revenue from our clients and their customers in the healthcare industry, which represents, and is expected to continue to represent for the foreseeable future, our second largest vertical by total payment volume and revenue, may have an adverse effect on our business, operating results and financial condition.

In addition, we have limited insight into trends that might develop and affect our healthcare business. We might make errors in predicting and reacting to relevant business, legal and regulatory trends and healthcare reform, which could harm our business. If any of these events occur, it could materially adversely affect our business, financial condition or results of operations.

Finally, our competitors may have the ability to devote more financial and operational resources than we can to developing new technologies and services, including services that provide improved operating functionality, and adding features to their existing service offerings. Relationships with companies in the electronic health records space and business focused on revenue lifecycle management are critical to leverage if we are to add to our healthcare customer portfolio. Many of these companies may offer products and services similar to ours. If successful, their development efforts could render our solutions less desirable, resulting in the loss of our existing clients or a reduction in the fees we generate from our solutions.

Our business serving clients in the travel sector may be sensitive to events affecting the travel industry in general.

Events like Middle East conflicts, terrorist attacks, mass shooting incidents, natural disasters, such as hurricanes, earthquakes, fires, droughts, floods and volcanic activity, and travel-related health events, such as the COVID-19 pandemic, have a negative impact on the travel industry and affect travelers’ behavior by limiting their ability or willingness to visit certain locations. We are not in a position to evaluate the net effect of these circumstances on our business as these events are largely unpredictable; however, we believe there has been negative impact to our business due to such events. Furthermore, in the longer term, our business might be negatively affected by financial pressures on or changes to the travel industry. For example, certain jurisdictions, particularly in Europe, are considering regulations intended to address the issue of “overtourism” including by restricting access to city centers or popular tourist destinations or limiting accommodation offerings in surrounding areas, such as by restricting construction of new hotels or the renting of homes or apartments. Such regulations could adversely affect travel and the volume of travel related payments that we process for our clients. The United States has implemented or proposed, or is considering, various travel restrictions and actions that could affect U.S. trade policy or practices, which could also adversely affect travel to or from the United States. If such events result in a long-term negative impact on the travel industry, such impact could have a material adverse effect on our business. The payment volume and resulting revenue from our travel vertical represents, and is expected for the foreseeable future to represent, less than 10% of our total payment volume and revenue. Because we seek to grow the payment volume and the revenue from this vertical in the future, failure to grow our payment volume and resulting revenue from this industry, may have an adverse effect on our business, operating results and financial condition.

In addition, the U.K’s withdrawal from the E.U., including uncertainty or delays in the implementation of Brexit, could continue to lead to economic uncertainty and have a negative impact on the travel industry and our European business. The U.K. could lose access to the single E.U. market, travel between the U.K and E.U. countries could be restricted, and we could face new regulatory costs and challenges, the scope of which is presently unknown.

With respect to the COVID-19 pandemic specifically, our 2020 financial results related to serving our existing travel clients and growing our client base in the travel sector were negatively impacted. Additionally, we expect the COVID-19 pandemic will continue to negatively impact our business beyond 2020, but the extent and duration of such impact in the long term is largely uncertain as it is dependent on future developments that cannot be accurately predicted at this time, including but not limited to the severity and transmission rate of the virus, global availability of vaccines and administration of vaccination, the rate of “herd immunity” and the extent and effectiveness of containment actions taken, including mobility restrictions, and the impact of these and other factors on travel behavior.

If we are unable to enter or expand new client verticals, including our relatively new B2B sector, or if our solutions for any new vertical fail to achieve market acceptance, our operating results could be adversely affected and we may be required to reconsider our growth strategy.

Our growth strategy is influenced, in part, on our ability to expand into new client verticals, including our relatively new B2B payment vertical. The B2B sector represents a relatively new vertical market for us, and we have limited prior experience with the key ERP platforms that are critical to the B2B vertical. Accordingly, our lack of experience in the B2B vertical and with the key ERP platforms may result in operational difficulties, which could cause a delay or failure to integrate and realize the benefits of entering into this vertical. In addition, B2B payments carry a higher risk profile than education or healthcare receivables, and we will be required to devote more resources to manage the increased risk inherent in these payments. The payment volume and resulting revenue from our B2B payment vertical represents, and is expected for the foreseeable future to represent, less than 10%

of our total payment volume and revenue. We expect both the payment volume and the revenue from this vertical to grow over time. As such, failure to grow our payment volume and resulting revenue from our B2B payment vertical may have an adverse effect on our business, operating results and financial condition.

We may be unable to identify new verticals that meet our criteria for selecting industries that our solutions are ideally suited to address. In addition, our market validation process may not support entry into selected verticals due to our perception of the overall market opportunity or of the willingness of market participants within those verticals to adopt our solutions.

Even if we choose to enter new verticals, our market validation process does not guarantee our success. We may be unable to tailor our solutions for a new vertical or, in the event that we enter a new vertical by way of a strategic acquisition, we may be unable to leverage the acquired platform in time to take advantage of the identified market opportunity, and any delay in our time-to-market could expose us to additional competition or other factors that could impede our success. In addition, any solution we develop or acquire for a new vertical may not provide the functionality required by potential clients or their customers and, as a result, may not achieve widespread market acceptance within the new vertical. To the extent we choose to enter new verticals, whether organically or via strategic acquisition, we may invest significant resources to develop and expand the functionality of our solutions to meet the needs of customers in those verticals, which investments will occur in advance of our realization of revenue from them.

Consolidation in the payment processing or enablement industry could have a material adverse effect on our business, financial condition and results of operations.

Many payment processing or enablement industry participants are consolidating to create larger and more integrated financial processing systems with greater market power. We expect regulatory and economic conditions to result in additional consolidation in the healthcare industry in the future. As consolidation accelerates, the economies of scale of our clients’ organizations may grow. If a client experiences sizable growth following consolidation, it may determine that it no longer needs to rely on us and may reduce its demand for our solutions. In addition, as payment processing providers consolidate to create larger and more integrated systems with greater market power, these providers may try to use their market power to negotiate fee reductions for our solutions. Finally, consolidation may also result in the acquisition or future development by our clients of products and services that compete with our solutions. Any of these potential results of consolidation could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Operations

We may not be able to scale our business quickly enough to meet our growing client base, and if we are not able to grow efficiently, our operating results could be harmed.

As usage of our solutions grow and we sign additional clients and technology partners, we will need to devote additional resources to improving and maintaining our infrastructure and global payments network and integrating with third-party applications to maintain the performance of our solutions. In addition, we will need to appropriately scale our internal business systems, including client support, our 24x7 assistance to clients’ customers and risk and compliance operations, to serve our growing client base.

Any failure of or delay in these efforts could result in interruptions to our solutions, impaired system performance, and reduced client satisfaction, resulting in decreased sales to clients, lower renewal rates by existing clients, the issuance of service credits, or requested refunds, all of which could hurt our revenue growth. If sustained or repeated, these performance issues could reduce the attractiveness of our solutions to clients and their customers and could result in lost client opportunities and lower renewal rates, any of which could hurt our revenue growth, client loyalty, and our reputation.

Even if we are successful in these efforts to scale our business, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could adversely affect our business, operating results, and financial condition.

We enable the transfer of large sums of funds to our clients daily, and are subject to the risk of errors, which could result in financial losses, damage to our reputation, or loss of trust in our brand, which would harm our business and financial results.

For the year ended December 31, 2020, we processed over $7.5 billion in payments on our solutions, compared to approximately $5.8 billion for the year ended December 31, 2019. For the three months ended March 31, 2021, we processed approximately $2.9 billion in payments on our solutions. We have grown rapidly and seek to continue to grow, and our business is subject to the risk of financial losses as a result of chargebacks for client-related losses, credit losses, operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors in our solutions. As a provider of accounts receivable and other payment solutions, we enable the transfer of funds to our clients from their customers. Software errors in our solutions and operational errors by our FlyMates and business partners may also expose us to losses.

Moreover, our trustworthiness and reputation are fundamental to our business. As a global payments enablement and software company, the occurrence of any credit losses, operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors in our solutions could result in financial losses to our business and our clients, loss of trust, damage to our reputation, or termination of our agreements with strategic partners, each of which could result in:

•	loss of clients or a reduction in use of our solutions by our clients’ customers;

•	lost or delayed market acceptance and acquisition of new clients;

•	legal claims against us;

•	regulatory enforcement action; or

•	diversion of our resources, including through increased service expenses or financial concessions, and increased insurance costs.

There can be no assurance that the insurance we maintain to cover losses resulting from our errors and omissions will cover all losses or our coverage will be sufficient to cover our losses. If we suffer significant losses or reputational harm as a result, our business, operating results, and financial condition could be adversely affected.

If we are unable to maintain or expand our ability to offer a variety of local and international payment methods for our clients to make available to their customers, or if we fail to continue to grow and develop preferred payment choices, our business may be materially and adversely affected.

The continued growth and development of our proprietary global payments network will also depend on our ability to anticipate and adapt to changes in client and customer behavior. For example, behavior may change regarding the use of credit and debit card transactions, including the relative increased use of cash, crypto-currencies, other emerging or alternative payment methods and credit card systems that may include strong regional preferences that we or our processing partners do not adequately support. Any failure to timely integrate emerging payment methods into our solutions, anticipate behavior changes, or contract with payment processing partners that support such emerging payment technologies could cause our clients to use our solutions less, resulting in a corresponding loss of revenue, in the event such methods become popular among their customers.

The number and variety of the payment methods we offer or currencies we are able to service may not meet client expectations, or the costs borne by our clients’ customers in completing payments may become unsuitable. Accordingly, we may need to change our pricing strategies or reduce our prices, which could harm our revenue, gross profits, and operating results.

We utilize a number of payment providers to clear and settle transactions for our clients, including payments providers such as China UnionPay Co. Ltd. and Adyen N.V. If the services provided by these partners become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices, or for any other reason, our expenses could increase and our ability to process certain payments could be materially interrupted, all of which could harm our business, financial condition, and results of operations. In addition, our agreements with these providers include certain terms and conditions. These providers have broad discretion to change their terms of service and other policies with respect to our business, and those changes may be unfavorable to us. Therefore, we believe that maintaining successful partnerships with these payment providers is critical to our success.

We, our strategic partners and our clients obtain and process large amounts of personal and sensitive data. Any real or perceived improper or unauthorized use of, disclosure of, or access to such data could harm our reputation as a trusted brand, as well as have a material adverse effect on our business.

We, our strategic partners and our clients, and the third-party vendors that we use, obtain and process large amounts of sensitive data, including personally identifiable information, also referred to as “personal data,” and other potentially sensitive data related to our clients, their customers and each of their transactions, as well as a variety of such data relating to our own workforce and internal operations. We face risks, including to our reputation as a trusted brand, in the handling and protection of this data, and these risks will increase as our business continues to expand to include new solutions and technologies.

We are responsible for data security for ourselves and for third parties with whom we partner and under the rules and regulations established by the payment networks, such as Visa, Mastercard and American Express, and debit card networks and by industry regulations and standards that may be promulgated by organizations such as National Automated Clearing House Association (NACHA), which manages the governance of the Automated Clearing House (ACH) network in the United States. These third parties include our distribution partners and other third-party service providers and agents. We and other third parties collect, process, store and/or transmit personal and sensitive data, such as names, addresses, social security numbers, credit or debit card numbers and expiration dates, driver’s license numbers and bank account numbers. We have ultimate liability to the payment networks and to our customers for our failure or the failure of third parties with whom we contract to protect this data in accordance with Payment Card Industry Data Security Standards (PCI DSS) and network requirements. The loss, destruction or unauthorized modification or disclosure of merchant or cardholder data by us or our contracted third parties could result in significant fines, sanctions and proceedings or actions against us by the payment networks, governmental entities, clients, client customers or others and damage our reputation.

Similarly, there are existing regulatory regimes designed to protect the privacy of categories of personal or otherwise sensitive data. Relevant U.S. federal privacy laws include the Family Educational Rights and Privacy Act (FERPA), the Gramm-Leach-Bliley Act (GLBA), and the Health Insurance Portability and Accountability Act (HIPAA). We also are subject to stringent contractual obligations relating to the handling of such data, including obligations that are more restrictive than legally required. For example, under HIPAA, the information we collect during the payment experience may include PHI, and as such, we are considered a “business associate” of the U.S. healthcare clients we serve, and we are required to enter into a business associate agreement (BAA) with these clients. The BAAs largely mirror some of the statutory obligations contained in HIPAA, but many contain additional contractual undertakings that give these clients additional remedies in the event of a breach of our obligations to protect the confidentiality of the client’s PHI or otherwise meet our contractual obligations. Privacy laws impose a variety of compliance burdens on us and our clients, such as requiring notice to individuals of privacy practices, providing individuals with certain rights to prevent the use and disclosure of protected information, and also imposing requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. Privacy laws grant audit rights to the regulators of Flywire and our clients. Any unauthorized disclosure of PHI or other data we are obligated to protect by regulation or contract could result in significant fines, sanctions, or requirements to take corrective action that could materially adversely affect our reputation and business.

Threats may derive from human error, fraud, or malice on the part of employees or third parties, or from accidental technological failure. For example, certain of our employees have access to personal and sensitive data that could be used to commit identity theft or fraud. Concerns about security increase when we transmit information electronically because such transmissions can be subject to attack, interception, or loss. Also, computer viruses can be distributed and spread rapidly over the Internet and could infiltrate our systems or those of our contracted third parties. Denial of service or other attacks could be launched against us for a variety of purposes, including interfering with our solutions or to create a diversion for other malicious activities. These and other types of actions and attacks could disrupt our delivery of solutions or make them unavailable. Any such actions or attacks against us or our contracted third parties could impugn our reputation, force us to incur significant expenses in remediating the resulting impacts, expose us to uninsured liability, result in the loss of our bank sponsors or our ability to participate in the payment networks, increase our risk of regulatory scrutiny and the costs associated with such scrutiny, subject us to lawsuits, fines or sanctions, distract our management, or increase our costs of doing business.

We and our contracted third parties could be subject to security breaches by hackers. Our encryption of data and other protective measures may not prevent unauthorized access to or use of personal and sensitive data. A breach of a system may subject us to material losses or liability, including payment network fines, assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation, or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter clients and their customers from using electronic payments generally and our solutions specifically, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny and the costs associated with such scrutiny, subject us to lawsuits, and result in the imposition of material penalties and fines under state and federal laws or by the payment networks. The insurance coverage we maintain to cover cyber risks may be insufficient to cover all losses. In addition, a significant cybersecurity breach of our systems or communications could result in payment networks prohibiting us from processing transactions on their networks or the loss of our bank sponsors that facilitate our participation in the payment networks, either of which could materially impede our ability to conduct business.

Cyber incidents have been increasing in sophistication and frequency and can include third parties gaining access to employee or customer data using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks, ransomware, card skimming code, and other deliberate attacks and attempts to gain unauthorized access. Providers of payment and accounts receivable software have frequently been targeted by such attacks. Because of this, we face additional cybersecurity challenges, including threats to our own IT infrastructure or those of our clients, our customers’ clients, and/or third-party providers, that may take a variety of forms ranging from stolen bank accounts, business email compromise, client employee fraud, account takeover, or check fraud, to “mega breaches” targeted against payment and accounts receivable software, which could be initiated by individual or groups of hackers or sophisticated cyber criminals using any of the methods described above. A cybersecurity incident or breach could result in disclosure of confidential information and intellectual property, or cause production downtimes and compromised data. We have in the past experienced cybersecurity incidents of limited scale, and we may in the future experience other data security incidents or breaches affecting personally identifiable information or other confidential business information. We may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access or to sabotage systems because they change frequently and often are not detected until after an incident has occurred. As we increase our client base and our brand becomes more widely known and recognized, third parties may increasingly seek to compromise our security controls or gain unauthorized access to our sensitive corporate information or our clients’ (or our clients’ customers’) data.

Additionally, it is also possible that unauthorized access to sensitive customer and business data may be obtained through inadequate use of security controls by our customers, suppliers or other vendors. While we are not currently aware of any impact that the SolarWinds supply chain attack had on our business, this is a recent event, and the scope of the attack is yet unknown. Therefore, there is residual risk that we may experience a security breach arising from the SolarWinds supply chain attack.

We have administrative, technical, and physical security measures in place, and we have policies and procedures in place to both evaluate the security protocols and practices of our vendors and to contractually require service providers to whom we disclose personal data to implement and maintain privacy and security measures. However, we cannot provide assurance that the contractual requirements related to security and privacy that we impose on our service providers will be followed, or that those requirements, or our internal measures, will be adequate to prevent the unauthorized use or disclosure of data. If our privacy protection or security measures or those of the previously mentioned third parties are inadequate or are breached as a result of third-party action, employee or contractor error, malfeasance, malware, phishing, hacking attacks, system error, software bugs or defects in our solutions, trickery, process failure, or otherwise, and, as a result, there is improper disclosure of, or someone obtains unauthorized access to or extract funds or sensitive information, including personally identifiable information, on our systems or our partners’ systems, or if we suffer a ransomware or advanced persistent threat attack, or if any of the foregoing is reported or perceived to have occurred, our reputation and business could be damaged. Recent high-profile security breaches and related disclosures of personal and sensitive data by large institutions suggest that the risk of such events is significant, even if privacy protection and security measures are implemented and enforced. If personal or sensitive information is lost or improperly disclosed or threatened to be disclosed, we could incur significant costs associated with remediation and the implementation of additional security measures, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. In addition, we may incur significant liability and financial loss and may be subject to regulatory scrutiny, investigations, proceedings, and penalties.

Under our terms of service and our contracts with strategic partners and clients, if there is a breach of payment information that we store, we could be liable for their losses and related expenses. Additionally, if our own confidential business information were improperly disclosed, our business could be materially and adversely affected. A core aspect of our business is the reliability and security of our solutions. Any perceived or actual breach of security, regardless of how it occurs or the extent of the breach, could have a significant impact on our reputation as a trusted brand, cause us to lose existing partners or clients, prevent us from obtaining new partners, clients or customers, require us to expend significant funds to remedy problems caused by breaches and implement measures to prevent further breaches, and expose us to legal risk and potential liability including those resulting from governmental or regulatory investigations, class action litigation, and costs associated with remediation, such as fraud monitoring and forensics. Any actual or perceived security breach at a company providing services to us or our clients could have similar effects.

We cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

Our risk management efforts may not be effective to prevent fraudulent activities by our customers, employees or other third parties, which could expose us to material financial losses and liability and otherwise harm our business.

Our software provides payment facilitation solutions for a large number of clients and their customers. We are responsible for performing know-your-customer (KYC) reviews of our clients, sanctions screening their customers, and monitoring transactions for fraud. We have been and may continue to be targeted by parties who seek to commit acts of financial fraud using techniques such as stolen identities and bank accounts, compromised business email accounts, employee or insider fraud, account takeover, false applications, and fake invoicing. We may suffer losses from acts of financial fraud committed by our clients, our clients’ customers, our employees and payment partners or third-parties.

The techniques used to perpetrate fraud are continually evolving and we may not be able to identify all risks created by new solutions or functionality. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to prevent or mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. Furthermore, our risk management policies, procedures, techniques, and processes may contain errors or our employees or agents may commit mistakes or errors in judgment as a result of which we may suffer large financial losses. The software-driven and highly automated nature of our solutions could enable criminals and those committing fraud to steal significant amounts of money accessing our solutions. As greater numbers of customers use our solutions, and we serve clients in industries that are at higher risk for fraudulent activity, our exposure to material risk losses from a single client, or from a small number of clients, will increase.

Our current business and anticipated growth will continue to place significant demands on our risk management efforts, and we will need to continue developing and improving and investing in our existing risk management infrastructure, policies, procedures, techniques, and processes. As techniques used to perpetrate fraud on our solutions evolve, we may need to modify our solutions to mitigate fraud risks. As our business grows and becomes more complex, we may be less able to forecast and carry appropriate reserves in our books for fraud related losses. Further, these types of fraudulent activities targeting our solutions can also expose us to civil and criminal liability, governmental and regulatory sanctions as well as potentially cause us to be in breach of our contractual obligations to our clients and partners.

We are exposed to fluctuations in foreign currency exchange rates that could materially and adversely affect our results of operations.

A majority of the total payment volume we have historically processed is cross-border payments denominated in many foreign currencies, which subjects us to foreign currency risk. The strengthening or weakening of the U.S. dollar versus these foreign currencies impacts the translation of our net revenues generated in these foreign currencies into the U.S. dollar. In connection with providing our solutions in multiple currencies, we may face financial exposure if we are unable to implement appropriate hedging strategies, negotiate beneficial foreign exchange rates, or as a result of fluctuations in foreign exchange rates between the times that we set them. We also have foreign exchange risk on our assets and liabilities denominated in currencies other than the functional currency of our subsidiaries. We also incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of our expenses being higher which may not be offset by additional revenue earned in the local currency. This could have a negative impact on our reported results of operations.

Periods of instability in the Eurozone, including fears of sovereign debt defaults, and stagnant growth generally, and of certain Eurozone member states in particular, have resulted in concerns regarding the suitability of a shared currency for the region, which could lead to the reintroduction of individual currencies for member states. If this were to occur, Euro-denominated assets and liabilities would be re-denominated to such individual currencies, which could result in a mismatch in the values of assets and liabilities and expose us to additional currency risks.

As our international operations continue to grow, our risks associated with fluctuation in currency rates will become greater, and we will continue to reassess our approach to managing this risk, such as using foreign currency forward and option contracts to hedge certain exposures to fluctuations in foreign currency exchange rates. In addition, currency fluctuations or a weakening U.S. dollar can increase the costs of our international operations, and the strengthening U.S. dollar could slow international demand as solutions priced in the U.S. dollar become more expensive.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing business needs, requirements, or preferences, or if we fail to continue to grow and develop our payments solutions, our business may be materially and adversely affected.

Our future success depends in large part on the continued growth and development of our payments solutions. If such activities are limited, restricted, curtailed or degraded in any way, or if we fail to continue to grow and develop our payments solutions, our business may be materially and adversely affected. The market for payments enablement solutions is relatively new and subject to changes in technology, regulatory regimes, industry standards, payment methods, regulations and client and customer needs. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes through methods which include launching new solutions.

The success of any new product and service, or any enhancements or modifications to existing solutions, depends on several factors, including the timely completion, introduction, and market acceptance of such solutions, enhancements, and modifications. Our engineering and software development teams operate in different locations across the globe (including teams in Valencia, Spain, Cluj, Romania, Chicago and Tel Aviv, Israel), which can create logistical challenges. If we are unable to effectively coordinate with our global technology and development teams to enhance our solutions, add new payment methods or develop new solutions that keep pace with technological and regulatory changes to achieve market acceptance, or if new technologies emerge that are able to deliver competitive solutions that are more effective, secure, convenient or cost effective than our solutions, our business, operating results, and financial condition would be adversely affected. Furthermore, modifications to our existing solutions or technology will increase our technology and development expenses. Any failure of our solutions to operate effectively with existing or future network solutions and technologies could reduce the demand for our solutions, result in customer dissatisfaction and adversely affect our business.

Changes to payment card networks fees or rules could harm our business.

We are required to comply with Mastercard, American Express, and Visa payment card network operating rules and the rules of other regional card (such as China Unionpay or JCB) or payment providers, in connection with our solutions. We have agreed to reimburse our merchant acquirers for any fines they are assessed by payment card networks as a result of any rule violations by us. We may also be directly liable to the payment card networks for rule violations. The payment card networks set and interpret the card operating rules. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules that we or our processors might find difficult or even impossible to follow, or costly to implement. For example, the card networks could adopt new rules or reinterpret existing rules to substantially modify how we offer credit card payment methods to our clients, or impose new fees or costs that could negatively impact our margins. Card networks also could modify security or fraud detection methodologies that could have a downstream impact on our business, and force us to change our solutions, payment experience or security protocols, which may increase our operating costs. We also may seek to introduce other card-related solutions in the future, which would entail additional operating rules. As a result of any violations of rules, new rules being implemented, or increased fees, we could lose our ability to offer certain cards as a payment method to our clients’ customers, or such payments could become prohibitively expensive for us or for our clients. Additionally, from time to time, card networks, including Visa and Mastercard, increase the fees that they charge processors. We could attempt to pass these increases along to our clients and their customers, but this strategy might result in the loss of clients to our competitors who do not pass along the increases. If competitive practices prevent us from passing along the higher fees to our clients and their customers in the future, we may have to absorb all or a portion of such increases, which may increase our operating costs and reduce our profit margins. If we are unable to offer credit cards as a payment method to our clients’ customers, our business would be adversely affected.

If we do not or cannot maintain the compatibility of our solution with evolving software solutions used by our clients, or the interoperability of our solutions with those of our third-party payment providers, payment networks and key software vendors, our business may be materially and adversely affected.

Our solutions integrate with enterprise resource planning systems, such as Ellucian Company, L.P. in education, Epic Systems Corporation in healthcare, Rezdy Pty Ltd in travel and Oracle Corporation in B2B payments. We automatically synchronize suppliers, clients, client customers, invoices, and payment transactions between our solutions and these systems. This two-way sync eliminates duplicate data entry and provides the basis for managing cash-flow through an integrated solution for accounts receivable, and payments.

In addition, we are subject to certain standard terms and conditions with these partners. These partners have broad discretion to change their terms of service and other policies, and those changes may be unfavorable to us. Therefore, we believe that maintaining successful partnerships with these providers is critical to our future success.

We also rely on our proprietary global payment network comprised of leading global, regional and local banks and technology and payment partners. If we do not or cannot maintain the interoperability of their products or services or the products or our key software vendors that are integral to our solutions, our business may be materially and adversely affected. These third parties periodically update and change their systems, and although we have been able to adapt our solutions to their evolving needs in the past, there can be no guarantee that we will be able to do so in the future. In particular, if we are unable to adapt to such changes, we may not be able to utilize these strategic partners and we may lose access to large numbers of clients as a result.

If any of the third party software providers change the features of their APIs, discontinue their support of such APIs, restrict our access to their APIs, or alter the terms governing their use in a manner that is adverse to our business, we will not be able to provide synchronization capabilities, which could significantly diminish the value of our solutions and harm our business, operating results, and financial condition.

If we fail to maintain and enhance our brand, our ability to expand our client base will be impaired and our business, operating results, and financial condition may suffer.

We believe that further developing, maintaining and enhancing the Flywire brand domestically and on a global basis is important to support the marketing and sale of our existing and future solutions to new clients and to attracting additional and strategic partners. Successfully further developing, maintaining and enhancing our brand will depend largely on the effectiveness of our marketing and demand generation efforts, our ability to provide reliable and seamless solutions that continue to meet the needs of our clients and their customers at competitive prices, our ability to maintain our clients’ trust, our ability to continue to develop new functionality, solutions, and our ability to successfully differentiate solutions from competitive solutions. Our brand promotion activities may not generate client awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, our business could suffer.

If we lose key members of our management team or are unable to attract and retain executives and employees we need to support our operations and growth, our business may be harmed.

Our success and future growth depend upon the continued services of our management team and other key employees. Our Chief Executive Officer, Michael Massaro, and our President and Chief Operating Officer, Rob Orgel, are critical to our overall management, as well as the continued development of our solutions, strategic partnerships, culture, relationships with financial institutions, and strategic direction. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. Our senior management and key employees are employed on an at-will basis. We currently have “key person” insurance on our Chief Executive Officer, Michael Massaro, but not for any of the other members of our management team. Certain of our key employees have been with us for a long period of time and have fully vested stock options or other long-term equity incentives that may become valuable and will be publicly tradable upon the completion of an initial public offering. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart. The loss of our Chief Executive Officer, or our President and Chief Operating Officer, or one or more of our senior management, or other key employees could harm our business, and we may not be able to find adequate replacements.

The failure to attract and retain additional qualified personnel could prevent us from executing our business strategy and growth plans.

To execute our business strategy, we must attract and retain highly qualified personnel. Competition for executive officers, software developers, compliance and risk management personnel and other key employees in our industry and locations is intense and increasing. We compete with many other companies for software developers with high levels of experience in designing, developing, and managing payment systems, as well as for skilled legal and compliance and risk operations professionals. Many of the companies with which we compete for experienced personnel have greater resources than we do and can frequently offer such personnel substantially greater compensation than we can offer. If we fail to identify, attract, develop and integrate new personnel, or fail to retain and motivate our current personnel, our growth prospects would be adversely affected.

If we cannot maintain our company culture as we grow, our success and our business may be harmed.

We believe our culture has been a key contributor to our success to date and that the critical nature of the solutions that we provide promotes a sense of greater purpose and fulfillment in our FlyMates. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our culture. If we fail to maintain our company culture, our business and competitive position may be adversely affected.

Our sales cycles may be long and vary.

We devote significant resources to establish relationships with new clients and deepen relationships with existing clients. The sales cycles for sales of our solutions tend to vary depending on the client industry sector which may make forecasting more complex and uncertain.

As a result of the ongoing COVID-19 pandemic, many enterprises have limited travel, prohibited in person meetings and implemented other restrictions that could make the sales process more lengthy and difficult. Mid-market and large enterprises tend to have more complex operating environments than smaller businesses, making it often more difficult and time-consuming for us to demonstrate the value of our solutions to prospective clients. The decision to use our solutions may also be an enterprise-wide decision, and require us to provide greater levels of education regarding the use and benefits of our solutions, which may result in additional time, effort, and money spent on our sales cycle without any assurance that our efforts will be successful in generating any sales. Often, major hospital systems and national or state higher education systems will solicit service offers by issuing requests for proposals (RFPs), which are generally a time- and resource-intensive process, with no assurances of being selected as a vendor after the RFP process is completed. Finally, large enterprises typically have longer implementation cycles, especially hospital and education systems, require greater product functionality and scalability and a broader range of services, demand that vendors take on a larger share of risks, sometimes require longer testing periods that delay general availability of our solutions, and expect greater payment flexibility from vendors. All of these factors can add further risk to business conducted with these clients. If we fail to realize an expected sale from a large end-client in a particular quarter or at all, our business, operating results, and financial condition could be materially and adversely affected.

In addition, we may face unexpected deployment challenges with enterprise clients. It may be difficult to deploy our software solutions if a client has unexpected database, hardware or software technology issues, or if a client insists on a more customized or unique solution that is time intensive or that we have little prior experience in delivering. Any difficulties or delays in the initial implementation could cause clients to reject our solutions or lead to the delay or non-receipt of future orders, in which case our business, operating results and financial condition would be harmed.

Our operating results depend in substantial part on our ability to deliver a successful client experience and persuade our clients to grow their relationship with us over time. As we expect to grow rapidly, our client acquisition costs could outpace our build-up of recurring revenue, and we may be unable to reduce our total operating costs through economies of scale such that we are unable to achieve profitability. Any increased or unexpected costs or unanticipated delays, including delays caused by factors outside of our control, could cause our operating results to suffer.

We typically incur significant upfront costs in our client relationships, and if we are unable to develop or grow these relationships over time, we are unlikely to recover these costs and our operating results may suffer.

We devote significant resources to establish relationships with new clients and deepen relationships with existing clients. Our sales cycle for our solutions can be variable, typically ranging from three to nine months from initial contact to contract execution. However, there is potential for our sales cycle to extend beyond three to nine months as a result of the COVID-19 pandemic and other factors. During the period of our sales cycle, our efforts involve educating our clients about the use, technical capabilities and benefits of our solutions. Our operating results depend in substantial part on our ability to deliver a successful client experience and persuade our clients to grow their relationship with us over time. As we expect to grow rapidly, our client acquisition costs could outpace our build-up of recurring revenue, and we may be unable to reduce our total operating costs through economies of scale such that we are unable to achieve profitability. Any increased or unexpected costs or unanticipated delays, including delays caused by factors outside of our control, could cause our operating results to suffer.

If we fail to offer high-quality client support, or if our support is more expensive than anticipated, our business and reputation could suffer.

Our clients and their customers rely on our support services, to resolve issues and realize the full benefits provided by our solutions. High-quality support is also important for the expansion of the use of our solutions with existing clients and their customers. We provide multilingual support over chat, email or via telephone. The number of our clients, and the number of their customers utilizing our solutions, has grown significantly and such growth, as well as any future growth, will put additional pressure on our client service organization. If we do not help our clients and their customers quickly resolve issues and provide effective ongoing support, or if our support personnel or methods of providing support are insufficient to meet the needs of our clients and their customers, our ability to retain clients and their customers and acquire new clients and customers could suffer, and our reputation with existing or potential clients could be harmed. Providing an exceptional client experience requires significant time and resources from our client service team. Therefore, failure to scale our client service organization adequately may adversely impact our business results and financial condition.

In addition, as we continue to grow our operations and continue to expand to new jurisdictions, we need to be able to provide efficient client service that meets our clients’ needs globally at scale. In geographies where we sell through our indirect sales channel, if we are unable to provide a high quality client experience tailored to the language and culture of the applicable jurisdiction, our business operations and reputation may suffer.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through equity and debt financings, sales of our solutions, and fees. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests.

Our business could be harmed as a result of the risks associated with our acquisitions.

As part of our business strategy, we have in the past and intend to continue to seek to acquire or invest in businesses, products or technologies that could complement or expand our business, enhance our technical capabilities or otherwise offer growth opportunities by providing us with additional intellectual property, client relationships and geographic coverage. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not such acquisitions are completed. In addition, we can provide no assurances that we will be able to find and identify desirable acquisition targets or that we will be successful in entering into a definitive agreement with any one target. In addition, even if we reach a definitive agreement with a target, there is no assurance that we will complete any future acquisition or if we do acquire additional businesses, we may not be able to integrate them effectively following the acquisition or effectively manage the combined business following the acquisition.

Any acquisitions we undertake or have recently completed, including the acquisition of Simplee in February 2020, will likely be accompanied by business risks which may include, among other things:

•	the effect of the acquisition on our financial and strategic position and reputation;

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the failure of an acquisition to result in expected benefits, which may include benefits relating to enhanced revenues, technology, human resources, costs savings, operating efficiencies, goodwill and other synergies;

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the difficulty, cost and management effort required to integrate the acquired businesses, including costs and delays in implementing common systems and procedures and costs and delays caused by communication difficulties;

•	the assumption of certain known or unknown liabilities of the acquired business, including litigation-related liabilities;

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the reduction of our cash available for operations and other uses, the increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt;

•	a lack of experience in new markets, new business culture, products or technologies or an initial dependence on unfamiliar distribution partners;

•	the possibility that we will pay more than the value we derive from the acquisition;

•	the impairment of relationships with our customers, partners or suppliers or those of the acquired business; and

•	the potential loss of key employees of the acquired business.

These factors could harm our business, results of operations or financial condition.

In addition to the risks commonly encountered in the acquisition of a business or assets as described above, we may also experience risks relating to the challenges and costs of closing a transaction. The risks described above may be exacerbated as a result of managing multiple acquisitions at once.

Systems failures and resulting interruptions in the availability of our solutions could harm our business.

Our systems and those of our service providers and partners have experienced from time to time, and may experience in the future, service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, human error, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, computer viruses or other malware, or other events. Some of our systems are not fully redundant, and our disaster recovery planning may not be sufficient for all possible outcomes or events. In addition, as a provider of payments solutions targeted to highly regulated clients in industries such as education and healthcare, we are subject to heightened scrutiny by regulators that may require specific business continuity, resiliency and disaster recovery plans, and more rigorous testing of such plans, which may be costly and time-consuming to implement, and may divert our resources from other business priorities.

A prolonged interruption in the availability, speed, or functionality of our solutions or payment methods could materially harm our business. Frequent or persistent interruptions in our solutions could cause current or potential clients and their customers to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our solutions, and could permanently harm our reputation and brand. Moreover, if any system failure or similar event results in damages to our clients or their customers and business partners, these clients, customers or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

We have undertaken and continue to make certain technology and network upgrades and redundancies which are designed to improve the reliability of our solutions. These efforts are costly and time-consuming, involve significant technical risk and may divert our resources from new features and solutions, and there can be no guarantee that these efforts will succeed. Because we are a regulated payments institution in certain jurisdictions, frequent or persistent interruptions could lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses that we need to operate or prevent or delay us from obtaining additional licenses that may be required for our business.

We use public cloud hosting with Amazon Web Services (AWS) and depend on AWS’ ability to protect their data centers against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. Our operations depend on protecting the cloud infrastructure hosted by AWS by maintaining the configuration, architecture, and interconnection specifications, as well as the information stored in these virtual data centers and transmitted by third-party internet service providers. In limited occasions, we have experienced service disruptions in the past, and may experience interruptions or delays in our solutions in the future. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the data storage services we use. Although we have disaster recovery plans that utilize various data storage locations, any incident affecting our data storage or internet service providers’ infrastructure that may be caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, military actions, terrorist attacks, negligence, and other similar events beyond our control could negatively affect our solutions. Any prolonged service disruption affecting our solutions could damage our reputation with current and potential clients, expose us to liability, cause us to lose clients, or otherwise harm our business. In the event of damage or interruption to our solutions, our insurance policies may not adequately compensate us for any losses that we may incur. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during the COVID-19 pandemic, could compromise our ability to provide our solutions in a timely manner, which could harm our ability to conduct business or delay our financial reporting. Such failures could adversely affect our operating results and financial condition.

Our solutions are accessed by many of our clients and their customers, often at the same time. As we continue to expand the number of clients that we serve and solutions that we are able to offer to our clients and their customers, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of data centers, internet service providers, or other third-party service providers to meet our capacity requirements could result in interruptions or delays in access to our solutions or impede our ability to grow our business and scale our operations. If our third-party infrastructure service agreements are terminated, or there is a lapse of service, interruption of internet service provider connectivity, or damage to data centers, we could experience interruptions in access to our solutions as well as delays and additional expense in arranging new facilities and services.

We also rely on components, applications, and services supplied by third parties, including payment service providers and merchant acquirer partners which subjects us to risks. If these third parties experience operational interference or disruptions, breach their agreements with us, fail to perform their obligations and meet our expectations, or experience a cybersecurity incident, our operations could be disrupted or otherwise negatively affected, which could result in client dissatisfaction, regulatory scrutiny, and damage to our reputation and brand, and materially and adversely affect our business.

In addition, we are continually improving and upgrading our systems and technologies. Implementation of new systems and technologies is complex, expensive, and time-consuming. If we fail to timely and successfully implement new systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, this could have an adverse impact on our business, internal controls (including internal controls over financial reporting), results of operations, and financial condition.

Risks Related to Our Legal, Regulatory and Compliance Landscape

We currently handle cross-border and domestic payments and plan to expand our solutions to new clients, to accept and settle payments in new countries and in new currencies, and to increase our global network to allow us to offer local and alternative payment methods, creating a variety of operational challenges; additionally, our domestic and international operations subject us to increased risks, which could harm our business.

Our business is subject to risks inherent in conducting business globally, including cross-border payments and domestic payments in the U.S. and certain other markets. Our handling of domestic and cross-border payments to our clients generates a significant portion of our revenues, with a substantial portion of such revenues coming from payments processed from Asia (including India, China and Korea). We expect that international revenues will continue to account for a significant percentage of total net revenues for the foreseeable future, and that in particular, the proportion of our revenue from Asia will continue to increase. Current events, including the possibility of renegotiated trade deals and international tax law treaties, create a level of uncertainty, and potentially increased complexity, for multinational companies. These uncertainties could have a material adverse effect on our business and our results of operations and financial condition. In addition, international operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including:

•	foreign currency exchange rate volatility;

•	risks related to government regulation or required compliance with local laws;

•	local licensing and reporting obligations or the imposition of currency controls which make it impossible or increasingly difficult for our clients to collect payments from international customers;

•	local regulatory and legal obligations related to privacy, data protection, data localization, and user protections;

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the need to localize our solutions, including offering clients and their customers the ability to transact business in the local currency and adapting our solutions to local preferences, in markets in which we may have limited or no experience;

•	trade barriers and changes in trade regulations;

•	difficulties in developing, staffing, and managing a large number of varying foreign operations as a result of distance, language, and cultural differences;

•	stringent local labor laws and regulations;

•	limitations on the repatriation of cash, including imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

•	political or social unrest, economic instability, repression, or human rights issues;

•	natural disasters, global pandemics such as COVID-19 or other public health emergencies, acts of war, and terrorism;

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compliance with U.S. laws and foreign laws prohibiting corrupt payments to government officials, such as the Foreign Corrupt Practices Act (FCPA) and the U.K. Bribery Act, and other local anti-corruption laws;

•	compliance with U.S. and foreign laws designed to combat money laundering and the financing of terrorist activities;

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retaliatory tariffs and restrictions limiting free movement of currency and an unfavorable trade environment, including as a result of political conditions and changes in the laws in the United States and elsewhere and as described in more detail below;

•	antitrust and competition regulations;

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expanded compliance with potentially conflicting and changing laws of taxing jurisdictions where we conduct business and applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws;

•	national or regional differences in macroeconomic growth rates; and

•	increased difficulties in collecting accounts receivable.

Foreign operations may also expose us to political, social, regulatory and economic uncertainties affecting a country or region, or to political hostility to investments by foreign or private equity investors. Many financial markets are not as developed or as efficient as those in the United States, and as a result, liquidity may be reduced and price volatility may be higher in those markets than in more developed markets. The legal and regulatory environment may also be different, particularly with respect to bankruptcy and reorganization, and may afford us less protection as a creditor than we may be entitled to under U.S. law. Financial accounting standards and practices may differ, and there may be less publicly available information in respect of such companies.

Restrictions imposed or actions taken by foreign governments could include exchange controls, seizure or nationalization of foreign deposits and adoption of other governmental restrictions which adversely affect the prices of securities or the ability to repatriate profits. For instance, we process a substantial amount of payments from China. The Chinese government imposes controls on the convertibility of the Renminbi (RMB) the currency of China, into foreign currencies and, in certain cases, the remittance of currency out of China. The Chinese government may at its discretion further restrict access in the future to foreign currencies for current account transactions. In addition, income received by us from sources in some countries may be reduced by withholding and other taxes. Any such taxes paid by us will reduce the net income or return from such investments. While we will take these factors into consideration in making investment decisions, including when hedging positions, no assurance can be given that we will be able to fully avoid these risks or generate sufficient risk-adjusted returns.

Violations of the complex foreign and U.S. laws, rules and regulations that apply to our cross-border operations may result in fines, criminal actions, or sanctions against us, our officers, or FlyMates; prohibitions on the conduct of our business; and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our FlyMates, contractors, or agents will not violate our policies. These risks are inherent in our cross-border operations and expansion, may increase our costs of doing business internationally, and could harm our business.

Payments and other financial services-related regulations and oversight are material to our business. Our failure to comply could materially harm our business.

The local, state, and federal laws, rules, regulations, licensing schemes, and industry standards in the U.S. and other jurisdictions in which we operate that govern our business include, or may in the future include, those relating to consumer finance and consumer protection, cross-border and domestic money transmission, foreign exchange, payments services (such as money transmission, payment processing, and settlement services), anti-money laundering, combating terrorist financing, escheatment, international sanctions regimes, and compliance with the PCI–DSS. These laws, rules, regulations, licensing schemes, and standards are enforced by multiple authorities and governing bodies in the United States, including the Department of the Treasury, the Federal Deposit Insurance Corporation, the SEC, Consumer Financial Protection Bureau, the Federal Trade Commission, self-regulatory organizations, and numerous state and local regulators and law enforcement agencies. Our clients also have their own regulatory obligations, and they expect our solutions to comply with the regulatory requirements that are applicable to their businesses. For additional discussion about the regulatory environment that we and our clients operate in, please see “Business–Regulation and Industry Standards”. As we expand into new jurisdictions, the number of foreign laws, rules, regulations, licensing schemes, and standards governing our business will expand as well. In addition, as our business and solutions continue to develop and expand, we may become subject to additional laws, rules, regulations, licensing schemes, and standards. We may not always be able to accurately predict the scope or applicability of certain laws, rules, regulations, licensing schemes, or standards to our business, particularly as we expand into new areas of operations, which could have a significant negative effect on our existing business and our ability to pursue future plans.

Certain of our subsidiaries are registered with the U.S. Department of the Treasury’s Financial Crimes Enforcement Network. Our subsidiary Flywire Global Corp. has obtained licenses to operate as a money transmitter (or the statutory equivalent) in 29 U.S. jurisdictions, and is in the process of applying for a license in, to the best of our knowledge, all U.S. states and territories where such licensure or registration is required in order to be able to offer additional business lines in the future. As a licensed money transmitter, we are (and in the states where we are awaiting licensure, will be) subject to obligations and restrictions with respect to the investment of customer funds, reporting requirements, bonding requirements, minimum capital requirements, and inspection by state regulatory agencies concerning various aspects of our business. Evaluation of our compliance efforts, as well as the questions of whether and to what extent our solutions are considered money transmission, are matters of regulatory interpretation and could change over time. In addition, there are substantial costs involved in maintaining and renewing our licenses, certifications, and approvals, and we could be subject to fines or other enforcement action if we are found to violate disclosure, reporting, anti-money laundering, capitalization, corporate governance, or other requirements of such licenses.

If we fail to predict how a U.S. law or regulation or a law or regulation from another jurisdiction in which we operate will be applied to us, we could be subject to additional licensure requirements and/or administrative enforcement actions. This could also require changes to the manner in which we conduct some aspects of our business or potential product changes, and require us to pay fines, penalties, or compensation to clients for past non-compliance. At the federal level, we are registered as a Money Services Business (MSB) with the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN). For additional discussion of the requirements of our MSB registration, please see “Business – Regulation and Industry Standards.” At the state level, we rely on various exemptions from state money transmitter licensing requirements, and regulators may find that we have violated applicable laws or regulations because we are not licensed or registered as a money transmitter in all of the U.S. jurisdictions we service. We believe, based on our business model, that we have valid exemptions from licensure under various state money transmission laws, either expressly as a payment processor or agent of the payee, or pursuant to common law as an agent of the payee. While we believe we have defensible arguments in support of our positions under the state money transmission statutes, we have not expressly obtained confirmation of such positions from the state banking departments who administer the state money transmission statutes. It is possible that certain state banking departments may determine that our activities are not exempt. Any determination that we are in fact required to be licensed under the money transmission statute of a state where we are not yet licensed may require substantial expenditures of time and money to remediate and could lead to liability in the nature of penalties or fines, costs, legal fees, reputational damage or other negative consequences. We could be required to cease operations in some or all of the U.S. jurisdictions we service and where we are not yet licensed, which determination would have a materially adverse effect on our business, including our financial condition, operating results, and reputation. In the past, certain competitors have been found to violate laws and regulations related to money transmission, and they have been subject to fines and other penalties by regulatory authorities.

The adoption of new money transmitter or money services business statutes in jurisdictions or changes in regulators’ interpretation of existing state and federal money transmitter or money services business statutes or regulations could subject us to new registration or licensing requirements. There can be no assurance that we will be able to obtain or maintain any such licenses in all of the jurisdictions we service, and, even if we were able to do so, there could be substantial costs and potential product changes involved in maintaining such licenses, which could have a material and adverse effect on our business. These factors could impose substantial additional costs, involve considerable delay to the development or provision of our solutions, require significant and costly operational changes, or prevent us from providing our solutions in any given market.

The regulatory environment in which we operate is subject to constant change, and new regulations could make aspects of our business as currently conducted no longer possible.

In the future, as a result of the regulations applicable to our business, we could be subject to investigations and resulting liability, including governmental fines, restrictions on our business, or other sanctions, and we could be forced to cease conducting certain aspects of our business with residents of certain jurisdictions, be forced to change our business practices in certain jurisdictions, or be required to obtain additional licenses or regulatory approvals. For example, because a majority of voters in the United Kingdom (U.K.) approved an exit from the European Union (E.U.) (commonly referred to as Brexit), we were required to obtain a license from a member state of the European Economic Area (EEA) which would allow us to continue to provide our solutions to clients located in the EEA under a principle known as “passporting”. We were able to obtain a license as an authorized payment institution from the Bank of Lithuania in September 2019 and subsequently obtained the right to passport our solutions to other EEA member states.

Government agencies may impose new or additional rules on money transmission, including regulations that:

•	prohibit, restrict, and/or impose taxes or fees on money transmission transactions in, to or from certain countries or with certain governments, individuals, and entities;

•	impose additional client identification and client due diligence requirements;

•	impose additional reporting or recordkeeping requirements, or require enhanced transaction monitoring;

•	limit the types of entities capable of providing money transmission services, or impose additional licensing or registration requirements;

•	impose minimum capital or other financial requirements;

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limit or restrict the revenue that may be generated from money transmission, including revenue from the transaction value associated with the payment method used by our clients’ customers and platform-related fees for access to our solutions and invoice and payment plan fees;

•	require enhanced disclosures to our money transmission clients or their customers;

•	require the principal amount of money transmission transactions originated in a country to be invested in that country or held in trust until paid;

•	limit the number or principal amount of money transmission transactions that may be sent to or from a jurisdiction, whether by an individual or in the aggregate; and

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restrict or limit our ability to process transactions using centralized databases, for example, by requiring that transactions be processed using a database maintained in a particular country or region.

We are subject to governmental laws and requirements regarding economic and trade sanctions, anti-money laundering, and counter-terror financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them.

We are currently required to comply with U.S. economic and trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) and we have processes in place to comply with the OFAC regulations as well as similar requirements in the foreign jurisdictions in which we already operate. As part of our compliance efforts, we scan our clients against watch lists promulgated by OFAC and certain other international agencies. Our application can be accessed from anywhere in the world, and if our service is accessed from a sanctioned country in violation of applicable trade and economic sanctions, we could be subject to fines or other enforcement actions. We are also subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal or terrorist activities. In the United States, most of our solutions are subject to anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended (BSA), and similar laws and regulations. The BSA, among other things, requires MSBs to develop and implement risk-based anti-money laundering programs, to report large cash transactions and suspicious activity, and in some cases, to collect and maintain information about clients who use their services and maintain other transaction records. Regulators and third-party auditors have identified gaps in how similar businesses have implemented anti-money laundering programs, and we could likewise be subject to significant fines, penalties, inquiries, audits, investigations, enforcement actions, and criminal and civil liability if our anti-money laundering program is found to be insufficient by a regulator.

Our business operations in other parts of the world such as the U.K., Lithuania, and Singapore are subject to similar laws and requirements. Regulators in the United States and globally continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our clients and to monitor transactions on our system, including payments to persons outside of the United States. Regulators regularly re-examine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of clients, and any change in such thresholds could result in greater costs for compliance. Similarly, as a condition to doing business with us, our banking and other strategic partners also impose ongoing obligations on us related to anti-money laundering, counter-terrorist financing and sanctions screening. Any failure on our part to maintain the necessary processes and policies to comply with these regulations and requirements, or to adapt our processes and policies to changes in laws, would subject us to penalties, fines, or loss of key relationships which would have a material adverse effect on our business and results of operations.

Any actual or perceived failure to comply with governmental regulation and other legal obligations, particularly those related to privacy, data protection, and information security, could harm our business. Compliance with such laws could also result in additional costs and liabilities to us or inhibit sales of our solutions.

Our clients and their customers store personal and business information, financial information and other sensitive information through our solutions. In addition, we collect, store, and process personal and business information and other data from and about actual and prospective clients, their customers, our FlyMates and our service providers and other business partners, as well as their personnel. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as the U.S. Federal Trade Commission (FTC), and various state, local, and foreign agencies. Our data handling is also subject to contractual obligations and industry standards.

The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use, and storage of data relating to individuals and businesses, including the use of contact information and other data for marketing, advertising, and other communications with individuals and businesses. In the United States, various laws and regulations apply to the collection, processing, disclosure, and security of certain types of data, including the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Family Educational Rights and Privacy Act, the Health Insurance Portability and Accountability Act, and the now in question E.U.-U.S. and Swiss—U.S. Privacy Shield protections, as well as state laws relating to privacy and data security. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination, and security of data. For example, California enacted the California Consumer Privacy Act of 2018 (CCPA), which took effect on January 1, 2020 and became enforceable by the California Attorney General on July 1, 2020, and broadly defines personal information. The CCPA creates new individual privacy rights for consumers (as that term is broadly defined) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide certain disclosures to California consumers about its data collection, use and sharing practices, provide such consumers with ways to opt-out of certain sales or transfers of personal information, provides for civil penalties for violations, and allows for a new private right of action for data breaches that has resulted in an increase in data breach litigation. It remains unclear, however, how the CCPA will be interpreted. As currently written, it will likely impact our business activities and exemplifies the vulnerability of our business to not only cyber threats but also the evolving regulatory environment related to personal data and protected health information.

Additionally, a new California ballot initiative, the California Privacy Rights Act (CPRA) was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The effects of the CCPA and the CPRA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

The laws and regulations relating to privacy and data security are evolving, can be subject to significant change, and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. The CCPA, in particular, has prompted a number of proposals for new federal and state-level privacy legislation, which could increase our potential liability and adversely affect our business. For example, other states, such as Washington, have proposed broad privacy laws that are similar to the CCPA and we anticipate that more states may enact legislation similar to the CCPA, which provides consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Many of the foreign jurisdictions where we or our customers operate or conduct business, including the European Union, have laws and regulations dealing with the collection, use, storage, and disclosure and other handling (collectively, processing) of personal information, which in some cases are more restrictive than those in the United States. In addition to regulating the processing of personal information within the relevant jurisdictions, these legal requirements often also apply to the processing of personal information outside these jurisdictions, where there is some specified link to the relevant jurisdiction. For example, Flywire has multiple offices in Europe and serves clients and their customers throughout the E.U., where the GDPR went into effect in 2018. The General Data Protection Regulation (GDPR), which is also the law in Iceland, Norway, Liechtenstein, and—to a large degree—the U.K., has an extensive global reach and imposes robust obligations relating to the processing of personal information, including documentation requirements, greater control for data subjects (e.g., the “right to be forgotten” and data portability), security requirements, notice requirements, restrictions on sharing personal information, data governance obligations, data breach notification requirements, and restrictions on the export of personal information to most other countries. The solutions that we currently offer subject us to many of these laws and regulations in many of the foreign jurisdictions where we operate or conduct business, and these laws and regulations may be modified or subject to new or different interpretations, and new laws and regulations may be enacted in the future.

Recent legal developments have created compliance uncertainty regarding some transfers of personal information from the U.K. and EEA to locations where we or our customers operate or conduct business, including the United States and potentially Singapore, particularly with respect to cross-border transfers. Under the GDPR, such transfers can take place only if certain conditions apply or if certain data transfer mechanisms are in place. In July 2020, the Court of Justice of the European Union ruled in its “Schrems II” decision (C-311/18), that the Privacy Shield, a transfer mechanism used by thousands of companies to transfer data between those jurisdictions and United States (and also used by Flywire), was invalid and could no longer be used due to the strength of United States surveillance laws. In September 2020, the Federal Data Protection and Information Commissioner of Switzerland (where the law has a similar restriction on the export of personal information) issued an opinion concluding that the Swiss-U.S. Privacy Shield Framework does not provide an adequate level of protection for data transfers from Switzerland to the United States pursuant to Switzerland’s Federal Act on Data Protection. Flywire and our customers continue to use alternative transfer strategies, including the European Commission’s Standard Contractual Clauses (SCCs), while the authorities interpret the Schrems II decision and the validity of alternative data transfer mechanisms. The SCCs, though previously approved by the European Commission, have faced challenges in European courts (including being called into question in the Schrems II decision), and may be further challenged, suspended or invalidated for transfers to some or all countries. For example, guidance regarding Schrems II issued by the European Data Protection Board (which is comprised of representatives from every E.U. member state’s top data protection authority) have cast serious doubt on the validity of SCCs for most transfers of personal information to the United States. At present, there are few if any viable alternatives to the Privacy Shield and the SCCs, so such developments may necessitate further expenditures on local infrastructure, changes to internal business processes, changes to customer facing solutions, or may otherwise affect or restrict our sales and operations.

E.U. data protection authorities have the power to impose administrative fines for violations of the GDPR of up to a maximum of €20 million or 4% of a corporate family’s total worldwide global turnover for the preceding fiscal year, whichever is higher. Such penalties are in addition to any civil litigation claims by clients, data subjects or other third parties. We believe that the solutions that we currently offer subject us to the GDPR and other laws and regulations relating to privacy, data protection, and information security, and these may be modified or subject to new or different interpretations in the future. We will need to take steps to address compliance obligations in this rapidly evolving legal environment, but we cannot assure you that we will be able to implement changes in a timely manner or without significant disruption to our business, or that such steps will be effective, and we may face the risk of liability and loss of business.

In addition, further to the U.K. exit from the E.U. on January 31, 2020, the GDPR ceased to apply in the U.K. at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the U.K.’s European Union (Withdrawal) Act 2018 incorporated the GDPR (as it existed on December 31, 2020 but subject to certain U.K. specific amendments) into U.K. law (referred to as the U.K. GDPR). The U.K. GDPR and the U.K. Data Protection Act 2018 set out the U.K.’s data protection regime, which is independent from but aligned to the E.U.’s data protection regime. Non-compliance with the U.K. GDPR may result in monetary penalties of up to £17.5 million or 4% of worldwide revenue, whichever is higher. The U.K., however, is now regarded as a third country under the E.U.’s GDPR which means that transfers of personal data from the EEA to the U.K. will be restricted unless an appropriate safeguard, as recognized by the E.U.’s GDPR, has been put in place. Currently, under the E.U.-U.K. Trade Cooperation Agreement it is lawful to transfer personal data between the U.K. and the EEA for a 6-month period following the end of the transition period, with a view to achieving an adequacy decision from the European Commission during that period. Like the GDPR, the U.K. GDPR restricts personal data transfers outside the U.K. to countries not regarded by the U.K. as providing adequate protection (this means that personal data transfers from the U.K. to the EEA remain free flowing).

This lack of clarity on future U.K. laws and regulations and their interaction with E.U. laws and regulations could add legal risk, uncertainty, complexity and cost to our handling of E.U. personal information and our privacy and data security compliance programs. It is possible that over time the U.K. Data Protection Act 2018 could become less aligned with the GDPR, which could require us to implement different compliance measures for the U.K. and the E.U. and result in potentially enhanced compliance obligations for E.U. personal data.

In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that, if adopted, may apply to us, or which customers may require us to adopt. Because the interpretation and application of privacy and data protection laws, regulations, rules, and other standards are still uncertain, it is possible that these laws, rules, regulations, and other actual or alleged legal obligations, such as contractual or self-regulatory obligations, may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the functionality of our solutions. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which could have an adverse effect on our business. Any failure or perceived failure by us to comply with laws, regulations, policies, legal, or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties, or adverse publicity, and could cause our clients and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations, and industry standards relating to privacy, data protection, marketing, consumer communications, and information security, and we cannot determine the impact such future laws, regulations, and standards may have on our business. Future laws, regulations, standards, and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new functionality and maintain and grow our client base and increase revenue. Future restrictions on the collection, use, sharing, or disclosure of data, or additional requirements for express or implied consent of our clients, partners, or end users for the use and disclosure of such information could require us to incur additional costs or modify our solutions, possibly in a material manner, and could limit our ability to develop new functionality.

If we are not able to comply with these laws or regulations, or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions, which would negatively affect our business, financial condition, and operating results. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise adversely affect the growth of our business. Furthermore, any costs incurred as a result of this potential liability could harm our operating results.

We are subject to anti-corruption, anti-bribery, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the FCPA, the U.K. Bribery Act, U.S. domestic bribery laws, and other anti-corruption laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public sector. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. We maintain operations and serve clients in several countries around the world. Although we do not target government entities as clients, some of our clients may receive funding or other support from local, state, provincial or national governments. As we maintain and seek to increase our international cross-border business and expand operations abroad, we may engage with business partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our FlyMates, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.

While we maintain policies and training programs for our FlyMates related to anti-corruption, anti-bribery and gift giving, and include representations regarding legal compliance in our contracts with vendors and strategic partners, there can be no assurances that these policies, training programs or contractual provisions will be observed or enforceable. We cannot assure you that all of our FlyMates and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, our risks under these laws may increase.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, operating results, and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

New or revised tax regulations, unfavorable resolution of tax contingencies or changes to enacted tax rates could adversely affect our tax expense.

Changes in tax laws or their interpretations could result in changes to enacted tax rates and may require complex computations to be performed that were not previously required, significant judgments to be made in interpretation of the new or revised tax regulations and significant estimates in calculations, as well as the preparation and analysis of information not previously relevant or regularly produced. Future changes in enacted tax rates could negatively affect our results of operations.

The vast majority of states have considered or adopted laws that impose tax collection obligations on out-of-state companies. States where we have nexus may require us to calculate, collect, and remit taxes on sales in their jurisdiction. Additionally, the Supreme Court of the United States recently ruled in South Dakota v. Wayfair, Inc. et al (Wayfair) that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may enforce laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. We may be obligated to collect and remit sales and use tax in states in which we have not collected and remitted sales and use tax. A successful assertion by one or more states requiring us to collect taxes where we historically have not or presently do not do so could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state governments or local governments of sales tax collection obligations on out-of-state sellers could also create additional administrative burdens for us, put us at a perceived competitive disadvantage if they do not impose similar obligations on our competitors, and decrease our future sales, which could adversely affect our business and operating results.

Our tax returns and positions are subject to review and audit by federal, state, local and international taxing authorities. An unfavorable outcome to a tax audit could result in higher tax expense, thereby negatively affecting our results of operations and cash flows. We have recognized estimated liabilities on the balance sheet for material known tax exposures relating to deductions, transactions and other matters involving some uncertainty as to the proper tax treatment of the item. These liabilities reflect what we believe to be reasonable assumptions as to the likely final resolution of each issue if raised by a taxing authority. While we believe that the liabilities are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be finally resolved at a financial amount no more than any related liability. An unfavorable resolution, therefore, could negatively affect our financial position, results of operations and cash flows in the current and/or future periods.

If we fail to adequately protect our proprietary rights, our competitive position could be impaired and we may lose valuable assets, generate less revenue and incur costly litigation to protect our rights.

Our success is dependent, in part, upon protecting our proprietary technology. We rely on a combination of copyrights, trademarks, service marks, trade secret laws, the domain name dispute resolution mechanism, confidentiality procedures, and contractual provisions to establish and protect our proprietary rights. However, effective protection of intellectual property rights is expensive, both in terms of application and maintenance costs, as well as the costs of defending and enforcing those rights, and the steps we take to protect our intellectual property may be inadequate. We do not have patents covering any of our technology and do not actively pursue patents. Any of our trademarks, or other intellectual property rights may be challenged or circumvented by others, or narrowed or invalidated through administrative process or litigation. There can be no guarantee that others will not independently develop similar solutions or duplicate any of our solutions. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our solutions and use information that we regard as proprietary to create solutions that compete with ours.

We pursue registration of copyrights, trademarks, and domain names in the United States and in certain jurisdictions outside of the United States, but doing so may not always be successful or cost-effective. We may be unable or, in some instances, choose not to obtain legal protection for our intellectual property, and our existing and future intellectual property rights may not provide us with competitive advantages or distinguish our solutions from those of our competitors. The laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States, and effective intellectual property protection and mechanisms may be uncertain or unavailable in those jurisdictions. We may need to expend additional resources to defend our intellectual property in such countries, and the inability to do so could impair our business or adversely affect our international expansion. Particularly given the international nature of the Internet, the rate of growth of the Internet, and the ease of registering new domain names, we may not be able to detect unauthorized use of our intellectual property or take prompt enforcement action.

We endeavor to enter into agreements with our employees, consultants and contractors and with parties with whom we do business in order to acquire intellectual property rights developed as a result of service to Flywire, as well as to limit access to and disclosure of our proprietary information. No assurance can be given that our intellectual property related agreements with our employees, consultants, contractors clients, their customers, or strategic partners and others will be effective in controlling access to and distribution of our solutions and proprietary information, potentially resulting in the unauthorized use or disclosure of our trade secrets and other intellectual property, including to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property. Further, these agreements do not prevent our competitors or partners from independently developing technologies that are substantially equivalent or superior to our solutions. In addition, individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property.

To protect our intellectual property rights, we may be required to spend significant resources to monitor, protect and defend these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our solutions, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies into our solutions, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.

We may in the future be subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

We may in the future become subject to intellectual property disputes. Lawsuits are time-consuming and expensive to resolve and they divert management’s time and attention. We cannot predict the outcome of lawsuits and cannot assure you that the results of any such actions will not have an adverse effect on our business, operating results, or financial condition. During litigation, we may become subject to provisional rulings, including preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle legal disputes on terms that are unfavorable to us. Furthermore, such disputes, even those without merit, may subject us to an unfavorable judgment that we may not choose to appeal or that may not be reversed upon appeal. In such a situation, we could be required to pay substantial damages or license fees to third party patent owners. In addition, we may also be required to modify, redesign, reengineer, or rebrand our solutions, or stop making, licensing, or providing solutions that incorporate the asserted intellectual property. Alternatively, we may enter into a license agreement to continue practices found to be in violation of a third party’s rights. If we are required, or choose to enter into, royalty or licensing arrangements, such arrangements may not be available on reasonable terms or at all. In addition, we may also be contractually obligated to indemnify our customers in the event of infringement of a third party’s intellectual property rights.

Our use of “open source” software could negatively affect our ability to offer and sell access to our solutions and subject us to possible litigation.

We use open source software in our solutions and expect to continue to use open source software in the future. There are uncertainties regarding the proper interpretation of and compliance with open source licenses, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to use such open source software, and consequently to provide or distribute our solutions. Although use of open source software has historically been free, recently several open source providers have begun to charge license fees for use of their software. If our current open source providers were to begin to charge for these licenses or increase their license fees significantly, this would increase our research and development costs and have a negative impact on our results of operations and financial condition.

Additionally, we may from time to time face claims from third parties claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of source code for the open source software, derivative works or our proprietary source code that was developed using, or that is distributed with, such open source software. These claims could also result in litigation and could require us to make our proprietary software source code freely available, require us to devote additional research and development resources to change our solutions or incur additional costs and expenses, any of which could result in reputational harm and would have a negative effect on our business and operating results. In addition, if the license terms for the open source software we utilize change, we may be forced to reengineer our solutions or incur additional costs to comply with the changed license terms or to replace the affected open source software. Further, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software or indemnification for third party infringement claims. Although we have implemented policies to regulate the use and incorporation of open source software into our solutions, we cannot be certain that we have not incorporated open source software in our solutions in a manner that is inconsistent with such policies.

Indemnity and liability provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, data protection, and other losses.

Our agreements with some of our technology partners and certain clients include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, data protection, damages caused by us to property or persons, or other liabilities relating to or arising from our solutions or other contractual obligations. Some of these indemnity agreements provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments could harm our business, operating results, and financial condition. We may incur substantial liability, and we may be required to cease use of certain functions of our solutions, as a result of intellectual property related claims. Any dispute with a client or technology partner with respect to these obligations could have adverse effects on our relationship with that client or technology partner and other existing or new clients or technology partners, and harm our business and operating results. In addition, although we carry insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed, or otherwise protect us from liabilities or damages with respect to claims alleging compromises of customer data, and any such coverage may not continue to be available to us on acceptable terms or at all.

The United Kingdom’s departure from the E.U. could adversely affect us.

The U.K. formally exited the E.U. on January 31, 2020 and a transition period was in place until December 31, 2020 during which time the U.K. remained in both the E.U. customs union and single market and was subject to E.U. rules. There is a significant lack of clarity over the terms of the U.K.’s future relationship with the E.U. in the future.

Brexit could therefore adversely affect U.K., regional (including European), and worldwide economic and market conditions and could contribute to instability in global financial and foreign currency exchange markets, including volatility in the value of the British Pound and Euro, which in turn could adversely affect us or our clients and companies with which we do business, particularly in the U.K. Brexit could lead to greater restrictions on travel between the U.K. and the EEA region, with the potential inability of students to travel or relocate for purposes of seeking foreign educational opportunities. Brexit could also trigger a general deterioration in credit conditions, a downturn in consumer sentiment, and overall negative economic growth. Any of these scenarios could have an adverse effect on our business or our clients.

In addition, Brexit could lead to legal uncertainty and increased complexity for financial services firms as national laws and regulations in the U.K. start to diverge from E.U. laws and regulations. In particular, depending on the terms of Brexit, we may face new regulatory costs and challenges, including the following:

•

if we are unable to utilize appropriate authorizations and regulatory permissions, our European operations could lose their ability to offer services into the U.K. market on a cross-border basis and for our U.K. based operations to offer services on a cross-border basis in the European markets;

•

we could be required to obtain additional regulatory permissions to operate in the U.K. market, adding costs and potential inconsistency to our business. Depending on the capacity of the U.K. authorities, the criteria for obtaining permission, and any possible transitional arrangements, our business in the U.K. could be materially affected or disrupted;

•

we could be required to comply with legal and regulatory requirements in the U.K. that are in addition to, or inconsistent with, those of the E.U., leading to increased complexity and costs for our European and U.K. operations; and

•	our ability to attract and retain the necessary human resources in appropriate locations to support our U.K. and European business could be adversely impacted.

These and other factors related to Brexit could, individually or in the aggregate, have a material adverse impact on our business, financial condition, and results of operations.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

As of March 31, 2021, we had U.S. federal net operating loss (NOL) carryforwards of approximately $115.8 million and state net operating loss carryforwards of approximately $99.8 million. The federal and material state net operating loss carryforwards will begin to expire in 2030 and 2024, respectively. In general, under Sections 382 and 383 of the United States Internal Revenue Code of 1986, as amended (Code), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes such as research tax credits to offset future taxable income. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of the company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If it is determined that we have in the past experienced an ownership change, or if we undergo one or more ownership changes as a result of this offering or future transactions in our stock, then our ability to utilize NOLs and other pre-change tax attributes could be limited by Sections 382 and 383 of the Code. Future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 or 383 of the Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a material portion of the NOLs, even if we were to achieve profitability.

Under the Tax Cuts and Jobs Act enacted in 2017 (Tax Act) as modified by the Coronavirus Aid, Relief, and Economic Security Act enacted in 2020 (CARES Act), U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such NOL carryforwards in taxable years beginning after December 31, 2020 is limited to 80% of taxable income. In addition, federal NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely, but carryback is generally prohibited. NOLs generated in tax years beginning before January 1, 2018 will not be subject to the taxable income limitation, and NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and twenty-year carryforward period. Deferred tax assets for NOLs will need to be measured at the applicable tax rate in effect when the NOL is expected to be utilized. Similar rules may apply under state tax laws. The changes in the carryforward/carryback periods as well as the new limitation on use of NOLs may significantly impact our valuation allowance assessments for NOLs generated after December 31, 2017.

Risks Related to Being a Public Company

As a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting, and if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank), the listing requirements of The Nasdaq Global Market (Nasdaq), and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. It may require significant resources and management oversight to maintain and, if necessary, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. To comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which would increase our costs and expenses.

As a public company, we will also be required, pursuant to Section 404 of the Sarbanes-Oxley Act (Section 404), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date we are no longer an emerging growth company, as defined in the JOBS Act. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation. We will be required to disclose changes made in our internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control, including as a result of a material weakness, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, Dodd-Frank, the listing requirements of the Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements and interacting with public company investors and securities analysts. These new obligations and constituents require significant attention from our management team and could divert their attention away from the day-to-day management of our business, which could harm our business, operating results, and financial condition. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

Risks Related to Ownership of Our Common Stock

There has been no prior public market for our common stock, the stock price of our common stock may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our common stock following this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. An active or liquid market in our common stock may not develop upon the completion of this offering or, if it does develop, it may not be sustainable. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	overall performance of the equity markets;

•	our operating performance and the performance of other similar companies;

•	delays in the roll out of new solutions;

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changes in our projected operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our common stock;

•	regulatory actions with respect to our payment solutions;

•	regulatory or legal developments in the United States and other countries;

•	the level of expenses related to our solutions;

•	announcements of acquisitions, strategic alliances or significant agreements by us or by our competitors;

•	developments or disputes concerning patent applications, issued patents or other intellectual property or proprietary rights;

•	recruitment or departure of key personnel;

•	the economy as a whole and market conditions in our industry, including conditions resulting from the COVID-19 pandemic;

•	variations in our financial results or the financial results of companies that are perceived to be similar to us;

•	financing or other corporate transactions, or inability to obtain additional funding;

•	changes in the structure of payment systems;

•	effects of the ongoing United States-China trade war;

•	trading activity by a limited number of stockholders who together beneficially own a majority of our outstanding common stock;

•	the expiration of market standoff or contractual lock-up agreements;

•	the size of our market float; and

•	any other factors discussed in this prospectus.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies, and technology companies in particular, have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, and (iv) the date on which we are deemed to be a “large accelerated filer,” which will occur as of the end of any fiscal year in which we (x) have an aggregate market value of our common stock held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (y) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months, and (z) have filed at least one annual report pursuant to the Exchange Act.

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future operating results may not be as comparable to the operating results of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our intellectual property on unfavorable terms to us.

Until such time, if ever, as we can generate substantial revenue, we may finance our cash needs through a combination of equity offerings, government or private party grants, debt financings and strategic partnership agreements. We may seek additional capital through a variety of means, including through strategic partnership arrangements, public or private equity or debt financings, third-party funding and marketing and distribution arrangements, as well as other strategic alliances and licensing arrangements or any combination of these approaches. However, the disruption in the capital markets caused by the COVID-19 outbreak could make any financing more challenging, and there can be no assurance that we will be able to raise capital on commercially reasonable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation preferences or other rights, powers or preferences that may adversely affect your rights as a stockholder. To the extent that debt financing is available, and we choose to raise additional capital in the form of debt, such debt financing may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional capital pursuant to collaborations, licensing arrangements or other strategic partnerships, such agreements may require us to relinquish rights to our technologies.

If we are unable to raise additional funds through equity or debt financing or through collaborations or strategic partnerships when needed, we may be required to delay, limit, reduce or terminate the development of our solutions or commercialization efforts.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering to for working capital and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no or only very few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share of $20.14 per share as of March 31, 2021, based on an assumed initial public offering price of our common stock of $23.00 per share, the midpoint of the price range on the cover page of this prospectus, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of options to purchase common stock under our equity incentive plans, upon vesting of options to purchase common stock under our equity incentive plans, if we issue restricted stock to our employees under our equity incentive plans or if we otherwise issue additional shares of our common stock.

Substantial amounts of our outstanding shares may be sold into the market in the near future. If there are substantial sales of shares of our common stock, the price of our common stock could decline.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale and the market perceives that sales will occur. After this offering, we will have 99,800,559 outstanding shares of our common stock, based on the number of shares outstanding as of March 31, 2021. All of the shares of common stock sold in this offering will be available for sale in the public market, unless purchased by our affiliates. Substantially all of our outstanding shares of common stock are currently restricted from resale as a result of “lock-up” agreements (which may be waived by Goldman Sachs & Co. LLC, in its sole discretion, with or without notice), as more fully described in the section titled “Underwriting.” These shares will become available to be sold as follows:

•

Beginning at the commencement of trading on the second trading day after our first public release of quarterly results following the date of this prospectus, if the last reported closing price of our common stock on the Nasdaq Global Market is at least 33% greater than the initial public offering price as set forth on the cover page of this prospectus for at least 10 trading days in the 15 trading day period prior to the date of such earning release, then each holder subject to these lock-up agreements may sell a number of shares equal to 25% of the shares of our common stock and non-voting common stock held by that holder, including shares of our common stock underlying options, warrants or other securities (the Holdings). As of March 31, 2021, 25% of the outstanding Holdings held by all such holders was 27,172,191 shares.

•

Beginning at the commencement of trading on the second trading day after our public release of quarterly results for the quarter in which our first public release of quarterly results following the date of this prospectus occurs, the lock-up agreements will terminate, and accordingly, the remaining shares of our common stock and non-voting common stock will be eligible for sale in the public market.

Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act, and various vesting agreements.

After our initial public offering, certain of our stockholders will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders, subject to market standoff and lock-up agreements. We also intend to register shares of common stock that we have issued and may issue under our employee equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to existing market standoff or lock-up agreements.

The market price of the shares of our common stock could decline as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

The concentration of our stock ownership will likely limit your ability to influence corporate matters, including the ability to influence the outcome of director elections and other matters requiring stockholder approval.

Based upon shares outstanding as of March 31, 2021, prior to this offering, our executive officers, directors and the holders of more than 5% of our outstanding common stock, in the aggregate, beneficially owned approximately 67.5% of our common stock, and upon the completion of this offering, that same group, in the aggregate, will beneficially own approximately 61.6% of our common stock, assuming no purchases of shares in this offering by any members of this group, no exercise by the underwriters of their option to purchase additional shares, no exercise of outstanding options or warrants and after giving effect to the issuance of shares in this offering. As a result, these stockholders, acting together, will have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividend on our common stock and do not currently intend to do so for the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, our loan and security agreement currently prohibits us from paying dividends on our equity securities, and any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect at the completion of this offering could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our common stock.

Following the completion of this offering, our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law (DGCL) may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect at the completion of this offering will contain provisions that may make the acquisition of our company more difficult, including the following:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•

the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the requirement that a special meeting of stockholders may be called only by a majority vote of our entire board of directors, the chairman of our board of directors or our chief executive officer, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation or our amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

In addition, as a Delaware corporation, we are subject to Section 203 of the DGCL. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision.

These and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

For information regarding these and other provisions, see the section titled “Description of Capital Stock.”

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation provides further that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These choices of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•

our future financial performance, including our expectations regarding our revenue, cost and operating expenses, including changes in technology and development, selling and marketing and general and administrative expenses (including any components of the foregoing), gross profit and our ability to achieve, and maintain, future profitability;

•	our business plan and our ability to effectively manage our growth;

•	our market opportunity, including estimates regarding our total addressable payment volume;

•	our cross-border expansion plans and ability to expand internationally;

•	anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;

•	the sufficiency of our cash and cash equivalents to meet our liquidity needs;

•	political, economic, legal, social and health risks, including the recent COVID-19 pandemic and subsequent public health measures that may affect our business or the global economy;

•	beliefs and objectives for future operations;

•	our ability to develop and protect our brand;

•	our ability to maintain and grow the payment volume that we process;

•	our ability to further attract, retain, and expand our client base;

•	our ability to develop new solutions and services and bring them to market in a timely manner;

•	our expectations concerning relationships with third parties, including strategic partners;

•	the effects of increased competition in our markets and our ability to compete effectively;

•	future acquisitions or investments in complementary companies, products, services, or technologies;

•	our ability to enter new client verticals, including our relatively new B2B sector;

•	our expectations regarding anticipated technology needs and developments and our ability to address those needs and developments with our solutions;

•	our expectations regarding litigation and legal and regulatory matters;

•	our expectations regarding our ability to meet existing performance obligations and maintain the operability of our solutions;

•	our expectations regarding the effects of existing and developing laws and regulations, including with respect to payments and financial services, taxation, privacy and data protection;

•	economic and industry trends, projected growth, or trend analysis;

•	our ability to attract and retain qualified employees;

•	our ability to maintain, protect, and enhance our intellectual property;

•	our ability to maintain the security and availability of our solutions;

•	the increased expenses associated with being a public company; and

•	the future market price of our common stock.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations, except as required by law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, estimates and information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, is based on information from various sources, as well as assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our solutions. This information involves important assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity, and market size information included in this prospectus is generally reliable, information of this sort is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

The sources of the statistical data, estimates and market and industry data contained in this prospectus are provided below. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. The information contained on, or that can be accessed through, any website listed below is not a part of this prospectus.

•	The Organisation for Economic Co-operation and Development (OECD), Educational Expenditure by Source and Destination. doi: 10.1787/1c1c86c4-en (Accessed on February 16, 2021);

•	Mastercard Investment Community Meeting, September 12, 2019;

•	American Productivity & Quality Center (APQC), Number of FTEs That Perform The Process “Process Accounts Receivable (AR)” per $1 Billion Revenue Measure Spotlight, February 1, 2021;

•	Patients Beyond Borders, Quick Facts About Medical Tourism (Accessed on February 16, 2021);

•	EY Parthenon, Education in Southeast Asia: Opportunities for investors and operators, September 2016;

•	Centers for Medicare & Medicaid Services, NHE Fact Sheet, December 2020;

•	Couillard, Lucie. “GL Industry Report X9001-GL Global Tourism.” IBISWorld, June 2020;

•	Maynard, Nick. “B2B Payments: Domestic, Cross-border & Interest Payments 2020-2025.” Juniper Research Ltd, July 2020;

•	APQC, Open Standards Benchmarking Performance Assessment in Accounts Receivable, 2018; and

•	Bartolini, Andrew and Cohen, Bob. “The State of ePayables 2020: Ensuring Continuity, Building Resiliency, and Rising to the Challenge.” Ardent Partners, 2020.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of shares of common stock in this offering at an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $181.6 million, or $209.6 million if the underwriters’ option to purchase additional shares is exercised in full.

A $1.00 increase (decrease) in the assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds from this offering by approximately $8.1 million, assuming the number of shares of our common stock offered by us remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of our common stock offered would increase (decrease) the net proceeds from this offering by approximately $21.4 million, assuming that the assumed initial public offering price of $23.00 remains the same, and after deducting the estimated underwriting discounts and commissions.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock, and enable access to the public equity markets for our stockholders and us. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include technology and solutions development, selling and marketing, general and administrative matters, and capital expenditures. We may also use a portion of the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement our business. However, we do not have binding agreements or commitments for any acquisitions or investments outside the ordinary course of business at this time.

We will have broad discretion over the uses of the net proceeds of this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant. In addition, the terms of our Loan and Security Agreement restrict our ability to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our capitalization, as of March 31, 2021, on:

•	an actual basis;

•

a pro forma basis, which reflects (i) the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 62,031,939 shares of our common stock and 5,988,378 shares of our non-voting common stock, (ii) the reclassification of the preferred stock warrant liability to additional paid-in capital in connection with the conversion of the outstanding warrants to purchase shares of preferred stock into warrants to purchase shares of our common stock, and (iii) the filing and effectiveness of our restated certificate of incorporation; and

•

a pro forma as adjusted basis, which reflects (i) all adjustments included in the pro forma column and (ii) the sale of shares of our common stock in this offering at an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

The pro forma as adjusted information presented is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and related notes, “Selected Consolidated Financial Data,” Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our condensed consolidated financial statements and related notes, each included elsewhere in this prospectus.

	As of March 31, 2021
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$146,313	$146,313	$328,069

Preferred stock warrant liability	$2,886	$—	$—
Long-term debt	24,402	24,402	24,402
Convertible preferred stock (Series A, B, B1, B1-NV, C and D), $0.0001 par value, 62,915,394 shares authorized, actual; 54,208,461 share issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted; liquidation preference of $110,716, actual; no liquidation preference pro forma and pro forma as adjusted	110,401	—	—
Redeemable convertible preferred stock (Series E-1, E-2, F-1 and F-2), $0.0001 par value, 18,767,193 shares authorized, actual; 13,811,856 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted; liquidation preference of $210,000, actual; no liquidation preference pro forma and pro forma as adjusted	179,509	—	—
Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value, no shares authorized, issued or outstanding, actual; 10,000,000 shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.0001 par value; 154,570,395 shares authorized (including shares of non-voting common stock), actual; 25,397,964 shares issued and 23,080,242 shares outstanding, actual; 2,010,000,000 shares authorized (including 10,000,000 shares of non-voting common stock), 93,417,966 shares issued and 91,100,559 shares outstanding, pro forma; 2,010,000,000 shares authorized (including 10,000,000 shares of non-voting common stock), 102,117,966 shares issued and 99,800,559 shares outstanding, pro forma as adjusted	3	9	10
Treasury stock, 2,317,722 shares as of March 31, 2021, held at cost	(748)	(748)	(748)
Additional paid-in capital	29,734	322,524	504,116
Accumulated other comprehensive income	125	125	125
Accumulated deficit	(106,424)	(106,424)	(106,424)

Total stockholders’ (deficit) equity	(77,310)	215,486	397,079

Total capitalization	$239,888	$239,888	$421,481

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $8.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of our common stock offered would increase (decrease) the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $21.4 million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions.

The number of shares of our common stock and non-voting common stock to be outstanding after this offering is based on 91,100,559 shares of our common stock outstanding as of March 31, 2021, assuming the conversion of all outstanding shares of our preferred stock (of which 85,112,181 shares will be common stock and 5,988,378 shares will be non-voting common stock) and excludes the following:

•

16,496,223 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, with a weighted-average exercise price of $2.96 per share under our 2009 Plan and our 2018 Plan;

•	1,030,500 shares of our common stock issuable upon the exercise of stock options granted after March 31, 2021, with a weighted-average exercise price of $16.82 per share under our 2018 Plan;

•	75,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock outstanding as of March 31, 2021, with an exercise price of $0.17 per share;

•

381,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of our Series C preferred stock outstanding as of March 31, 2021, with an exercise price of $1.48 per share, which will become warrants to purchase shares of our common stock at an exercise price of $1.48 per share in connection with the closing of this offering;

•

1,645,458 shares of our common stock reserved for future issuance under our 2018 Plan, as of March 31, 2021, which shares will be added to the shares to be reserved under our 2021 Plan at the time our 2021 Plan becomes effective in connection with this offering;

•

9,201,156 shares of our common stock that will become available for future issuance under our 2021 Plan, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2021 Plan; and

•

1,639,810 shares of our common stock that will become available for future issuance under our ESPP, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this initial public offering and the pro forma as adjusted net tangible book value per share of common stock immediately after this offering.

As of March 31, 2021, historical net tangible book value (deficit) was $(190.8) million, or $(8.27) per share. Our pro forma net tangible book value was $102.0 million, or $1.12 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and the carrying value of our convertible preferred stock and our redeemable convertible preferred stock, which are not included in stockholders’ deficit, and divided by the total number of shares of our common stock outstanding as of March 31, 2021, after giving effect to (i) the automatic conversion of all outstanding shares of our preferred stock into in aggregate of 62,031,939 shares of our common stock and 5,988,378 shares of our non-voting common stock, (ii) the reclassification of the preferred stock warrant liability to additional paid-in capital in connection with the conversion of the outstanding warrants to purchase shares of preferred stock into warrants to purchase shares of our common stock, and (iii) the filing and effectiveness of our restated certificate of incorporation.

After giving effect to (i) the pro forma adjustments set forth above and (ii) our sale in this offering of shares of our common stock, at an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been $285.9 million, or $2.86 per share. This represents an immediate increase in pro forma net tangible book value of $1.74 per share to our existing stockholders and an immediate dilution of $20.14 per share to investors purchasing common stock in this offering at the assumed initial public offering price.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$23.00
Historical net tangible book value (deficit) per share as of March 31, 2021	$(8.27)
Increase per share attributable to the pro forma adjustments described above	9.39

Pro forma net tangible book value per share as of March 31, 2021, before giving effect to this offering	1.12
Increase in pro forma net tangible book value per share attributable to new investors in this offering	1.74

Pro forma as adjusted net tangible book value per share		$2.86

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$20.14

A $1.00 increase (decrease) in the assumed initial public offering price of $23.00 per share, which is the midpoint of the price range reflected on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.09 per share and would increase (decrease) the dilution per share to new investors in this offering by $0.91 per share, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by $0.19 per share and would increase (decrease) the dilution to new investors by $(0.19) per share, assuming the assumed initial public offering price, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering would be $3.10 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $19.90 per share.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2021, after giving effect to the pro forma adjustments described above, the difference between existing stockholders and new investors purchasing shares of common stock in this offering with respect to the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholders or to be paid by investors purchasing shares in this offering at an assumed offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	91,100,559	91.3%	$279,916,000	58.3%	$3.07
New public investors	8,700,000	8.7	200,100,000	41.7	$23.00

Total	99,800,559	100.0%	$480,016,000	100.0%

A $1.00 increase (decrease) in the assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by $8.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of our common stock. If the underwriters exercise their option to purchase additional shares of our common stock in full, our existing stockholders would own 90.1% and our new investors would own 9.9% of the total number of shares of our common stock and non-voting common stock outstanding after this offering.

In addition, to the extent we issue any additional stock options or any outstanding stock options or warrants are exercised, or we issue any other securities or convertible debt in the future, investors will experience further dilution.

The number of shares of our common stock and non-voting common stock to be outstanding after this offering is based on 91,100,559 shares of our common stock outstanding as of March 31, 2021, assuming the conversion of all outstanding shares of our preferred stock (of which 85,112,181 shares will be common stock and 5,988,378 shares will be non-voting common stock) and excludes the following:

•

16,496,223 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, with a weighted-average exercise price of $2.96 per share under our 2009 Plan and our 2018 Plan;

•	1,030,500 shares of our common stock issuable upon the exercise of stock options granted after March 31, 2021, with a weighted-average exercise price of $16.82 per share under our 2018 Plan;

•	75,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock outstanding as of March 31, 2021, with an exercise price of $0.17 per share;

•

381,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of our Series C preferred stock outstanding as of March 31, 2021, with an exercise price of $1.48 per share, which will become warrants to purchase shares of our common stock at an exercise price of $1.48 per share in connection with the closing of this offering;

•

1,645,458 shares of our common stock reserved for future issuance under our 2018 Plan, as of March 31, 2021, which shares will be added to the shares to be reserved under our 2021 Plan, at the time our 2021 Plan becomes effective in connection with this offering;

•

9,201,156 shares of our common stock that will become available for future issuance under our 2021 Plan, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2021 Plan; and

•

1,639,810 shares of our common stock that will become available for future issuance under our ESPP, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present selected historical consolidated financial data for our business. We derived the selected consolidated statements of operations data for the fiscal years ended December 31, 2019 and 2020 and the consolidated balance sheet data as of December 31, 2019 and 2020 from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated statement of operations data for the three months ended March 31, 2020 and 2021, and the consolidated balance sheet data as of March 31, 2021, have been derived from our unaudited condensed consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair statement of those unaudited condensed consolidated financial statements. On February 13, 2020, we acquired Simplee for total consideration valued at $86.5 million including $79.4 million of cash consideration, net of cash acquired, and the estimated fair value of contingent consideration of $7.1 million. Our consolidated financial statements included the results of operations of Simplee and estimated fair values of assets acquired and liabilities assumed commencing as of the acquisition date. Our historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read this information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our unaudited condensed consolidated financial statements and related notes and our consolidated financial statements, the accompanying notes, and other financial information included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$94,918	$131,783	$32,709	$44,991
Costs and operating expenses:(1)
Payment processing services costs	36,726	47,805	11,609	16,091
Technology and development	15,008	24,501	5,348	7,522
Selling and marketing	26,606	32,612	8,577	11,931
General and administrative	34,035	42,680	10,265	15,914

Total costs and operating expenses	112,375	147,598	35,799	51,458

Loss from operations	(17,457)	(15,815)	(3,090)	(6,467)

Other income (expense):
Interest expense	(2,459)	(2,533)	(597)	(621)
Change in fair value of preferred stock warrant liability	(127)	(625)	(263)	(954)
Other income (expense), net	477	697	(31)	(411)

Total other expenses, net	(2,109)	(2,461)	(891)	(1,986)

Loss before provision for income taxes	(19,566)	(18,276)	(3,981)	(8,453)
Provision for (benefit from) income taxes	550	(7,169)	(7,681)	199

Net income (loss)	(20,116)	(11,107)	3,700	(8,652)

Net income (loss) attributable to common stockholders - basic and diluted	$(20,116)	$(11,121)	$781	$(8,657)

Net income (loss) per share attributable to common stockholders - basic(2)	$(1.25)	$(0.60)	$0.04	$(0.41)

Net income (loss) per share attributable to common stockholders - diluted(2)	$(1.25)	$(0.60)	$0.03	$(0.41)

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
	(in thousands, except share and per share data)
Weighted average common shares outstanding - basic(2)	16,067,088	18,389,898	17,513,319	21,100,077

Weighted average common shares outstanding - diluted(2)	16,067,088	18,389,898	27,249,072	21,100,077

Pro forma net loss per share attributable to common stockholders - basic and diluted (unaudited)(3)		$(0.12)		$(0.09)

Pro forma common stock outstanding - basic and diluted (unaudited)(3)		86,410,215		89,120,394

(1)	Includes stock-based compensation expense as follows (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
Technology and development	$640	$766	$163	$1,085
Selling and marketing	905	1,275	251	2 ,644
General and administrative	1,404	1,803	421	6 ,635

Total stock-based compensation expense	$2,949	$3,844	$835	$10,364

(2)

See Note 2 and Note 16 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per share attributable to common stockholders, and the weighted-average number of shares used in the computation of the per share amounts. For the computation of per share amounts, common stockholders include holders of common stock and non-voting common stock and common stock outstanding and weighted average common shares include common stock and non-voting common stock.

(3)

Unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2020 and the three months ended March 31, 2021 have been prepared to give effect to (i) the conversion of all outstanding convertible preferred stock into 54,208,461 shares of common stock immediately prior to the completion of this offering and (ii) the conversion of all outstanding redeemable convertible preferred stock into 7,823,478 shares of common stock and 5,988,378 shares of non-voting common stock immediately prior to the completion of this offering. As we are in a loss position, the 75,000 warrants for the purchase of common stock, 381,000 warrants for the purchase of convertible preferred stock, 516,555 shares of restricted stock awards, and 16,496,223 outstanding options would be antidilutive and therefore have been excluded from the computation of pro forma diluted net loss per share attributable to common stockholders and non-voting common stockholders. For the computation of per share amounts, common stockholders include holders of common stock and non-voting common stock and common stock outstanding and weighted average common shares include common stock and non-voting common stock.

The unaudited pro forma net loss per share attributable to common stockholders and non-voting common stockholders was computed using the weighted average number of shares of common stock and non-voting common stock outstanding, including the pro forma effect of the aforementioned (i) conversion of all outstanding shares of convertible preferred stock into shares of common stock, and (ii) conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock and non-voting common stock as if such conversion had occurred at the beginning of the respective reporting period, or their issuance dates, if later.

The following table sets forth the computation of unaudited pro forma basic and diluted net loss per share attributable to common stockholders and non-voting common stockholders giving effect to the aforementioned (i) conversion of all outstanding shares of convertible preferred stock into shares of common stock, and (ii) conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock and non-voting common stock, for the periods presented:

	Year Ended December 31, 2020	Three Months Ended March 31, 2021
Numerator:
Pro forma net loss attributable to common stockholders	$(11,121)	$(8,657)
Plus: Accretion of preferred stock to redemption value	14	5
Plus: Change in fair value of preferred stock warrant liability	625	954

Pro forma net loss attributable to common stockholders - basic and diluted	$(10,482)	$(7,698)

	Year Ended December 31, 2020	Three Months Ended March 31, 2021
Denominator:
Weighted-average common shares used to compute net loss per share attributable to common stockholders - basic and diluted	18,389,898	21,100,077
Pro forma adjustment to reflect the conversion of convertible preferred stock to common stock upon the completion of the proposed IPO	54,208,461	54,208,461
Pro forma adjustment to reflect the conversion of redeemable convertible preferred stock to common stock upon the completion of the proposed IPO	13,811,856	13,811,856

Pro forma common shares outstanding - basic and diluted	86,410,215	89,120,394

Pro forma net loss per share attributable to common stockholders - basic and diluted	$(0.12)	$(0.09)

	December 31,		March 31,
	2019	2020	2021
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$86,027	$104,052	$146,313
Total assets	140,998	271,442	302,321
Working capital	25,402	60,178	119,501
Current portion of long-term debt	3,895	—	—
Long-term debt, net of current portion	20,738	24,352	24,402
Preferred stock warrant liability	1,307	1,932	2,886
Convertible preferred stock	110,401	110,401	110,401
Redeemable convertible preferred stock	—	119,769	179,509
Total stockholders’ deficit	(75,278)	(81,762)	(77,310)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Our fiscal year end is December 31, and our fiscal quarters end on March 31, June 30, September 30, and December 31.

Overview

Flywire is a leading global payments enablement and software company. Our next-gen payments platform, proprietary global payment network and vertical-specific software help our clients get paid and help their customers pay with ease—no matter where they are in the world. Our clients rely on us for integrated solutions that are both global and local, and combine tailored invoicing, flexible payment options, and highly personalized omni-channel experiences. We believe we make generational advances for our clients by transforming payments into a source of value and growth for their organizations while delighting their customers with payment experiences that are engaging, secure, fast, and transparent.

Our Flywire Advantage is derived from three core elements: (i) our next-gen payments platform; (ii) our proprietary global payment network; and (iii) our vertical-specific software backed by our deep industry expertise. With our Flywire Advantage, we aim to power the transformation of our clients’ accounts receivable functions by automating paper and check-based business processes in addition to creating interactive, digital payment experiences for their customers. As a result, clients who implement our payments and software solutions can see increased digital payments and improved accounts receivable, higher enrollment in payment plans, and a reduction in customer support inquiries. We help our clients turn their accounts receivable functions into strategic, value-enhancing areas of their organizations.

We reach clients through various channels, with our direct channel being our primary go-to-market strategy. Our industry-experienced sales and relationship management teams bring expertise and local reach, and our solution combines high-tech and high-touch functions backed by 24x7 multilingual customer support, resulting in high client and customer satisfaction. In addition, the value of our Flywire Advantage has been recognized, with global financial institutions and technology providers choosing to form channel partnerships with us. These partnerships promote organic referral and lead generation opportunities and enhance our indirect sales strategy.

The combination of our differentiated solution and efficient go-to-market strategy has resulted in strong and consistent client growth.

•

Rapid domestic and international payments volume growth.    We have grown our Total Payment Volume by approximately 30.5% period-over-period from approximately $5.8 billion during the year ended December 31, 2019 to over $7.5 billion during the year ended December 31, 2020.

We have grown our Total Payment Volume by approximately 70.1% period-over-period from $1.7 billion during the three months ended March 31, 2020 to $2.9 billion during the three months ended March 31, 2021.

•

Expanded global payments network.    Each year we have added to the capabilities of our payment network by means of new local bank accounts and payment partners, and have expanded our global reach to 240 countries and territories and 130 currencies.

•	Enjoyable and personalized user experience. Our NPS score of 64 in fiscal year 2020 demonstrates a strong affinity among our clients for our platform.

•	Strong dollar-based net retention. In 2018 and 2019, our net dollar-based retention rate was approximately 126% and 128%, respectively. In 2020, despite the impact of the COVID-19 pandemic on our clients and the industries we serve, we had annual dollar-based net retention rate of 100%, added over 400 new clients, and maintained strong client retention of approximately 97%. We calculate the annual net dollar-based retention rate for a given year based on the weighted average of the quarterly net dollar-based retention rates for each quarter in that year. We calculate the quarterly net dollar-based retention rate for a given quarter by dividing the revenue we earned in that quarter by the revenue we earned from the same clients in the corresponding quarter of the previous year. Our calculation of quarterly net dollar-based revenue rate for a given quarter only includes revenue from clients that were clients at the beginning of the corresponding quarter of the previous year.

Today, we serve over 2,250 clients around the world. In education alone, we serve more than 1,900 institutions and 1.6 million students globally as of December 31, 2020. In healthcare, we power more than 80 healthcare systems, including four of the top 10 healthcare systems in the United States ranked by hospital size as of December 31, 2020. In the industries we have more recently begun to address, travel and business to business payments, we have a growing portfolio of more than 200 clients as of December 31, 2020.

Our success in building our client base around the world and expanding utilization by our clients’ customers has allowed us to achieve significant scale. We enabled more than $7.5 billion in TPV during the year ended December 31, 2020 and $2.9 billion in TPV during the three months ended March 31, 2021. We generated revenue of $94.9 million and $131.8 million for the years ended December 31, 2019 and 2020, respectively, and incurred net losses of $20.1 million and $11.1 million for those same years. We generated revenue of $32.7 million and $45.0 million for the three months ended March 31, 2020 and March 31, 2021, respectively and incurred net income of $3.7 million and a net loss of $8.7 million, respectively, for the same three-month periods. Pro forma revenue and pro forma net loss for the year ended December 31, 2020, as if our acquisition of Simplee had occurred on January 1, 2020, was $136.3 million and $14.8 million, respectively.

We believe that the growth of our business and our operating results will be dependent upon many factors, including our ability to add new clients, expand the usage of our solutions by our existing clients and their customers, and increase the breadth and depth of our payments and software capabilities by adding new solutions. While these areas present significant opportunities for us, they also pose challenges and risks that we must successfully address in order to sustain the growth of our business and improve our operating results.

While we have experienced significant growth and increased demand for our solutions over recent periods, we expect to continue to incur losses in the short term and may not be able to achieve or maintain profitability in the future. Our marketing is focused on generating leads to develop our sales pipeline, building our brand and market awareness, scaling our network of partners and growing our business from our existing client base. We believe that these efforts will result in an increase in our client base, revenues, and improved margins in the long term. To manage any future growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems and controls, and our ability to manage headcount, capital, and processes in an efficient manner. Additionally, we face intense competition in our market, and to succeed, we need to innovate and offer solutions that are differentiated from legacy payment solutions. We must also effectively hire, retain, train, and motivate qualified personnel and senior management. If we are unable to successfully address these challenges, our business, operating results, and prospects could be adversely affected.

Our Revenue Model

We derive revenue from transactions and platform and usage-based fees.

Transaction revenue is earned from payment processing services provided to our clients. The fee earned on each transaction consists of a rate applied to the total payment value of the transaction, which can vary based on the payment method currency pair conversion and the geographic region in which our client and the clients’ customer resides. We also earn revenue from marketing fees from credit card service providers for marketing arrangements in which we perform certain marketing activities which we consider to be ancillary to the solutions we provide to our clients.

Platform and usage-based fee revenue includes (i) fees earned for the utilization of our payment platform to optimize cash collections, (ii) fees collected on payment plans established by our clients on our payment platform, (iii) subscription fees and (iv) fees related to printing and mailing services which we consider to be ancillary to the solutions we provide to our clients.

Quantitative and Qualitative Disclosures About Market Risk

We have operations both within the United States and globally, and we are exposed to market risks in the ordinary course of our business, including foreign currency fluctuations and the effects of interest rate changes. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Foreign Currency Risk

For our cross-border payments, we have short term foreign currency exchange exposure, typically between one and four days. Our cross-border payment service allows our client’s customers to use their local currency to pay our clients. When a client’s customer books a cross-border payment in the customer’s local currency, we provide an amount to be paid to the client in that local currency based on the foreign exchange rate then in effect. The client’s customer then has a certain amount of time to complete payment—one to four days—that may differ depending on the payment method selected. When our client’s customer makes the payment and we process these funds to our clients through our global payment network, the actual exchange rate may differ from the exchange rate that was initially used to calculate the amount payable by the client’s customer due to foreign exchange rate fluctuations. The amount our client’s customers pay in their local currency is not adjusted for changes in foreign exchange rates between booking the transaction and the date the funds are paid and converted. If the value of the currency used by the client’s customer weakens relative to the currency in which funds are remitted to our clients we may be required to cover the shortfall in remitted funds. This could have an unfavorable effect on our cash flows and operating results. We have been leveraging our in-house currency hedging algorithms since 2014, including entering into non-deliverable forward foreign currency contracts, to mitigate the volatility related to fluctuations in the foreign exchange rates. As a result, to date foreign currency fluctuations with respect to our cross-border payments have not resulted in a materially unfavorable effect on our operating results, financial position or cash flows. In addition, our reporting currency is the U.S. Dollar. The financial statements of our foreign subsidiaries are translated from local currency into U.S. Dollars using the exchange rate at the balance sheet date for assets and liabilities, and the average exchange rate in effect during the period for revenue and expenses. Our functional currency and the functional currency of our subsidiaries, with the exception of our UK subsidiary, is the U.S. Dollar. The functional currency for our UK subsidiary is considered to be the local currency and, accordingly, translation adjustments for this entity are included as a component of accumulated other comprehensive loss in our consolidated balance sheets. Gains and losses from the remeasurement of foreign currency transactions into the functional currency are recognized as other income (expense), net in the consolidated statements of operations and comprehensive loss. We do not believe a 10% increase or decrease in current exchange rates would have a material impact on our operating results, financial position or cash flows.

Interest Rate Sensitivity

Borrowings incurred under our credit facility accrue interest at a floating per annum rate equal to the greater of (i) 5.25% above the prime rate; or (ii) 8.50%. As of March 31, 2021, $25.0 million was outstanding under our credit facility. An immediate 10% increase or decrease in interest rates would not have a material effect on our financial position, results of operations or cash flows.

Recent Acquisition

In February 2020, we acquired all of the issued and outstanding shares of Simplee for a purchase price of $86.5 million including $79.4 million of cash consideration, net of cash acquired and the estimated fair value of contingent consideration of $7.1 million. Contingent consideration represents additional payments that we may be required to make in the future, which totals up to $20.0 million, depending on our reaching certain revenue and integration targets established for the years ended December 31, 2020 and 2021, as well as retaining key clients. Simplee is a provider of healthcare payment and collection software. The Simplee acquisition brings a highly complementary client base with whom we can further expand our capabilities, and additional platform and healthcare specific software capabilities with which we believe we can acquire additional clients in the healthcare market. Since the acquisition date through December 31, 2020, Simplee contributed $34.1 million in platform and usage-based fee revenue. During the three months ended March 31, 2021, Simplee contributed $10.2 million in platform and usage-based fee revenue.

Key Operating Metrics and Non-GAAP Financial Measures

The following table sets forth our key operating metrics and non-GAAP measures for the periods presented:

	For the Year Ended December 31,		Three Months Ended March 31,
In Millions (Except Gross Margin and Adjusted Gross Margin)	2019	2020	2020	2021
Total Payment Volume	$5,756.9	$7,513.3	$1,683.3	$2,862.7
Revenue	$94.9	$131.8	$32.7	$45.0
Revenue Less Ancillary Services	$88.2	$114.6	$29.4	$40.2
Gross Margin	58.7%	60.3%	61.5%	61.3%
Adjusted Gross Margin	63.2%	69.4%	68.4%	68.7%
Net Income (Loss)	$(20.1)	$(11.1)	$3.7	$(8.7)
Adjusted EBITDA	$(9.7)	$6.2	$0.9	$7.0

For the year ended December 31, 2020, transaction revenue and platform and usage-based fee revenue represented 68.0% and 32.0% of our revenue, respectively. For the year ended December 31, 2020 transaction revenue and platform and usage-based fee revenue represented 77.0% and 23.0% of our total revenue less ancillary services, respectively.

For the three months ended March 31, 2021, transaction revenue and platform and usage-based fee revenue represented 72.0% and 28.0% of our revenue, respectively. For the three months ended March 31, 2021, transaction revenue and platform and usage-based fee revenue represented 79.9% and 20.1% of our total revenue less ancillary services, respectively.

For the year ended December 31, 2020, our total payment volume was approximately $7.5 billion, consisting of $4.7 billion of total payment volume from transactions included in transaction revenue and $2.8 billion of total payment volume from transactions included in platform and usage-based fee revenue. For the year ended December 31, 2019, our total payment volume was approximately $5.8 billion, consisting of $4.7 billion of total payment volume from transactions included in transaction revenue and $1.1 billion of total payment volume from transactions included in platform and usage-based fee revenue.

For the three months ended March 31, 2021, our total payment volume was approximately $2.9 billion, consisting of $1.7 billion of total payment volume from transactions included in transaction revenue, and $1.2 billion of total payment volume from transactions included in platform and usage-based fee revenue. For the three months ended March 31, 2020, our total payment volume was approximately $1.7 billion, consisting of $1.2 billion of total payment volume from transactions included in transaction revenue, and $0.5 billion of total payment volume from transactions included in platform and usage-based fee revenue.

Total Payment Volume

To grow revenue from clients we must facilitate the use of our payment platform by our clients to process the amounts paid to them by their customers. The more our clients use our platform and rely upon our features to automate their payments, the more payment volume is processed on our solution. This metric provides an important indication of the value of the transactions that our clients’ customers are completing on our payment platform and is an indicator of our ability to generate revenue from our clients. We define total payment volume as the total amount paid to our clients on our payments platform in a given period.

Revenue Less Ancillary Services, Adjusted Gross Margin and Adjusted EBITDA

We use non-GAAP financial measures to supplement financial information presented on a GAAP basis. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. There are limitations to the use of the non-GAAP financial measures presented here. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

We use supplemental measures of our performance which are derived from our consolidated financial information, but which are not presented in our consolidated financial statements prepared in accordance with GAAP. These non-GAAP financial measures include the following:

•

Revenue Less Ancillary Services represents our consolidated revenue in accordance with GAAP after excluding (i) pass-through cost for printing and mailing services and (ii) marketing fees. We exclude these amounts to arrive at this supplemental non-GAAP financial measure as we view these services as ancillary to the primary services we provide to our clients.

•

Adjusted Gross Margin.    Adjusted gross margin represents adjusted gross profit divided by Revenue Less Ancillary Services. Adjusted gross profit represents Revenue Less Ancillary Services less cost of revenue adjusted to (i) exclude pass-through cost for printing services and (ii) offset marketing fees against costs incurred. Management believes this presentation supplements the GAAP presentation of gross margin with a useful measure of the gross margin of our payment-related services, which are the primary services we provide to our clients.

•

Adjusted EBITDA.    Adjusted EBITDA represents EBITDA further adjusted by excluding (i) stock-based compensation expense, (ii) the impact from the change in fair value measurement for contingent consideration associated with acquisitions, (iii) the impact from the change in fair value measurement of our preferred stock warrants, (iv) other income (expense), net, (v) acquisition related transaction costs, and (vi) employee retention costs, such as incentive compensation, associated with acquisition activities. Management believes that the exclusion of these amounts to calculate Adjusted EBITDA provides useful measures for period-to-period comparisons of our business.

These non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for revenue, gross margin or net loss prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of Revenue Less Ancillary Services, Adjusted Gross Margin and Adjusted EBITDA to the most directly comparable GAAP financial measure are presented below. We encourage you to review these reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future fiscal periods, we may exclude such items and may incur income and expenses similar to these excluded items.

Reconciliations of Non-GAAP Financial Measures

The tables below provide reconciliations of Revenue Less Ancillary Services, Adjusted Gross Margin and Adjusted EBITDA on a consolidated basis for the periods presented.

Revenue Less Ancillary Services and Adjusted Gross Margin:

	Year Ended December 31,		Three Months Ended March 31,
(In Millions, Except for Gross Margin and Adjusted Gross Margin)	2019	2020	2020	2021
Revenue	$94.9	$131.8	$32.7	$45.0
Adjusted to exclude gross up for:
Pass-through cost for printing and mailing	(1.2)	(15.8)	(2.9)	(4.5)
Marketing fees	(5.5)	(1.4)	(0.4)	(0.3)

Revenue Less Ancillary Services	$88.2	114.6	29.4	40.2

Payment processing services costs	36.7	47.8	11.6	16.1
Hosting and amortization costs within technology and development expenses	2.5	4.5	1.0	1.3
Adjusted to:
Exclude printing and mailing costs	(1.2)	(15.8)	(2.9)	(4.5)
Offset marketing fees against related costs	(5.5)	(1.4)	(0.4)	(0.3)

Costs of revenue less ancillary services	$32.5	$35.1	$9.3	$12.6
Gross Profit	$55.7	$79.5	$20.1	$27.6
Gross Margin	58.7%	60.3%	61.5%	61.3%

Adjusted Gross Profit	$55.7	$79.5	$20.1	$27.6
Adjusted Gross Margin	63.2%	69.4%	68.4%	68.7%

(Dollars In Millions)	Transaction	Platform and Usage-Based Fee	Twelve Months Ended December 31, 2020
Revenue	$89.6	$42.2	$131.8
Adjusted to exclude gross up for:
Pass-through cost for printing and mailing	—	(15.8)	(15.8)
Marketing fees	(1.4)	—	(1.4)

Revenue Less Ancillary Services	$88.2	$26.4	$114.6

Percentage of Revenue	68.0%	32.0%	100.0%
Percentage of Revenue less Ancillary Services	77.0%	23.0%	100.0%

(In Millions)	Transaction	Platform and Usage-Based Fee	Three Months Ended March 31, 2021
Revenue	$32.4	$12.6	$45.0
Adjusted to exclude gross up for:
Pass-through cost for printing and mailing	—	(4.5)	(4.5)
Marketing fees	(0.3)	—	(0.3)

Revenue Less Ancillary Services	$32.1	$8.1	$40.2

Percentage of Revenue	72.0%	28.0%	100%
Percentage of Revenue less Ancillary Services	79.9%	20.1%	100%

EBITDA and Adjusted EBITDA:

	Year Ended December 31,		Three Months Ended March 31
(In Millions)	2019	2020	2020	2021
Net income (loss)	$(20.1)	$(11.1)	$3.7	$(8.7)
Interest expense	2.5	2.5	0.6	0.6
Provision for (benefit from) income taxes	0.6	(7.2)	(7.7)	0.2
Depreciation and amortization	3.7	6.8	1.5	2.1

EBITDA	(13.3)	(9.0)	(1.9)	(5.8)
Stock-based compensation expense	2.9	3.8	0.8	10.4
Change in fair value of contingent consideration	0.7	5.4	(0.3)	(0.0)
Change in fair value of preferred stock liability	0.1	0.7	0.3	1.0
Other (income) expense, net (1)	(0.5)	(0.7)	(0.0)	0.4
Acquisition related transaction costs (2)	0.4	1.5	1.3	0.0
Acquisition related employee retention costs (3)	—	4.5	0.7	1.0

Adjusted EBITDA	$(9.7)	$6.2	$0.9	$7.0

(1)

For the year ended December 31, 2019, other (income) expense consisted of interest income of $0.6 million and losses from remeasurement of foreign currency transactions into their functional currency of $0.1 million. For the year ended December 31, 2020, other (income) expense consisted of interest income of $0.1 million and gains from the remeasurement of foreign currency transactions into their functional currency of $0.6 million. For the three months ended March 31, 2020, other (income) expense consisted of interest income of less than $0.1 million and losses from remeasurement of foreign currency transactions into their functional currency of less than $0.1 million. For the three months ended March 31, 2021, other (income) expense consisted of losses from the remeasurement of foreign currency transactions into their functional currency of $0.4 million.

(2)	Acquisition related costs consisted of legal and advisory fees incurred in connection with the Simplee acquisition.
(3)	Acquisition related employee retention costs consisted of costs incurred to retain and compensate Simplee’s employees in connection with integration of the business.

Key Factors Affecting Our Performance

Increased Utilization by Our Clients and Their Customers

Our ability to monetize our payments platform and global payment network is an important part of our business model. Today, we charge a fee based on the total payment volume we process on behalf of our clients. Our revenue and payment volume increases as our clients process more transactions on our payment platform and more money is collected through our global payment network. Increased average size of the payments processed on our payment platform also increases our revenue. Our ability to influence clients to process more transactions on our platform will have a direct impact on our revenue.

In addition, sustaining our growth requires continued adoption of our platform by new clients and further adoption of use cases such as payment plans, by our clients’ customers. Our ability to influence our clients to expand their customers’ usage of our platform also depends on our ability to successfully introduce new solutions, such as our solutions to support payments by international education consultants and our B2B solutions.

Mix of Business on Our Platform

Our revenue is affected by several factors, including the amount of payment volume processed by us on behalf of our clients, the industry in which our clients operate, the currency in which payments are made and received and the number of payment plans initiated by our clients’ customers. For example, we recognize more transaction revenue as our clients engage in cross border payment flows which may increase or decrease depending on the industry in which our clients operate. We may experience shifts in the type of revenue we earn (transaction revenue or platform and usage-based fee revenue) depending on the nature of the activity of our clients and our clients’ customers on our platform.

Investment in Technology and Development and Sales and Marketing

We make significant investments in both new solutions and existing solution enhancement. New solution features and functionality are brought to market through a variety of distribution and promotional activities. We will continue to adopt emerging technologies, expand our library of software integrations and invest in the development of more features. While we expect our expenses related to technology and development to increase, we believe these investments will contribute to long-term growth and profitability.

Additionally, we will continue to expand efforts to market our payment platform and global payment network directly to our clients through comprehensive marketing initiatives. We are focused on the effectiveness of sales and marketing spending and will continue to be strategic in maintaining efficient client acquisition, including adjusting spending levels as needed in response to changes in the economic environment.

Seasonality

Our operating results and operating metrics are subject to seasonality and volatility, which could result in fluctuations in our quarterly revenues and operating results or in perceptions of our business prospects. We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenue, which can vary by geographic corridor. For instance, our revenue has historically been strongest in our first and third quarters and weakest in our second quarter. Some variability results from seasonal events including the timing of when our education clients’ customers make their tuition payments on our payment platform and the number of business days in a month or quarter. We also experience volatility in certain other metrics, such as transactions processed and total payment volume.

Economic Conditions and Resulting Consumer Spending Trends

Changes in macro-level consumer spending for education, healthcare and travel trends, including as a result of COVID-19, could affect the amounts of volumes processed on our platform, thus resulting in fluctuations to our revenue streams.

Impact of the COVID-19 Pandemic

The unprecedented and rapid spread of COVID-19 as well as the shelter-in-place orders, promotion of social distancing measures, restrictions to businesses deemed non-essential, and travel restrictions implemented throughout the United States and globally have significantly impacted the verticals in which we have been predominantly focused over the last decade, including payment volumes, sales cycles and time to implementation in those verticals. However, we have not experienced any significant client attrition and our net dollar-based retention rate remained strong. In 2018 and 2019, our net dollar-based retention rate was 126% and 128%, respectively. In 2020, despite the impact of the COVID-19 pandemic on our clients and the industries we serve, we had annual dollar-based net retention rate of 100%, added over 400 new clients, and maintained strong client retention of approximately 97%. We will continue to evaluate the nature and extent of these potential impacts to our business, consolidated financial statements, and liquidity.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was signed into law. The CARES Act did not have a material impact on our consolidated financial statements for the year ended December 31, 2020 or the three months ended March 31, 2021. We continue to monitor any effects that may result from the CARES Act or other government relief programs that are made available.

Diversified Mix of Clients

Following the onset of the COVID-19 pandemic, payment volumes and revenue from education clients relying on international enrollments declined significantly, but we saw significant strength in revenue from healthcare clients, particularly as out-of-pocket costs for our clients’ customers continued to remain high. There can be no assurance that such trends or that the levels of total revenue that we generate from our healthcare clients will continue.

Dynamic Changes to Client Communication and Product Solutions

In response to the macroeconomic impact of the COVID-19 pandemic, we initiated a series of refinements to our technology and personalization engine to optimize our clients’ ability to offer payment plans and communicate effectively and digitally with their customers. For example, we developed streamlined versions of our solution that allowed healthcare clients to rapidly deploy secure payment capabilities in support of newly emergent telehealth services that were deployed in the early phases of the COVID-19 to enable remote healthcare services. Similarly, we configured some of our education payment plan solutions for a very streamlined implementation in support of our clients’ requests for affordability solutions for their students that could be deployed with minimal IT involvement. While we continue to invest in our technology and product capabilities, our ability to continue providing streamlined and effective products through our technology platform may impact our ability to retain and win new clients in the future. We believe that our ability to help increase payment affordability has become more critical to our clients during the COVID-19 pandemic as the lack of affordability drives the need for more financial flexibility.

Business Continuity

In response to COVID-19 developments, we implemented measures to focus on the safety of our employees and support of our clients, while at the same time seeking to mitigate the impact on our financial position and operations. We have implemented remote working capabilities for our entire organization and to date, there has been minimal disruption to our operations. We also reduced our workforce by approximately 12% during the spring of 2020.

Components of Results of Operations

Revenue

We generate revenue from transactions and platform and usage-based fees as described below.

Transaction Revenue

Transaction revenue consists of a fee based on the total payment volume processed through our payment platform and global payment network. The fee can vary depending on the geographic region in which our client and client’s customer resides, the payment method selected by our clients’ customer and the currencies in which the transaction is completed on our solution. Fees received are reported as revenue upon the completion of payment processing transaction.

We also earn marketing fees from credit card service providers for marketing arrangements in which we perform certain marketing activities to increase the awareness of the credit card provider and promote certain methods of payments on our payment platform. Fees from these marketing services are recognized as revenue when we complete our obligations under the marketing arrangements. We do not expect our marketing services revenue to be material in future periods.

Platform and Usage-Based Fee Revenue

We earn revenue from many of our clients based on the amount of accounts receivable they collect through our platform. For these services, we are paid a platform and usage-based fee based on the total payment volume that our clients collect. We also earn revenue from clients’ customers when they enter into a payment plan and make actual payments against a payment plan in satisfying their obligation to our client. Additionally, we earn a subscription fee from some of our clients for their use of our payment platform. Finally, we earn fees from providing other ancillary services to our clients including printing and mailing services.

Payment Processing Services Costs

Payment processing services costs consist of costs incurred to process payment transactions which include banking and credit card processing fees, foreign currency translation costs, partner fees personnel-related expenses for our employees who facilitate these payments and personnel related expenses for our employees who provide implementation services to our clients. We expect that payment processing services costs will increase in absolute dollars but may fluctuate as a percentage of total revenue from period to period, as we continue to invest in scaling our processing operations and grow our revenue base.

Technology and Development

Technology and development includes (a) costs incurred in connection with the development of our solution and the improvement of existing solutions, including the amortization of software and website development costs incurred in developing our solution, which are capitalized, and acquired developed technology, (b) site operations and other infrastructure costs incurred, (c) amortization related to capitalized cost to fulfill a contract, (d) personnel-related expenses, including salaries, stock based compensation and other expenses, (e) hardware and software engineering, consultant services and other costs associated with our technology platform and products, (f) research materials and facilities, and (g) depreciation and maintenance expense.

We believe delivering new functionality is critical to attract new clients and expand our relationship with existing clients. We expect to continue to make investments to expand our solutions in order to enhance our clients’ experience and satisfaction, and to attract new clients. We expect our technology and development expenses to increase in absolute dollars, but they may fluctuate as a percentage of total revenue from period to period as we expand our technology and development team to develop new solutions and enhancements to existing solutions.

Selling and Marketing

Selling and marketing expenses consist of personnel-related expenses, including stock-based compensation expense, sales commissions, amortization of acquired customer relationship intangible assets, marketing program expenses, travel-related expenses and costs to market and promote our solutions through advertisements, marketing events, partnership arrangements, and direct customer acquisition.

We focus our sales and marketing efforts on generating awareness of our company, platform, and solutions, creating sales leads, and establishing and promoting our brand. We plan to continue investing in sales and marketing efforts by driving our go-to-market strategies, building our brand awareness, and sponsoring additional marketing events; however, we will adjust our sales and marketing spend level as needed, and this may fluctuate from period to period, in response to changes in the economic environment.

General and Administrative

General and administrative expenses consist of personnel-related expenses, including stock-based compensation expense, for finance, risk management, legal and compliance, human resources and information technology functions, costs incurred for external professional services, as well as rent, and facility and insurance costs. We expect to incur additional general and administrative expenses as we continue to invest in our planned growth of our business. We also expect to increase the size of our general and administrative functions to support the growth in the business, and to operate as a public company. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenue from period to period.

Interest Expense

Interest expense consists of interest incurred on our Loan and Security Agreement (LSA) with a lender. During 2019, we borrowed $25.0 million under the LSA to complete our acquisition of OnPlan Holdings LLC. On April 25, 2020, we entered into a Joinder and Second Amendment to the LSA to refinance the LSA. As part of the refinancing, the lender re-advanced $4.2 million of principal paid on the loan through May 1, 2020. The LSA is interest only until May 2023 and bears annual interest at a rate equal to the greater of (i) 5.25% above the prime rate or (ii) 8.50%. Previously, our interest rate was at an annual fixed rate of 8.5%.

Change in Fair Value of Preferred Stock Warrant Liability

In connection with our financing arrangements, we issued warrants to purchase convertible preferred stock to a lender. The warrants to purchase preferred stock provide for net share settlement under which the maximum number of shares that could be issued represents the total amount of shares under the warrant agreements. These warrants are classified as liabilities on our consolidated balance sheets as these are free standing instruments that may require us to transfer an asset upon exercise. The warrant liability associated with these warrants was recorded at fair value on the issuance date of the warrants and is marked to market each reporting period based on changes in the warrants’ fair value calculated using the Black-Scholes model. We will no longer have the change in fair value of preferred stock warrant liability in our consolidated statements of operations and comprehensive loss after the closing of this offering.

Other Income (Expense), Net

Other income (expense), net consists of interest income and gains and losses from the remeasurement of foreign currency transactions into its functional currency.

Provision for (Benefit From) Income Tax

Provision for (benefit from) income taxes consists of foreign and state income taxes. We have generated net operating loss (NOL) carryforwards for U.S. Federal tax purposes as we expand the scale of our international business activities. Any changes in the U.S. and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a valuation allowance for our U.S. deferred tax assets, including federal and state NOLs. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized through expected future taxable income generated in the United States.

Results of Operations

Comparison of results for the Three Months Ended March, 31, 2020 and 2021

The following table sets forth our consolidated results of operations for periods presented:

	Three Months Ended March 31,
(Dollars In Millions)	2020	2021	$ Change	% Change
Revenue	$32.7	$45.0	$12.3	37.6%
Payment processing and service costs	11.6	16.1	4.5	38.8
Technology and development	5.3	7.5	2.2	41.5
Selling and marketing	8.6	12.0	3.4	39.5
General and administrative	10.3	15.9	5.6	54.4
Total costs and operating expense	35.8	51.5	15.7	43.9
Loss from operations	(3.1)	(6.5)	(3.4)	109.7
Interest expense	(0.6)	(0.6)	(0.0)	0.0
Change in fair value of preferred stock warrant liability	(0.3)	(1.0)	(0.7)	233.3
Other income (expense), net	—	(0.4)	(0.4)	1,225.8
Loss before income taxes	(4.0)	(8.5)	(4.5)	112.5
Provision for (Benefit from) income taxes	(7.7)	0.2	7.9	(102.6)
Net income (loss)	3.7	(8.7)	(12.4)	(335.1)
Foreign currency translation adjustment	(0.1)	0.4	0.5	500.0

Comprehensive income (loss)	$3.6	$(8.3)	$(11.9)	(330.6%)

Revenue

Revenue was $45.0 million for the three months ended March 31, 2021, compared to $32.7 million for the three months ended March 31, 2020, an increase of $12.3 million or 37.6%.

	Three Months Ended March 31,
(Dollars In Millions)	2020	2021	$ Change	% Change
Transaction revenue	$25.2	$32.4	$7.2	28.6%
Platform and usage-based fee revenue	7.5	12.6	5.1	68.0

Revenue	$32.7	$45.0	$12.3	37.6%

Transaction revenue was $32.4 million for the three months ended March 31, 2021, compared to $25.2 million for the three months ended March 31, 2020, an increase of $7.2 million or 28.6%. The increase in transaction revenue was primarily driven by transactions originating in regions where we generate more transaction volume. Total payment volume increased 42.4% during the three months ended March 31, 2021 to $1.7 billion. This increase was partially offset by a $0.1 million decrease in marketing services revenue. Our marketing services revenue declined as a result of our payment partners using fewer of our marketing services in the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

Platform and usage-based fee revenue was $12.6 million for the three months ended March 31, 2021, compared to $7.5 million for the three months ended March 31, 2020, an increase of $5.1 million or 68.0%. The increase in platform and usage-based fee revenue was driven primarily by the Simplee acquisition, which accounted for $4.7 million of the increase over the same period in 2020, of which $1.9 million was related to ancillary printing and mailing services. The remainder of the increase was attributable to increased usage by our clients.

Payment Processing Services Costs

Payment processing services costs were $16.1 million for the three months ended March 31, 2021, compared to $11.6 million for the three months ended March 31, 2020, an increase of $4.5 million or 38.8%. The increase in payment processing services costs is correlated with the increase in total payment volume of 70% over the same period, and was offset by lower processing costs related to bank, credit card and alternative payment transactions.

Technology and Development

Technology and development expenses were $7.5 million for the three months ended March 31, 2021, compared to $5.3 million for the three months ended March 31, 2020, an increase of $2.2 million or 41.5%. The increase in technology and development cost was primarily driven by an increase in stock-based compensation expense, personnel costs, and an increase in amortization expense. Personnel costs were $3.8 million for the three months ended March 31, 2021, compared to $3.3 million for the three months ended March 31, 2020 an increase of $0.5 million or 15.2%. The increase in stock-based compensation expense was $1.1 million for the three months ended March 31, 2021, compared to $0.2 million for the three months ended March 31, 2020, an increase of $0.9 million. The increase in personnel costs was primarily driven by an increase in headcount within our technology and development teams partially offset by the capitalization of internally developed software costs during the period of $1.4 million. Amortization of intangible assets was $1.0 million for the three months ended March 31, 2021, compared to $0.7 million for the three months ended March 31, 2020, an increase of $0.3 million or 42.9%. The increase in amortization expense was the result of the acquisition of Simplee.

Selling and Marketing

Selling and marketing expenses were $12.0 million for the three months ended March 31, 2021, compared to $8.6 million for the three months ended March 31, 2020, an increase of $3.4 million or 39.5%. The increase in selling and marketing expenses was primarily driven by an increase in personnel costs, and an increase in amortization expenses, partially offset by a decrease in travel related expenses. Stock-based compensation was $2.6 million for the three months ended March 31, 2021, compared to $0.3 million for the three months ended March 31, 2020, an increase of $2.3 million. Personnel costs increased by $0.9 million. The increase in personnel costs was primarily driven by an increase in headcount within our selling and marketing teams and commissions earned on sales during the period. Amortization of intangibles was $0.6 million for the three months ended March 31, 2021, compared to $0.4 million for the three months ended March 31, 2020, an increase of $0.2 million or 50.0%. The increase in amortization expense was the result of the acquisition of Simplee which added $48.3 million of acquired customer relationships, which have a weighted-average amortization period of 12 years. Travel related costs during the three months ended March 31, 2021 decreased by $0.5 million compared to the same period in 2020.

General and Administrative Expenses

General and administrative expenses were $15.9 million for the three months ended March 31, 2021, compared to $10.3 million for the three months ended March 31, 2020, an increase of $5.6 million or 54.4%. The increase in general and administrative expenses was primarily driven by the increase in stock-based compensation, professional fees and the change in the fair value of contingent consideration. These increases were partially offset by decreases in travel and acquisition related costs. Stock-based compensation was $6.6 million for the three months ended March 31, 2021, compared to $0.4 million for the three months ended March 31, 2020, an increase of $6.2 million. The increase in compensation is directly attributable to incremental compensation charges taken in relation to a secondary sale during the period that involved stockholders who were also our employees. Professional fees were $1.3 million for the three months ended March 31, 2021, compared to $0.9 million for the three months ended March 31, 2020, an increase of $0.4 million. The change in the fair value of contingent consideration related to acquisitions was ($0.0) million for the three months ended March 31, 2021, compared to ($0.3) million for the three months ended March 31, 2020, an increase of $0.3 million.

Interest Expense

Interest expense remained essentially unchanged at $0.6 million for the three months ended March 31, 2021 and 2020.

Change in Fair Value of Preferred Stock Warrant Liability

The change in fair value of preferred stock warrant liability was $1.0 million for the three months ended March 31, 2021, compared to $0.3 million for the three months ended March 31, 2020, an increase of $0.7 million. The increase in the fair value of the preferred stock warrant liability was due to the increase in the value of our preferred stock.

Other Income (Expense), net

Other income (expense), net, was ($0.4) million for the three months ended March 31, 2021, compared to less than $0.1 million for the three months ended March 31, 2020. Losses from the remeasurement of foreign currency transactions into their functional currencies were $0.4 million for the three months ended March 31, 2021, compared to less than $0.1 million for the three months ended March 31, 2020.

Provision for (Benefit From) Income Taxes

The provision for income taxes was $0.2 million during the three months ended March 31, 2021, compared to a benefit of $7.7 million for the three months ended March 31, 2020, a reduction of $7.9 million. During the three months ended March 31, 2020, we recorded an income tax benefit of $7.7 million, which was primarily attributable to a non-recurring benefit of $8.4 million relating to the release of a portion of our valuation allowance. This release was due to taxable temporary differences recorded as part of the Simplee acquisition which are a source of income to realize certain pre-existing federal and state deferred tax assets. Our effective tax rate was 2.4% for the three months ended March 31, 2021 compared to (192.5%) for the three months ended March 31, 2020.

Comparison of results for the year ended December 31, 2019 and 2020

The following table sets forth our consolidated statements of operations for periods presented:

	Year Ended December 31,
(Dollars In Millions)	2019	2020	$ Change	% Change
Revenue	$94.9	$131.8	$36.9	38.9%
Payment processing services costs	36.7	47.8	11.1	30.2
Technology and development	15.0	24.5	9.5	63.3
Selling and marketing	26.6	32.6	6.0	22.6
General and administrative	34.1	42.7	8.6	25.2

Total costs and operating expenses	112.4	147.6	35.2	31.3

Loss from operations	(17.5)	(15.8)	1.7	(9.7)

Interest expense	(2.5)	(2.5)	—	—
Change in fair value of preferred stock warrant liability	(0.1)	(0.7)	(0.6)	600.0
Other income (expense), net	0.5	0.7	0.2	40.0

Loss before income taxes	(19.6)	(18.3)	1.3	(6.6)

Provision for (benefit from) income taxes	0.5	(7.2)	(7.7)	(1,540)

Net loss	$(20.1)	$(11.1)	$9.0	(44.8)%

Revenue

Revenue was $131.8 million for the year ended December 31, 2020, compared to $94.9 million for the year ended December 31, 2019, an increase of $36.9 million or 38.9%. Revenue is comprised of transaction revenue and platform and usage-based fee revenue as follows:

	Year Ended December 31,
(Dollars In Millions)	2019	2020	$ Change	% Change
Transaction revenue	$86.6	$89.6	$3.0	3.5%
Platform and usage-based fee revenue	8.3	42.2	33.9	408.4

Revenue	$94.9	$131.8	$36.9	38.9%

Transaction revenue was $89.6 million for the year ended December 31, 2020, compared to $86.6 million for the year ended December 31, 2019, an increase of $3.0 million or 3.5%. Although total payment volume from transactions included in transaction revenue were unchanged in 2020 compared to 2019, the increase in transaction revenue was primarily driven by an increase in the relative percentage of our total payment volume originating in regions where we generate higher transaction revenue. This increase was offset by a $4.1 million or 74.5% decrease in marketing services revenue. Our marketing services revenue declined as a result of our payment partners using fewer of our marketing services in 2020 compared to 2019.

Platform and usage-based fee revenue was $42.2 million for the year ended December 31, 2020, compared to $8.3 million for the year ended December 31, 2019, an increase of $33.9 million or 408.4%. The increase in platform and usage-based fee revenue was driven primarily by the Simplee acquisition contributing $34.1 million in 2020, of which $14.6 million was related to ancillary printing and mailing services.

Payment Processing Services Costs

Payment processing services costs were $47.8 million for the year ended December 31, 2020, compared to $36.7 million for the year ended December 31, 2019, an increase of $11.1 million or 30.2%. The increase in payment processing services costs is correlated with the increase in total payment volume of 30.5%, offset by lower processing costs incurred related to bank, credit card and alternative payment transactions.

Technology and Development

Technology and development expenses were $24.5 million for the year ended December 31, 2020, compared to $15.0 million for the year ended December 31, 2019, an increase of $9.5 million or 63.3%. The increase in technology and development cost was primarily driven by an increase in personnel cost and an increase in amortization expense. Personnel costs were $17.8 million for the year ended December 31, 2020, compared to $9.3 million for the year ended December 31, 2019, an increase of $8.5 million or 91.4%. The increase in personnel costs was primarily driven by an increase in headcount within our technology and development teams. Amortization of intangible assets was $2.1 million for the year ended December 31, 2020, compared to $1.8 million for the year ended December 31, 2019, an increase of $0.3 million or 16.7%. The increase in amortization expense was the result of the acquisition of Simplee which added $10.5 million of acquired developed technology in connection with this acquisition, which has a weighted-average amortization period of eight years.

Selling and Marketing Expenses

Selling and marketing expenses were $32.6 million for the year ended December 31, 2020, compared to $26.6 million for the year ended December 31, 2019, an increase of $6.0 million or 22.6%. The increase in selling and marketing expenses was primarily driven by an increase in personnel costs and an increase in amortization expenses, offset by a decrease in travel related expenses. Personnel costs were $23.1 million for the year ended December 31, 2020, compared to $18.5 million for the year ended December 31, 2019, an increase of $4.6 million or 24.9%. The increase in personnel costs was primarily driven by an increase in headcount within our selling and marketing teams. Amortization of intangibles was $2.7 million for the year ended December 31, 2020, compared to $0.4 million for the year ended December 31, 2019, an increase of $2.3 million or 575.0%. The increase in amortization expense was the result of the acquisition of Simplee which added $48.3 million of acquired customer relationships, which have a weighted-average amortization period of 12 years. These increases were offset by reductions in travel-related expenses of $1.9 million due to COVID-19.

General and Administrative Expenses

General and administrative expenses were $42.7 million for the year ended December 31, 2020, compared to $34.1 million for the year ended December 31, 2019, an increase of $8.6 million or 25.2%. The increase in general and administrative expenses was primarily driven by the change in the fair value of contingent consideration, an increase personnel costs and an increase in professional services fees. The change in the fair value of contingent consideration related to acquisitions was $5.4 million for the year ended December 31, 2020, compared to $0.7 million in 2019, an increase of $4.7 million or 671.4%. Personnel costs were $19.6 million for the year ended December 31, 2020, compared to $16.6 million for the year ended December 31, 2019, an increase of $3.0 million or 18.1%. The increase in personnel costs was primarily driven by retention bonuses offered to Simplee employees as a result of our acquisition of Simplee. Professional fees were $5.3 million for the year ended December 31, 2020, compared to $3.8 million for the year ended December 31, 2019, an increase of $1.5 million or 39.5%. This increase was also attributable to our acquisition of Simplee. These increases were offset by a reduction in various other expenses due to COVID-19.

Interest Expense

Interest expense was $2.5 million for each of the years ended December 31, 2019 and December 31, 2020. During March 2020, we refinanced our LSA which resulted in $4.2 million in net proceeds, and a new interest rate per year.

Change in Fair Value of Preferred Stock Warrant Liability

Change in fair value of preferred stock warrant liability was $0.7 million for the year ended December 31, 2020, compared to $0.1 million for the year ended December 31, 2019, an increase of $0.6 million. The increase in preferred stock warrant liability was the result of an increase in the value of our preferred stock.

Other Income (Expense), net

Other income (expense), net, was $0.7 million for the year ended December 31, 2020, compared to $0.5 million for the year ended December 31, 2019, an increase of $0.2 million or 40.0%. Interest income was $0.1 million for the year ended December 31, 2020, compared to $0.6 million for the year ended December 31, 2019, a decrease of $0.5 million or 83.0% The decrease was attributable to lower interest rates on deposits, and a change in our investment policy due to the uncertainty caused by COVID-19. Gains from the remeasurement of foreign currency transactions into their functional currencies were $0.6 million for the year ended December 31, 2020, compared to losses of $0.1 million for the year ended December 31, 2019, an increase of $0.7 million. The increase was the result of the changes in foreign exchange rates against the U.S. Dollar, our financial reporting currency.

Provision for (Benefit From) Income Taxes

Provision for (benefit from) income taxes was ($7.2) million during the year ended December 31, 2020, compared to $0.5 million for the year ended December 31, 2019, an improvement of ($7.7) million or 1,540%. During the year ended December 31, 2020, we recorded an income tax benefit of $7.2 million, which was primarily attributable to a non-recurring benefit of $8.4 million relating to the release of a portion of our valuation allowance. This release was due to taxable temporary differences recorded as part of the Simplee acquisition which are a source of income to realize certain pre-existing federal and state deferred tax assets. Our effective tax rate was 39.3% for the year ended December 31, 2020 compared to (3.0%) for the year ended December 31, 2019.

Quarterly Results of Operations

The following tables present our unaudited consolidated statements of operation data for each of the last six quarters in the period ended March 31, 2021, as well as the percentage of each line item to our total revenue for each quarter presented. The unaudited consolidated statements of operations for each quarter have been prepared on the same basis as the annual consolidated financial statements included in the prospectus and reflect all normal and recurring adjustments that are, in our opinion, necessary for the fair presentation of the results of operations for the periods presented. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our consolidated financial statements included elsewhere in the prospectus.

	Three Months Ended
(In Thousands)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Revenue	$22,084	$32,709	$23,757	$42,086	$33,231	$44,991
Costs and operating expenses:
Payment processing services costs (1)	8,258	11,609	10,868	13,777	11,551	16,091
Technology and development (1)	4,007	5,348	6,378	6,079	6,696	7,522
Selling and marketing (1)	6,998	8,577	8,125	7,640	8,270	11,931
General and administrative (1)	9,862	10,265	13,548	9,172	9,695	15,914

Total costs and operating expenses	29,125	35,799	38,919	36,668	36,212	51,458

Income (loss) from operations	(7,041)	(3,090)	(15,162)	5,418	(2,981)	(6,467)
Other income (expense)
Interest expense	(925)	(597)	(679)	(584)	(673)	(621)
Change in fair value of preferred stock warrant liability	(54)	(263)	9	9	(380)	(954)
Other income (expense), net	220	(31)	107	(4)	625	(411)

Total other expenses, net	(759)	(891)	(563)	(579)	(428)	(1,986)

Income (loss) before provision for income taxes	(7,800)	(3,981)	(15,725)	4,839	(3,409)	(8,453)
Provision for (benefit from) income taxes	194	(7,681)	272	(382)	622	199

Net income (loss)	$(7,994)	$3,700	$(15,997)	$5,221	$(4,031)	$(8,652)

(1)	Includes stock-based compensation as follows:

	Three Months Ended
(In Thousands)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Payment processing services costs	$—	$—	$—	$—	$—	$—
Technology and development	170	163	170	252	180	1,085
Selling and marketing	285	251	348	301	375	2,644
General and administrative	41	421	471	483	429	6,635

	$496	$835	$989	$1,036	$984	$10,364

	Three Months Ended
	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Revenue	100%	100%	100%	100%	100%	100%
Costs and operating expenses:
Payment processing services costs	37	35	46	33	35	36
Technology and development	18	17	27	14	20	17
Selling and marketing	32	26	34	18	25	27
General and administrative	45	31	57	22	29	35

Total costs and operating expenses	132	109	164	87	109	114

Income (loss) from operations	(32)	(9)	(64)	13	(9)	(14)
Other income (expense)
Interest expense	(4)	(2)	(3)	(1)	(2)	(1)
Change in fair value of preferred stock warrant liability	0	(1)	0	0	(1)	(2)
Other income (expense), net	1	0	0	0	2	(1)

Total other expenses, net	(3)	(3)	(2)	(1)	(1)	(4)

Income (loss) before provision for income taxes	(35)	(12)	(66)	11	(10)	(19)
Provision for (benefit from) income taxes	1	(23)	1	1	2	0

Net income (loss)	(36)%	11%	(67)%	12%	(12)%	(19)%

Quarterly Revenue Trends

Our revenue is subject to seasonality due to the timing our clients customers payments. Our total revenue, adjusting for seasonality, has increased on a quarter over quarter basis primarily due to the increase in customers and the increase in transactions processed per customer. Additionally, revenue has increased in part due to the acquisition of Simplee in February 2020.

Quarterly Operating Expenses Trends

For the period from December 31, 2019 through March 31, 2020 our operating expenses increased consecutively due primarily to the increase in personnel-related costs, including stock-based compensation expense and retention costs for acquired employees, as we invested in additional headcount quarter-over-quarter to support the growth of our business. During the quarter ended March 31, 2020, due to the COVID-19 pandemic, we took action to reduce headcount costs, professional fees, and other costs. From September 30, 2020 through March 31, 2021 our operating expenses in each subsequent quarter presented increased primarily due to increase in personnel-related costs, including stock-based compensation expense and retention costs for acquired employees, as we invested in additional headcount quarter-over-quarter. We also continued to experience an increase in our operating expenses related to the change in fair value of the contingent consideration liability related to the acquisition of Simplee.

Quarterly Other Income Trends

Our other expense (net) fluctuated on a quarter-over-quarter primarily due to the changes in fair value of the preferred stock warrant liability, and due to changes in foreign exchange rates versus the U.S. dollar in the respective periods.

Liquidity and Capital Resources

We have historically sourced our liquidity requirements primarily through the issuance and sale of our preferred stock and borrowings under our debt agreements. To date, we have received net cash proceeds of $332.2 million from sales of our preferred stock and net cash proceeds of $24.3 million from our credit facilities. As of March 31, 2021, we had cash and cash equivalents of $146.3 million. The principal uses for liquidity have been to operate our business and to finance acquisitions and capital expenditures. We believe we have sufficient liquidity to satisfy our operating and capital expenditure needs for at least the next 12 months, however, we continue to evaluate and take action, as necessary, to preserve adequate liquidity and ensure that our business can continue to operate during these uncertain times.

The following table sets forth summary cash flow information for the periods presented.

	Year Ended December 31,		Three Months Ended March 31,
(In Millions)	2019	2020	2020	2021
Net cash provided by (used in) operating activities	$4.1	$(14.2)	$(47.1)	$(14.8)
Net cash used in investing activities	(3.7)	(81.5)	(80.0)	(1.5)
Net cash (used in) provided by financing activities	(3.9)	119.0	116.9	58.2
Effect of exchange rate changes on cash and cash equivalents	—	(0.3)	(0.3)	0.3

Net (decrease) increase in cash, cash equivalents and restricted cash.	$(3.50)	$23.00	$(10.5)	$42.3

Operating Activities

Net cash used in operating activities consists of net loss adjusted for certain non-cash items and changes in other assets and liabilities.

During the three months ended March 31, 2021, cash used in operating activities of $14.8 million was primarily the result of net loss of $8.7 million adjusted for non-cash expenses of $13.8 million, which primarily include depreciation and amortization of $2.1 million, stock-based compensation expenses of $10.4 million, and the change in fair value of preferred stock warrant liability of $1.0 million, offset by $19.6 million related to changes in our operating assets and liabilities. Net cash used by changes in operating assets and liabilities consisted primarily of a $28.1 million decrease in funds payable to customers due to the timing of when we settle the amounts we owe to our clients, a $3.2 million decrease in contingent consideration, and a $1.7 million decrease in prepaid expenses and other assets, offset by a 13.3 million decrease in funds receivables from payment partners due to the timing of when our payment partners settle the amounts they owe to us, and a $1.1 million decrease in unbilled receivables.

During the three months ended March 31, 2020, cash used in operating activities of $47.1 million was primarily the result of net income of $3.7 million adjusted for non-cash expenses of $6.0 million, which primarily include a tax benefit related to the change in deferred taxes of $8.6 million due to the release of the valuation allowance, depreciation and amortization of $1.5 million, stock-based compensation expenses of $0.8 million, revaluation of contingent consideration of $0.3 million, change in fair value of preferred stock warrant liability of $0.3 million and by changes in operating assets and liabilities of $44.7 million. Net cash provided by changes in operating assets and liabilities consisted primarily of a $51.2 million decrease in funds payable to customers, a $1.2 million increase in prepaid expenses and other assets, a $2.1 million increase in accounts receivables, a $0.1 million decrease in accounts payable and accrued expenses and a $0.7 million decrease in contingent consideration, offset by a $10.1 million decrease in funds receivable from payment partners and a $1.0 million decrease in unbilled receivables.

During 2020, cash used in operating activities of $14.2 million was primarily the result of net loss of $11.1 million adjusted for non-cash expenses of $9.0 million, which primarily include depreciation and amortization of $6.8 million, stock-based compensation expenses of $3.8 million, revaluation of contingent consideration of $5.4 million and the change in fair value of preferred stock warrant liability of $0.7 million, offset by $8.5 million related to deferred taxes and $12.1 million related to changes in our operating assets and liabilities. Net cash used by changes in operating assets and liabilities consisted primarily of a $6.0 million increase in funds receivable from payment partners, a $5.3 million decrease in funds payable to customers, a $3.8 million increase in prepaid expenses and other assets, a $1.6 million increase in accounts receivable, a $0.7 decrease in contingent consideration and a $0.4 million increase in unbilled receivables, offset by a $5.7 million increase in accounts payable and accrued expenses.

During 2019, cash provided by operating activities of $4.1 million was primarily the result of net loss of $20.1 million adjusted for non-cash expenses of $8.0 million, which primarily include depreciation and amortization of $3.7 million, stock-based compensation expenses of $2.9 million, revaluation of contingent consideration of $0.7 million, change in fair value of preferred stock warrant liability of $0.1 million and benefited by changes in operating assets and liabilities of $16.2 million. Net cash provided by changes in operating assets and liabilities consisted primarily of a $13.3 million increase in funds payable to customers, a $2.3 million increase in accounts payable and accrued expenses, a $1.2 million decrease in funds receivable from payment partners, a $0.8 million increase in deferred revenue and a $0.4 million increase in other liabilities, offset by a $1.1 million increase in unbilled receivables, a $0.4 million increase in accounts receivable and a $0.4 million increase in prepaid expenses and other assets.

Investing Activities

During the three months ended March 31, 2021, cash used in investing activities of $1.5 million was primarily the result of the capitalization of internally-developed software costs.

During the three months ended March 31, 2020, cash used in investing activities of $79.9 million was primarily the result of our acquisition of Simplee for a purchase price of $79.4 million in cash and $0.5 million related to the capitalization of internally-developed software costs.

During 2020, cash used in investing activities of $81.5 million was the result of our acquisition of Simplee for a purchase price of $79.4 million in cash, and $2.1 million related to purchases of computer equipment and software.

During 2019, cash used in investing activities of $3.7 million was the result of leasehold improvements and purchases of computer equipment and software costs.

Financing Activities

During the three months ended March 31, 2021, cash provided by financing activities of $58.2 million was the result of our sale of preferred stock for aggregate proceeds of $59.7 million and proceeds from the exercise of stock options of $2.4 million, partially offset by payments for contingent consideration of $3.8 million related to our acquisition of Simplee and $0.2 million related to offering costs associated with our initial public offering.

During the three months ended March 31, 2020, cash used in financing activities of $116.9 million was the result of our sale of preferred stock for aggregate proceeds of $119.8 million and $0.5 million from the proceeds of the exercise of stock options. The increase was offset by $2.1 million related to payments on our long-term debt and $1.3 million related to contingent consideration paid during the period.

As of March 31, 2021, we had $25.0 million of outstanding indebtedness under the LSA. The proceeds of the Term Loan were used to purchase OnPlan Holdings, LLC. On April 25, 2020, we entered into a Joinder and Second Amendment to the LSA to refinance the LSA. As part of the refinancing, the lender institution re-advanced $4.2 million of principal paid on the loan through May 1, 2020. The LSA is interest only until May 2023 and bears annual interest at a rate equal to the greater of (i) 5.25% above the prime rate of (ii) 8.50%. Beginning on June 1, 2023, we will make 24 equal principal payments. Refer to Note 11 in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional details related to our LSA.

During 2020, cash provided by financing activities of $119.0 million was the result of our sale of preferred stock for aggregate proceeds of $119.8 million and proceeds from the exercise of stock options of $0.8 million, primarily offset by payments for contingent consideration of $1.3 million related to our acquisition of OnPlan Holdings, LLC during 2018.

During 2019, cash used in financing activities of $3.9 million was the result of proceeds from issuance of long-term debt of $10.0 million and proceeds from the exercise of stock options of $0.5 million, primarily offset by payments for contingent and deferred consideration of $14.1 million related to our acquisition of OnPlan Holdings, LLC during 2018.

As of December 31, 2020 and March 31, 2021, we had $25.0 million of outstanding indebtedness under the LSA. The proceeds of the Term Loan were used to purchase OnPlan Holdings, LLC. On April 25, 2020, we entered into a Joinder and Second Amendment to the LSA to refinance the LSA. As part of the refinancing, the lender institution re-advanced $4.2 million of principal paid on the loan through May 1, 2020. The LSA is interest only until May 2023 and bears annual interest at a rate equal to the greater of (i) 5.25% above the prime rate of (ii) 8.50%. Beginning on June 1, 2023, we will make 24 equal principal payments. Refer to Note 11 in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional details related to our LSA.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2020:

	Payments Due by Year
	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	More Than 5 Years
(In Thousands)
Operating lease obligations	$4,471	$1,308	$2,719	$444	—
Debt obligations	25,000	—	7,292	17,708	—

Total	$29,471	$1,308	$10,011	$18,152	—

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenue generated, and reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in greater detail in Note 2, “Summary of Significant Accounting Policies,” to our consolidated financial statements included elsewhere in this prospectus, we believe that the following critical accounting policies are most important to the judgments and estimates used in the preparation of our consolidated financial statements.

Intangible Assets

Intangible assets consist of acquired developed technology, customer relationships, trade names and associated trademarks and noncompete agreements. Intangible assets are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired, and reported net of accumulated amortization, separately from goodwill.

We estimate the fair value of acquired developed technology using the relief-from-royalty method, a form of the income approach, which estimates the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The royalty rate used is based on an analysis of empirical, market-derived royalty rates for similar technology. The fair value of customer relationships is estimated using the multi-period excess earnings method under the income approach, which represents the total income to be generated by the asset. Under this method, the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable solely to the intangible asset. We value noncompete agreements using the with and without method. This method compares our projected discounted cash flows in two distinct scenarios: first, we assume that the covenant not-to-compete is in-place and, second, we assume that the covenant not-to-compete is not in-place. A probability adjustment factor is then applied to the difference between the two scenarios to determine the fair value of the noncompete agreement. We value trade names and trademarks using the relief from royalty method. The relief-from-royalty method determines the present value of the economic royalty savings associated with the ownership or possession of the trade name or trademark based on an estimated royalty rate applied to the cash flows to be generated by the business. The estimated royalty rate is determined based on the assessment of a reasonable royalty rate that a third party would negotiate in an arm’s-length license agreement for the use of the trade name or trademark.

The useful lives for developed technology are determined based on expectations regarding the evolution of existing technology and future investments. The useful lives for customer-related intangible assets are determined based primarily on forecasted cash flows, which include estimates for the revenues, expenses and customer attrition associated with the assets. The useful lives of definite-lived trademarks and trade names are based on our plans to phase out the trademarks and trade names in the applicable markets. The useful lives for noncompete agreements are determined based on the term of the related agreements.

Intangible assets are amortized using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be realized over their estimated useful lives ranging from one to twelve years. No significant residual value is estimated for intangible assets.

The estimated fair values of these intangible assets reflect various assumptions including discount rates, revenue growth rates, operating margins, terminal values, useful lives and other prospective financial information.

The judgments made in determining the estimated fair value of intangibles as well as the estimated lives, can materially impact net income or loss in periods subsequent to the acquisition through depreciation and amortization, and in certain instances through impairment charges, if the assets become impaired in the future.

Contingent Consideration

Contingent consideration in business combinations is recognized at fair value on the acquisition date. In connection with the acquisition of Simplee, we entered into an agreement to make certain earn-out payments based on the achievement of applicable objectives as well as the achievement of certain revenue targets established for the years ended December 31, 2020 and 2021, which qualified as contingent consideration that is required to be recognized at fair value on the acquisition date. The earn-outs are payable at the one-year and two-year acquisition anniversary dates based on the prior year calendar revenue results.

The fair value of the contingent consideration was determined using an option pricing model that reflects our expectation about the probability of payment based on facts and circumstances that existed at the acquisition closing date. The option pricing model includes significant unobservable inputs such as a discount rate that equals risk-free rate plus a spread to reflect the credit risk as estimated by our cost of debt, the probability of achieving established revenue targets and the probability of retaining key customers. Subsequent to the acquisition date, at each reporting date, the contingent consideration is remeasured and changes in the fair value resulting from a change in the underlying inputs are recognized in general and administrative expense in the consolidated statements of operations and comprehensive loss until the contingent consideration is settled. Increases or decreases in any of the probabilities of success in which revenue targets are expected to be achieved would result in a higher or lower liability, respectively. Increases or decreases in the discount rate would result in a lower or higher liability, respectively. The maximum amount we would be required to pay, related to Simplee acquisition, is $20.0 million. The fair value of the contingent consideration at December 31, 2019 and 2020 and March 31, 2021 was $0, $12.5 million and $5.5 million, respectively.

Software Developed for Internal Use

We capitalize certain costs related to internal-use software during the application development stage, including third-party consulting costs and compensation expenses related to employees who devote time to the development of the projects. We record software development costs in property and equipment. Costs incurred in the preliminary stages of development activities and post implementation activities are expensed in the period incurred and they are included in technology and development expense in the consolidated statements of operations and comprehensive loss. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Once the additional functionality is available for general use, capitalization ceases and the asset begins being amortized. We periodically assess whether triggering events are present to review internal-use software for impairment. Changes in our estimates related to internal-use software would increase or decrease operating expenses or amortization recorded during the period. Currently unforeseen circumstances in software development, such as a significant change in the manner in which the software is intended to be used, obsolescence or a significant reduction in revenues due to attrition, could require us to implement alternative plans with respect to a particular effort, which could result in the impairment of previously capitalized software development costs. We capitalized $1.8 million, $1.4 million and $0.4 million of costs related to internal-use software during the year ended December 31, 2020 and three months ended March 31, 2021 and 2020, respectively. Software developed for internal use is amortized straight-line over its estimated useful life of five years.

Valuation of Warrants to Purchase Preferred Stock

We classify warrants to purchase shares of our convertible preferred stock as liabilities on our balance sheets as these are free standing instruments that may be required us to transfer assets upon exercise. The warrant liability associated with these warrants was recorded at fair value on the issuance date of each warrant and is subsequently marked to market each reporting period based on changes in the warrants’ fair value calculated using the Black-Scholes model. Inputs used in the fair value calculation include exercise price, risk-free interest rate, expected dividend yield, remaining contractual term and expected volatility. We determine the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of our convertible preferred stock, results obtained from third-party valuations and additional factors that we deem relevant. Historically, we have been a private company and lack company-specific historical and implied volatility information of our stock. Therefore, we estimate expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. We have estimated a 0% dividend yield based on the fact that we have never paid or declared dividends.

The table below quantifies the weighted average of the most significant inputs used for the warrants valuation:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
Fair value of preferred stock	$4.67	$6.48	$5.75	$8.96
Risk-free interest rate	1.8%	0.7%	0.6%	1.4%
Expected volatility	44.0%	42.5%	45.0%	45.0%
Expected dividend yield	0%	0%	0%	0%
Remaining contractual term (in years)	5	4	4.8	3.8

Changes in fair value of the warrants are recognized on the consolidated statements of operations and comprehensive loss. We will continue to adjust the warrant liability for changes in fair value until the earlier of the expiration or exercise of the warrants, or upon their automatic conversion into warrants to purchase common stock in connection with a qualified IPO such that they qualify for equity classification and no further remeasurement is required. There were no warrants to purchase preferred stock issued during the years ended on December 31, 2019 or 2020 or for the three months ended March 31, 2021.

Revenue Recognition

We derive revenue from transactions and platform and usage-based fees.

Transaction Revenue

Our transaction revenue is derived from fees charged for payment processing services provided to educational institutions, healthcare entities and other commercial entities. Our services relate to facilitating payments from individuals, such as students and patients, and organizations to clients. Fees charged for payment processing services consists of a rate applied to the monetary value of the payment and can vary based on the payment method, currency pair conversion the transaction is settling in, as well as the geographic region in which the client and the client’s customer resides. Fees received are recorded as revenue in the consolidated statements of operations and comprehensive loss upon completion of the payment processing transaction. We do not recognize the underlying amount of the transaction being settled between client and client’s customer, as revenue or cost of revenue in the consolidated statements of operations and comprehensive loss, as we are not the responsible party for fulfilling the obligation between the client and client’s customer. Therefore, revenue is only recognized for the fee for which we are entitled for processing the payment.

We also earn revenue from fees charged to credit card service providers for marketing arrangements in which we perform certain marketing activities to increase the awareness of the credit card provider and promote certain methods of payment. Consideration under these arrangements include fixed fees and variable fees based on a percentage of transactions processed during the duration of the marketing program.

The money can be wired directly from the client’s customer to us, however, in certain situations when the client’s customer lives in a country where we do not have an active bank account, we use third-party service providers to collect wired funds before remitting the funds to us. The third-party service provider invoices us on a recurring basis with a fee for each payment processed and deposited into our bank account. The fee paid to third-party service providers as well as any foreign exchange banking fees paid by us are reflected in the payment processing service costs line in the consolidated statements of operations and comprehensive loss.

Platform and Usage-Based Fee Revenue

Our platform and usage-based fee revenue is derived from fees earned for utilizing our platform to collect accounts receivables on behalf of our clients from their customers, fees collected on payment plans established by a client for obligations due by a client’s customer, subscription fees and fees related to printing and mailing statements. Fees charged consist of a fixed fee and a variable fee determined based on volume of transaction processed through our platform.

Performance Obligations

We use significant judgement on determining the performance obligations in the arrangement based on considerations such as whether the client can benefit from each service on its own or together with other resources that are readily available from third parties or from us and whether each service is distinct in the context of the arrangement, whereby the transfer of the service is separately identifiable from other promises in the contract. In addition, we consider whether the arrangements contain a series of distinct services that are substantially the same and whether they have the same pattern of transfer.

Substantially all of our arrangements represent a single promise to provide continuous access to our platform to perform a series of activities such as payment processing services, cash collection optimization services, marketing, printing and mailing services, on an as-needed basis. As each day of providing these services is substantially the same and the client simultaneously receives and consumes the benefits as services are provided, these services are viewed as a single performance obligation comprised of a series of distinct daily services. We satisfy the performance obligation as these services are provided. Revenue is recognized in the month the service is complete.

For those arrangements that include fixed consideration, the fixed component is recognized ratably over the service period while variable consideration is recognized in the period earned.

We consider implementation service an activity to fulfill a contract, rather than a distinct performance obligation as the client does not obtain benefits from the implementation service alone. We charge an immaterial amount for implementation services.

Variable Consideration

Our contracts contain variable consideration as the amount we expect to receive in a contract is based on the occurrence or non-occurrence of future events, such as processing services performed as a transaction-based pricing arrangement. The variable consideration relates specifically to our effort to transfer each distinct daily service, as such we allocate the variable consideration earned to the distinct day in which those activities are performed and we recognize these fees as revenue in period earned, at which point the variable amount is known and it does not require estimation.

Other Revenue Recognition Policies

We incur costs in processing payments which may include banking, credit card processing, foreign currency translation and partner fees. These fees are direct costs incurred in providing payment processing services. The determination of whether we are a principal to a transaction (gross revenue) or an agent (net revenue) can require considerable judgment. Changes in judgments with respect to these assumptions and estimates could impact the amount of revenue recognized. Since we control the payment processing service, we are responsible for completing the payment, bear primary responsibility for the fulfillment of the payment service, and have full discretion in determining the fee charged, we act as a principal. As such, we recognize payment processing fee charged on a gross basis.

Stock-Based Compensation

We determine stock-based compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes option-pricing model. We recognize these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years. We account for forfeitures as they occur.

The Black-Scholes option-pricing model requires the use of highly subjective assumptions which determine the fair value of stock- based awards. These assumptions include:

Expected term—The expected term represents the period that stock-based awards are expected to be outstanding. The expected term for option grants is determined using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the stock-based awards.

Expected volatility—Since we are privately held and do not have any trading history for our common stock and non-voting common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the lifecycle or area of specialty.

Risk-free interest rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.

Expected dividend yield—We have never paid dividends on our common stock and non-voting common stock and have no plans to pay dividends on our common stock.

Common Stock Valuation—Given the absence of an active market for our common stock and non-voting common stock prior to our initial public offering, the fair value of the shares of common stock underlying our share-based awards was estimated on each grant date by our board of directors with input from management and contemporaneous third-party valuations. These third-party valuations were performed in accordance with the guidance outlined by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation using either an option-pricing method, or OPM, or a hybrid method, both of which used market approaches and income approaches to estimate our enterprise value. The hybrid method is a probability-weighted expected return method, or PWERM, where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. The OPM treats common stock and redeemable convertible preferred stock as call options on an equity value, with exercise prices based on the liquidation preference of our redeemable convertible preferred stock. Under this method, our common stock has value only if the funds available for distribution to stockholders exceed the value of the liquidation preference at the time of a liquidity event, such as a merger or sale, assuming we have funds available to make a liquidation preference meaningful and collectible by the stockholders. The common stock is considered to be a call option with a claim at an exercise price equal to the remaining value immediately after the redeemable convertible preferred stock is liquidated.

In addition to considering the results of third-party valuations, our board of directors exercised reasonable judgment and considered various objective and subjective factors to determine the fair value of our common stock as of the date of each grant, including:

•	our actual operating results and financial performance;

•	conditions in the industry and economy in general;

•	the rights, preferences and privileges of our redeemable convertible preferred stock and convertible preferred stock relative to those of our common stock;

•	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering or a sale of our company, given prevailing market conditions;

•	equity market conditions affecting comparable public companies and the market performance of comparable publicly traded companies;

•	the U.S. and global capital market conditions; and

•	the lack of marketability of our common stock and the results of independent third-party valuations.

In preparing for the issuance of our consolidated financial statements for the year ended December 31, 2020, we performed a retrospective fair value assessment and concluded that the fair value of our common stock underlying stock options that we granted on November 17, 2020 was $4.81 per share for accounting purposes. We applied the fair value of our common stock from our retrospective fair value assessment to determine the fair value of these awards and calculate stock-based compensation expense for accounting purposes. This reassessed value was based, in part, upon a third-party valuation of our common stock prepared as of November 17, 2020 on a retrospective basis. The third-party valuation was prepared using the hybrid method and used market and income approaches to determine our enterprise value.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Emerging Growth Company Status

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to nonpublic companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We are an ‘emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.”

Recent Accounting Pronouncements

We have reviewed all recently issued standards and have determined that, other than as disclosed in Note 2 to our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus, such standards will not have a material impact on our consolidated financial statements or do not otherwise apply to our operations.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

BUSINESS

Our Mission

Our mission is to deliver the most important and complex payments. In an increasingly digital world, getting paid means Flywire.

Our Company

Flywire is a leading global payments enablement and software company. Our next-gen payments platform, proprietary global payment network and vertical-specific software help our clients get paid and help their customers pay with ease—no matter where they are in the world. Our clients rely on us for our integrated solutions that are both global and local, combine tailored invoicing with flexible payment options, and deliver highly personalized omni-channel experiences. We believe we make generational advances for our clients by transforming payments into a source of value and growth for their organizations while delighting their customers with payment experiences that are engaging, secure, fast, and transparent.

There have been substantial strides made in payments technology in the retail and e-commerce industries, however, massive sectors of our global economy—including education, healthcare, travel, and B2B payments—are still in the early stages of digital transformation. We estimate the annual addressable volume for these sectors alone to be approximately $11.7 trillion, as more fully described in “Our Market Opportunity”. We believe Flywire is well-positioned to capture a meaningful share of this global payment volume given our ability to provide deeply-integrated digital solutions that address both domestic and cross-border payments.

Our clients, and the types of organizations we serve in education, healthcare, travel, and B2B, require payment processes and experiences that can deliver high-stakes, high-value payments and are specifically tailored to their industry, their business, and their customers. Often, payment solutions have a “one size fits all” approach, without regard for the particular nuances and detailed operations of specific verticals. Without Flywire, organizations often invest substantial resources in building their own payment offerings or rely on disparate legacy systems, which not only fail to meet their or their customers’ needs but also divert meaningful resources away from revenue-generating work. When core payment capabilities like invoicing, diverse payment offerings and reconciliation are inefficient, organizations miss the opportunity to use payments to scale and grow their business.

Flywire was founded to solve these challenges. We aim to power the transformation of our clients’ accounts receivable functions by automating paper and check-based business processes in addition to creating interactive, digital payment experiences for their customers. As a result, clients who implement our cross-border and in-country domestic payments and software solutions can experience improved accounts receivable, higher enrollment in payment plans, and a reduction in customer support inquiries. We help our clients turn their accounts receivable functions into strategic, value-enhancing areas of their organizations.

Over the last decade, we have invested significant resources to build a global network of bank, payment and technology partners that enable us to provide end-to-end connectivity between our clients and their customers in many countries around the world. We have engineered our software-driven payments technology stack to meet enterprise-level standards and functionality while delivering simplicity, convenience and ease of use for our clients and their customers. In addition, we have developed personalized communication channels (e.g., sms, chat, email, text, or phone) to enhance our clients’ ability to engage with their customers through a digital-first user experience. The result of these investments is our Flywire Advantage.

Our Flywire Advantage is derived from three core elements: (i) our next-gen payments platform; (ii) our proprietary global payment network; and (iii) our vertical-specific software backed by our deep industry expertise.

•

Next-Gen Payments Platform.    Our platform improves the legacy accounts receivable value chain by facilitating global payment flows across multiple currencies, payment types, and payment options. We do not simply collect payments and track money flows. Rather, our clients integrate our platform into their existing apps and workflows once and have access to a full suite of solutions, including tailored invoicing, settlement and reconciliation tools, single sign-on and checkout, recurring payments, and split payouts. Our platform automates and manages the process from initial invoice delivery through payment settlement and core system reconciliation. In addition, we leverage deep data and analytics to help our clients understand their customers’ historic payment behavior, facilitate transaction matching to optimize costs and offer flexible domestic and international payment plans.

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Proprietary Global Payment Network.    At the core of our business is our network of global, regional and local banking partners which we have been strategically expanding for over a decade. With a single connection to Flywire, our clients have access to a unique set of payment methods including banks, third-party payment providers, payment networks and digital wallets—making it possible to accept and settle payments in over 240 countries and territories and in over 130 currencies. Our global payment network also provides direct connections to alternative payment methods such as Alipay, Boleto, PayPal / Venmo, and Trustly. Regardless of the currency on the invoice received, our clients’ customers can pay in their local currency with their preferred payment method. Additionally, our global payment network is optimized for country-specific regulatory and compliance standards which often require vertical-specific functionality and processes to serve our clients and their customers.

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Vertical-Specific Software Backed by Deep Industry Expertise.    We go beyond payments by offering seamless integration of our software within our clients’ existing operating workflows and IT infrastructure. Our team, with decades of industry and domain expertise, designed our cloud-based software to be highly scalable across the types of clients we serve, aiming to solve unique payments and accounts receivable challenges of education, healthcare, travel, and B2B. For example, we have launched over 6,000 client payment portals, each built on our shared payments platform and global payment network but tailored to our clients’ brands and needs. In addition, our software solutions include interactive dashboards to manage payments, reporting tools to streamline reconciliation and customer communication tools to personalize and digitize engagement. This enables us to be a hub of omni-channel connectivity, augmenting the relationship between our clients and their customers.

These three core elements of our business fuel a powerful and accelerating flywheel. When we started Flywire, we built a robust payments platform that solved pain points for cross-border payments and delivered simplicity, transparency, and cost-effective solutions. Continued adoption of our payments platform has enabled us to enhance engagement with our clients, create more personalized connections for our clients’ customers and extend our reach. Adding new clients and their customers builds our global scale and deepens our knowledge and expertise, enabling us to streamline and automate complex accounts receivable functions. As shown in the illustration below, as the number of clients using our next-gen payments platform grows, we are able to continue to enhance our end-to-end solutions, tailor our vertical-specific software and expand our global payment network to support more local payment types.

The benefits of our flywheel are visible in the significant scale we have achieved to date. Today, we serve over 2,250 clients around the world. In education alone, we serve more than 1,900 institutions and 1.6 million students globally. In healthcare, we serve more than 80 healthcare systems, including four of the top 10 healthcare systems in the United States ranked by hospital size. In our newer verticals of travel and B2B payments, we have a growing portfolio of more than 200 clients.

Our business model is designed to encourage rapid, widespread utilization of our solutions. We enable our clients to scale the use of Flywire to an unlimited number of customers with favorable unit economics. In 2020, we enabled over $7.5 billion of total payment volume across more than 130 currencies. In the quarter ended March 31, 2021, we enabled approximately $2.9 billion in total payment volume.

The value of our Flywire Advantage has been recognized, with global financial institutions and technology providers choosing to form channel partnerships with us. Our channel partners include financial institutions such as Bank of America Corporation; payment providers such as China UnionPay Co. Ltd. and Adyen N.V.; and software companies that serve as the core systems in our verticals such as Ellucian Company, L.P. in education and Cerner Corporation in healthcare. These partnerships promote organic referral and lead generation opportunities and enhance our indirect sales strategy.

We also reach clients through our direct channel. Our domain-experienced sales and relationship management teams bring vertical expertise and regional and local reach that drives high dollar-based net retention. In 2018 and 2019, our annual dollar-based net retention rate was approximately 126% and 128%, respectively. In 2020, despite the impact of the COVID-19 pandemic on our clients and the industries we serve, we had an annual dollar-based net retention rate of 100%, added over 400 new clients, and maintained strong client retention of approximately 97%. In addition, our client and customer service combines high-tech and high-touch functions backed by 24x7 multilingual customer support, resulting in high client and customer satisfaction. For the year ended December 31, 2020, we had an NPS of 64, which exceeds the average NPS of traditional financial institutions.

The chart below illustrates the year-over-year increases in aggregate revenue less ancillary services from our clients by cohorts that consist of (1) all clients as of December 31, 2017, which we refer to as the pre-2018 cohort, and (2) new clients that we added during the particular year ended December 31 for each year thereafter, which comprise the cohort for that particular year. We believe that this analysis illustrates that our services can continue to provide value to our clients on an ongoing basis and also demonstrates our ability to grow our business with clients over time. A client is included in a particular cohort based on the year in which a client first receives a payment from their customer using our services. We expect cohort revenue less ancillary services will fluctuate from one period to another depending on, among other factors, our ability to increase revenue less ancillary services from our clients within a given cohort and other changes to products and services we offer to such clients. While we believe these cohorts are a fair representation of our overall client base, there is no assurance that they will be representative of any future group of clients or periods.

We have grown rapidly since our founding. We generated revenue of $94.9 million and of $131.8 million for the years ended December 31, 2019 and 2020, respectively, and incurred net losses of $20.1 million and $11.1 million, respectively for those same years. In February 2020, we acquired Simplee, a provider of healthcare payment and collections software. Pro forma revenue and pro forma net loss for the year ended December 31, 2020, as if our acquisition of Simplee had occurred on January 1, 2020, was $136.3 million and $14.8 million, respectively.

Benefits of the Flywire Advantage to Our Clients and Their Customers

Flywire sits in between our clients, which include educational institutions, hospitals, travel providers, businesses, and their customers: students, patients, travelers, and businesses. We believe this two-sided relationship makes us strategically important for our clients–who rely on us for their complex accounts receivable needs, and for our clients’ customers–who rely on us to deliver their most important payments.

Benefits of the Flywire Advantage to Our Clients

We continuously apply our knowledge and domain expertise in education, healthcare, travel, and B2B payments to expand upon our solutions and meet the specific needs of our clients, while freeing them from cumbersome and legacy financial processes. For our clients, key benefits of our solutions include:

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Modern customer-focused payment experience.    We enable a convenient and secure online payment experience which can be configured by country, currency, client, and vertical. Our personalization engine leverages our data and applies artificial intelligence and machine learning to match the payment preferences of our clients’ customers with the right payment options. By streamlining a previously cumbersome and highly-manual process, our clients have the ability to extend transparency to their customers and proactively engage them through their preferred communication methods.

•	Simplify payments complexity. We address complexity in payments by providing our clients with a “one-stop shop” offering, substantially reducing the need to work with and manage multiple disparate vendors and systems. Our clients can experience a seamless workflow from start to finish with end-to-end visibility, from invoice to payment to receipt and reconciliation. This helps accelerate funds flow while streamlining operational expenses.

•

Processing cost savings and enhanced payments yield.    We leverage our significant global volume and in-house currency hedging algorithms to mitigate our clients’ risk from currency fluctuation and reduce incremental payment fees, which we believe results in significant cost savings to our clients’ bottom line. Additionally, to optimize affordability for our clients’ customers, we design personalized payment plan offers. By providing a better customer experience, our clients can eliminate time-consuming customer calls and make their operations more efficient. We believe this results in our clients getting paid more quickly and consistently.

•

Ease of integration.    Built on open architecture, Flywire integrates with existing systems and technology, allowing clients to consolidate transactions and accounts, automate payment plans and cash management, and optimize processing through aligned billing-related tools. This ease of integration enables our clients to serve their customers better and faster, increasing satisfaction while reducing costs.

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Trusted expertise and a trusted brand.    Our clients and their customers view Flywire as a trusted technology partner. With deep roots in each industry we serve, our thought leadership, guidance, and innovation in our solutions, have built confidence and advocacy in Flywire throughout our clients and their customers around the world. We believe we bring a new level of transparency, efficiency, and value to industries that are traditionally characterized by complex operations and held back by services of legacy providers. Additionally, we believe the strength of our information security and compliance that underpins our solutions is a core differentiator that drives client trust.

Benefits of the Flywire Advantage to Our Clients’ Customers

Our digital-first customer experience is designed to make the process of paying invoices simple. For our clients’ customers, key benefits of our solutions include:

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Superior and simple payment experiences.    Our customer value proposition is simple: we provide a fast and nearly frictionless experience for our clients’ customers’ most important payments. Providing an integrated experience that leverages single sign-on, our clients’ customers can very quickly view real-time account balance updates, receive personalized communication and complete their payments – all as part of a streamlined digital self-service experience. These features can lead to an increase in self-service digital payments and optimized conversion of completed payments.

•

Customer preference.    Using Flywire, our clients’ customers can choose their preferred payment method, currency, and communication channel, such as sms, chat, email, text, or phone. We make it possible to accept and settle payments in over 240 countries and territories and in more than 130 currencies, so our clients’ customers can choose the way they pay using local payment methods that they are most comfortable using.

•

Flexible on-demand payment options.    We believe we provide favorable and transparent payment plans that can lead to increased engagement and enrollment by our clients’ customers. As a result, our clients’ customers can spread expenses across smaller, easier-to-manage payments. Our payments platform also enables our clients to offer their customers the choice to either front-load payment plans or provide extension options beyond service delivery.

•	Customer confidence. Navigating the world of complex cross-border payments can be overwhelming for our clients’ customers. With our superior customer experience including around the clock multilingual support, we believe that we give customers the confidence that their payments are delivered securely, accurately, and on time.

How Our Flywire Advantage Works

Our clients’ needs extend beyond simple payment processing. Enabling our clients to use enhanced payment functionality to drive business value as well as streamlining and automating their domestic and cross-border payment operations, requires a specialized approach that combines a secure, reliable, and robust suite of payments and software solutions with a seamless customer experience.

To achieve this, we leverage our Flywire Advantage and its three core elements: (i) our next-gen payments platform; (ii) our proprietary global payment network; and (iii) our vertical-specific software backed by our deep industry expertise.

Next-Gen Payments Platform

Our next-gen payments platform is designed for payment processes and experiences that can deliver high-stakes, high-value payments. Through a single connection to our platform, we support the entire lifecycle of a domestic or cross-border transaction across online, mobile or in-person channels. This eliminates the need to work with multiple vendors and payment providers.

In 2020, we enabled over $7.5 billion in payment volume across multiple payment types, including local bank transfer, credit, debit and other alternative payment methods such as Alipay, Boleto, PayPal / Venmo, and Trustly. In the quarter ended March 31, 2021, we enabled approximately $2.9 billion in total payment volume. The majority of our payment volume is not card related and is completed over our global payment network. This reflects the myriad of payment options enabled by our global payment network that are critical for the larger, more complex payments that we handle.

We designed our next-gen payments platform to be:

•	Integrated. Fully unified and seamlessly connected to a broad range of core operating systems, facilitating easy data capture and compatibility across a broad range of solutions;

•	Flexible. Supports complex workflows and payment experiences for both in-country domestic and cross-border payments; and

•	Secure. Leverages Payment Card Industry-validated Point-to-Point Encryption tokenization and other best-in-class and regulatory-compliant security measures.

By utilizing predictive analytics, machine learning, and artificial intelligence, we handle the complexities of money movement across borders while providing fast, compliant, and transparent receipt of payments. Our artificial intelligence (AI) and machine learning (ML) enabled fraud detection risk engine has trained against millions of ACH, check, card, and wire transactions. As a result, the enhanced power of our risk engine enables us to mitigate fraud.

Our comprehensive payments offering enables our clients to provide their customers a choice of cost-effective payment methods, currencies, and terms while enjoying a seamless digital experience. Our offering, supported by Flywire’s security, risk, and compliance monitoring tools, includes:

•	enhanced invoicing, settlement and reconciliation tools that simplify billing and customer payments and better manage cash flow and revenue;

•	end-to-end processing, from authorization to clearing to settlement and reconciliation;

•	turnkey solution for enhanced and secure single sign-on and checkout;

•	recurring, split and flexible payment options, including robust payment plan logic that can be tailored in our vertical-specific implementations; and

•	unified reporting and analytics tools through direct integrations to client back-end infrastructure.

Below is a sample funds flow for a traveler from Australia taking a ski vacation in Japan paying in their local currency and with their preferred method of payment, such as a bank transfer of Australian Dollars to Japanese Yen, without incurring hidden fees, and with exchange rate protection. The illustration shows how our next-gen payments platform can be configured and activated at the client level, and deliver a seamless experience from any country of payment or receipt.

In addition to international expansion, we are accelerating the growth of our in-country domestic accounts receivable business, both by selling new solutions to existing clients and gaining new clients. Many of our clients who successfully use our payments platform to process cross-border payments require a similar solution for in-country domestic payments, which have similar challenges: they are reliant on home-grown or legacy solutions with limited or inflexible capabilities and often require time consuming manual updates. With our payments platform, clients are able to streamline payment processes and offer their customers flexible payment options, without the expense of building their own systems—for both in-country domestic and cross-border transactions.

Proprietary Global Payment Network

Our proprietary global payment network is comprised of global, regional and local banks and technology and payment partners around the world. We believe the extensive global reach and breadth of our network, serving more than 240 countries and territories, provides a strong competitive advantage. Additionally, we have local market knowledge and expertise to enable funds flow in some of the hardest to reach markets. We have also assembled redundant payment rails, wherever possible.

With Flywire’s network, our clients can take advantage of our “local-in / local-out strategy”—providing access to pay-in options, such as local bank transfers, card-based payments, and alternative payment methods, while enabling pay-out capabilities in our clients’ preferred local payment methods.

We believe our receive-side network sets us apart. Flywire clients, no matter the vertical or market they are in, can receive a single daily payment in their preferred currency that aggregates and reconciles all their customer payments made via Flywire from around the globe—across approximately 2,900 geographic corridors representing transaction flows between payers and payees. The illustration below shows our top payment corridors, with a scale of connections denoting the relative payment volume originating from the applicable country.

(1)

The chart above represents relative payment volume based on the country from which our client’s customer’s payment originates. We recognize revenue based on the geographic location of our client. As a result, payment volume by originating geography does not correlate with revenue recognized by client geography.

Once our clients are connected to our global payment network, they can leverage an extended range of services and capabilities, including:

•

Transaction routing optimized for cost, risk and compliance management.    We leverage the “plug and play” configuration of our global payment network and our proprietary payment-routing engine to analyze costs, currency exchange rates and payment acceptance data. Based on our analytics, we can configure optimal transaction routing that increases authorization rates in a secure and compliant manner, while reducing our processing costs and the costs to our clients’ customers.

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Local clearing capabilities.    Our clients’ customers have the ability to authorize and clear transactions in over 240 countries and territories through our connectivity to banks and major payment networks. Payments are made through direct connections to global, regional and local banks or through relationships with our payments partners including Citigroup Inc. These connections and relationships help us create local clearing hubs which enable our clients and their customers to have a local payments experience.

•

Ecosystem of alternative payment methods.    We offer a myriad of alternative payment methods, such as Alipay, Boleto, PayPal / Venmo, and Trustly, to allow customers to choose how they pay. We believe this helps promote greater adoption of our payments platform, higher levels of engagement and satisfaction, and increased value across our ecosystem.

•

Global pay-out.    We enable our clients to automate disbursements and seamlessly settle in over 130 currencies via pay-out options including local currency bank deposits. We believe we are able to settle pay-out more quickly given our end-to-end control and visibility of the transaction process.

•

Tailored and scalable regulatory and compliance infrastructure.    This foundational element underpins our global payment network. We have fraud and transaction monitoring tools designed to accommodate multiple industry verticals. We combine this with the application of know-your customer, or KYC, and anti-money laundering, or AML, standards that are tailored to meet the applicable requirements of the jurisdictions where our clients operate. In addition, we leverage our in-depth knowledge of the markets in which we operate to execute tactically while complying with local licensing and regulatory requirements.

Vertical-Specific Software Backed by Deep Industry Expertise

We tailor our software to meet the needs of each vertical market we serve. We do so by leveraging our industry expertise and knowledge to develop a comprehensive view of our clients’ complex business challenges. We learn to “speak our clients’ language” and tailor their invoicing processes and payment options to their specific situations.

We offer deep integration within our clients’ existing apps and workflows for seamless payment acceptance and reconciliation. Our integrations, supported by our APIs, include some of the largest and most recognized accounting and ERP systems, such as Ellucian Company, L.P. in education, Epic Systems Corporation in healthcare, Rezdy Pty Ltd in travel, and Oracle Corporation in B2B payments. Through these integrations, our clients are able to reduce the number of banks and technology and payment providers on which they rely, while achieving faster settlements and lower wire and transaction fees.

Specific features of our vertical-specific software include:

•

Vertical-specific digital workflows.    We help our clients automate the accounts receivable process from creation of an invoice, to delivery to the customer, to receipt of funds and synchronization back to their ERP system. In these workflows, we provide enhanced capabilities that improve customer satisfaction and may increase the collectability of amounts owed (e.g., offering patients of a health system the option to create a payment plan if they are unwilling or unable to pay their full amount due in a single payment). We provide timely status updates of financial inflows and outflows by indicating when invoices are delivered, opened, and paid. Our robust reporting tools provide our clients with a real time overview of their business’ payments profile.

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Integration and synchronization to core and industry specific systems.    Our software is designed to automate accounts receivable reconciliation by synchronizing customer transactions with our client’s accounting and ERP systems. Our synchronization capabilities substantially reduce double data-entry and increase efficiency.

•

Real-time access.    By leveraging our data, our clients can access real-time invoice and payment status updates, facilitate seamless communication with customers and easily track payments from their customers.

•

Predictive analytics.    We have robust predictive analytics capabilities to assess payment transactions across our client base and to intelligently determine the appropriate pricing or payment plans. For example, in healthcare, we have built a personalization engine that enables hospitals and healthcare systems to better predict a patient’s capacity to pay and tailor the payment options they are offered, all in accordance with the hospital’s business rules.

Below is an illustration of how a large hospital client utilizes our software to personalize patient engagement with payment options and billing conversations. We solve capacity to pay for our clients’ customers (with payment plans or other intelligent promotional financing) and we engage with them through their preferred communication methods (e.g. sms, chat, email, text, or phone). In turn, our clients are able to maximize yield on their accounts receivable potential, resulting in higher net payments, lower call volume, lower debt outstanding and most importantly, lower costs and happier patients.

When I met with Flywire, I knew it was exactly what we needed. It was the easiest implementation of anything we've done on campus, straight-forward for our students, and has made me way more efficient at my job. Flywire was the right solution at the perfect time and makes it so easy for students to pay. Thanks to Flywire, we are not only helping our international students, but it has been our pre-collections go-to to help our students get back on track to set up payment plans to pay their tuition over time, and on their terms. Flywire pays for itself and I always recommend them to other bursars.

SUSAN FORMAN, BURSAR

THE UNIVERSITY OF
TENNESSEE
KNOXVILLE

4X↑ increase in **payment plans with Flywire**[1]

[1] Within one year of implementing Flywire

Prior to using Flywire, we were doing things manually when it came to engaging patients on their balances. We were primarily sending paper statements to people and having them call us back on the phone to pay. With Flywire, we can consolidate bills and payment arrangements in one place, so we present one simple, single bill to patients. Now, we can meet patients where they are, show them what they owe up front, and give them an easy way to pay. Flywire also makes our jobs a lot easier because it eradicates all the complexity of managing multiple A/R systems.

TIM REINER, SVP REVENUE MANAGEMENT

AdventHealth

70%↑ increase in **self service collections with Flywire**[1]

[1] Over a three year time period after implementing Flywire

Life before Flywire was disorganized. Our guests were often doing complicated bank wire transfers, or calling us with credit card information. There was a lot of room for error, and it was complicated. What initially drew us to Flywire was how easy it was for our guests to make payments in their home currency and method of choice; since using it, we've discovered that Flywire has also completely transformed our business. Thanks to Flywire, we probably save about 25% of our time per week not having to worry about payments. We can focus instead on customer care and on providing the best possible experiences.

JENNY JEWCZYK, RESERVATION & SALES MANAGER

NIMMO BAY

25%↑ increase in **time saved** per week with Flywire[1]

[1] Within one year of implementing Flywire

> I highly recommend Flywire! Flywire as a platform is transparent and incredibly user friendly. Also, the Flywire team is very supportive and responsive. Most importantly, we're saving money and improving our customer experience.

MOSHE GRIMBERG, CFO

AppsFlyer

AppsFlyer

50% **lower fees** on credit card transactions with Flywire[1]

[1] Within one year of implementing Flywire

Our Industry

We believe Flywire plays a critical role in helping digitize transactions in traditionally underserved markets, facilitating in-country domestic and cross-border invoicing and payments, automating reconciliation, and providing a seamless experience for our clients’ customers. Our ability to deliver the most important and complex payments both domestically and internationally has become increasingly valued by our clients due to the following trends:

Globalization—and the rise of a “borderless” economy—requires global, cross-border and local payment and regulatory expertise

As the world becomes more connected, it is both easier and harder to do business. Consumers want to make payments across borders with ease and want to have a personalized experience in their language and in their local currency. Businesses are attempting to satisfy this demand, but we believe they often struggle to deliver truly global capabilities. Providing a solution that meets the needs of our global client base extends beyond simple payment processing. Enabling, streamlining, and automating our clients’ in-country domestic and cross-border payment operations requires a specialized approach that combines a secure, reliable, and robust suite of payments and software solutions with a seamless customer experience. We believe we can deliver extensive global reach and bring local market knowledge and expertise to keep up with the rapidly changing payments landscape.

Globalization has also increased the complexity of the regulatory landscape that our clients need to navigate. Consumers and businesses are required to understand and adhere to extensive and often incongruous sets of laws and regulations in both local and cross-border regimes. For example, many countries with significant cross-border flows require distinct paperwork to be collected, validated and recorded as part of currency export compliance for high-value payments. Furthermore, we believe that clients often lack the policies, procedures and systems in order to implement and monitor strict compliance. We believe that the result is often costly and manual review processes, which can also increase the client’s risk of penalties and fines. We endeavor to actively manage the global complexities of regulation for our clients’ payments while implementing innovative solutions intended to make the entire process more efficient and user-friendly.

The shift to software-integrated digital payments is accelerating

As business and consumer transaction expectations shift with digitization, providers of modern payments platforms with industry-specific software have begun to displace legacy systems. Businesses and consumers have come to expect that all payment flows, especially for high-value services, are settled with the same ease as typical e-commerce purchases. Additionally, we believe the COVID-19 pandemic will serve as a catalyst in accelerating digital transaction volumes as customer preferences continue to shift to contactless, online and mobile. We expect these trends will impact all industries and force many businesses to accept new digital payment methods. We believe fully integrated payments and software solutions, including those provided by us, enable businesses to offer seamless payment experiences, minimize friction at the point-of-sale and respond to evolving customer preferences.

Legacy payment and accounts receivable management infrastructure has significant limitations and is ripe for innovation

Even in some of the largest industries in the world, such as education, healthcare, and travel, legacy payment and accounts receivable infrastructure has not evolved to streamline complexities nor enhance efficiency as demanded by organizations or their customers. This legacy infrastructure has the following limitations:

•

Paper-based.    The accounts receivable process, from creation of an invoice to delivery to the customer, is most often still dependent on paper. This paper-based workflow not only results in payment flows that are slow, error-prone, and less secure, but is also costly for businesses. Organizations that process substantially all of their accounts receivable by automated or electronic means report half the accounts receivable processing costs of those that do not, according to survey data from the American Productivity and Quality Center (APQC). We digitize and automate the accounts receivable process from start to finish, allowing clients to rely on our solutions and save on their accounts receivable transaction and processing costs.

•

Manual.    Legacy workflows require manual input of employees at every stage of the accounts receivable process: from opening an envelope, logging the receipt, getting approvals, cashing the check, to proper accounting and compliance. This repetitive employee engagement significantly slows down payment flows, increases likelihood of error, and is more expensive for businesses. Organizations that automatically generate the vast majority of their invoices reported processing almost twice as many invoices per invoicing full-time equivalent (FTE) compared to those that do not, according to survey data from the APQC. Our clients can easily leverage our solutions for traditional back-office tasks, with less manual labor involved from start to finish.

•

Disparate.    Many businesses deal with multiple accounting and reconciliation systems to process a single transaction flow. According to APQC survey data, inefficient processing of receivables requires almost 2.5 times as many FTE resources compared to top-performing organizations for the same dollar volume. Instead of relying on stacks of disparate technology systems that were not built to work together in the context of a seamless experience, our clients can use our solutions to automatically synchronize customer transactions while leveraging their existing IT infrastructure.

•

Lacking functionality and capabilities that drive value.    A large number of businesses attempt to use their current accounting or ERP systems for accounts receivable management. These systems often lack functional and analytical capabilities to calibrate and present optimal payment options that could improve customer experience and maximize client yield on their accounts receivable. In contrast, our predictive analytics capabilities provide valuable insights to help drive business decisions and allow our clients to tailor their offerings. For example, our clients can see when a payment plan may be helpful to one of their customers, allowing them or their customers to initiate a payment plan. This insight and functionality can ultimately increase the speed and frequency of collection and improve customer satisfaction.

Accelerating digitization of B2B payments

We believe the B2B payments market remains one of the largest untapped opportunities in the payments industry. In 2020, only 51% of invoices were electronic according to Ardent Partners, and more than one-third of B2B / government to business payments were made by cash or check according to Mastercard. Few payments and software companies have end-to-end integrated payments solutions including accounts receivable software, omni-channel offerings, cross-border capabilities and other value-added services. Most often, providers only offer one or two of these capabilities and require clients to employ other piecemeal point solutions. The unique combination of our next-gen payments platform, proprietary global payment network, and vertical-specific software enables us to design and deliver a comprehensive suite of solutions that help our business clients get paid by their customers.

Our Market Opportunity

We believe the trend of digitizing payments is inevitable across all industries. When businesses and consumers make payments, they expect a quick and easy process. On the receiving end, businesses expect to accept payments from different sources and countries, and reconcile them from within one system, but without added complexity or additional costs.

Many industries still lack the digital payments infrastructure that is necessary to meet customer demand and solve operational inefficiencies. For example, the majority of healthcare payments are still made by check. Likewise, in education, budget shortfalls and jobs impacted by the COVID-19 pandemic, along with rising tuition costs, have added financial strain and created collections problems.

These inefficiencies are costly. According to a study by Deloitte, middle-market businesses incur $3.3 trillion in operational costs when reconciling invoices as a result of inadequate legacy solutions, such as disparate file formats and lack of back-office support for automated remittances.

Despite these shortfalls, the demand for domestic and cross-border money movement continues to accelerate and global payments present one of the largest market opportunities. For the primary industries we currently serve, we estimate the current addressable market for our solutions to be approximately $1.7 trillion in global payment volume, including education ($660 billion)(1), healthcare ($500 billion)(2) and travel (approximately $530 billion).(3)

Additionally, our B2B payments offering expands the addressable market for our solutions, which we estimate to be over $10 trillion in addressable B2B payment volume(4). Given Flywire’s existing penetration of key verticals, ability to integrate with a broad range of core systems and continued investments in our next-gen payments platform, proprietary global payment network, and vertical-specific software, we believe we have the opportunity to capture a meaningful share of this payment volume.

Our Growth Strategy

We believe we have a significant opportunity to build on our success and momentum to date. The key elements of our growth strategy include:

Expand Our Client Reach

•

Grow with existing clients.    We intend to continue to become a more integral part of our clients’ businesses as the number of our clients’ customers who utilize our solutions increases. Our track record of organic growth with our clients is demonstrated by our net dollar-based retention rate, which was approximately 126% and 128% in 2018 and 2019, respectively, and 100% in 2020, despite the impact of the COVID-19 pandemic on our clients and the industries we serve. As our clients transform and digitize their operational workflows, we plan to encourage them to add additional solutions, such as tailored invoicing, payment plans, and eStore marketplace.

•

Continue to win new clients.    We plan to expand our sales and marketing efforts to increase brand awareness and highlight the value of our solutions. We believe this will attract new clients to Flywire and as we add more clients, we can accelerate the effects of our flywheel.

(1)

Based on net household payments to educational institutions in OECD countries in 2020 according to the Organisation for Economic Co-operation and Development and payments made to private education institutions in Southeast Asia in 2015 according to EY Parthenon.

(2)	Based on U.S. out of pocket healthcare spending in 2019 according to the Centers for Medicare & Medicaid Services and cross-border healthcare payments in 2020 according to Patients Without Borders.
(3)

Based on global travel industry revenue in 2020 according to IBISWorld and management’s estimates that approximately 41% of the non-business and professional travel payment volume is addressable by our solutions.

(4)

Based on cross-border B2B inflows revenue in 2020 according to Juniper and management’s estimates that at least 75% of total B2B payment volume is made by medium to large businesses and is potentially addressable by our solutions.

•

Increase payments platform monetization.    We have the opportunity to offer additional complementary payment services to our clients’ customers in support of our clients’ business goals. We intend to leverage our Flywire Advantage by expanding the number of use cases we can address such as handling payables in education, business invoices in hospitals, and commissions in travel.

•

Expand our solution portfolio.    We expect to continue investing in our solution portfolio by expanding the breadth and depth of our payments and software capabilities. For example, over the last year, we introduced various new solutions to help our clients better meet the needs of their customers including pre-service capabilities in healthcare and international payment plans in education.

Expand Our Ecosystem Through Channel Partnerships

While the majority of our clients to date have been acquired by our direct sales team, we expect that continued engagement with channel partners, including financial institutions and providers of enterprise software solutions in our key verticals, will enhance our client acquisition efforts and drive continued growth. We also believe our channel partners, which include consultants specialized in our industry verticals, will help amplify the reach and visibility of our solutions to clients worldwide.

Expand to New Verticals and Geographies

We leverage our Flywire Advantage to scale into new verticals and geographic markets. We have a strong track record of expanding efficiently into new verticals and geographic markets, as we have shown in healthcare, travel, and B2B payments and in the expanded reach of our global payment network. We see a large and significantly underserved opportunity for clients domestically and internationally to benefit from our payments platform, global payment network and vertical-specific software. Additionally, there are other industries, including real estate and government taxes, that we believe are poorly digitized and could benefit from our solutions.

Pursue Strategic and Value-Enhancing Acquisitions

We intend to continue to complement and accelerate our organic growth strategies through acquisitions. We have a successful record of identifying, executing, and integrating acquisitions, and we intend to continue to pursue acquisitions through a highly disciplined approach. We also have the scale to be an attractive and reputable consolidator in the payments markets as evidenced by our ability to retain nearly all of the clients and employees from our UniPay, OnPlan, and Simplee acquisitions. We believe our approach and breadth of experience in integrating culturally-aligned businesses position us to maximize the value we derive from future acquisitions.

Our Flywire Culture and Team

As an organization, our culture is founded on our shared experiences, unique and diverse backgrounds, and belief in our mission to deliver on the most important and complex payments. As a collective team of over 500 FlyMates, we strive for excellence as one team, guided by our core values, including:

•	Global collaboration. We believe in teamwork.

•	Authenticity. We never compromise on integrity, honesty, and kindness.

•	Fulfillment. We strive for personal and professional satisfaction.

•	Execution. We accomplish our goals through collective support and accountability.

•	Ambitious innovation. We continuously look to deliver more and new value to all our constituents.

•	Evolved learning. We believe in new challenges and constant growth.

Our leadership team defines our culture and strategy and collectively has decades of experience leading companies through rapid growth at scale. Representing approximately 40 nationalities and spoken languages, our diverse team of FlyMates deliver critical domain expertise and regionally tailored skill sets to our clients 24x7. We believe our team’s relentless client focus and adherence to our shared values are evident in our NPS of 64, and will continue to define our future success.

Our Business Model

We derive revenue from transactions and platform and usage-based fees. Each new student tuition bill, patient visit, travel journey and business invoice, is an opportunity for us to generate fees.

Our revenue is highly re-occurring in nature due to the mission-critical nature of our solutions that are deeply integrated within our clients’ existing operating workflows and IT infrastructure. We believe the depth and breadth of our solutions help our clients get paid faster and with less friction. This enables us to develop long-standing relationships with our clients, which in turn also drive strong retention and significant cross-selling opportunities.

An Illustration of Our Solution

We simplify domestic and cross-border payment transactions for our clients by eliminating the need to work with disparate vendors for invoicing, global pay-in and pay-out, compliance and risk management and more. Through a single connection to Flywire, we enable our clients to securely accept and reconcile payments and engage with their customers. The illustrations below depict how Flywire manages both international and domestic payments for a representative education client.

International Payment Example:    In the first example below, a Chinese student paying their tuition to a Canadian university experiences a seamless process from start to finish—choosing their preferred payment method and currency. For our client, the accounts receivable process is automated and streamlined from invoice to receipt and to reconciliation and real-time ERP updates. For our cross-border payments, we have short term foreign exchange exposure, typically between one and four days; we leverage our in-house currency hedging algorithms, and enter into non-deliverable forward foreign currency contracts, to mitigate the volatility related to fluctuations in the foreign exchange rates. For additional discussion about our foreign exchange exposure, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Quantitative and Qualitative Disclosures About Market Risk”.

Domestic Payment Example:    The example below illustrates the process of offering payment plans to domestic students, which can be set up by either the school or the student.

From the same payments platform, we manage the entire payment process for our clients with the only difference being the type of payment offering selected to meet the needs of their customers, whether that be international or domestic.

Our Go-To-Market Strategy

Our direct sales channel is core to our go-to-market strategy. We believe that regional, vertical, and broader domain expertise, as well as continued client management, are critical to our sales success. Our regional sales teams are located in the United States, Canada, Latin America, Europe, and the Asia Pacific region including Singapore, Japan, and Australia. Our relationship management team augments direct sales capabilities by cultivating existing relationships and identifying cross-sell and up-sell opportunities of additional solutions, contributing to our strong dollar-based net retention rate. We believe that our ability to understand the nuanced pain points of education, healthcare, and travel accounts receivable is a strategic advantage enabling us to gain clients in those verticals, while our broader domain expertise in payments, treasury, and banking is critical to executing on our broader B2B payments expansion.

We focus our sales and marketing efforts on generating leads to develop our sales pipeline, building brand and vertical awareness, scaling our network of partners, and growing our business from our existing client base. Our sales leads primarily come through inbound digital channels including our website, content marketing efforts, lead generation and account-based marketing tactics, virtual events, and industry trade shows and associations.

We typically follow a “land-and-expand” strategy as our clients engage with us on more than one solution as we grow our partnership. For example, in education we have a high success rate expanding beyond solving cross-border payments needs, with clients also adopting our domestic solutions or full-suite enterprise solution. Once our clients experience the depth of our ability to handle their multi-faceted accounts receivable and payments needs, our relationship managers are able to successfully cross-sell and up-sell other solutions, creating a large avenue of revenue generation with minimal incremental acquisition cost.

We also reach clients indirectly through our channel partnerships, integrations with workflow software, and other technology providers. Our channel partners include financial institutions, such as Bank of America Corporation, as well as a number of referral partners such as Tribal Group and Cerner Corporation. Additionally, Flywire has integrations with leading accounting and ERP systems, such as Oracle Corporation, Ellucian Company, L.P., Epic Systems Corporation and Rezdy Pty Ltd.

Our Technology and Architecture

Our unified technology is at the core of our Flywire Advantage. The scale and complexity of the product implementation challenges that we address for our clients and their customers cannot easily be addressed through today’s legacy systems and outdated infrastructure. Instead, it requires our combination of a modern technology stack, cloud-native infrastructure, and investment in product and engineering management talent.

Our engineering approach includes a DevOps culture, microservice architecture, continuous delivery, and the use of containers to enable shorter development lifecycles. We also operate independently-deployable services that are critical to supporting verticals and reliability across operating environments. Our product and engineering leadership team has a long history of payments and payments technology experience, with domain expertise across our verticals.

Our technology stack is comprised of the following:

Payments-as-a-Service

Our next-gen payments platform includes the infrastructure required to support more than just simple money flows:

•	Payment services. Our technology to capture the payment from our clients’ customers.

•	Enabling services. Our proprietary pricing engine, foreign currency exchange hedging infrastructure, and ML technology to manage fraud and anti-money laundering risk.

•	Transaction processing services. Our routing capabilities enabled by our automated technology to deliver on-time payments to the appropriate destination.

Software-as-a-Service

Our vertical-specific software leverages our payments platform to provide industry specific solutions and deliver “last mile” connectivity to our clients’ operating systems and their customers. Our applications address complex billing and domestic and cross-border payment processes, while delivering a near seamless payment experience. Additionally, our personalization engine, delivered as a software solution and leverages our AI and ML and deep analytics systems.

Public API

We recently launched a direct public API that sits on top of our payments platform. For organizations of all sizes, from smaller businesses to larger enterprises who want to control the customer experience, we can expose our API for easy integration, significantly reducing the time to realize advantages from the use of our solution. This public API capability significantly enhances our ability to scale and to execute on our growth strategies.

Our technology is designed for speed, resilience and reliability. We believe we demonstrated our ability to scale when we entered the broader B2B market and were able to leverage engineering solutions and APIs in our other verticals, including a native module integrated into NetSuite. Our technology enables us to process transactions in real-time, regardless of origin, destination or amount. For example, in education our deep, customized integrations within our clients’ systems can lead to the difference between on-time enrollment or missed registrations—a difference that cannot be delivered through batch processes that are not posted instantaneously. We leverage AWS for our cloud redundancy, and tools such as Site24x7, Pingdom, Cloudflare, and PagerDuty for an uninterrupted experience for our clients.

Our Compliance and Risk Management Foundation

We have a dedicated compliance and risk management function. We have implemented the practices to help us protect our business and assure our clients and payment partners that our processes are compliant and meet or exceed their exacting standards, including advanced and agile practices for risk governance and a monitoring program that leverages key data inputs and software. We have robust AML, suspicious activity reports (SARs) and client KYC procedures. We also devote considerable resources to our data and cyber security. In addition, we possess key certifications across the verticals we serve, which we believe is an important aspect of why our clients choose to work with us. These audit-tested certifications and risk program features, which in many cases apply with specificity to the verticals we serve, include: third party certifications for Service Organization Control 2. Payment Card Industry Data Security Standard (PCI DSS), and Americans with Disabilities Act (ADA) compliance, as well as systems and processes designed to ensure compliance with the GDPR in Europe, the California Consumer Protection Act (CCPA), the Personal Information Protection and Electronic Documents Act in Canada, FERPA, and HIPAA, among others.

Our experienced team, coupled with our advanced technology and software tools, helps us navigate the challenges of global payments in a compliant manner:

•

Local and global regulatory regimes.    We believe we are able to react nimbly to global and local regulatory changes that affect our business. For example, we managed potential Brexit implications and were able to obtain additional licensing in Europe so that our critical services to our clients and their customers would not be impacted.

Locally, we often work with licensed and regulated payment service providers (PSPs) to bring more familiar solutions to our clients’ customers and to leverage their regulatory insight. This insight can be a valuable tool to deliver differentiated services to our clients to help them stay in front of laws that may impact their business. For example, in India, we addressed new tax withholding requirements for our clients’ customers and deployed a solution to help with their education-related payments.

•

Currency controls and exemptions.    We have developed robust controls to comply with the requirements of handling cross-border payments. For example, in certain jurisdictions where it is required, we are able to help track and prove purpose-driven payments through digital document collection and verification integrated with our clients’ systems.

•

Transaction-level risks.    Our payments platform subjects payments to a series of controls, to mitigate the risk of facilitating fraud, money laundering, or transactions subject to sanctions. Payment information, historical activity and user behavior are utilized to identify potentially fraudulent transactions. All payments are monitored for suspicious behavior consistent with money laundering or terrorist financing, and all alerted activity is investigated by our internal team of experienced analysts. We also screen sender and receiver information, along with geolocation data, against relevant international watch lists.

In addition, we have FlyMates in the compliance and risk management function located around the world where we have operations to address the needs of the business in real-time.

Competition

Our primary competition consists of legacy payment methods such as traditional bank wires provided by local, regional and global banks and money transfers from remittance companies. Other competitors include integrated payment providers focused on cross-border payments; B2B payments platforms; and vertical-specific software solutions offered by local niche players.

We believe many legacy payment providers are hindered by limitations such as antiquated technology systems, insufficient solution and service offerings, poor user experiences, and unsatisfactory client and customer support. Our modern technology stack, combined with our innovative and flexible suite of solutions, addresses many of the issues that clients face today, including:

•	friction in client and customer experiences;

•	lack of a scaled global network;

•	limited software and payments offerings;

•	inability to adapt to new technology; and

•	unsophisticated fraud prevention and risk management tools.

We believe that we compete favorably on the basis of these factors.

Intellectual Property

We protect our intellectual property through a combination of trademark, copyright, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights both domestically and abroad. These laws, procedures and restrictions provide only limited protection. We endeavor to enter into agreements with our employees, consultants and contractors and with parties with whom we do business in order to acquire intellectual property rights developed as a result of service to Flywire, as well as to limit access to and disclosure of our proprietary information.

We actively pursue registration of our trademarks, logos, service marks, trade dress, and domain names in the United States and in other jurisdictions. As of March 1, 2021, we had 106 registered trademarks and trademark applications, and were the registered holder of a variety of U.S. and international domain names.

From time to time we also incorporate certain intellectual property licensed from third parties. Even if any such third-party technology was not available to us on commercially reasonable terms, we believe that alternative technologies would be available as needed.

For additional information about our intellectual property and associated risks, see the section titled “Risk Factors–If we fail to adequately protect our proprietary rights, our competitive position could be impaired and we may lose valuable assets, generate less revenue and incur costly litigation to protect our rights.”

Regulation and Industry Standards

Various aspects of our business and service areas operate in a quickly evolving regulatory environment, and are subject to U.S. federal, state, and local regulation, as well as regulation outside the United States. Certain of our services also are subject to rules promulgated by various card networks and other authorities, as more fully described below. These descriptions are not exhaustive, and these laws, regulations and rules frequently change, are subject to differing interpretations or enforcement, and are increasing in number.

We are registered as a MSB with the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN) and are subject to the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and its implementing regulations, collectively, the BSA, and certain obligations contained therein, including, among other things, certain record-keeping and reporting requirements, and examinations by FinCEN.

The BSA is the primary compendium of U.S. laws and regulations regarding anti-money laundering and countering the financing of terrorism (AML/CFT). As required under the BSA, we have implemented and continue to expand an AML/CFT program designed to prevent our payments platform from being used to facilitate money laundering, terrorist financing, and other financial crimes. Our program is also designed to prevent our payments platform and global payment network from being used to facilitate business with certain individuals, entities, countries, and territories that are subject to economic or trade sanctions that the U.S. Department of the Treasury’s Office of Foreign Assets Controls (OFAC) and various foreign authorities administer or enforce. Our AML/CFT compliance programs include policies, procedures, and controls that are designed to address these legal and regulatory requirements and to assist in detecting and preventing the use of our payments platform to engage in money laundering or terrorist financing activity. Program elements include, without limitation, the designation of a BSA/AML Officer to oversee the programs, KYC procedures, processes to detect and report suspicious activity, sanctions screening, employee training, annual third-party independent testing, and risk-based procedures for conducting ongoing customer due diligence.

If our compliance programs are found to be deficient, we could lose key relationships with banks, merchant acquirers, and other payment partners on which we rely to carry out our business. Fines or penalties for AML/CFT and sanctions violations we face may be severe and our efforts to remediate issues may be costly, may result in diversion of management and staff time and effort, and may still not guarantee compliance.

Most states in the United States require a license to offer money transmission services. We have taken the position that Flywire’s business to date is exempt from licensure under various state money transmission laws, either expressly as a payment processor or agent of the payee, or pursuant to common law as an agent of the payee. We actively work to evaluate, and if applicable, comply with new license or regulatory requirements as they arise. Although we believe we have defensible arguments in support of our positions under the state money transmission statutes, we have not expressly obtained confirmation of such positions from all of the state banking departments who administer the state money transmission statutes. It is possible that certain state banking departments may determine that our activities are not exempt from licensure. In the past, certain competitors have been found to violate laws and regulations related to money transmission, and they have been subject to fines and other penalties by regulatory authorities. Regulators and third-party auditors have also identified gaps in how similar businesses have implemented AML/CFT programs. The adoption of new money transmitter or money services business statutes, or changes in regulators’ interpretation of existing state and federal money transmitter or money services business statutes or regulations, could subject Flywire to new registration, licensing or other requirements. Any determination that Flywire is in fact required to be licensed under such state money transmission or money services businesses statutes may require substantial expenditures of time and money and could lead to liability in the nature of penalties or fines, as well as cause us to be required to cease operations in some of the U.S. jurisdictions we serve.

We are in the process of procuring money transmitter licenses (or the statutory equivalent) in those U.S. jurisdictions that require them in order to be able to offer additional business lines in the future. We have procured and maintain money transmitter licenses in 29 U.S. jurisdictions, and actively work to comply with new license requirements as they arise. These licenses subject us, among other things, to record-keeping requirements, reporting requirements, bonding requirements, limitations on the investment of customer funds, and examination by state regulatory agencies. Any actual or perceived failure to comply with legal and regulatory requirements related to our money transmitter licenses may result in, among other things, revocation of required licenses, regulatory or governmental investigations, administrative enforcement actions, civil and criminal liability, and constraints on our ability to continue to operate.

Similar regulatory requirements exist in other markets where we do business. For example, local Flywire entities are licensed as Authorised Payments Institutions in each of the U.K. (regulated by the Financial Conduct Authority (FCA)) and Lithuania (regulated by the Bank of Lithuania (BOL)). When serving clients in these regulated markets, we are generally required to implement governance structures, AML/CFT programs and KYC standards that are different from those in the U.S., and which incorporate local or European Economic Area (EEA) requirements. The FCA in particular has been an active regulator, and as a result of Brexit, we were able to both obtain a license from the BOL and continue to serve our EEA clients through the “passporting” principle without any interruption of service. In other non-U.S. markets we are able to serve clients in locations that either do not require Flywire to obtain a license or pursuant to a specific exemption issued by the applicable regulator.

In addition, several jurisdictions where our clients’ customers reside impose currency export controls (e.g., China and India), taxation at source or other documentation requirements before money can be converted into destination currency and sent abroad. Generally, our local payment partners in these locations will assist in ensuring the customers meet these requirements, but it is often the case that we need to ensure that the Flywire payment experience accommodates the unique and ever-changing regulatory environments where our clients’ customers are located.

There are also a number of U.S. federal and state consumer finance and consumer protection laws that may impact Flywire’s business. States have a myriad of statutes and case law precedent addressing when credit card surcharges or convenience fees may be imposed by third-party service providers and under what circumstances they are prohibited. In addition, Dodd-Frank created the Consumer Financial Protection Bureau (CFPB), which has assumed responsibility for implementing and enforcing most federal consumer financial protection laws and a prohibition on unfair, deceptive and abusive acts and practices. Several of these laws apply to some of Flywire’s clients, and in some cases Flywire is contractually obligated to ensure its services do not violate these laws, even though Flywire is not directly subject to them. For example, the Truth in Lending Act of 1968 (TILA) is a U.S. federal law that applies to creditors and is designed to promote the informed use of consumer credit. Although Flywire is not in the business of extending credit or charging interest on the payments it helps its clients collect, when Flywire clients extend credit subject to TILA, TILA may require our clients to provide disclosures to their customers about consumer credit terms and costs in a format specified by the CFPB. Our payment installment plan functionality utilized by our clients in healthcare and education often requires that our payment experience accommodate these disclosure obligations that attach to our clients. Our business may also be subject to the Fair Credit Reporting Act (FCRA) which regulates the use and reporting of consumer credit information and imposes disclosure requirements on entities that take adverse action based on information obtained from credit reporting agencies. We could be liable if our practices governed under the FCRA are not in compliance with the FCRA or its regulations.

The Electronic Fund Transfer Act (EFTA) also imposes substantive disclosure and error resolution obligations on entities that facilitate electronic fund transfers and international remittance transfers. We could be liable for violating EFTA if we fail to comply with these requirements when they apply to us. We do not believe other laws that are implemented by the CFPB, including the Equal Credit Opportunity Act and the Fair Debt Collection Practices Act apply to us. If these determinations are wrong, interpretations of these statutes change, or we expand or change our solutions, we may be subject to the restrictions imposed by these laws. Should our business or solutions change in a way that did subject us to the CFPB’s jurisdiction, we would be subject to increased scrutiny of our business and consumer compliance practices.

Separately, the Telephone Consumer Protection Act of 1991 (TCPA) and similar state and federal laws contain extensive rules relating to communication by telephone, such as detailed requirements relating to granting and revocation of consent and “opt-in” or “opt-out” thresholds for receipt of communications, and these requirements are often changing and the subject of high-profile litigation. Our services include features regulated by the TCPA and similar laws (e.g., calls made from automated dialing systems, texts confirming receipt of payment, status updates or due dates, appointment reminders) and we can be liable for penalties, or subject to litigation or contractual indemnification obligations, if we do not comply with them.

Flywire is also required to navigate card network rules and other requirements of self-regulatory organizations, such as ACH payment networks. We rely on our varied network of merchant acquirer relationships to access the payment card networks such as Visa and Mastercard, which enable our acceptance of credit cards and debit cards. We pay fees to our merchant acquirers for such services.

Visa, Mastercard and other card networks set complex and evolving rules and standards with which we must comply—often referred to as “card network rules”. We also have relationships with American Express, JCB and China Unionpay, which impose similar obligations on us. The payment networks and their member financial institutions routinely update, generally expand and modify requirements applicable to merchant acquirers and their customers, including rules regulating data integrity, third-party relationships, merchant chargeback standards and compliance with the PCI DSS. PCI DSS is a set of requirements designed to ensure that all companies that process, store, or transmit payment card information maintain a secure environment to protect cardholder data. Under certain circumstances, we are required to report incidents to the card networks and other authorities within a specified time frame. Any changes in card network rules or standards that increase the cost of doing business or limit our ability to provide processing services to our merchants will adversely affect the operation of our business.

If we or our merchant acquirers fail to comply with the card network rules or other applicable rules and requirements of the card payment networks, Visa or Mastercard or our other card providers could suspend or terminate our registration. Further, our transaction processing capabilities, including with respect to settlement processes, could be delayed or otherwise disrupted, and recurring non-compliance could result in the payment networks seeking to fine us, or suspend or terminate our registrations which allow us to process transactions on their networks, which would make it impossible for us to conduct our business on its current scale.

Under certain circumstances specified in the card network rules, we may be required to submit to periodic audits, self-assessments, or other assessments of our compliance with the PCI DSS. Such activities may reveal that we have failed to comply with the PCI DSS. In addition, even if we comply with the PCI DSS, there is no assurance that we will be protected from a security breach or other cybersecurity incident.

The termination of our registration with the payment networks, or any changes in payment network or issuer rules that limit our ability to provide card payment alternatives to our clients’ customers could have an adverse effect on our payment processing volumes, revenues and operating costs. If we are unable to comply with the requirements applicable to our settlement activities, the payment networks may no longer allow us to provide these services and we would lose a substantial portion of our revenues.

We are also subject to the NACHA operating rules. NACHA is a self-regulatory organization which administers and facilitates private-sector operating rules for ACH payments and defines the roles and responsibilities of financial institutions and other ACH network participants. The NACHA Rules and Operating Guidelines impose obligations on us and our partner financial institutions particularly when we instruct our partner institutions to debit a third party’s account. These obligations include audit and oversight by the financial institutions and the imposition of mandatory corrective action, including termination, for serious violations. If an audit or self-assessment of PCI DSS or NACHA compliance identifies any deficiencies that we need to remediate, the remediation efforts may distract our management team and other staff and be expensive and time consuming.

Similarly, our ACH sponsor banks have the right to audit our compliance with NACHA’s rules and guidelines and are given wide discretion to approve certain aspects of our business practices. Like the payment networks, NACHA may update its operating rules and guidelines at any time, which could require us to take more costly compliance measures or to develop more complex monitoring systems. The NACHA rules permit transactions to be returned under certain circumstances. If too many of our transactions are returned, our ability to access the ACH system could be impaired by our partner financial institutions. Our partner financial institutions could similarly change their interpretation of NACHA requirements, which could require costly remediation efforts and could prevent us from continuing to provide services through such partner financial institutions until we remediate issues to their satisfaction.

We collect and use a wide variety of information (including personal information) for various purposes in our business, including: (i) to help ensure the integrity of our services, (ii) to meet KYC, transaction monitoring and AML/CFT standards, and (iii) to provide features and functionality to our clients and their customers. This aspect of our business, including the collection, use, disclosure, and protection of personal information we acquire in connection with the use of our services, is subject to numerous laws and regulations in the United States and globally. Regulation and proposed regulation in this area has increased significantly in recent years and is expected to continue to do so.

In addition to numerous privacy and data protection laws already in place, U.S. states are increasingly adopting laws modeled on the GDPR that impose comprehensive privacy and data protection obligations. For example, the CCPA, which became effective on January 1, 2020, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used, and it imposes other requirements as well. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches. All 50 states, Puerto Rico, and the U.S. Virgin Islands (similar to many of the other countries where we do business), have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected individuals, consumer reporting agencies, or governmental agencies. In addition, we are subject to laws in the U.S. and abroad restricting or placing conditions on our ability to collect and utilize certain specific types of information, such as Social Security and driver’s license numbers.

Many of the foreign jurisdictions where we or our customers do business, including the European Union, have laws and regulations dealing with the processing of personal information, which in some cases are more restrictive than those in the United States. In addition to regulating the processing of personal information within the relevant jurisdictions, these legal requirements often also apply to the processing of personal information outside these jurisdictions, where there is some specified link to the relevant jurisdiction. For example, Flywire has multiple offices in Europe and serves clients and their customers throughout the E.U., where GDPR went into effect in 2018. The GDPR, which also is the law in Iceland, Norway, Liechtenstein, and—to a large degree—the U.K., has an extensive global reach and imposes robust obligations relating to the processing of personal information, including documentation requirements, greater control for data subjects (e.g., the “right to be forgotten” and data portability), security requirements, notice requirements, restrictions on sharing personal information, data governance obligations, data breach notification requirements, and restrictions on the export of personal information to most other countries. Fines of up to 20 million Euros or up to 4% of the annual global revenue of a noncompliant corporate family, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements, and private claims also are possible.

Recent legal developments have created compliance uncertainty regarding some transfers of personal information from the U.K. and EEA to locations where we or our customers operate or conduct business, including the United States and potentially Singapore. Under the GDPR, such transfers can take place only if certain conditions apply or if certain data transfer mechanisms are in place. In July 2020, the Court of Justice of the European Union ruled in its “Schrems II” decision (C-311/18), that the Privacy Shield, a transfer mechanism used by thousands of companies to transfer data between those jurisdictions and the United States (and also used by Flywire), was invalid and could no longer be used due to the strength of United States surveillance laws. In September 2020, the Federal Data Protection and Information Commissioner of Switzerland (where the law has a similar restriction on the export of personal information) issued an opinion concluding that the Swiss-U.S. Privacy Shield Framework does not provide an adequate level of protection for data transfers from Switzerland to the United States pursuant to Switzerland’s Federal Act on Data Protection. We and our customers continue to use alternative transfer strategies including the European Commission’s Standard Contractual Clauses (SCCs) while the authorities interpret the Schrems II decision and the validity of alternative data transfer mechanisms. The SCCs, though previously approved by the European Commission, have faced challenges in European courts (including being called into question in the Schrems II decision), and may be further challenged, suspended or invalidated for transfers to some or all countries. For example, guidance regarding Schrems II issued by the European Data Protection Board (which is comprised of representatives from every E.U. member state’s top data protection authority) have cast serious doubt on the validity of SCCs for most transfers of personal information to the United States. The Schrems II decision and related enforcement actions or other legal developments in this area could subject us to negative financial consequences, such as fines, penalties, loss of customers, and the need to engage in costly restructuring of our business and IT operations and restructuring of our relationships with service providers and other partners.

There are also regulations that require that access to websites be safe and accessible for people with disabilities. The ADA contains certain standards (most commonly referred to as Section 508 Standards) that apply to federal government websites as well as to websites that may be provided by institutions that are recipients of federal funding. Many of our clients (principally higher education clients in the U.S.) receive support from U.S. federal agencies, and require that our payment experience be accessible and conform to the Section 508 Standards and the W3C Web Content Accessibility Guidelines 2.0 Level AA. Our payment experience is ADA-compliant, and we arrange for third-party audits to ensure that we continually conform to these standards. As we modify our user interface to improve or add features and functionality to our payment experience, we must continue to account for ADA compliance when required.

Human Capital and Employees

As of March 31, 2021, we had 473 full-time employees. We also engage part-time and temporary employees, as well as consultants as needed to support our operations. As a collective team of over 500 FlyMates, we strive for excellence as one team, guided by our core values, including, global collaboration, authenticity, fulfillment, execution, ambitious innovation and evolved learning. Our leadership team defines our culture and strategy and collectively has decades of experience leading companies through rapid growth at scale.

None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

Our corporate headquarters are located in Boston, Massachusetts, where we occupy facilities totaling approximately 16,419 square feet under a lease that expires in March 2024. We use these facilities for administration, finance, legal, compliance, human resources, global payments, information technology, sales and marketing, engineering, and customer success.

We maintain other leased locations in the U.S. and throughout the world. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including patent, commercial, product liability, employment, class action, whistleblower, and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. In addition, third parties may from time to time assert claims against us in the form of letters and other communications. We are not currently a party to any legal proceedings that we believe to be material to our business or financial condition. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors, including their ages as of May 10, 2021:

Name	Age	Position(s)
Executive Officers:
Michael Massaro	42	Chief Executive Officer and Director
Rob Orgel	52	President and Chief Operating Officer
Michael Ellis	52	Chief Financial Officer
Peter Butterfield	56	General Counsel and Chief Compliance Officer
David King	52	Chief Technology Officer
Sharon Butler	55	Executive Vice President of Global Education
John Talaga	54	Executive Vice President of Healthcare

Non-Employee Directors:
Phillip Riese(1)(2)	71	Chairman of the Board
Alex Finkelstein(2)(3)	45	Director
Matt Harris(3)	48	Director
Jo Natauri	43	Director
Edwin Santos(1)(2)	61	Director

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.

Executive Officers

Michael Massaro has served as our Chief Executive Officer and a member of our board of directors since December 2013. Prior to being appointed as our Chief Executive Officer, Mr. Massaro served as our Vice President, Sales and Business Development from March 2012 to December 2013. Mr. Massaro has over 20 years of background in global payments, mobile software and hardware, and e-billing at high growth technology companies, including edocs, Inc. (later acquired by Siebel Systems) and Carrier IQ. Mr. Massaro began his career as part of the technical risk services practice at PWC, LLP. He earned his Bachelor of Science degree in Management Information Systems from Babson College.

Rob Orgel has served as our President and Chief Operating Officer since November 2019. Mr. Orgel leads Flywire’s global payment network, business operations, finance, legal, compliance, and corporate strategy functions. He brings extensive experience with 20 years in the technology/payments ecosystem to Flywire, including hands-on experience in legal, compliance, finance, go-to-market, business development and global operations. Prior to Flywire, Mr. Orgel served in various roles at Apple Inc. from 2010 to 2019 where he was part of the leadership team that developed, launched and grew the Apple Pay business and global expansion as well as the launch of the Apple Card. Prior to his time at Apple Inc., Mr. Orgel served as Chief Operating Officer at Quattro Wireless, Inc. from 2008 until it was acquired by Apple Inc. in 2010. Mr. Orgel has also played key leadership roles at m-Qube, Inc., a carrier billing and payment platform which was acquired by Verisign Inc., and edocs Inc., an e-billing and payment solution which was acquired by Siebel Systems (subsequently acquired by Oracle Corporation). Mr. Orgel holds Bachelor of Arts and Master of Arts degrees in International Relations from Stanford University and a Juris Doctor degree from Harvard Law School.

Michael Ellis has served as our Chief Financial Officer since April 2015. Mr. Ellis has over 15 years experience in leading technology/payment companies in the role of Chief Financial Officer. Prior to Flywire, Mr. Ellis was the Chief Financial Officer at CashStar, a provider of digital gifting solutions for retailers, from 2009 to 2015, where he oversaw multiple functions including finance, risk and settlement operations, legal, and human resources. Prior to Cashstar, Mr. Ellis was the Chief Financial Officer of Eze Castle Software after beginning his career in public accounting where he spent nearly a decade in the audit and transactions services groups of PricewaterhouseCoopers and Grant Thornton. Mr. Ellis received a Bachelor of Arts degree in Accounting and Politics & Government from Ohio Wesleyan University.

Peter Butterfield has served as our General Counsel and Chief Compliance Officer since March 2015. Prior to joining Flywire, Mr. Butterfield held various senior management roles within Devonshire Investors, the private equity arm of Fidelity Investments, and its operating companies from 2001 to 2015. During that time, Mr. Butterfield lived and worked for over a decade in Tokyo and Singapore managing legal, risk, and compliance functions, and leading the ex-Japan APAC operations for KVH Co., Ltd. Mr. Butterfield holds a Bachelor of Arts in History and Government from Bowdoin College and a Juris Doctor degree from Columbia University.

David King has served as our Chief Technology Officer since June 2019 and is responsible for oversight of our global technology and solutions development. Mr. King joined Flywire as its Vice President of Engineering in January 2018, following our acquisition of OnPlan Holdings where he was a co-founder and leveraged his background in payments, analytics and billing to develop innovative payment plan solutions for the healthcare and education sectors. Before co-founding OnPlan in May 2014, Mr. King founded other companies including infiNET Solutions, Inc., which delivered SaaS solutions to higher education and was subsequently acquired by Nelnet, Inc. in 2006. Mr. King served as president of Nelnet’s higher education division and led its transformation to become an online medical education program. He also led data security at Nelnet. Mr. King holds a Bachelor of Science in Mathematics and Physics from Westminster College, and a Master of Science in Physics from Miami University.

Sharon Butler has served as our Executive Vice President of Global Education since May 2016 Prior to serving as our Executive Vice President of Global Education, Ms. Butler served as our Vice President of Global Sales from June 2014 to May 2015 and as our Global Sales Director from December 2010 to June 2014. Ms. Butler has a degree in Communications with a minor in Business from Bridgewater State University.

John Talaga has served as our Executive Vice President of Healthcare since January 2018, following our acquisition of OnPlan Holdings where he was a co-founder and leveraged his background in payments, analytics and billing to develop innovative payment plan solutions for the healthcare and education sectors. Before co-founding OnPlan in May 2014, Mr. Talaga led the healthcare vertical for doxo inc., a multi-biller payment network. Mr. Talaga co-founded HealthCom Partners in 2001, which launched healthcare billing online account management solutions. After HealthCom sold to McKesson (to form RelayHealth, Mr. Talaga led the patient billing and payment business at RelayHealth for five years before joining doxo in 2011. Mr. Talaga holds a Bachelor’s degree from the University of Dayton.

Non-Employee Directors

Matt Harris has served as a member of our board of directors since January 2015. Mr. Harris has also been a Partner at Bain Capital Ventures since September 2012. Prior to joining Bain, Mr. Harris founded Village Ventures, Inc., an early stage venture capital firm focused on the media and financial services sectors, and served as Managing Director from January 2000 to September 2012. Mr. Harris holds a Bachelor of Arts in Political Economy from Williams College. We believe Mr. Harris is qualified to serve on our board of directors because of his extensive business experience with technology companies, including experience in the formation, development and business strategy of multiple start-up companies in the payments sector.

Alex Finkelstein has served as a member of our board of directors since 2011. Mr. Finkelstein has served as a General Partner at Spark Capital, a venture capital firm, since 2005. Alex began his career at Cambridge Associates before joining two early-stage venture capital firms. After a few years, he took a break from the venture capital industry to write and sell a number of original television shows to networks including FOX, Discovery, and E!. Mr. Finkelstein later returned to the venture capital industry and joined Spark at its inception. Alex earned his Bachelor of Arts in Political Science from Middlebury College. We believe Mr. Finkelstein is qualified to serve on our board of directors because of his extensive business experience with technology companies, including experience in the formation, development and business strategy of multiple start-up companies.

Jo Natauri has served as a member of our board of directors since November 2020. Ms. Natauri is a Managing Director and the global head of Healthcare Investing within the Merchant Banking Division (MBD) of Goldman Sachs, a global investment banking, securities and investment management firm, a position she has held since May 2018. In her current role, Ms. Natauri oversees a portfolio of investments and serves on the boards, or as an observer on the boards, of several MBD portfolio companies. Prior to assuming her current role at MBD, Ms. Natauri was an investment banker with Goldman Sachs for 12 years, where she led coverage of large cap companies in healthcare and other industries. She was named managing director in 2008 and partner in 2012. Ms. Natauri serves on the board of Safe Horizon, the nation’s leading victim assistance organization. Ms. Natauri earned a Bachelor of Arts in economics and biology from the University of Virginia. We believe Ms. Natauri is qualified to serve on our board of directors because of her senior management experience as a Managing Director of Goldman Sachs, board and advisory experience with other companies in our industry and her experience in the areas of finance, strategy and institutional business transactions.

Phillip Riese has served as a member and chair of our board of directors since August 2013. In November 1998, Mr. Riese established Riese & Others, offering his personal services as a board member and advisor with a focus on emerging and disruptive companies primarily in financial services globally. He frequently invests in those companies alongside a variety of venture capital and private equity firms. Prior to forming Riese & Others, Mr. Riese spent 18 years at American Express, ultimately serving as the president of the Consumer Card Group and chairman of American Express Centurion Bank. Before joining American Express, Mr. Riese was a division executive at Chase Bank, after being a partner at M.C. Geffen, a consulting firm in South Africa. Mr. Riese serves as a board member for a number of companies across the globe, including Monzo Bank Limited in the U.K., TravelPerk S.L.U. in Spain and Remitly, Inc., Betterment LLC and Cross River Bank in the U.S. Mr. Riese holds a Bachelor’s degree in Commerce from Leeds University in England, a M.B.A. from the University of Cape Town in South Africa and a Master of Science degree from Massachusetts Institute of Technology. We believe Mr. Riese is qualified to serve on our board of directors because of his extensive experience in the payments industry and his senior management experience.

Edwin Santos has served as a member of our board of directors since April 2021. Mr. Santos has had a distinguished career in banking, with experience in risk management, corporate governance, management advisory services, acquisitions, and reengineering efforts. He served for many years in various positions of significant responsibility with FleetBoston Financial Group, and more recently served as Group Executive Vice President and General Auditor for Citizens Financial Group prior to his retirement in 2009. Mr. Santos currently serves as a member of the boards of directors of the Providence Mutual Fire Insurance Company, Washington Trust Bancorp Inc. and Fidelity Institutional Asset Management, a Fidelity Investments company. He is also Past President of the Board of Trustees of Rocky Hill School, and a member of the Bryant University Board of Trustees. Mr. Santos holds a Bachelor’s degree in Business Administration and Accounting from Bryant University. We believe Mr. Santos is qualified to serve on our board of directors because of his professional competency and broad experience in the financial services industry.

Corporate Governance

Appointment of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships between any of our directors or executive officers.

Board Composition

Our board of directors currently consists of six members. Pursuant to our amended and restated certificate of incorporation and amended and restated voting agreement as in effect prior to this offering, the seat occupied by Mr. Finkelstein is elected by the holders of our preferred stock (excluding our Series B1-NV Preferred Stock and our Series E-2 Preferred Stock); the seat occupied by Mr. Harris is also elected by the holders of our preferred stock (excluding our Series B1-NV Preferred Stock and our Series E-2 Preferred Stock); the seat occupied by Ms. Natauri is also elected by the holders of our preferred stock (excluding our Series B1-NV Preferred Stock and our Series E-2 Preferred Stock); the seat occupied by Mr. Massaro is elected by the holders of our common stock; the seat occupied by Mr. Riese is elected by the holders of all of our preferred stock and our common stock, voting together as a single class and on an as-converted basis; and the seat occupied by Mr. Santos is elected by the holders of all of our preferred stock and our common stock, voting together as a single class and on an as-converted basis.

The amended and restated voting agreement and the provisions of our amended and restated certificate of incorporation by which all of our current directors were elected will terminate, and no contractual obligations regarding the election of our directors will remain, effective upon the completion of this offering. Each of our directors then serving will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.

Classified Board of Directors

Upon the completion of this offering, our board of directors will consist of six members and be divided into three classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Michael Massaro and Jo Natauri, and their terms will expire at the first annual meeting of stockholders to be held after the completion of this offering;

•	the Class II directors will be Alex Finkelstein and Matt Harris, and their terms will expire at the second annual meeting of stockholders to be held after the completion of this offering; and

•	the Class III directors will be Edwin Santos and Phillip Riese, and their terms will expire at the third annual meeting of stockholders to be held after the completion of this offering.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Our restated certificate of incorporation and restated bylaws to be in effect upon the completion of this offering will authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-takeover provisions.”

Director Independence

Upon the completion of this offering, our common stock will be listed on The Nasdaq Global Market (Nasdaq). Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of this offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the completion of this offering.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that all of our directors, other than Mr. Massaro, our chief executive officer, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our board of directors administers its oversight function directly as a whole. Our board of directors will also administer its oversight through various standing committees, which will be constituted prior to the completion of this offering, that address risks inherent in their respective areas of oversight. For example, our audit committee will be responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters; our compensation committee will oversee the management of risks associated with our compensation policies and programs; and our nominating and corporate governance committee will oversee the management of risks associated with director independence, conflicts of interest, composition and organization of our board of directors and director succession planning.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which, pursuant to its respective charter, will have the composition and responsibilities described below upon the completion of this offering. Following the completion of this offering, copies of the charters for each committee will be available on the investor relations portion of our website. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit committee

The members of our audit committee are Mr. Santos , Mr. Riese and Mr. Finkelstein. Mr. Santos is the chair of the audit committee. Each member of our audit committee can read and understand fundamental financial statements. Each member of our audit committee is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members. Our board of directors has determined that Mr. Santos qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq.

Effective at the time of the offering, our audit committee will assist our board of directors with its oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; the design and implementation of our risk assessment and risk management. Among other things, our audit committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The audit committee also will discuss with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. Our audit committee is responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Our audit committee will review and oversee all related person transactions in accordance with our policies and procedures.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq. We believe that the composition of our audit committee will meet the requirements for independence under current Nasdaq and SEC rules and regulations.

Compensation committee

The members of our compensation committee are Mr. Harris and Mr. Finkelstein. Mr. Harris is the chair of the compensation committee. Each member of our compensation committee is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members. Effective at the time of the offering, our compensation committee will assist our board of directors with its oversight of the forms and amount of compensation for our executive officers (including officers reporting under Section 16 of the Exchange Act), the administration of our equity and non-equity incentive plans for employees and other service providers and certain other matters related to our compensation programs. Our compensation committee, among other responsibilities, evaluates the performance of our chief executive officer and, in consultation with him, evaluates the performance of our other executive officers (including officers reporting under Section 16 of the Exchange Act).

Effective at the time of the offering, our compensation committee will operate under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq. We believe that the composition of our compensation committee will meet the requirements for independence under current Nasdaq and SEC rules and regulations.

Nominating and corporate governance committee

The members of our nominating and corporate governance committee are Mr. Riese and Mr. Santos. Each member of our nominating and governance committee is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to nominating and governance committee members. Mr. Riese is the chair of the nominating and corporate governance committee. Effective at the time of the offering, our nominating and corporate governance committee will assist our board of directors with its oversight of and identification of individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, and selects, or recommends that our board of directors selects, director nominees; develops and recommends to our board of directors a set of corporate governance guidelines and oversees the evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is currently or has at any time during the past year been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Conduct

Our board of directors will adopt a Code of Conduct (the Code of Conduct) prior to the completion of this offering. The Code of Conduct will apply to all of our employees, officers, directors, contractors, consultants, suppliers and agents. Upon the completion of this offering, the full text of the Code of Conduct will be posted on our website at www.flywire.com under the Investor Relations section. We intend to disclose future amendments to, or waivers of, the Code of Conduct, as and to the extent required by SEC regulations, at the same location on our website identified above or in public filings. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

Non-Employee Director Compensation

All compensation paid to Mr. Massaro, our only employee director, is set forth below in the section titled “Executive Compensation.” The following table provides information regarding compensation of our non-employee directors for director service, for the fiscal year ended December 31, 2020. Other than as set forth in the table and described more fully below, during the fiscal year ended December 31, 2020 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our board of directors. Edwin Santos is not included in the table below since Mr. Santos was appointed to our board of directors in 2021.

Name	Option Awards ($)(2)(3)	Total ($)
Alex Finkelstein	—	—
Matt Harris	—	—
Jo Natauri	—	—
Phillip Riese(1)	142,553	142,553

(1)

On May 5, 2020, Mr. Riese was granted an option to purchase 90,000 shares of our common stock at an exercise price of $3.95 per share. The option vests over a four-year period based on Mr. Riese’s continuous service with us through each vesting date, with 25% of the shares vesting on the first anniversary of the grant date and 1/48th of the shares vesting upon the completion of each month of continuous service thereafter.

Before this offering, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors. In connection with this offering, our board of directors expects to approve a non-employee director compensation policy, which will take effect following the completion of this offering.

(2)

The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the director, computed in accordance with FASB ASC Topic No. 718. See Note 2 to our consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

(3)	Including the grant in fiscal 2020, Mr. Riese currently holds options to purchase 573,096 shares.

On May 16, 2021, in connection with his appointment to our board of directors, Mr. Santos was granted, subject to the execution of the underwriting agreement for this offering, a restricted stock unit valued at $350,000 (the Santos RSU). The number of shares subject to the Santos RSU will be calculated using our public offering price and will vest in three equal annual installments on each anniversary of the date of grant.

On May 16, 2021, in consideration of his continuous service as a member of our board of directors, Mr. Riese was granted, subject to the execution of the underwriting agreement for this offering, a restricted stock unit valued at $175,000 (the Riese RSU). The number of shares subject to the Riese RSU will be calculated using our public offering price and will vest in full on the earlier of the one-year anniversary of the date of grant or the first annual meeting following the date of grant.

Director Compensation

Our board of directors adopted the following compensation program in May 2021 for our non-employee directors following completion of this offering.

Each non-employee director will be paid an annual cash retainer of $30,000. Any non-employee director who serves as the chair of the board of directors will be paid an additional $20,000 annually. The chair of the audit committee will be paid an additional $20,000 annually, the chair of the compensation committee will be paid an additional $12,000 annually and the chair of the nominating and corporate governance committee will be paid an additional $8,000 annually. In addition to any fees received as chair of our committees, members of the audit committee will be paid an additional $10,000 annually, members of the compensation committee will be paid an additional $6,000 annually and members of the nominating and corporate governance committee will be paid an additional $4,000 annually. All retainers will be paid in arrears in substantially equal quarterly installments.

In addition, the compensation program for our non-employee directors will include both an initial award of restricted stock units (RSUs) upon joining our board of directors and an annual award of RSUs connection with each annual meeting of our stockholders.

•

Annual Equity Award: Two days prior to each regular meeting of stockholders, each continuing non-employee director will automatically receive a RSU valued at $175,000 calculated based on the closing price of our common stock on the date of grant. It is expected that such RSU will vest on the earlier of the one-year anniversary from the date of grant or the first annual meeting following the date of grant, subject to the non-employee director’s continuous service as a member of our board of directors through such date. Such award will accelerate and fully vest upon a change in control, or such non-employee director’s earlier death or disability.

•

Initial Equity Award: Each new non-employee director who joins our board of directors following this offering will automatically receive an initial RSU valued at $350,000 calculated based on the closing price of our common stock on the date of grant. It is expected that such RSU will vest in three equal annual installments on each anniversary of the date of grant, subject to the non-employee director’s continuous service as a member of our board of directors through such date. Such award will accelerate and fully vest upon a change in control, or such non-employee director’s earlier death or disability.

Messrs. Harris and Finklestein as well as Ms. Natauri have waived the non-employee director RSUs and the cash compensation under our non-employee director compensation program.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative set forth information about the fiscal 2020 compensation provided to our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2020. These executive officers were Michael Massaro, our Chief Executive Officer, Rob Orgel, our President and Chief Operating Officer, and Michael Ellis, our Chief Financial Officer, and we refer to them in this section as our “named executive officers.”

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2020.

	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option Awards ($)	All Other Compensation ($)		Total ($)
Michael Massaro, Chief Executive Officer	2020	425,000	189,000	—	9,750	(2)	623,750
Rob Orgel, President and Chief Operating Officer	2020	325,000	162,750	—	—		487,750
Michael Ellis, Chief Financial Officer	2020	270,000	92,295	—	7,825	(2)	370,120

(1)	The Company paid Messrs. Massaro, Orgel, and Ellis bonuses for performance in the fiscal year ended December 31, 2020 that were paid on February 22, 2021.
(2)	Represents Company matching contributions to 401(k) plan.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for Flywire’s named executive officers consisted of base salary and incentive compensation delivered in the form of an opportunity to earn cash bonuses.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Currently, the base salaries for Messrs. Massaro, Orgel and Ellis are $450,000, $350,000 and $300,000, respectively.

Cash Incentive Bonus

Cash incentive bonus is also set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. With respect to each of Messrs. Massaro, Orgel, and Ellis, we have entered into offer letter agreements, described below, which sets forth their initial target cash bonuses. The current target bonus amount, subject to satisfaction of corporate and personal objectives for Messrs. Massaro, Orgel, and Ellis is $230,000, $175,000, $150,000 respectively.

Management Cash Incentive Plan

The Management Cash Incentive Plan was approved by our board of directors on May 13, 2021, and will become effective on the date immediately prior to the effectiveness of the registration statement for the Company’s proposed initial public offering. The Management Cash Incentive Plan is intended to provide management with the opportunity to earn incentive cash bonuses based on the achievement of certain performance criteria during a certain period as determined by the Company’s board of directors.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as are full-time employees generally. We generally do not provide our named executive officers with perquisites or other personal benefits.

Retirement Benefits

We have established a 401(k) tax-deferred retirement savings plan, which permits participants, including our named executive officers, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. We are responsible for administrative costs of the 401(k) plan. We match 50% of every dollar contributed up to 6% of salary, subject to certain limitations under the Internal Revenue Code. For 2020, Messrs. Massaro and Ellis received an employer matching contribution of $9,750 and $7,825, respectively.

Agreements with Flywire’s Named Executive Officers and Potential Payments Upon Termination or Change in Control

We have entered into offer letters with each of Messrs. Massaro, Orgel, and Ellis, each of which will be replaced upon completion of this offering with a new employment agreement, as summarized below. The employment agreements provide for at-will employment and, other than in the context of a termination without “Cause” or a “Resignation for Good Reason” (as such terms are defined in the employment agreements), may be terminated at any time. The severance benefits and the acceleration benefits, if any, that Messrs. Massaro, Orgel, and Ellis are entitled to pursuant to their employment agreements and equity award agreements are summarized below.

Agreements with Michael Massaro

We entered into an offer letter with Mr. Massaro when he joined as our V.P. of Sales and Business Development on March 16, 2012. Pursuant to the terms of the offer letter, Mr. Massaro received a base salary at an initial annual rate of $185,000 per year. Mr. Massaro was eligible to receive an annual bonus equal to up to $50,000, based on his personal performance and that of Flywire. He was also eligible for additional variable commission based on sales and business development incentives for outstanding performance as mutually agreed upon based on personal and team goals. In December 2013, Mr. Massaro was promoted to Chief Executive Officer. Mr. Massaro’s annual base salary and target cash incentive bonus are reviewed annually and have been periodically increased. Subject to and effective upon the completion of this offering, the offer letter will be replaced with a new employment agreement. Pursuant to the terms of the new employment agreement, Mr. Massaro will receive a base salary at an annual rate of $450,000 per year. He will also be eligible to receive an annual discretionary performance bonus of up to $230,000 in fiscal year 2021 and $260,000 in fiscal year 2022, subject to his achievement of targets to be developed by him and to be approved by our board of directors or its compensation committee. Mr. Massaro’s performance and his attainment of such bonus goals will be evaluated and approved by the compensation committee of our board of directors on an annual basis. Mr. Massaro is eligible to participate in a number of benefit programs.

On January 21, 2021, Mr. Massaro was granted (i) an option to purchase 300,000 shares of our common stock at an exercise price of $3.95 per share, which vests in equal monthly installments over a five-year period, with 1/60th of the shares vesting upon the completion of each month of continuous service after January 21, 2021, and (ii) an option to purchase 300,000 shares of our common stock at an exercise price of $3.95 per share, which vests in equal monthly installments over a four-year period, with 1/48th of the shares vesting upon the completion of each month of continuous service after January 21, 2021.

If Mr. Massaro’s employment is terminated without “Cause” (as defined below) or as a result of his “Resignation for Good Reason” (as defined below), he will be eligible to receive credit for an additional six months of vesting service with respect to any outstanding equity awards as of the completion of this offering. If Mr. Massaro’s employment is terminated without “Cause” or as a result of his “Resignation for Good Reason” in the three months prior to a change in control, upon a change in control, or within 12 months following a change in control, then 100% of any unvested option shares and equity awards that are subject to time-based vesting shall be vested and non-forfeitable. In the event that, prior to such termination, any unvested options held by Mr. Massaro were terminated without payment upon the closing of the change in control, then, in lieu of the acceleration of vesting set forth in the preceding sentence, Mr. Massaro shall receive a cash payment equal in value to the difference between (i) the amount payable per share in the change in control, times the number of option shares that would have been accelerated pursuant to the preceding sentence and (ii) the aggregate exercise price of such shares.

If Mr. Massaro’s employment is terminated without “Cause” or as a result of his “Resignation for Good Reason,” he will be eligible to receive (i) salary continuation at his then current base salary for 12 months following such termination, plus (ii) a lump sum payment equal to his accrued and unpaid annual bonus if he is terminated after the end of a fiscal year, but prior to payment of such bonus, plus (iii) the payment of COBRA continuation premiums for up to 12 months. If such termination without “Cause” or “Resignation for Good Reason” occurs in the three months prior to a change in control, upon a change in control, or within 12 months following a change in control, then Mr. Massaro will be entitled to receive (a) a lump sum cash payment equal to one and one half (1.5) multiplied by the sum of (1) his then current base salary and (2) his annual target bonus, and (b) the payment of COBRA continuation premiums for up to 18 months. Such severance payments are conditioned upon Mr. Massaro executing a general release of all claims that he may have against us. Our obligation to make severance payments during the applicable severance period will cease immediately upon Mr. Massaro’s breach of his restrictive covenants (described below) after being provided written notice of such breach and his failure to cure such breach within 30 days of such notice.

“Cause” is defined in the employment agreement as (i) a material failure by Mr. Massaro to comply with our written policies or rules after being provided written notice and failing to remedy such failure within 30 days after such notice; (ii) Mr. Massaro’s conviction of, or plea of “guilty” or “no contest” to, a crime involving moral turpitude, deceit, dishonesty or fraud that has caused harm to us or any affiliate of our; (iii) Mr. Massaro’s willful and continued failure to substantially perform (other than by reason of disability) his duties and responsibilities assigned or delegated after receiving written notification of such failure from our board of directors and failing to remedy such failure within 30 days after such notice; (iv) any intentional act of dishonesty, deceit, fraud, moral turpitude, misconduct, breach of trust or acts intentionally against our financial or business interests by Mr. Massaro, or his use or possession of illegal drugs in the workplace; (v) the material breach by Mr. Massaro of any of his obligations under any agreement between him and us after being provided written notice and failing to remedy such failure within 30 days after such notice; or (vi) Mr. Massaro’s failure to cooperate in good faith with a governmental or internal investigation of Flywire or its directors, officers or employees, if we have requested his cooperation. Notwithstanding the foregoing, no act, or failure to act, will be deemed “willful” or “intentional” if done or omitted to be done by Mr. Massaro in good faith with a reasonable belief that his act, or failure to act, was in the best interest of Flywire.

“Resignation for Good Reason” is defined in the employment agreement as a separation as a result of Mr. Massaro’s resignation within 12 months after one of the following conditions has come into existence without his written consent: (i) a material diminution in Mr. Massaro’s compensation (except for across-the-board reductions affecting our similarly situated employees generally); (ii) a material diminution in Mr. Massaro’s title, duties, authority and responsibilities within Flywire;

(iii) the relocation of Mr. Massaro’s principal workplace by more than 50 miles away from the location which he was working immediately prior to the required relocation without his prior consent; or (iv) a material breach of our obligation under any agreement between us and Mr. Massaro. A “Resignation for Good Reason” shall not be deemed to have occurred unless Mr. Massaro gives us written notice of the condition within 60 days after the condition comes into existence and we fail to remedy the condition within 30 days after receiving his written notice.

In addition, on March 30, 2012, Mr. Massaro entered into our standard Employee Invention Assignment and Confidentiality Agreement, which contains a one-year post-termination non-solicitation provision.

Agreements with Rob Orgel

We entered into an offer letter with Mr. Orgel on October 14, 2019. Pursuant to the terms of the offer letter, Mr. Orgel joined as our President and Chief Operating Officer on November 4, 2019. Subject to and effective upon the completion of this offering, the offer letter will be replaced with a new employment agreement. Pursuant to the terms of the new employment agreement, Mr. Orgel will receive a base salary at an annual rate of $350,000 per year and will be eligible to receive an annual discretionary performance bonus of up to $175,000, subject to his achievement of targets as approved by our board of directors or its compensation committee. Mr. Orgel’s performance and his attainment of such bonus goals will be evaluated and approved by the compensation committee of our board of directors on an annual basis. Mr. Orgel is eligible to participate in a number of benefit programs.

On January 21, 2021, Mr. Orgel was granted an option to purchase 450,000 shares of our common stock at an exercise price of $3.95 per share. The option vests over a four-year period, with 25% of the shares vesting on the first anniversary of January 21, 2021, and 1/48th of the shares vesting upon the completion of each month of continuous service thereafter.

In addition, if Mr. Orgel’s employment is terminated without “Cause” (as defined below) or as a result of his “Resignation for Good Reason” (as defined below), he will be eligible to receive credit for an additional six months of vesting service with respect to any outstanding equity awards as of the completion of this offering. In the event that a change in control occurs prior to November 4, 2021 and Mr. Orgel is still employed by us on such date, then Mr. Orgel will be eligible to receive credit for an additional 12 months of service vesting with respect to any outstanding equity awards as of the completion of this offering. If Mr. Orgel’s employment is terminated without “Cause” or as a result of his “Resignation for Good Reason” in the three months prior to a change in control, upon a change in control, or within 12 months following a change in control, then 100% of any unvested option shares and equity awards that are subject to time-based vesting shall be vested and non-forfeitable. In the event that, prior to such termination, any unvested options held by Mr. Orgel were terminated without payment upon the closing of the change in control, then, in lieu of the acceleration of vesting set forth in the preceding sentence, Mr. Orgel shall receive a cash payment equal in value to the difference between (i) the amount payable per share in the change in control, multiplied by the number of option shares that would have been accelerated pursuant to the preceding sentence and (ii) the aggregate exercise price of such shares. Solely with respect to stock options that are outstanding as of the completion of this offering, Mr. Orgel may exercise such vested options for up to 12 months following a termination without “Cause” or his “Resignation for Good Reason” in connection with a change in control provided that no such exercise period shall extend beyond the applicable extension date of such options.

If Mr. Orgel’s employment is terminated without “Cause” or as a result of his “Resignation for Good Reason,” he will be eligible to receive (i) salary continuation at his then current base salary for nine months following such termination, plus (ii) a lump sum payment equal to his accrued and unpaid annual bonus if he is terminated after the end of a fiscal year, but prior to payment of such bonus, plus (iii) the payment of COBRA continuation premiums for up to nine months. If such termination without “Cause” or “Resignation for Good Reason” occurs in the three months prior to a change in control, upon a change in control, or within 12 months following a change in control, then Mr. Orgel will be entitled to receive (a) a lump sum cash payment equal to one (1) multiplied by the sum of (1) his then current base salary and (2) his annual target bonus, and (b) the payment of COBRA continuation premiums for up to 12 months. Such severance payments are conditioned upon Mr. Orgel executing a general release of all claims that he may have against us. Our obligation to make severance payments during the applicable severance period will cease immediately upon Mr. Orgel’s breach of his restrictive covenants (described below) after being provided written notice of such breach and his failure to cure such breach within 30 days of such notice.

“Cause” is defined in the employment agreement as (i) a material failure by Mr. Orgel to comply with our written policies or rules after being provided written notice and failing to remedy such failure within 30 days after such notice; (ii) Mr. Orgel’s conviction of, or plea of “guilty” or “no contest” to, a crime involving moral turpitude, deceit, dishonesty or fraud that has caused harm to us or any affiliate of ours; (iii) Mr. Orgel’s willful and continued failure to substantially perform (other than by reason of disability) his duties and responsibilities assigned or delegated after receiving written notification of such failure from our board of directors and failing to remedy such failure within 30 days after such notice; (iv) any intentional act of dishonesty, deceit, fraud, moral turpitude, misconduct, breach of trust or acts intentionally against the financial or business interests of Flywire by Mr. Orgel, or his use or possession of illegal drugs in the workplace; (v) the material breach by Mr. Orgel of any of his obligations under any agreement between him and us after being provided written notice and failing to remedy such failure within 30 days after such notice; or (vi) Mr. Orgel’s failure to cooperate in good faith with a governmental or internal investigation of Flywire or its directors, officers or employees, if we have requested his cooperation. Notwithstanding the foregoing, no act, or failure to act, will be deemed “willful” or “intentional” if done or omitted to be done by Mr. Orgel in good faith with a reasonable belief that his act, or failure to act, was in the best interest of Flywire.

“Resignation for Good Reason” is defined in the employment agreement as a separation as a result of Mr. Orgel’s resignation within 12 months after one of the following conditions has come into existence without his written consent: (i) a material diminution in Mr. Orgel’s compensation (except for across-the-board reductions affecting our similarly situated employees generally); (ii) a material diminution in Mr. Orgel’s title, duties, authority and responsibilities within Flywire; (iii) the relocation of Mr. Orgel’s principal workplace by more than 50 miles away from the location which he was working immediately prior to the required relocation without his prior consent; or (iv) a material breach of our obligation under any agreement between us and Mr. Orgel. A “Resignation for Good Reason” shall not be deemed to have occurred unless Mr. Orgel gives our written notice of the condition within 60 days after the condition comes into existence and we fail to remedy the condition within 30 days after receiving his written notice.

In addition, on October 16, 2019, Mr. Orgel entered into our standard Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreement, which contains a 12-month post-termination non-solicitation and non-competition provisions, provided that such 12-month period will automatically be extended to two years following the separation date if Mr. Orgel breaches a fiduciary duty to us or unlawfully takes, physically or electronically, any property belonging to us.

Agreements with Michael Ellis

We entered into an offer letter with Mr. Ellis on February 10, 2015 and Mr. Ellis joined as our Chief Financial Officer on April 20, 2015. Subject to and effective upon the completion of this offering, the offer letter will be replaced with a new employment agreement. Pursuant to the terms of the new employment agreement, Mr. Ellis will receive a base salary at an annual rate of $300,000 per year and will be eligible to receive an annual discretionary bonus, subject to his achievement of targets as approved by our board of directors or its compensation committee. Mr. Ellis’ performance and his attainment of such bonus goals will be evaluated and approved by the compensation committee of the our board of directors on an annual basis. Mr. Ellis is eligible to participate in a number of benefit programs.

On January 21, 2021, Mr. Ellis was granted an option to purchase 195,000 shares of our common stock at an exercise price of $3.28 per share. The option vests over a four-year period, with 25% of the shares vesting on the first anniversary of January 21, 2021, and 1/48th of the shares vesting upon the completion of each month of continuous service thereafter.

If Mr. Ellis’ employment is terminated without “Cause” (as defined below) or as a result of his “Resignation for Good Reason” (as defined below) in the three months prior to a change in control, upon a change in control, or within 12 months following a change in control, then 100% of any unvested option shares and equity awards that are subject to time-based vesting shall be vested and non-forfeitable. In the event that, prior to such termination, any unvested options held by Mr. Ellis were terminated without payment upon the closing of the change in control, then, in lieu of the acceleration of vesting set forth in the preceding sentence, Mr. Ellis shall receive a cash payment equal in value to the difference between (i) the amount payable per share in the change in control, multiplied by the number of option shares that would have been accelerated pursuant to the preceding sentence and (ii) the aggregate exercise price of such shares.

If Mr. Ellis’ employment is terminated without “Cause” or as a result of his “Resignation for Good Reason,” he will be eligible to receive (i) salary continuation at his then current base salary for nine months following such termination, plus (ii) a lump sum payment equal to his accrued and unpaid annual bonus if he is terminated after the end of a fiscal year, but prior to payment of such bonus, plus (iii) the payment of COBRA continuation premiums for up to nine months. If such termination without “Cause” or “Resignation for Good Reason” occurs in the three months prior to a change in control, upon a change in control, or within 12 months following a change in control, then Mr. Ellis will be entitled to receive (a) a lump sum cash payment equal to one (1) multiplied by the sum of (1) his then current base salary and (2) his annual target bonus, and (b) the payment of COBRA continuation premiums for up to 12 months. Such severance payments are conditioned upon Mr. Ellis executing a general release of all claims that he may have against us. Our obligation to make severance payments during the applicable severance period will cease immediately upon Mr. Ellis’s breach of his restrictive covenants (described below) after being provided written notice of such breach and his failure to cure such breach within 30 days of such notice.

“Cause” is defined in the employment agreement as (i) a material failure by Mr. Ellis to comply with our written policies or rules after being provided written notice and failing to remedy such failure within 30 days after such notice; (ii) Mr. Ellis’ conviction of, or plea of “guilty” or “no contest” to, a crime involving moral turpitude, deceit, dishonesty or fraud that has caused harm to us or any affiliate of ours; (iii) Mr. Ellis’ willful and continued failure to substantially perform (other than by reason of disability) his duties and responsibilities assigned or delegated after receiving written notification of such failure from our board of directors and failing to remedy such failure within 30 days after such notice; (iv) any intentional act of dishonesty, deceit, fraud, moral turpitude, misconduct, breach of trust or acts intentionally against the financial or business interests of Flywire by Mr. Ellis, or his use or possession of illegal drugs in the workplace; (v) the material breach by Mr. Ellis of any of his obligations under any agreement between him and us after being provided written notice and failing to remedy such failure within 30 days after such notice; or (vi) Mr. Ellis’ failure to cooperate in good faith with a governmental or internal investigation of Flywire or its directors, officers or employees, if we have requested his cooperation. Notwithstanding the foregoing, no act, or failure to act, will be deemed “willful” or “intentional” if done or omitted to be done by Mr. Ellis in good faith with a reasonable belief that his act, or failure to act, was in the best interest of Flywire.

“Resignation for Good Reason” is defined in the employment agreement as a separation as a result of Mr. Ellis’ resignation within 12 months after one of the following conditions has come into existence without his written consent: (i) a material diminution in Mr. Ellis’ compensation (except for across-the-board reductions affecting our similarly situated employees generally); (ii) a material diminution in Mr. Ellis’ title, duties, authority and responsibilities within the Company; (iii) the relocation of Mr. Ellis’ principal workplace by more than 50 miles away from the location which he was working immediately prior to the required relocation without his prior consent; or (iv) a material breach of our obligation under any agreement between us and Mr. Ellis. A “Resignation for Good Reason” shall not be deemed to have occurred unless Mr. Ellis gives us written notice of the condition within 60 days after the condition comes into existence and we fail to remedy the condition within 30 days after receiving his written notice.

In addition, on April 23, 2015, Mr. Ellis entered into our standard Employee Invention Assignment and Confidentiality Agreement, which contains a one-year post-termination non-solicitation provision.

Outstanding Equity Awards at 2020 Year End

The following table presents information regarding outstanding equity awards held by the named executive officers as of December 31, 2020.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Michael Massaro	1,013,967	(1)(2)	0	$0.21	3/11/2024
Michael Massaro	259,077	(2)(3)	0	$0.36	4/29/2025
Michael Massaro	107,733	(2)(3)	0	$0.36	4/29/2025
Michael Massaro	231,165	(2)(4)	0	$0.59	5/24/2026
Michael Massaro	233,598	(2)(4)	0	$0.59	5/24/2026
Michael Massaro	392,565	(2)(5)	463,941	$3.28	2/27/2029
Michael Massaro	94,599	(2)(6)(11)	208,125	$3.31	10/31/2029
Rob Orgel	207,186	(7)(8)(12)(13)	557,814	$3.31	10/31/2029
Michael Ellis	375,810	(8)(9)	0	$0.36	4/29/2025
Michael Ellis	105,624	(8)(10)	89,376	$3.28	11/27/2028

(1)	The vesting commencement date is December 13, 2013.
(2)

The option vests monthly over a four-year period based on the officer’s continuous service through each vesting commencement, with 1/48th of the shares vesting on the monthly anniversary of the vesting commencement date.

(3)	The vesting commencement date is June 1, 2015.
(4)	The vesting commencement date is February 1, 2016.
(5)	The vesting commencement date is February 28, 2019.
(6)	The vesting commencement date is September 1, 2019.
(7)	The vesting commencement date is November 1, 2019.
(8)

The option vests over a four-year period based on the officer’s continuous service through each vesting date, with 25% of the shares vesting following completion of one year of service after the vesting commencement date indicated above, and 1/48th of the shares vesting on the same day of every month thereafter.

(9)	The vesting commencement date is April 20, 2015.
(10)	The vesting commencement date is October 3, 2018.
(11)

In addition, 100% of any unvested shares shall accelerate and become fully vested in the event that the officer is terminated without cause or resigns for good reason within the 12 month period following a change in control.

(12)

In addition, in the event there is a change in control while the officer is still providing services to the Company prior to the second anniversary of the vesting commencement date indicated above, then vesting will be accelerated such that the option will be vested with respect to an additional 25% of the shares and such acceleration shall also disregard the one year cliff. In the event officer is terminated without cause or resigns for good reason, such shares will receive 6 months of accelerated vesting; provided, in the event the officer is terminated without cause or resigns for good reason within the three months prior to a change in control or within the 12 months following a change in control, such shares will receive 12 months of accelerated vesting (rather than 6).

(13)

Pursuant to the terms of Mr. Orgel’s offer letter, in the event the Company completes a change in control in which other employees receive a comparable 25% vesting acceleration benefit in connection with such change in control, Mr. Orgel will not be eligible for both the 25% acceleration contemplated in the stock option agreement, and the 25% acceleration benefit provided to the other employees; provided however, if the benefit to the other employees is greater than the 25% acceleration benefit provided in the stock option agreement (or occurs after the second anniversary such that the acceleration in the stock option agreement does not apply), then Mr. Orgel will be entitled to that greater acceleration benefit in lieu of the 25% provided in the stock option agreement.

Employee Benefit and Stock Plans

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

2009 Equity Incentive Plan

Our board of directors adopted and our stockholders approved our 2009 Equity Incentive Plan (as amended and restated from time to time, the 2009 Plan) in August 2009. No further awards are currently being made under our 2009 Plan; however, awards outstanding under our 2009 Plan will continue to be governed by their existing terms.

Share reserve.    As of March 31, 2021, we have reserved 6,309,645 shares of our common stock for issuance under our 2009 Plan, all of which have been issued and are outstanding, none of which remain available for future issuance. As of March 31, 2021, options to purchase 6,309,645 shares of our common stock, at exercise prices ranging from $0.04 to $3.28 per share, or a weighted-average exercise price of $1.00 per share were outstanding under our 2009 Plan. Unissued shares subject to awards that expire or are cancelled, shares reacquired by us and shares withheld in payment of the purchase price or exercise price of an award or in satisfaction of withholding taxes will again become available for issuance under our 2018 Plan or, following consummation of this offering, under our 2021 Plan.

Administration.    Our board of directors, or a committee thereof, has administered our 2009 Plan since its adoption; however, following this offering, the compensation committee of our board of directors will generally administer our 2009 Plan. The administrator has complete discretion to make all decisions relating to our 2009 Plan and outstanding awards.

Eligibility.    Employees, officers, directors, advisors and consultants are eligible to participate in our 2009 Plan. However, only employees are eligible to receive incentive stock options.

Types of awards.    Our 2009 Plan provides for the following types of awards granted with respect to shares of our common stock:

•	incentive and nonstatutory stock options to purchase shares of our common stock; and

•	direct award or sale of shares of our common stock, including restricted shares.

Options.    The exercise price for options granted under our 2009 Plan is determined by our board of directors, but the exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock on the grant date. Optionees may pay the exercise price in cash or cash equivalents or by one, or any combination of, the following forms of payment, as permitted by the administrator in its sole and absolute discretion:

•	delivery of a full-recourse promissory note, and check in an amount equal to the par value of the shares purchased;

•	an immediate sale of the option shares through a company-approved broker, if the shares of our common stock are publicly traded;

•	delivery of shares of common stock that the optionee already owns; or

•	other methods permitted by law as our board of directors may determine.

Options vest as determined by the administrator. In general, we have granted options that vest over a four-year period. Options expire at the time determined by the administrator, but in no event more than ten years after they are granted. If the employment or engagement of an optionee is terminated for cause, our board of directors may terminate the option such that it is not exercisable whatsoever.

Restricted shares.    Restricted shares may be awarded or sold under our 2009 Plan in return for cash or cash equivalents and the right of the Company to repurchase all or part of such shares at their issue price or other stated formula price. Restricted shares vest as determined by the administrator.

Corporate transactions.    In the event that we are a party to a merger or consolidation or in the event of a sale of all or substantially all of our stock or assets, awards granted under our 2009 Plan will be subject to the agreement governing such transaction or, in the absence of such agreement, in the manner determined by the administrator. Such treatment may include one or more of the following with respect to outstanding awards:

•	the continuation, assumption or substitution of an award by the surviving entity or its parent;

•

cancellation of the vested portion of the award in exchange for a payment equal to the excess, if any, of the value of the shares subject to the award over any exercise price per share applicable to the award; or

•	cancellation of the award immediately prior to the completion of the transaction;

•	permit the exchange of the award for stock option of any successor corporation;

•	provide for termination of an award immediately prior to the transaction; or

•	provide for purchase of award for an amount equal to the difference between consideration received per share in the transaction minus the per share exercise period.

The administrator is not obligated to treat all awards in the same manner. The administrator has the discretion, at any time, to provide that an award under our 2009 Plan will vest on an accelerated basis in connection with a corporate transaction or to amend or modify an award so long as such amendment or modification is not inconsistent with the terms of the 2009 Plan or would not result in the impairment of a participant’s rights without the participant’s consent.

Changes in capitalization.    In the event of certain specified changes in the capital structure of our common stock, such as a stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or similar event, proportionate adjustments will automatically be made in (i) each of the number and class of shares available for future grants under our 2009 Plan and the per-participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding option, (iii) the repurchase price per security granted under our 2009 Plan subject to repurchase, and (iv) any other way as other determined by our board of directors, in good faith, that such an adjustment (or substitution) is appropriate.

Amendments or termination.    The administrator may at any time amend, suspect or terminate our 2009 Plan, subject to stockholder approval in the case of an amendment if the amendment increases the number of shares available for issuance or materially changes the class of persons eligible to receive incentive stock options, or as otherwise required by law. Our 2009 Plan automatically terminated in 2018, but as noted above, awards outstanding under our 2009 Plan remain outstanding and continue to be governed by their existing terms.

2018 Stock Incentive Plan

Our board of directors adopted and our stockholders approved our 2018 Stock Incentive Plan in November 2018 (as amended and restated from time to time, the 2018 Plan). No further awards will be made under our 2018 Plan after this offering; however, awards outstanding under our 2018 Plan will continue to be governed by their existing terms.

Share reserve.    As of March 31, 2021, we have reserved 32,000,364 shares of our common stock for issuance under our 2018 Plan, plus such number as is equal to the number of shares of our common stock subject to awards granted under the 2009 Plan which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original purchase price pursuant to a contractual repurchase right, subject, however, in the case of incentive stock options to any limitations in the Code. As of March 31, 2021, options to purchase 10,186,578 shares of our common stock, at exercise prices ranging from $3.28 to $15.20 per share, or a weighted-average exercise price of $4.27 per share were outstanding under our 2018 Plan, and 1,645,458 shares of our common stock remained available for future issuance. Unissued shares subject to awards that expire or are cancelled, shares reacquired by us and shares withheld in payment of the purchase price or exercise price of an award or in satisfaction of withholding taxes will again become available for issuance under our 2018 Plan or, following consummation of this offering, under our 2021 Plan.

Administration.    Our board of directors, or a committee thereof, has administered our 2018 Plan since its adoption; however, following this offering, the compensation committee of our board of directors will generally administer our 2018 Plan. The administrator has complete discretion to make all decisions relating to our 2018 Plan and outstanding awards.

Eligibility.    Employees, officers, directors, advisors and consultants are eligible to participate in our 2018 Plan. However, only employees are eligible to receive incentive stock options.

Types of awards.    Our 2018 Plan provides for the following types of awards granted with respect to shares of our common stock:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	stock appreciation rights;

•	direct award or sale of shares of our common stock, including restricted shares; and

•	restricted stock units.

Options and stock appreciation rights.    The exercise price for options and stock appreciation rights granted under our 2018 Plan is determined by our board of directors, but may not be less than

100% of the fair market value of our common stock on the grant date. The exercise price may be paid in cash or cash equivalents or by one, or any combination of, the following forms of payment, as permitted by the administrator in its sole discretion:

•	payment by cash or by check;

•	an immediate sale of the option shares through a company-approved broker, if the shares of our common stock are publicly traded;

•	delivery of shares of common stock that the optionee already owns, if the shares of our common stock are publicly traded;

•

surrendering a number of vested shares subject to the option having an aggregate fair market value no greater than the aggregate exercise price, or the sum of such exercise price plus all or a portion of the minimum amount required to be withheld under applicable law;

•	delivery of a promissory note, on terms determined by our board of directors;

•	other methods permitted by law; or

•	combination of any of the permitted forms of payment.

In general, we have granted options that vest over a four year period.

Restricted shares and restricted stock units.    Restricted shares and stock units may be awarded under our 2018 Plan in return for any lawful consideration, and participants who receive restricted shares or stock units generally are not required to pay cash for their awards. In general, these awards will be subject to vesting.

Corporate transactions.    In the event that we are a party to a merger or consolidation or in the event of a sale of all or substantially all of our stock or assets, awards granted under our 2018 Plan will be subject to the agreement governing such transaction or, in the absence of such agreement, in the manner determined by the administrator. Such treatment may include, without limitation, one or more of the following with respect to outstanding awards:

•	the continuation, assumption or substitution of an award by the surviving entity or its parent;

•	cancellation of any unvested/unexercised awards if not exercised within a specified period following notice of such cancellation to the participant; or

•

cancellation of the vested portion of the award in exchange for a payment equal to the excess, if any, of the value of the shares subject to the award over any exercise price per share applicable to the award.

The administrator is not obligated to treat all awards in the same manner.    The administrator has the discretion, at any time, to provide that an award under our 2018 Plan will vest on an accelerated basis in connection with a corporate transaction or to amend or modify an award so long as such amendment or modification is not inconsistent with the terms of the 2018 Plan or would not result in the impairment of a participant’s rights without the participant’s consent.

Changes in capitalization.    In the event of certain specified changes in the capital structure of our common stock, such as a stock split, reverse stock split, stock dividend, reclassification, combination of shares, spin-off, or any dividend or distribution to holders of our common stock other than an ordinary cash dividend, proportionate adjustments will automatically be made in (i) each of the number and kind of shares available for future grants under our 2018 Plan, (ii) the number and kind of shares covered by each outstanding option and all restricted shares, (iii) the exercise price per share subject to each outstanding option, (iv) the number and per-share provisions and the measurement price of each outstanding stock appreciation right, (iv) any repurchase price applicable to shares granted under our 2018 Plan, and (v) the share and per-share-related provisions and the purchase price, if any, of each outstanding restricted stock unit.

Amendments or termination.    The administrator may at any time amend, suspect or terminate our 2018 Plan, subject to stockholder approval in the case of an amendment if the amendment materially changes the class of persons eligible to receive incentive stock options or as otherwise required by applicable law. Our 2018 Plan will terminate automatically ten years after the earlier of the date when our board of directors adopted the plan or the date when the plan was approved by our stockholders, provided, however, that in any event, it will terminate upon the completion of this offering, but as noted above, awards outstanding under our 2018 Plan will remain outstanding and will continue to be governed by their existing terms.

2021 Equity Incentive Plan

Our board of directors adopted our 2021 Plan in April 2021, prior to the offering, and it was approved by our stockholders in May 2021. Our 2021 Plan will become effective upon the effectiveness of the registration statement of which this prospectus is a part. Our 2021 Plan is intended to replace our 2018 Plan. However, awards outstanding under our 2018 Plan will continue to be governed by their existing terms. Our 2021 Plan has the features described below.

Share Reserve.    The number of shares of our common stock available for issuance under our 2021 Plan will equal the sum of 9,201,156 shares plus up to 18,141,681 shares remaining available for issuance under, or issued pursuant to or subject to awards granted under, our 2009 Plan and our 2018 Plan. The number of shares reserved for issuance under our 2021 Plan will be increased automatically on the first business day of each of our fiscal years, commencing in 2021 and ending in 2031, by a number equal to the smallest of:

•	5% of the shares of common stock and non-voting common stock outstanding on the last business day of the prior fiscal year; or

•	the number of shares determined by our board of directors.

In general, to the extent that any awards under our 2021 Plan are forfeited, terminate, expire or lapse without the issuance of shares, or if we repurchase the shares subject to awards granted under our 2021 Plan, those shares will again become available for issuance under our 2021 Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

Administration.    The compensation committee of our board of directors will administer our 2021 Plan. The compensation committee will have complete discretion to make all decisions relating to our 2021 Plan and outstanding awards, including repricing outstanding options and modifying outstanding awards in other ways.

Eligibility.    Employees, non-employee directors, consultants and advisors will be eligible to participate in our 2021 Plan.

Under our 2021 Plan, the aggregate grant date fair value of awards granted to our non-employee directors may not exceed $750,000 in any one fiscal year, except that the grant date fair value of awards granted to newly appointed non-employee directors may not exceed $1,000,000 in the fiscal year in which such non-employee director is initially appointed to our board of directors.

Types of awards.    Our 2021 Plan will provide for the following types of awards:

•	incentive and nonstatutory stock options;

•	stock appreciation rights;

•	restricted shares; and

•	stock units.

Options and stock appreciation rights.    The exercise price for options granted under our 2021 Plan may not be less than 100% of the fair market value of our common stock on the grant date. Optionees will be permitted to pay the exercise price in cash or, with the consent of the compensation committee:

•	with shares of common stock that the optionee already owns;

•	by an immediate sale of shares through a broker approved by us;

•	by instructing us to withhold a number of shares having an aggregate fair market value that does not exceed the exercise price; or

•	by other methods permitted by applicable law.

An optionee who exercises a stock appreciation right receives the increase in value of our common stock over the base price.    The base price for stock appreciation rights may not be less than 100% of the fair market value of our common stock on the grant date. The settlement value of a stock appreciation right may be paid in cash, shares of our common stock or a combination.

Options and stock appreciation rights vest as determined by the compensation committee.    In general, they will vest over a four-year period following the date of grant. Options and stock appreciation rights expire at the time determined by the compensation committee but in no event more than ten years after they are granted. These awards generally expire earlier if the participant’s service terminates earlier.

Restricted shares and stock units.    Restricted shares and stock units may be awarded under our 2021 Plan in return for any lawful consideration, and participants who receive restricted shares or stock units generally are not required to pay cash for their awards. In general, these awards will be subject to vesting. Vesting may be based on length of service, the attainment of performance-based milestones or a combination of both, as determined by the compensation committee.

Corporate transactions.    In the event we are a party to a merger, consolidation or certain change in control transactions, outstanding awards granted under our 2021 Plan, and all shares acquired under our 2021 Plan, will be subject to the terms of the definitive transaction agreement (or, if there is no such agreement, as determined by our compensation committee). Unless an award agreement provides otherwise, such treatment may include any of the following with respect to each outstanding award:

•	the continuation, assumption or substitution of an award by a surviving entity or its parent;

•	the cancellation of an award without payment of any consideration;

•

the cancellation of the vested portion of an award (and any portion that becomes vested as of the effective time of the transaction) in exchange for a payment equal to the excess, if any, of the value that the holder of each share of our common stock receives in the transaction over (if applicable) the exercise price otherwise payable in connection with the award; or

•

the assignment of any reacquisition or repurchase rights held by us in respect of an award of restricted shares to the surviving entity or its parent (with proportionate adjustments made to the price per share to be paid upon exercise of such rights).

The compensation committee is not required to treat all awards, or portions thereof, in the same manner.

The vesting of an outstanding award may be accelerated by the administrator upon the occurrence of a change in control, whether or not the award is to be assumed or replaced in the transaction, or in connection with a termination of service following a change in control transaction.

A change in control includes:

•	any person acquiring beneficial ownership of more than 50% of our total voting power;

•	the sale or other disposition of all or substantially all of our assets; or

•	our merger or consolidation after which our voting securities represent 50% or less of the total voting power of the surviving or acquiring entity.

Changes in capitalization.    In the event of certain changes in our capital structure without our receipt of consideration, such as a stock split, reverse stock split or dividend paid in common stock, proportionate adjustments will automatically be made to:

•	the maximum number and kind of shares available for issuance under our 2021 Plan, including the maximum number and kind of shares that may be issued upon the exercise of incentive stock options;

•	the maximum number and kind of shares covered by, and exercise price, base price or purchase price, if any, applicable to each outstanding stock award; and

•	the maximum number and kind of shares by which the share reserve may increase automatically each year.

In the event that there is a declaration of an extraordinary dividend payable in a form other than our common stock in an amount that has a material effect on the price of our common stock, a recapitalization, a spin-off or a similar occurrence, the compensation committee may make such adjustments to any of the foregoing as it deems appropriate, in its sole discretion.

Amendments or termination.    Our board of directors may amend, suspend or terminate our 2021 Plan at any time. If our board of directors amends our 2021 Plan, stockholder approval of the amendment is not needed unless required by applicable law, regulation or rules. Our 2021 Plan will terminate automatically 10 years after the later of the date when our board of directors adopted our 2021 Plan or approved the latest share increase that was also approved by our stockholders.

2021 Employee Stock Purchase Plan

General.    Our board of directors adopted our ESPP in April 2021. Our ESPP will become effective as of the effective date of the registration statement of which this prospectus is a part. Our ESPP is intended to qualify under Section 423 of the Internal Revenue Code. Our ESPP has the features described below.

Share Reserve. 1,639,810 shares of our common stock have been reserved for issuance under our ESPP. The number of shares reserved for issuance under our ESPP will automatically be increased on the first business day of each of our fiscal years, commencing in 2022 and ending in 2041, by a number equal to the least of:

•	2,000,000 shares;

•	1% of the shares of common stock and non-voting common stock issued and outstanding on the last business day of the prior fiscal year; or

•	the number of shares determined by our board of directors.

The number of shares reserved under our ESPP will automatically be adjusted in the event of a stock split, stock dividend or a reverse stock split (including an adjustment to the per-purchase period share limit).

Administration.    The compensation committee of our board of directors will administer our 2021 ESPP.

Eligibility.    All of our employees will be eligible to participate in our ESPP, although the administrator may exclude certain categories of employees from an offering period, as permitted by applicable law, including employees employed for less than two years, working less than 20 hours per week, who are employed less than five months per year, or are highly compensated employees. Eligible employees may begin participating in our ESPP at the start of any offering period.

Offering Periods.    Each offering period will last a number of months determined by the compensation committee, not to exceed 27 months. A new offering period will begin periodically, as determined by the compensation committee. Offering periods may overlap or may be consecutive.

Amount of Contributions.    Our ESPP will permit each eligible employee to purchase common stock through payroll deductions. Each employee’s payroll deductions may not exceed 15% of the employee’s cash compensation. Each participant may purchase up to the number of shares determined by our board of directors on any purchase date, not to exceed 3,000 shares. The value of the shares purchased in any calendar year may not exceed $25,000. Participants may withdraw their contributions at any time before stock is purchased.

Purchase Price.    The price of each share of common stock purchased under our 2021 ESPP will not be less than 85% of the lower of the fair market value per share of common stock on the first day of the applicable offering period or the fair market value per share of common stock on the purchase date.

Other Provisions.    Employees may end their participation in our ESPP at any time. Participation ends automatically upon termination of employment with us. If we experience a change in control, our ESPP will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the rights to purchase our common stock under the ESPP for an offering period then in progress are continued, assumed or substituted by the surviving entity. Our board of directors or our compensation committee may amend or terminate our ESPP at any time.

401(k) Plan

We have established a 401(k) tax-deferred savings plan, which permits participants, including our named executive officers, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. We are responsible for administrative costs of the 401(k) plan. We may, at our discretion, make matching contributions to the 401(k) plan. Through December 31, 2020, we have contributed approximately $1.8 million in employer matching contributions.

Limitations on Liability and Indemnification Matters

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derives any improper personal benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We intend to enter into indemnification agreements with each of our directors and executive officers and certain other key employees, a form of which is attached as Exhibit 10.1. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

Reference is made to the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 2.8 of our amended and restated investors’ rights agreement contained in Exhibit 4.2 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in our amended and restated investors’ rights agreement.

We currently carry and intend to continue to carry liability insurance for our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions since January 1, 2018, to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Executive Compensation.”

Series F Preferred Stock Financing

In February 2021, we sold an aggregate of 2,571,936 shares of our Series F preferred stock at a purchase price of $23.3287 per share for an aggregate purchase price of approximately $60.0 million. Each share of our Series F preferred stock converts automatically into one share of our common stock immediately prior to the completion of this offering.

The purchasers of our Series F preferred stock are entitled to specified registration rights. For additional information, see “Description of Capital Stock—Registration Rights.” See the section titled “Principal Stockholders” for more details regarding the shares held by certain of these entities.

The following table summarizes the Series F preferred stock purchased by affiliates of members of our board of directors and holders of more than 5% of our outstanding capital stock:

Name of Stockholder	Shares of Series F Preferred Stock	Total Purchase Price($)
Entities affiliated with Spark Capital(1)	408,285	9,524,772
Entities affiliated with Goldman Sachs(2)	172,125	4,015,458
Ossa Investments Pte. Ltd.	144,981	3,382,223

(1)

Consists of shares held by Spark Capital Growth Fund L.P., Spark Capital Growth Founders’ Fund, L.P., Spark Capital II, L.P. and Spark Capital Founders’ Fund II, L.P., which collectively hold more than 5% of our outstanding capital stock. Alex Finkelstein, a member of our board of directors, is a general partner of Spark Capital and a designee of Spark Capital.

(2)

Consists of shares held by Goldman Sachs PSI Global Holdings, LLC, StoneBridge 2020, L.P. and StoneBridge 2020 Offshore Holdings II, L.P., which collectively hold more than 5% of our outstanding capital stock. Jo Natauri, a member of our board of directors, is a managing director and designee of Goldman Sachs.

Series E Preferred Stock Financing

In February 2020, we sold an aggregate of 5,251,542 shares of our Series E-1 preferred stock and 5,988,378 shares of our Series E-2 preferred stock, each at a purchase price of $10.67623 per share for an aggregate purchase price of approximately $120.0 million. Each share of our Series E-1 preferred stock automatically converts into one share of our common stock immediately prior to the completion of this offering and each share of our Series E-2 preferred stock converts automatically into one share of our non-voting common stock immediately prior to the completion of this offering.

The purchasers of our Series E-1 preferred stock and Series E-2 preferred stock are entitled to specified registration rights. For additional information, see “Description of Capital Stock—Registration Rights.” See the section titled “Principal Stockholders” for more details regarding the shares held by certain of these entities.

The following table summarizes the Series E-1 preferred stock and Series E-2 preferred stock purchased by affiliates of members of our board of directors and holders of more than 5% of our outstanding capital stock:

Name of Stockholder	Shares of Series E-1 Preferred Stock	Shares of Series E-2 Preferred Stock	Total Purchase Price($)
Entities affiliated with Goldman Sachs(1)	2,909,892	4,115,058	75,000,005
Ossa Investments Pte. Ltd.	—	1,873,320	20,000,001

(1)

Consists of shares held by Goldman Sachs PSI Global Holdings, LLC, StoneBridge 2020, L.P. and StoneBridge 2020 Offshore Holdings II, L.P., which collectively hold more than 5% of our outstanding capital stock. Jo Natauri, a member of our board of directors, is a managing director and designee of Goldman Sachs.

Series D Preferred Stock Financing

In July 2018, we sold an aggregate of 6,625,002 shares of our Series D preferred stock to Ossa Investments Pte. Ltd (Ossa), at a purchase price of $7.54717 per share for an aggregate purchase price of approximately $50.0 million. Each share of our Series D preferred stock converts automatically into one share of our common stock immediately prior to the completion of this offering.

The purchasers of our Series D preferred stock are entitled to specified registration rights. For additional information, see “Description of Capital Stock—Registration Rights.” See the section titled “Principal Stockholders” for more details regarding the shares held by certain of these entities.

Secondary Sales

On February 23, 2021, certain members of our management and Board of Directors, in a series of individual transactions, sold an aggregate of 1,205,118 shares of our common stock to certain of our existing investors at a purchase price of $22.3287 per share, for an aggregate purchase price of approximately $26.7 million. No seller sold more than 10% of their total holdings or equity or 15% of their vested equity.

Agreements with Stockholders

Investors’ Rights Agreement

We have entered into an amended and restated investors’ rights agreement with certain holders of our preferred stock, including entities with which certain of our directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares following this offering. For a description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.” Other than these registration rights, all other terms of the amended and restated investors’ rights agreement will terminate in connection with this offering.

Voting Agreement

We have entered into a voting agreement with certain holders of our preferred stock, including entities with which certain of our directors are affiliated. Under our voting agreement, certain holders of our capital stock have agreed as to the manner in which they will vote their shares of our capital stock on certain matters, including with respect to the election of directors. The voting agreement will terminate upon the completion of this offering, at which time there will be no further contractual obligations regarding the manner in which shares are voted with respect to the election of our directors.

Right of First Refusal and Co-Sale Agreement

We have entered into a first refusal and co-sale agreement with certain holders of our preferred stock, including entities with which certain of our directors are affiliated. Under our first refusal and co-sale agreement, certain holders of our capital stock have the right of first refusal and co-sale relating to the shares of our common stock held by the parties to the agreement. Upon the consummation of this offering our first refusal and co-sale agreement will terminate.

Indemnification Agreements

We will enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws will require us to indemnify our directors to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our restated bylaws will also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

Effective upon the completion of this offering, we intend to adopt a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our audit committee. Our audit committee will have the primary responsibility for reviewing and approving or disapproving such “related party transactions.” The charter of our audit committee will provide that our audit committee shall review and approve in advance any related party transaction. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to the relationship or interest of the relevant director, officer or holder of 5% or more of any class of our voting securities in the agreement or transaction was disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock and non-voting common stock as of May 10, 2021, and as adjusted to reflect the sale of common stock in this offering, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock and non-voting common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock and non-voting common stock that they beneficially owned, subject to applicable community property laws. Applicable percentage ownership is based on 91,971,918 shares of our common stock and 5,988,378 shares of our non-voting common stock outstanding as of May 10, 2021, and assumes the conversion of all outstanding shares of preferred stock into an aggregate of 62,031,939 shares of our common stock and 5,988,378 shares of our non-voting common stock. For purposes of computing percentage ownership after this offering, we have assumed that (i) shares of common stock will be issued by us in this offering; (ii) the underwriters will not exercise their option to purchase up to additional shares of common stock and (iii) none of our executive officers, directors or stockholders who beneficially own more than five percent of our common stock will participate in this offering. In computing the number of shares of common stock and non-voting common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of May 10, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Flywire Corporation, 141 Tremont St #10, Boston, MA 02111.

	Shares Beneficially Owned Prior To This Offering					Shares Beneficially Owned After This Offering
	Voting Common Stock		Non-voting Common Stock		% Of Total Outstanding Capital Stock Before This Offering	Voting Common Stock		Non-voting Common Stock		% Of Total Outstanding Capital Stock After This Offering
5% or Greater Stockholders	Shares	%	Shares	%		Shares	%	Shares	%
Entities affiliated with Spark Capital(1)	16,044,420	18.7%	—	—	17.4%	16,044,420	16.9%	—		15.9%
Ossa Investments Pte. Ltd.(2)	10,635,573	12.4%	1,873,320	31.3%	13.6%	10,635,573	11.2%	1,873,320	31.3%	12.4%
F-Prime Capital Partners(3)	7,460,328	8.7%	—	—	8.1%	7,460,328	7.9%	—		7.4%
Entities affiliated with Goldman Sachs(4)	3,235,641	3.8%	4,115,058	68.7%	8.0%	3,235,641	3.4%	4,115,058	68.7%	7.3%
Entities affiliated with Bain Capital Venture Investors, LLC(5)	16,539,864	19.2%	—	—	17.9%	16,539,864	17.4%	—		16.4%
Named Executive Officers, Other Officers, and Directors:
Michael Massaro(6)	2,840,160	3.3%	—	—	3.0%	2,840,160	3.0%	—		2.8%
Rob Orgel(7)	198,750	*	—	—	*	198,750	*	—		*
Michael Ellis(8)	433,290	*	—	—	*	433,290	*	—		*
Alex Finkelstein(1)	16,044,420	18.7%	—	—	17.4%	16,044,420	16.9%	—		15.9%
Matt Harris(5)	16,274,364	18.9%	—	—	17.7%	16,274,364	17.2%	—		16.2%
Jo Natauri	—	*	—	—	*	—	*	—		*
Phillip Riese(9)	509,346	*	—	—	*	509,346	*	—		*
Edwin Santos	—	*	—	—	*	—	*	—		*
All executive officers and directors as a group (12 persons)(10)	38,967,270	43.9%	—	—	41.2%	38,967,270	40.0%	—		37.7%

(1)

Consists of (i) 1,036,509 shares of our common stock held by Spark Capital Growth Fund, L.P, (ii) 10,257 shares of our common stock held by Spark Capital Growth Founders’ Fund, L.P., (iii) 14,900,181 shares of our common stock held by Spark Capital II, L.P. and (iv) 97,473 shares of our common stock held by Spark Capital Founders’ Fund II, L.P. Spark Management Partners II, LLC is the general partner of each of Spark Capital II, L.P. and Spark Capital Founders’ Fund II, L.P. and Spark Growth Management Partners, LLC is the general partner of each of Spark Capital Growh Fund, L.P. and Spark Capital Growth Founders’ Fund, L.P. Paul Conway, Bijan Sabet, Santo Politi, and Alexander J. Finkelstein are the managing members of each of Spark Management Partners II, LLC and Spark Growth Management Partners, LLC and hold voting and dispositive power over the shares held by each of Spark Capital II, L.P., Spark Capital Founders’ Fund II, L.P., Spark Capital Growth Fund, L.P. and Spark Capital Growth Founders’ Fund, L.P. The address for these entities is 137 Newbury Street, 8th Floor, Boston, Massachusetts 02116.

(2)

These securities are held by Ossa Investments Pte. Ltd. Ossa Investments Pte. Ltd. is a direct wholly-owned subsidiary of Hotham Investments Pte Ltd (Hotham), which in turn is a direct wholly-owned subsidiary of Fullerton Management Pte Ltd (Fullerton), which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited (Temasek). In such capacities, each of Hotham, Fullerton and Temasek may be deemed to have voting and dispositive power over the shares held by Ossa Investments Pte. Ltd. The address for Ossa Investments Pte. Ltd., Fullerton and Temasek is 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(3)

These securities are held by F-Prime Capital Partners Tech Fund LP. F-Prime Capital Partners Tech Advisors Fund LP is the general partner of F-Prime Capital Partners Tech Fund LP. F-Prime Capital Partners Tech Advisors Fund LP is solely managed by Impresa Management LLC, the managing member of its general partner and its investment manager. Impresa Management LLC is owned, directly or indirectly, by various shareholders and employees of FMR LLC. The address of these entities is 245 Summer Street, Boston, MA 02210.

(4)

These securities are held by Goldman Sachs PSI Global Holdings, LLC , StoneBridge 2020, L.P. and StoneBridge 2020 Offshore Holdings II, L.P., (collectively, the GS Entities). Affiliates of Goldman Sachs and The Goldman Sachs Group, Inc. are the general partner, managing partner, managing member or investment manager of each of the GS Entities, and the GS Entities may share voting and investment power with certain of their respective affiliates. Goldman Sachs is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Jo Natauri is a Managing Director of Goldman Sachs. The address of the GS Entities and Ms. Natauri is 200 West Street, New York, NY 10282.

(5)

Consists of (i) 423,600 shares of our common stock held by Bain Capital Venture Coinvestment Fund II, L.P. (Venture Coinvestment Fund II), (ii) 16,944 shares of our common stock held by BCV 2019-MD Coinvestment II, L.P. (MD Coinvestment), (iii) 13,573,035 shares of our common stock held by Bain Capital Venture Fund 2014, L.P. (Venture Fund 2014), (iv) 665,271 shares of our common stock, and warrants to purchase 239,550 shares of our common stock held by Bain Capital Venture Fund 2016, L.P. (Venture Fund 2016), (v) 1,383,753 shares of our common stock held by BCIP Venture Associates (BCIP VA), (vi) 93,096 shares of our common stock held by BCIP Venture Associates-B (BCIP VA-B), (vii) 110,520 shares of our common stock , and warrants to purchase 23,955 shares of our common stock held by BCIP Venture Associates II, LP (BCIP VA II) and (viii) 8,145 shares of our common stock, and warrants to purchase 1,995 shares of our common stock held by BCIP Venture Associates II-B, LP (BCIP VA II-B and, together with Venture Fund 2014, Venture Fund 2016, Venture Coinvestment Fund II, MD Coinvestment, BCIP VA, BCIP VA-B and BCIP VA II, the Bain Capital Venture Entities). Bain Capital Venture Investors, LLC (BCVI), the Executive Committee of which consists of Enrique Salem and Ajay Agarwal, is the (i) ultimate general partner of Venture Fund 2014, (ii) the ultimate general partner of Venture Fund 2016 and (iii) manager of Bain Capital Venture Coinvestment II Investors, LLC (Venture Coinvestment II Investors), which is the general partner of each of Venture Coinvestment Fund II and MD Coinvestment, and governs the investment strategy and decision-making process with respect to investments held by BCIP VA, BCIP VA-B, BCIP VA II and BCIP VA II-B. By virtue of the relationships described in this footnote, each of BCVI, Messrs. Salem and Agarwal may be deemed to share voting and dispositive power over the shares held by the Bain Capital Venture Entities. The business address of the Bain Capital Venture Entities is 200 Clarendon Street, Boston, MA 02116.

(6)

Consists of (i) 1,525,530 shares of our common stock held by Mr. Massaro and (ii) 1,314,630 shares of our common stock issuable to Mr. Massaro upon exercise of stock options within 60 days of May 10, 2021.

(7)	Consists of (i) 75,000 shares of our common stock held by Mr. Orgel and (ii) 123,750 shares of our common stock issuable to Mr. Orgel upon exercise of stock options within 60 days of May 10, 2021.
(8)	Consists of (i) 97,500 shares of our common stock held by Mr. Ellis and (ii) 110,576 shares of our common stock issuable to Mr. Ellis upon exercise of stock options within 60 days of May 10, 2021.
(9)	Consists of 509,346 shares of our common stock issuable to Mr. Riese upon exercise of stock options within 60 days of May 10, 2021.
(10)

Consists of (i) 36,274,512 shares of our common stock held directly and indirectly by our executive officers and directors; and (ii) 2,692,758 shares of our common stock issuable to them upon exercise of stock options within 60 days of May 10, 2021.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock, as they will be in effect following this offering. Because it is only a summary, it does not contain all the information that may be important to you. We expect to adopt a restated certificate of incorporation and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes provisions that are expected to be included in these documents. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Upon the completion of this offering, our authorized capital stock will consist of 2,000,000,000 shares of common stock, $0.0001 par value per share, 10,000,000 shares of non-voting common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Pursuant to the provisions of our current certificate of incorporation, immediately prior to the completion of this offering, each outstanding share of our preferred stock (except our Series E-2 preferred stock) will automatically convert into one share of our common stock and each outstanding share of our Series E-2 preferred stock will convert into one share of our non-voting common stock. Assuming the conversion of all outstanding shares of our preferred stock, into 62,031,939 shares of our common stock and 5,988,378 shares of our non-voting common stock, and the issuance of 8,700,000 shares of our common stock based upon an assumed initial public offering price of $23.00 per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus, as of March 31, 2021, there were:

•	99,800,559 shares of our common stock outstanding;

•	5,988,378 shares of our non-voting common stock outstanding;

•	16,496,223 shares of our common stock issuable upon exercise of outstanding stock options;

•	75,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock outstanding as of March 31, 2021, with an exercise price of $ 0.17 per share; and

•

381,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of our Series C preferred stock outstanding as of March 31, 2021, with an exercise price of $1.48 per share, which will become warrants to purchase 381,000 shares of our common stock at an exercise price of $1.48 per share in connection with the closing of this offering.

As of March 31, 2021, assuming the conversion of all outstanding shares of our preferred stock, we had 687 stockholders of record.

Common Stock and Non-voting Common Stock

The holders of our common stock and non-voting common stock have identical rights, provided that, (i) except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our common stock are entitled to one vote per share of common stock, and holders of our non-voting common stock are not entitled to any votes per share of non-voting common stock, including for the election of directors, and (ii) holders of our common stock have no conversion rights, while the non-voting common stock automatically converts into common stock upon certain transfers.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock and non-voting common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See “Dividend policy” for more information.

Voting Rights

The holders of our common stock are entitled to one vote per share. Stockholders do not have the ability to cumulate votes for the election of directors. Holders of shares of our non-voting common stock are not entitled to vote on any matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders. Accordingly, holders of a majority of our common stock entitled to vote at an election of directors may elect all of the directors standing for election. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock and non-voting common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Upon the completion of this offering, no shares of preferred stock will be outstanding, but we will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any associated qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Stock Options

As of March 31, 2021, we had outstanding stock options to purchase an aggregate of 16,496,223 shares of our common stock, with a weighted-average exercise price of $2.96 per share. Subsequent to March 31, 2021, we granted stock options to purchase 1,030,500 shares of our common stock under the 2018 Plan, with a weighted-average exercise price of $16.82 per share.

Warrants

As of March 31, 2021, we had outstanding warrants to purchase an aggregate of 75,000 shares of our common stock, with an exercise price of $0.17 per share. We also had warrants to purchase 381,000 shares of our Series C preferred stock outstanding, with an exercise price of $1.48 per share, which will become warrants to purchase shares of our common stock at an exercise price of $1.48 per share in connection with the closing of this offering.

Registration Rights

Following the completion of this offering, the holders of 68,020,317 shares of our common stock and non-voting common stock or their permitted transferees will be entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an amended and restated investors’ rights agreement between us and the holders of these shares, which was entered into in connection with our preferred stock financings, and includes demand registration rights, Form S-3 registration rights, and piggyback registration rights. In any registration made pursuant to such amended and restated investors’ rights agreement, all fees, costs, and expenses of underwritten registrations will be borne by us and all selling expenses, including estimated underwriting discounts, selling commissions, and stock transfer taxes, will be borne by the holders of the shares being registered.

The registration rights terminate five years following the completion of this offering or, with respect to any particular stockholder, at the time that stockholder can sell all of its shares during any 90-day period pursuant to Rule 144 of the Securities Act.

Demand Registration Rights

The holders of an aggregate of 62,031,939 shares of our common stock and 5,988,378 shares of our non-voting common stock or their permitted transferees, are entitled to demand registration rights at any time after the earlier of (a) four years after the date of the amended and restated investors rights agreement or (b) 180 days after the effective date of the registration statement for this offering. Under the terms of the amended and restated investors’ rights agreement, we will be required, upon the request of holders of at least 40% of the shares that are entitled to registration rights under the amended and restated investors’ rights agreement, to file a registration statement on Form S-1 to register, as soon as practicable and in any event within 60 days of the date of the request, all or a portion of these shares for public resale, if the aggregate price to the public of the shares offered is at least $10.0 million, net of selling expenses. We are required to effect only two registrations pursuant to this provision of the amended and restated investors’ rights agreement. We may postpone the filing of a registration statement for up to 90 days in a 12-month period if our board of directors determines that the filing would be materially detrimental to us. We are not required to effect a demand registration under certain additional circumstances specified in the amended and restated investors’ rights agreement, including at any time earlier than 180 days after the effective date of this offering.

Form S-3 Registration Rights

The holders of an aggregate of 62,031,939 shares of our common stock and 5,988,378 shares of our non-voting common stock or their permitted transferees are also entitled to Form S-3 registration rights. Under the terms of the amended and restated investors’ rights agreement, we will be required, upon request of the holders of at least 20% of the shares that are entitled to registration rights under the amended and restated investors’ rights agreement, to file a registration statement on Form S-3 if the aggregate price to the public of the shares offered is at least $1.0 million, net of selling expenses. We will be required, as soon as practicable and in any event within 45 days of the request, to file a registration statement on Form S-3 to register these shares for public resale. The holders may only require us to effect at most two registration statements on Form S-3 in any 12-month period. We may postpone the filing of a registration statement for up to 90 days in a 12-month period if our board of directors determines that the filing would be materially detrimental to us. We are not required to effect a demand registration under certain additional circumstances specified in the amended and restated investors’ rights agreement.

Piggyback Registration Rights

If we register any of our common stock or our non-voting common stock for public sale under the Securities Act, holders of an aggregate of 62,031,939 shares of our common stock and 5,988,378 shares of our non-voting common stock or their permitted transferees having registration rights will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to employee benefit plans, a registration relating to an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the common stock or non-voting common stock, or a registration in which the only common stock or non-voting common stock being registered is common stock issuable upon conversion of debt securities that are also being registered. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned among the holders in such other proportion as shall mutually be agreed to by all such selling holders. However, the number of shares to be registered by these holders cannot be reduced (i) unless all other securities (other than securities to be sold by our company) are first excluded from the offering or (ii) below 30% of the total shares covered by the registration statement, other than in the initial public offering.

Anti-Takeover Provisions

Upon the completion of this offering, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaw Provisions

Upon the completion of this offering, our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•

Board of directors vacancies.    Our amended and restated certificate of incorporation and amended and restated bylaws will authorize our board of directors to fill vacant directorships, including newly-created seats. In addition, the number of directors constituting our board of directors will be set only by resolution adopted by a majority vote of our entire board of directors. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•

Classified board.    Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the approval of 66 2/3% of our then-outstanding shares of our common stock. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Stockholder action; special meeting of stockholders.    Our amended and restated certificate of incorporation will provide that stockholders will not be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our amended and restated bylaws will further provide that special meetings of our stockholders may be called only by a majority vote of our entire board of directors, the chairman of our board of directors or our chief executive officer.

•

Advance notice requirements for stockholder proposals and director nominations.    Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

•

Issuance of undesignated preferred stock.    Our board of directors will have, the authority, without further action by the holders of common stock, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

Upon the completion of this offering, our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation provides further that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These choices of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Computershare Inc. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 942-5909.

Exchange Listing

We have applied to list our common stock on The Nasdaq Global Market under the symbol “FLYW.”

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time.

Nevertheless, sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding stock options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, based on the 85,112,181 shares of our common stock and 5,988,378 shares of our non-voting common stock outstanding as of March 31, 2021, we will have a total of 93,812,181 shares of our common stock and 5,988,378 shares of our non-voting common stock outstanding. Of these outstanding shares, all of the shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, only would be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock and our non-voting common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below.

In addition, each of our directors, executive officers, and the holders of substantially all of our outstanding equity securities have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions and possible early lock-up releases, not to sell any of our common stock for at least 180 days following the date of this prospectus, as described below. Subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•	Beginning on the date of this prospectus, all shares of our common stock sold in this offering will be immediately available for sale in the public market.

•

Beginning at the commencement of trading on the second trading day after our first public release of quarterly results following the date of this prospectus, if the last reported closing price of our common stock on the Nasdaq Global Market is at least 33% greater than the initial public offering price as set forth on the cover page of this prospectus for at least 10 trading days in the 15 trading day period prior to the date of such earnings release, then each holder subject to these lock-up agreements may sell a number of shares equal to 25% of the shares of our common stock and non-voting common stock held by that holder, including shares of our common stock underlying options, warrants or other securities (the Holdings). As of March 31, 2021, 25% of the outstanding Holdings held by such holders was 27,172,191 shares.

•

Beginning at the commencement of trading on the second trading day after our public release of quarterly results for the quarter in which the first public release of quarterly results following the date of this prospectus occurs, the lock-up agreements will terminate, and accordingly, the remaining shares of our common stock and non-voting common stock will be eligible for sale in the public market.

Lock-Up and Market Standoff Agreements

All of our directors and executive officers and holders of substantially all of our outstanding equity securities are subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring, or otherwise disposing of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock (including our non-voting common stock), or establishing or increasing a put equivalent position, or liquidating or decreasing a call equivalent position with respect to such securities, or publicly disclosing the intention to effect any such transaction, for a period of 180 days following the date of this prospectus without the prior written consent of Goldman Sachs & Co. LLC. In addition to certain customary exceptions:

•

Beginning at the commencement of trading on the second trading day after our first public release of quarterly results following the date of this prospectus, if the last reported closing price of our common stock on the Nasdaq Global Market is at least 33% greater than the initial public offering price as set forth on the cover page of this prospectus for at least 10 trading days in the 15 trading day period prior to the date of such earning release, then each holder subject to these lock-up agreements may sell a number of shares equal to 25% of the shares of our common stock and non-voting common stock held by that holder, including shares of our common stock underlying options, warrants or other securities.

•

Beginning at the commencement of trading on the second trading day after our public release of quarterly results for the quarter in which our first public release of quarterly results following the date of this prospectus occurs, the lock-up agreements will terminate, and accordingly, the remaining shares of our common stock and non-voting common stock will be eligible for sale in the public market.

Goldman Sachs & Co. LLC may release any of the securities subject to these lock-up agreements at any time, subject to applicable notice requirements.

In addition, we have agreed with the underwriters not to sell any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, subject to certain exceptions. Goldman Sachs & Co. LLC may, at any time, waive these restrictions.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with our securityholders that contain market stand-off provisions imposing restrictions on the ability of such securityholders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus, which restrictions we intend to waive in connection with the lock-up agreements described above.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market standoff agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock and non-voting common stock then outstanding, which will equal approximately 998,005 shares immediately after this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Stock Options

As soon as practicable after the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding options and the shares of common stock reserved for issuance under our equity incentive plans. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject.

Registration Rights

We have granted demand, piggyback, and Form S-3 registration rights to certain of our stockholders to sell our common stock and non-voting common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. For a further description of these rights, see the section titled “Description of Capital Stock—Registration Rights.”

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” as defined under the Code, have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, existing, temporary and proposed Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service or, the IRS, and other applicable authorities, all of which are subject to change or to differing interpretation, possibly with retroactive effect. This discussion assumes that a non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. gift taxes, any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment and certain U.S. expatriates). If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF NON-U.S., STATE, OR LOCAL LAWS AND TAX TREATIES.

Dividends

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do pay dividends on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any excess will be treated as capital gain and will be subject to the treatment described below under “—Gain on Sale or Other Disposition of Common Stock.” Any distributions will also be subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act.”

Any dividend paid to a non-U.S. holder on our common stock that is not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your own tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing an IRS Form W-8BEN, W-8BENE or other appropriate form (or any successor or substitute form thereof) to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the holder’s agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

•

the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

If any gain from the sale, exchange or other disposition of our common stock, (i) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payer does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and impose backup withholding on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. holder (and the payer does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or FATCA, withholding tax of 30% applies to certain payments to foreign financial institutions, investment funds and certain other non-U.S. persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. securityholders and/or U.S. account holders and do not otherwise qualify for an exemption. Under applicable Treasury Regulations and IRS guidance, this withholding currently applies to payments of dividends, if any, on, and, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, our common stock. An intergovernmental agreement between the United States and a foreign country may modify the requirements described in this paragraph.

While, beginning on January 1, 2019, withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Federal Estate Tax

Common stock we have issued that is owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF WITHHOLDING UNDER FATCA TO THEIR INVESTMENT IN OUR COMMON STOCK. THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, GIFT, ESTATE, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Goldman Sachs & Co. LLC, J.P. Morgan Securities, LLC and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities, LLC
Citigroup Global Markets Inc.
BofA Securities, Inc.
Raymond James & Associates, Inc.
RBC Capital Markets, LLC
William Blair & Company, L.L.C.
Guggenheim Securities, LLC
Nomura Securities International, Inc.
AmeriVet Securities, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Telsey Advisory Group LLC

Total	8,700,000

The underwriters will be committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,305,000 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,305,000 additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and its officers, directors, and holders of substantially all of the company’s common stock and non-voting common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock (including our non-voting common stock) during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC, subject to certain exceptions and possible early lock up releases. See the section titled “Shares Available for Future Sale” for a discussion of certain transfer restrictions and possible early lock up releases.

Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our common stock on The Nasdaq Global Market under the symbol “FLYW.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5.0 million. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. Certain of the underwriters may offer and sell the shares through one or more of their respective affiliates or other registered broker-dealers or selling agents.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Sales of shares made outside of the United States, or the US, may be made by affiliates of the underwriters. Other than in the US, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each a Member State), no common shares (the Shares) have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the company or any representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

(Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the SFA)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of our common stock offered in this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Boston, Massachusetts. Goodwin Procter LLP, Boston, Massachusetts, has acted as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements of Flywire Corporation as of December 31, 2019 and 2020 and for each of the two years in the period ended December 31, 2020 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Simplificare, Inc. at December 31, 2019 and 2018 and for each of the two years included in this prospectus and registration statement have been audited by Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Simplificare, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. A copy of the registration statement and the exhibits filed therewith may be accessed at the SEC website.

We also maintain a website at www.flywire.com. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Flywire Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Flywire Corporation and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 11, 2021, except for the effects of the stock split discussed in Note 20 to the consolidated financial statements, as to which the date is May 14, 2021

We have served as the Company’s auditor since 2019.

FLYWIRE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$86,027	$104,052
Restricted cash	—	5,000
Accounts receivable, net of allowance for doubtful accounts of $298 and $481, respectively	1,700	11,573
Unbilled receivables	1,297	1,698
Funds receivable from payment partners	16,448	22,481
Prepaid expenses and other current assets	2,706	3,754

Total current assets	108,178	148,558
Property and equipment, net	4,850	5,101
Intangible assets, net	14,297	68,211
Goodwill	12,924	44,650
Other assets	749	4,922

Total assets	$140,998	$271,442

Liabilities, Convertible Preferred Stock, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,903	$5,436
Funds payable to customers	65,265	59,986
Accrued expenses and other current liabilities	7,388	14,991
Deferred revenue	1,325	1,227
Contingent consideration	2,000	6,740
Current portion of long-term debt	3,895	—

Total current liabilities	82,776	88,380
Deferred tax liabilities	295	481
Contingent consideration, net of current portion	—	5,760
Preferred stock warrant liability	1,307	1,932
Long-term debt, net of current portion	20,738	24,352
Other liabilities	759	2,129

Total liabilities	105,875	123,034

Commitments and contingencies (Note 18)
Convertible preferred stock (Series A, B, B1, B1-NV, C and D), $0.0001 par value; 62,915,394 shares authorized at December 31, 2019 and 2020; 54,208,461 shares issued and outstanding at December 31, 2019 and 2020; liquidation preference of $110,716 at December 31, 2020	110,401	110,401
Redeemable convertible preferred stock (Series E-1 and E-2), $0.0001 par value; 0 shares authorized at December 31, 2019 and 16,023,132 shares authorized at December 31, 2020; 0 shares issued and outstanding at December 31, 2019 and 11,239,920 shares issued and outstanding at December 31, 2020; liquidation preference of $150,000 at December 31, 2020	—	119,769

FLYWIRE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31,
	2019	2020
Stockholders’ deficit:
Common stock, $0.0001 par value; 102,000,000 shares authorized, 20,494,146 shares issued and 18,176,424 shares outstanding as of December 31, 2019; 146,898,270 shares authorized, 22,240,872 shares issued and 19,923,150 shares outstanding as of December 31, 2020	$2	$2
Treasury stock, 2,317,722 shares as of December 31, 2019 and 2020, held at cost	(748)	(748)
Additional paid-in capital	12,031	16,970
Accumulated other comprehensive income (loss)	102	(214)
Accumulated deficit	(86,665)	(97,772)

Total stockholders’ deficit	(75,278)	(81,762)

Total liabilities, convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficit	$140,998	$271,442

The accompanying notes are an integral part of these consolidated financial statements.

FLYWIRE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2020
Revenue	$94,918	$131,783
Costs and operating expenses:
Payment processing services costs	36,726	47,805
Technology and development	15,008	24,501
Selling and marketing	26,606	32,612
General and administrative	34,035	42,680

Total costs and operating expenses	112,375	147,598

Loss from operations	(17,457)	(15,815)

Other income (expense):
Interest expense	(2,459)	(2,533)
Change in fair value of preferred stock warrant liability	(127)	(625)
Other income (expense), net	477	697

Total other expenses, net	(2,109)	(2,461)

Loss before provision for income taxes	(19,566)	(18,276)
Provision for (benefit from) income taxes	550	(7,169)

Net loss	(20,116)	(11,107)
Foreign currency translation adjustment	66	(316)

Comprehensive loss	$(20,050)	$(11,423)

Net loss attributable to common stockholders—basic and diluted	$(20,116)	$(11,121)

Net loss per share attributable to common stockholders—basic and diluted	$(1.25)	$(0.60)

Weighted average common shares outstanding—basic and diluted	16,067,088	18,389,898

The accompanying notes are an integral part of these consolidated financial statements.

FLYWIRE CORPORATION

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Amounts in thousands, except share and per share amounts)

	Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Common Stock			Treasury Stock		Additional Paid-In Capital	Accumu— lated Other Compre— hensive Income (Loss)	Accumu— lated Deficit	Total Stock— holders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balances at December 31, 2018	54,208,641	$110,401	—	$—	19,788,243	$1		(2,227,722)	$(453)	$8,630	$36	$(66,549)	$(58,335)
Issuance of common stock upon exercise of stock options	—	—	—	—	705,903	1		—	—	452	—		453
Repurchase of common stock	—	—	—	—	—	—		(90,000)	(295)	—	—	—	(295)
Foreign currency translation adjustment	—	—	—	—	—	—		—	—	—	66	—	66
Stock-based compensation expense	—	—	—	—	—	—		—	—	2,949	—	—	2,949
Net loss	—	—	—	—	—	—		—	—	—	—	(20,116)	(20,116)

Balances at December 31, 2019	54,208,641	$110,401	—	—	20,494,146	$2		(2,317,722)	$(748)	12,031	$102	$(86,665)	$(75,278)
Issuance of common stock upon the exercise of stock options	—	—	—	—	1,852,695	1		—	—	772	—	—	773
Issuance of common stock warrants	—	—	—	—		—		—	—	336	—	—	336
Forfeiture of unvested restricted stock awards	—	—	—	—	(105,969)	—	*	—	—	—	—	—	—
Issuance of Series E redeemable convertible preferred stock, net of issuance costs of $245	—	—	11,239,920	119,755	—	—		—	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	—	—	14	—	—		—	—	(14)	—	—	(14)
Foreign currency translation adjustment	—	—	—	—	—	—		—	—	—	(316)	—	(316)
Stock-based compensation expense	—	—	—	—	—	—		—	—	3,844	—	—	3,844
Net loss	—	—	—	—	—	—		—	—	—	—	(11,107)	(11,107)

Balances at December 31, 2020	54,208,641	$110,401	11,239,920	$119,769	22,240,872	$2		(2,317,722)	$(748)	$16,970	$(214)	$(97,772)	$(81,762)

*	amount is less than $1 thousand

The accompanying notes are an integral part of these consolidated financial statements.

FLYWIRE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2019	2020
Cash flows from operating activities:
Net loss	$(20,116)	$(11,107)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,730	6,794
Stock-based compensation expense	2,949	3,844
Amortization of deferred contract costs	—	414
Change in fair value of preferred stock warrant liability	127	625
Change in fair value of contingent consideration	660	5,400
Deferred tax provision	(11)	(8,535)
Bad debt expense	253	237
Non-cash interest expense	308	227
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(431)	(1,555)
Unbilled receivables	(1,055)	(401)
Funds receivable from payment partners	1,223	(6,033)
Prepaid expenses and other assets	(410)	(3,840)
Funds payable to customers	13,314	(5,279)
Accounts payable, accrued expenses and other current liabilities	2,250	5,669
Contingent consideration	—	(693)
Other liabilities	444	83
Deferred revenue	838	(73)

Net cash provided by (used) in operating activities	4,073	(14,223)

Cash flows from investing activities:
Purchases of property and equipment	(3,748)	(2,141)
Acquisition of businesses, net of cash acquired	—	(79,401)

Net cash used in investing activities	(3,748)	(81,542)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	10,000	4,167
Payment of long-term debt issuance costs	—	(172)
Payment of long-term debt	—	(4,167)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	119,755
Repurchase of common stock	(295)	—
Contingent consideration paid for acquisitions	(12,423)	(1,307)
Deferred consideration paid for acquisitions	(1,650)	—
Proceeds from exercise of stock options	453	773

Net cash (used in) provided by financing activities	(3,915)	119,049

Effect of exchange rates changes on cash and cash equivalents	15	(259)

Net (decrease) increase in cash, cash equivalents and restricted cash	(3,575)	23,025
Cash, cash equivalents and restricted cash, beginning of year	$89,602	$86,027

Cash, cash equivalents and restricted cash, end of year	$86,027	$109,052

The accompanying notes are an integral part of these consolidated financial statements.

FLYWIRE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2019	2020
Cash, cash equivalents and restricted cash, beginning of year	$89,602	$86,027

Cash, cash equivalents and restricted cash, end of year	$86,027	$109,052

Supplemental disclosures of cash flow and noncash information
Cash paid during the period for interest	$1,851	$2,098
Accretion of redeemable convertible preferred stock	$—	$14
Issuance of common stock warrants	$—	$336
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$86,027	$104,052
Restricted cash	—	5,000

Cash, cash equivalents and restricted cash	$86,027	$109,052

The accompanying notes are an integral part of these consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of the Business and Basis of Presentation

Flywire Corporation (the “Company”) was incorporated under the laws of the State of Delaware in July 2009 as peerTransfer Corporation. In 2016 the Company changed its name to Flywire Corporation. The Company is headquartered in Boston, Massachusetts and has a global footprint in 11 countries across 5 continents.

The Company provides a secure global payments platform, offering its clients an innovative and streamlined process to receive reconciled domestic and international payments in a more cost effective and efficient manner. The Company’s solutions are built on three core elements: (i) a payments platform; (ii) a proprietary global payment network; and (iii) vertical-specific software backed by its deep industry expertise.

The Company is subject to risks and uncertainties similar to other companies of similar size in the technology platform and digital payments industry, including, but not limited to, development by competitors of new technological innovations, compliance with government regulations, ability to attract, retain and engage both clients and their customers and partners, and the need to obtain additional financing to fund operations. Potential risks and uncertainties also include, without limitation, uncertainties regarding the duration and magnitude of the impact of the COVID-19 pandemic on the Company’s business, the business of its clients and the economy in general.

Impact of COVID-19

On March 11, 2020, the World Health Organization (“WHO”) declared the outbreak of a novel coronavirus (“COVID-19”) as a global pandemic, which continues to spread throughout the world. The Company’s primary sources of revenue are related to international tuition payments and domestic healthcare payments for elective procedures. These areas have been adversely impacted by the pandemic. Colleges, universities, private primary schools and language schools are still deciding on their re-opening plans; international travel has been reduced to stop the in-flow of COVID-19; and hospitals have cut back on elective procedures to ensure there are available resources to treat waves of COVID-19 cases.

In response to the COVID-19 pandemic, the Company executed a reduction in force in May of 2020, cut corporate bonus programs, eliminated corporate travel and reduced professional service and other fees. Further, the Company implemented remote working capabilities and measures focused on the safety of employees. The Company continues to monitor the rapidly evolving conditions and circumstances as well as guidance from international and domestic authorities, including public health authorities. The Company does not currently foresee the need to take additional actions, however it continues to evaluate the ongoing impact of COVID-19 as facts and circumstances change.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with the United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated upon consolidation.

Reclassifications

Beginning in 2020, the Company reclassified certain costs and operating expenses within the consolidated statements of operations and comprehensive loss. Prior period amounts have been

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reclassified to conform to this presentation. These changes have no impact on the previously reported consolidated net loss, including total costs and operating expenses, financial position, or cash flows for any periods presented.

The classification changes relate primarily to the inclusion of costs incurred to develop and operate the Company’s transaction processing and payments platform into a new caption entitled technology and development. These costs were initially included in payment processing services costs, product development and selling and marketing. Additionally, costs previously included in product development were combined into technology and development. The following tables present the effects of these changes on the presentation of costs and operating expenses to the previously reported consolidated statements of operations and comprehensive loss (in thousands):

	December 31, 2019
	As Previously Reported	Adjustments	Reclassified
Payment processing services costs	$40,911	$(4,185)	$36,726
Product development	12,601	(12,601)	—
Selling and marketing	25,419	1,187	26,606
General and administrative	33,444	591	34,035
Technology and development	—	15,008	15,008

Total costs and operating expenses	$112,375	$—	$112,375

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuation of common stock and stock-based awards, impairment assessment of goodwill, intangibles and other long lived -assets, the valuation of acquired intangible assets and their useful lives, the valuation of contingent consideration and the valuation of the preferred stock warrant liability. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. As a result of the COVID-19 pandemic, the Company considered relevant impacts to its estimates related to the impairment assessment of goodwill, intangible assets and other long-lived assets. The Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or a revision of the carrying value of its assets or liabilities as of March 11, 2021, the date of issuance of these financial statements. These estimates may change as new events occur and additional information is obtained. On an ongoing basis, the Company evaluates its estimates as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Concentrations of Credit Risk, Financial Instruments and Significant Customers

Financial instruments that potentially subject the Company to concentration of credit risk consists principally of cash, cash equivalents, accounts receivable and funds receivable from payment partners. The Company maintains its cash and cash equivalents with financial institutions that management believes are of high credit quality. To manage credit risk related to accounts receivable, the Company

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

evaluates credit worthiness of its customers and maintains allowances, to the extent necessary, for potential credit losses based upon the aging of its accounts receivable balances and known collection issues. The Company has not experienced any material credit losses during the years ended December 31, 2019 and 2020.

The Company has corporate deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. As part of the cash management process, the Company performs periodic reviews of the financial institution credit standing.

Accounts receivable are derived from revenue earned from clients, the Company’s customers (see Revenue Recognition policy) located in the U.S. and internationally. Significant clients are those that represent 10% or more of accounts receivable, net as set forth in the following table:

	Accounts Receivable, Net
	December 31,
	2019		2020
Client A		*	19%
Client B		*	10%

*	Less than 10% of total accounts receivable.

Funds receivable from payment partners consist primarily of cash held by the Company’s global payment processing partners that has not yet remitted to the Company. Significant partners are those that represent 10% or more of funds receivable from payment partners as set forth in the following table:

	Funds Receivable From Payment Partners
	December 31,
	2019	2020
Partner A	*	24%
Partner B	16%	12%
Partner C	*	12%
Partner D	20%	*
Partner E	11%	*
Partner F	11%	*

*	Less than 10% of total balance.

During the years ended December 31, 2019 and 2020, no client accounted for 10% or more of revenue.

During the year ended December 31, 2019, revenue from clients located outside of the United States in the aggregate accounted for 28.5% of the Company’s total revenues, with the United Kingdom accounting for 16.4%. No other countries accounted for greater than 10% of revenues for the year ended December 31, 2019.

During the year ended December 31, 2020, revenue from clients located outside of the United States in the aggregate accounted for 25.7% of the Company’s total revenues, with the United Kingdom accounting for 13.8%. No other countries accounted for greater than 10% of revenues for the year ended December 31, 2020.

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Segment Information

The Company determined its operating segment after considering the Company’s organizational structure and the information regularly reviewed by the chief operating decision maker (“CODM”) to evaluate financial performance and allocate resources. The Company’s chief executive officer, who is the CODM, reviews financial information on a consolidated basis for purposes of evaluating financial performance and allocating resources. On these factors, the Company determined that it operates and manages its business as one operating segment which involves payment processing and cash collection optimization services through the Company’s platform and other complementary services, and accordingly has one reportable segment for financial reporting purposes.

Deferred Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholder’s deficit as a reduction of the additional paid-in capital generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss. As of December 31, 2019 and 2020, the Company had no deferred offering costs recorded in the consolidated balance sheets.

Deferred Financing Costs

Deferred financing costs related to a recognized debt liability are recorded as a reduction of the carrying amount of the debt liability and amortized to interest expense using the effective interest method over the repayment term of the debt.

Cash Equivalents and Restricted Cash

Cash equivalents consist of short-term, highly liquid investments with stated maturities of three months or less from the date of purchase.

Restricted cash consists of amounts required to be maintained to cover certain banks’ or clients’ credit risk exposure related to facilitating payments for the Company. As of December 31, 2019 and 2020, the Company had $0 and $5.0 million of restricted cash, respectively.

Allowance for Doubtful Accounts

Accounts receivable represent customer obligations that are unconditional. Accounts receivable are presented net of an estimated allowance for doubtful accounts for amounts that may not be collectible. The Company’s accounts receivable do not bear interest and generally does not require collateral or other security to support related receivables. The Company establishes an allowance for doubtful accounts for estimated losses expected from amounts that may not be collectible, through a provision for bad debt. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis and is based on the credit risk of specific customers, past collection history and management’s evaluation of accounts receivable. Account balances are written off after all means of collection are exhausted and the potential for nonrecovery is determined to be probable. Adjustments to the allowance for doubtful accounts are recorded within general and administrative expenses in the consolidated statements of operations and comprehensive loss.

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Property and Equipment, net

Property and equipment consist primarily of computer equipment and software, internal use software, furniture and fixtures and leasehold improvements. Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which is between three to five years for computer equipment and software, five years for internal use software, three years for furniture and fixtures, and the lesser of the useful life or remaining non-cancelable term of the lease for leasehold improvements. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the consolidated balance sheets and the resulting gain or loss is reflected in loss from operations in the consolidated statements of operations and comprehensive loss.

Impairment of Long-Lived Assets

The Company continually evaluates the recoverability of long-lived assets when events and changes in circumstances indicate that the carrying amount may not be fully recoverable. Factors the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When indicators of impairment are present, the Company compares forecasts of undiscounted future cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. There were no impairments recorded for the Company’s long-lived assets during any of the periods presented.

Business Combinations

In determining whether an acquisition should be accounted for as a business combination or asset acquisition, the Company first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this is the case, the single identifiable asset or the group of similar assets is not deemed to be a business and is instead deemed to be an asset. If this is not the case, the Company then further evaluates whether the single identifiable asset or group of similar identifiable assets and activities include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. If so, the Company concludes that the single identifiable asset or group of similar identifiable assets and activities is a business.

The Company accounts for business acquisitions using the acquisition method of accounting. In accordance with this method, assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid, including contingent consideration, is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

Determining the fair value of assets acquired and liabilities assumed is judgmental in nature and can involve the use of significant estimates and assumptions. Fair value and useful life determinations are based on, among other factors, estimates of future expected cash flows, revenue growth rates,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

operating margins and appropriate discount rates used in computing present values. These estimates may materially impact the net income or loss in periods subsequent to acquisition through depreciation and amortization, and in certain instances through impairment charges, if assets become impaired in the future. Additionally, actual results may vary from these estimates that may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever comes first. Adjustments to fair values of assets and liabilities made after the end of the measurement period are recorded within operating results.

Contingent consideration in business combinations is recognized at fair value on the acquisition date. Subsequent to the acquisition date, at each reporting date, the contingent consideration is remeasured and changes in the fair value resulting from a change in the underlying inputs are recognized in general and administrative expense in the consolidated statements of operations and comprehensive loss until the contingent consideration is settled.

The fair value of the contingent consideration was determined using an option pricing model that reflects the Company’s expectations about the probability of payment, based on facts and circumstances that existed at the acquisition closing date. The option pricing model includes unobservable inputs such as a discount rate that equals risk-free rate plus a spread to reflect the credit risk as estimated by the Company’s cost of debt, the probability of achieving established revenue targets and the probability of retaining key customers. Refer to Note 5 for inputs used to fair value contingent consideration.

Transaction costs related to business combinations are expensed as incurred and are included in general and administrative expense in consolidated statements of operations and comprehensive loss.

Asset Acquisition

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes transaction costs. Goodwill is not recognized in asset acquisitions.

Contingent consideration in asset acquisitions payable in the form of cash is recognized when payment becomes probable and reasonably estimable, unless the contingent consideration meets the definition of a derivative, in which case the amount becomes part of the asset acquisition cost when acquired. Upon recognition of the contingent consideration payment, the amount is included in the cost of the acquired asset or group of assets.

Intangible Assets, net

Intangible assets consist of acquired customer relationships, developed technology, trade names and associated trademarks and noncompete agreements. Intangible assets are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired, and reported net of accumulated amortization, separately from goodwill.

The Company estimates the fair value of acquired intangible assets under the income approach using the relief-from-royalty method (for developed technology, trade name and trademarks) or using the multi-period excess earnings method (for customer relationships). The relief-from-royalty method estimates the cost savings that accrue to the owner of an intangible asset who would otherwise have to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pay royalties or a license fee on revenues earned through the use of the asset. The estimated royalty rate is determined based on the assessment of a reasonable royalty rate that a third party would negotiate in an arm’s-length license agreement for the use of the technology, trade name or trademark. The multi-period excess earnings method estimates the present value of the incremental after-tax cash flows solely attributable to the intangible asset. The estimated fair values of these intangible assets reflect various assumptions including discount rates, revenue growth rates, operating margins, terminal values and other prospective financial information.

Intangible assets are amortized using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be realized over their estimated useful lives ranging from one to twelve years. The useful lives for developed technology are determined based on expectations regarding the evolution of existing technology and future investments. The useful lives for customer-related intangible assets are determined based primarily on forecasted cash flows, which include estimates for the revenues, expenses and customer attrition associated with the assets. The useful lives of definite-lived trademarks and trade names are based on the Company’s plans to phase out the trademarks and trade names in the applicable markets.

No significant residual value is estimated for intangible assets.

Goodwill

The Company tests goodwill for impairment on an annual basis on the first day of the fourth quarter or more frequently if events or changes in circumstances indicate that the goodwill may be impaired. The Company’s goodwill impairment test is performed at the enterprise level given the sole reporting unit. Events that could indicate impairment that trigger an interim impairment assessment include, but are not limited to, market conditions, economic conditions, entity-specific financial performance and other events such as significant adverse change in legal factors, business climate, operational performance of the business or key personnel, and an adverse action or assessment by a regulator. Goodwill is tested for impairment by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The fair value of the reporting unit is estimated using a combination of income and market approaches. The discounted cash flow method, a form of the income approach, uses expected future operating results and a market participant discount rate. The market approach uses comparable company prices and other relevant information generated by market transactions (either publicly traded entities or mergers and acquisitions) to develop pricing metrics to be applied to historical and expected future operating results of the reporting unit. Failure to achieve these expected results, changes in the discount rate or market pricing metrics, may cause a future impairment of goodwill. Based on the Company’s assessments performed, no impairment was recorded during the year ended December 31, 2019 or 2020.

Software Developed for Internal Use

The Company capitalizes costs related to internal-use software during the application development stage including third-party consulting costs and compensation expenses related to employees who devote time to the development of the projects. The Company records software development costs in property and equipment. Costs incurred in the preliminary stages of development activities and post implementation activities are expensed in the period incurred and they are included in technology and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

development expense in the consolidated statements of operations and comprehensive loss. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Once the additional functionality is available for general use, capitalization ceases and the asset begins being amortized. There were no costs that qualified for capitalization during the year ended December 31, 2019. The Company capitalized $1.8 million in costs related to internal use software during the year ended December 31, 2020. Software developed for internal use is amortized straight-line over its estimated useful life of five years.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying amounts of the Company’s long-term debt approximates the fair value as it bears interest at a rate approximating a market interest rate (Level 2 inputs). The Company’s cash equivalents are carried at fair value (Level 1) as determined according to the fair value hierarchy described above. The carrying values of accounts receivable, funds receivable from payment partners, unbilled receivables, prepaid expenses, accounts payable, funds payable to customers and accrued expenses and other current liabilities approximate their respective fair values due to the short-term nature of these assets and liabilities. The Company’s contingent consideration and preferred stock warrants are carried at fair value, determined using Level 3 inputs in the fair value hierarchy.

Preferred Stock Warrant Liability

In connection with its financing arrangements, the Company issued warrants to purchase convertible preferred stock. The warrants to purchase preferred stock provide for net share settlement under which the maximum number of shares that could be issued represents the total amount of shares under the warrant agreements. These warrants are classified as liabilities on the Company’s consolidated balance sheets as these are free standing instruments that may be required to transfer an asset upon exercise. The warrant liability associated with these warrants was recorded at fair value on the issuance date of the warrants and is marked to market each reporting period based on changes in the warrants’ fair value calculated using the Black-Scholes model. Inputs used in the fair value calculation include fair value per share of the underlying preferred stock, risk-free interest rate,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expected dividend yield, remaining contractual term and expected volatility. The Company determines the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that the Company deems relevant. The Company historically has been a private company and lacks company-specific historical and implied volatility information of its stock. Therefore, it estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximating the remaining contractual term of the warrants. The Company estimated a 0% dividend yield based on the fact that it has never paid or declared dividends.

Changes in fair value of the warrant liability are recognized on the consolidated statements of operations and comprehensive loss. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of the expiration or exercise of the warrants, or upon their automatic conversion into warrants to purchase common stock in connection with a qualified initial public offering (“IPO”) such that they qualify for equity classification and no further remeasurement is required. There were no warrants issued to purchase preferred stock during the years ended December 31, 2019 or 2020.

Common Stock Warrants

The Company issued warrants to purchase common stock in conjunction with the refinancing of long-term debt during the year ended December 31, 2020. The warrants are classified as equity, based on the specific terms of warrant agreement. The warrants were recorded at fair value upon issuance, as a discount to debt in the consolidated balance sheets and are not required to be remeasured after the issuance date (refer to Note 14).

Foreign Currency Translation and Transactions

The Company’s reporting currency is the U.S. Dollar. The financial statements of the Company’s foreign subsidiaries are translated from local currency into U.S. dollars using the exchange rate at the balance sheet date for assets and liabilities, and the average exchange rate in effect during the period for revenue and expenses. The functional currency of the Company and its subsidiaries, with the exception of its UK subsidiary, is the U.S. Dollar. The functional currency for the Company’s UK subsidiary is considered to be the local currency and, accordingly, translation adjustments for this entity are included as a component of accumulated other comprehensive loss in the Company’s consolidated balance sheets. Gains and losses from the remeasurement of foreign currency transactions into the functional currency are recognized as other income (expense), net in the consolidated statements of operations and comprehensive loss and were not material for the periods presented.

Derivative Instruments and Hedging

The Company generates revenues and incurs expenses by processing payments in foreign currencies. Changes in foreign currency exchange rates could impact the Company’s consolidated statements of operations and comprehensive loss as a result of changes in the value of foreign currencies. To mitigate the volatility related to fluctuations in the foreign exchange rates, the Company enters into non-deliverable forward foreign currency contracts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s foreign currency forward contracts economically hedge certain risk but are not designated as hedges for financial reporting purposes, and accordingly, all changes in the fair value of these derivative instruments are recorded as unrealized foreign currency transaction gains or losses and are included in the consolidated statements of operations and comprehensive loss as a component of payment processing services costs. The Company records all derivative instruments in the consolidated balance sheet at their fair values in prepaid expenses and other current assets and accrued expenses and other current liabilities.

Revenue Recognition

Effective on January 1, 2017, the Company early adopted ASU No. 2014-09, “Revenue from Contracts with Customers: Topic 606” (“ASC 606”). Under the guidance of ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In order to achieve this core principle, the Company applies the following five steps:

(i)	Identify the contract(s) with a customer.

(ii)	Identify the performance obligations in the contract.

(iii)	Determine the transaction price.

(iv)	Allocate the transaction price to the performance obligations in the contract.

(v)	Recognize revenue as the entity satisfies a performance obligation.

The Company derives revenue primarily from transactions and platform and usage-based fees.

Transaction Revenue – relate to fees charged for payment processing services provided to educational institutions, healthcare entities and other commercial entities (each a “Client”). The Company’s services relate to facilitating payments from individuals, such as students and patients, and organizations (“Client’s Customer”) to Clients. Fees charged for payment processing services consist of a rate applied to the monetary value of the payment and can vary based on the currency pair conversion the transaction is settling in, as well as the geographic region in which the Client and the Client’s Customer resides. Fees received are recorded as revenue in the consolidated statements of operations and comprehensive loss upon completion of the payment processing transaction. The Company does not recognize the underlying amount of the transaction being settled between the Client and the Client’s Customer, as revenue in the consolidated statements of operations and comprehensive loss, as the Company is not the responsible party for fulfilling the obligation between the Client and the Client’s Customer. Therefore, revenue is only recognized for the fee to which the Company is entitled for processing the payment.

The money can be wired directly from the Client’s Customer to the Company, however, in certain situations when the Client’s Customer lives in a country where the Company does not have an active bank account, the Company uses third-party service providers (“Partners”) to collect wired funds before remitting the funds to the Company. The Partner invoices the Company on a recurring basis a fee for each payment processed and deposited into the Company’s bank account. The fee paid to Partners as well as any foreign exchange banking fees paid by the Company are reflected in the payment processing services costs line in the consolidated statements of operations and comprehensive loss.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Once a Partner receives funds from a Client’s Customer, the Company has the right to receive those funds from the Partner. The funds are not remitted to the Company immediately. When the Partner receives funds from the Client’s Customer, the Company records a receivable, which is included in funds receivables from payment partners, and a corresponding liability, included in funds payable to customers, in the consolidated balance sheets. The amounts are generally collected or paid within one to 30 days. Partners report to the Company the funds received from the Client’s Customer on a daily basis. Revenue in transactions where Partners are involved is not recognized until the payment is remitted to Clients.

The Company also earns revenue from fees charged to credit card service providers for marketing arrangements in which the Company performs certain marketing activities to increase the awareness of the credit card provider and promote certain methods of payment. Consideration under these arrangements include fixed fees and variable fees based on a percentage of transactions processed during the duration of the marketing program. Marketing services provided leverages the Company’s existing network and transaction processing platform therefore, these arrangements are considered part of the Company’s ordinary business activities.

In certain circumstances, the Company provides marketing services to financial institutions that are considered both a Client (for marketing services) and a service provider (for processing payments). Each one of these services are negotiated separately, each agreement is for distinct service and they are priced at fair value, therefore fees included in the marketing arrangements are accounted for as revenue, while fees paid by the Company are accounted for as payment processing services cost.

Platform and usage-based fee revenue—relate to fees earned for utilizing the Company’s platform to collect their accounts receivable from Client’s Customers, fees collected on payment plans established by the Client for obligations due by Client’s Customer, subscription fees and fees related to printing and mailing statements. Fees charged consist of a fixed fee and a variable fee determined based on volume of transactions processed through the Company’s platform.

Performance Obligations

Substantially all of the Company’s arrangements represent a single promise to provide continuous access to the Company’s platform to perform payment processing services, cash collection optimization services, marketing, printing and mailing services, on an as-needed basis.

As each day of providing these services is substantially the same and the Client simultaneously receives and consumes the benefits as services are provided, these services are viewed as a single performance obligation comprised of a series of distinct daily services. The Company satisfies its performance obligation as these services are provided. Revenue is recognized in the month the service is complete.

For those arrangements that include fixed consideration, the fixed component is recognized ratably over the service period while variable consideration is recognized in the period earned.

The Company considers implementation services as an activity to fulfill a contract, rather than a distinct performance obligation as the Client does not obtain benefits from the implementation service alone. The Company charges an immaterial amount for implementation services.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Variable Consideration

The Company’s contracts contain variable consideration as the amount the Company expects to receive in a contract is based on the occurrence or non-occurrence of future events, such as processing services performed as a transaction-based pricing arrangement. The variable consideration relates specifically to the Company’s effort to transfer each distinct daily service, as such the Company allocates the variable consideration earned to the distinct day in which those activities are performed and it recognizes these fees as revenue in period earned, at which point the variable amount is known and it does not require estimation.

Payment Terms

The Company’s payment terms vary by type of Client, Client’s Customer and services offered and ranges between one and 60 days. Typically, the Company charges either a fixed fee, a fixed fee per transaction or percentage of transaction value or a combination of both.

The Company does not assess whether a significant financing component exists if the period between performance obligations under the contract and payment is one year or less. None of the Company’s contracts contain a significant financing component as of December 31, 2019 or 2020.

Other Revenue Recognition Policies

The Company incurs costs in processing payments which may include banking, credit card processing, foreign currency translation, partner fees, printing and mailing fees. These fees are direct costs of the Company in providing payment processing services. Since the Company controls the payment processing service, it is responsible for completing the payment, bears primary responsibility for the fulfillment of the payment service, and it has full discretion in determining the fee charged, the Company is acting as a principal. As such, the Company recognizes fees charged to its Clients on a gross basis.

Remaining Performance Obligations

The Company does not disclose the value of remaining performance obligations for (i) contracts with an original contract term of one year or less, (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice when that amount corresponds directly with the value of services performed, and (iii) variable consideration allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied distinct service that forms part of a single performance obligation. The Company does not have material remaining performance obligations associated with contracts with terms greater than one year.

Contract Balances from Contracts with Customers

The timing of revenue recognition, billing and cash collection results in billed receivables, unbilled receivables and deferred revenue on the consolidated balance sheet.

When fees are received prior to transferring services to the Client under the terms of a contract, deferred revenue, which is a contract liability, is recorded. Contract liabilities are recognized as revenue when services are performed and all other revenue recognition criteria have been met. The balance of deferred revenue as of December 31, 2019 and 2020 was $1.4 million and $1.3 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In certain instances, the Company delivers services in advance of billing. In this case the Company recognizes unbilled receivables which is not a contract asset as the Company has an unconditional right for payment. The balance of unbilled receivables as of December 31, 2019 and 2020 was $1.3 million and $1.7 million, respectively.

Contract Costs

Incremental costs for obtaining contracts that are deemed recoverable are capitalized as contract costs and are included in other assets in the consolidated balance sheets. Such costs result from the payment of sales incentives and totaled $0 and less than $0.1 million as of December 31, 2019 and 2020, respectively. Capitalized sales incentives are amortized over the period of benefits, which the Company has determined to be three years.

Costs to fulfill a contract are capitalized when they relate directly to an existing contract or specific anticipated contract, generate or enhance resources that will be used to fulfill performance obligations and are recoverable. Such costs primarily represent set-up and implementation costs, which include any direct cost incurred at inception of a contract. The Company capitalized $1.5 million of costs in 2020 within other assets on the consolidated balance sheets. There was no cost qualifying for capitalization during the year ended December 31, 2019. These capitalized costs are amortized on a straight-line basis over the expected contract life, which generally is five years, starting on go-live date. The amortization is included in technology and development expense line in the consolidated statements of operations and comprehensive loss, and totaled $0.4 million for the year ended December 31, 2020.

There was no impairment of capitalized contract costs during the year ended December 31, 2019 or 2020.

Technology and Development

Technology and development includes (a) costs incurred in connection with the development of the Company’s transaction processing and payments platform, new solutions, and the improvement of existing solutions, including the amortization of software and website development costs incurred in developing transaction processing and payments platform, which are capitalized, and acquired developed technology, (b) site operations and other infrastructure costs incurred to support the transaction processing and payments platform, (c) amortization related to capitalized cost to fulfill a contract, (d) personnel-related expenses, including salaries, stock based compensation and other expenses, (e) hardware and software engineering, consultant services and other costs associated with the Company’s technology platform and products, (f) research materials and facilities and (g) depreciation and maintenance expense.

Stock-Based Compensation

The Company recognizes compensation cost for all stock-based compensation awards made to employees. The Company determines compensation expense associated with restricted stock awards based on the fair value of common stock on the date of grant. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model.

Determining the fair value of each stock option grant requires judgements and estimates. Such estimates include the exercise price, option term, volatility, risk free rate and expected dividend yield.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The exercise price per share of stock options may not be less than the fair market value as determined by the Company’s Board of Directors, with input from management and the assistance of a third-party valuation specialist. The Company’s Board of Directors exercises judgment in determining the estimated fair value of the Company’s common stock on the date of grant based on a number of objective and subjective factors, including the Company’s operating and financial performance, external market conditions affecting the Company’s industry sector, an analysis of publicly traded peer companies, the prices at which the Company sold shares of convertible preferred stock, the superior rights and preferences of securities senior to the Company’s common stock at the time of each grant, and the likelihood of achieving a liquidity event such as an IPO or sale of the Company.

The Company lacks sufficient company-specific historical and implied volatility information for its stock; therefore, the Company estimates its expected stock volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company does not have a history of declaring or paying cash dividends.

Any changes to those estimates that the Company makes may have a significant impact on the stock-based compensation expense recorded and could materially impact the Company’s results of operations.

Compensation expense is recognized using a straight-line amortization method over the requisite service period of the award, which is generally the option vesting term of four years. The Company accounts for forfeitures as they occur.

The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities, as measured by enacted tax rates anticipated to be in effect when these differences are expected to reverse.

The measurement of deferred tax assets is reduced by a valuation allowance if, based upon available evidence, it is more-likely-than-not that some or all of the deferred tax assets will not be realized. The Company classifies deferred tax assets and liabilities as noncurrent within the consolidated balance sheets.

The Company accounts for uncertain tax positions using a two-step process to determine the amount of tax benefit to be recognized. First, the tax position is evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company accounts for the earnings of its foreign subsidiaries, if any, as permanently reinvested and therefore does not provide for U.S. income taxes that could result from the distribution of those earnings to the U.S. parent.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling and marketing expenses in the consolidated statements of operations and comprehensive loss. Advertising expenses were $2.5 million and $1.3 million for the years ended December 31, 2019 and 2020, respectively.

Net Income (Loss) per Share

The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding, including all potentially dilutive common shares, if the effect of such shares is dilutive.

In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2019 and 2020, as such basic net loss per share attributable to common stockholders was the same as diluted net loss per share attributable to common stockholders.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The comprehensive loss for the Company equals its net loss plus changes in foreign currency translation for all periods presented.

Recently Adopted Accounting Pronouncements

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-15, Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

statement of cash flows. ASU 2016-15 is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company adopted this ASU effective January 1, 2019, noting no material impact on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740)—Intra-Entity Transfers of Assets other than Inventory. ASU 2016-16 eliminated the exception that prohibited the recognition of current and deferred income tax consequences for intra-entity asset transfers (other than inventory) until the asset has been sold to an outside party. The standard is effective for the Company for fiscal years beginning after December 15, 2018, including interim periods after those fiscal years. The Company adopted this ASU effective January 1, 2019, noting no material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other, that simplifies the accounting for goodwill impairment for all entities by requiring impairment charges to be based on the first step in the current two-step impairment test under ASC 350. Under current guidance, if the fair value of a reporting unit is lower than its carrying amount (Step 1), an entity calculates any impairment charge by comparing the implied fair value of goodwill with its carrying amount (Step 2). The implied fair value of goodwill is calculated by deducting the current fair value of all assets and liabilities of the reporting unit from the reporting unit’s fair value as determined in Step 1. Under ASU 2017-04, if a reporting unit’s carrying amount exceeds its fair value, an entity will record an impairment charge based on that difference. The impairment charge is limited to the amount of goodwill allocated to that reporting unit. The standard is effective for all entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company adopted this ASU effective January 1, 2019, noting no material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Topic 35): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which requires capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The standard is effective for fiscal years beginning after December 15, 2020 including interim periods within those fiscal years, with early adoption permitted. The Company early adopted this ASU effective January 1, 2018 using the prospective method, noting no material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements. The standard is effective for all entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company adopted this ASU effective January 1, 2020, noting no material impact on its consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting Pronouncements Not Yet Adopted

The Company qualifies as “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to “opt in” to the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02” or “the new lease standard”). The new lease standard sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. In addition, a lessee is required to record (i) a right-of-use asset and a lease liability on its balance sheet for all leases with accounting lease terms of more than 12 months regardless of whether it is an operating or financing lease and (ii) lease expense for operating leases and amortization and interest expense for financing leases. Leases with a term of 12 months or less may be accounted for similar to prior guidance for operating leases. In July 2018, the FASB issued ASU No. 2018-11, which added an optional transition method under the new lease standard that allows companies to adopt the standard as of the beginning of the year of adoption as opposed to the earliest comparative period presented. In November 2019, the FASB issued guidance delaying the effective date for all entities, except for public business entities. For public entities, this guidance was effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. For nonpublic entities, this guidance is effective for annual periods beginning after December 15, 2020. In May 2020, FASB issued ASU No. 2020-05 delaying the effective date of the new lease standard for nonpublic companies to fiscal years beginning after December 15, 2021 and interim periods within those fiscal years beginning after December 15, 2022. The Company expects to adopt this guidance effective January 1, 2022 and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief, which introduces a new accounting model for recognizing credit losses on most financial instruments based on an estimate of current expected credit losses. ASU 2019-05 is effective for annual periods beginning after December 15, 2019. In April 2020, the FASB extended the adoption period allowing companies to adopt this ASU for annual periods beginning after December 15, 2022.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions for intra period tax allocations and deferred tax liabilities for equity method investments and adds guidance on whether a step-up in tax basis of goodwill relates to a business combination or a separate transaction. This ASU is effective for fiscal years beginning after December 15, 2020 for public companies and for fiscal years beginning after December 15, 2021 for nonpublic companies,

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with early adoption permitted. The Company expects to adopt this guidance effective January 1, 2022 and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amends the derivatives scope exception for contracts in an entity’s own equity. The standard is effective for the Company on January 1, 2024, with early adoption permitted. The Company is currently evaluating the potential impact that this standard may have on its consolidated financial statements and related disclosures.

3.	Revenue and Recognition

The following tables present revenue disaggregated by geographical area and major solutions. The categorization of revenue by geographical location is determined based on location of where the Client resides.

	Year Ended December 31,
	2019	2020
(in thousands)
Primary geographical markets
United States (“U.S.”)	$67,896	$97,768
United Kingdom (“U.K.”)	15,532	18,217
Other countries (1)	11,490	15,798

Total revenues	$94,918	$131,783

Major solutions
Transactions	$86,580	$89,607
Platform and usage-based fees	8,338	42,176

Total revenues	$94,918	$131,783

(1)	No single country included in the other countries category generated 10% or more of total revenue.

Contract Balances from Contracts with Customers

The following table provides information about accounts receivable, unbilled receivables and deferred revenue from contracts with customers (in thousands):

	Year Ended December 31,
	2019	2020
Accounts receivable, net of allowances	$1,700	$11,573
Unbilled Receivables	1,297	1,698
Deferred revenue—current	1,325	1,227
Deferred revenue—non-current	83	108

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019, the Company recognized $0.6 million in revenue from amounts that were included in deferred revenue as of December 31, 2018.

For the year ended December 31, 2020, the Company recognized $1.3 million in revenue from amounts that were included in deferred revenue as of December 31, 2019.

4.	Allowance for doubtful accounts

Changes in the allowance for doubtful accounts were as follows (in thousands):

	Year Ended December 31,
	2019	2020
Allowance for doubtful accounts at the beginning of the year	$(200)	$(298)
Provisions	(253)	(237)
Write-offs, net of recoveries	155	54

Allowance for doubtful accounts at the end of the year	$(298)	$(481)

5.	Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Financial Assets:
Money market funds	$13,179	$—	$—	$13,179

Financial Liabilities:
Preferred stock warrant liability	$—	$—	$1,307	$1,307
Foreign exchange contracts	—	—	5	5
Contingent consideration	—	—	2,000	2,000

	$13,179	$—	$3,312	$3,312

	Fair Value Measurements as of December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Financial Assets:
Money market funds	$—	$—	$—	$—
Foreign exchange contracts			54	54

			$54	54

Financial Liabilities:
Preferred stock warrant liability	$—	$—	$1,932	$1,932
Contingent consideration	—	—	12,500	12,500

	$—	$—	$14,432	$14,432

During the year ended December 31, 2019 and 2020, there were no transfers between Level 1, Level 2 or Level 3.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred stock warrant liability

The preferred stock warrant liability in the table above consists of the fair value of warrants to purchase convertible preferred stock (refer to Note 13). The fair value of the preferred stock warrant liability was determined using significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy.

The table below summarizes the weighted average of the most significant inputs used to fair value the preferred stock warrant liability:

	Year Ended December 31,
	2019	2020
Fair value of preferred stock	$4.67	$6.48
Risk-free interest rate	1.83%	0.66%
Expected volatility	44.0%	42.5%
Expected dividend yield	0%	0%
Remaining contractual term (in years)	5	4

Contingent consideration

The following table presents the unobservable inputs incorporated into the valuation of contingent consideration:

Year Ended December 31, 2020
Discount rate	10%
Probability of successful achievement*	71%-100%
Performance period	2 years

*	Probability of successful achievement was set at 71% for certain targets and at 100% for others based on the Company’s best estimates on achieving them.

Increases or decreases in any of the probabilities of success in which revenue targets are expected to be achieved would result in a higher or lower fair value measurement, respectively. Increases or decreases in the discount rate would result in a lower or higher fair value measurement, respectively.

The following table summarizes the changes in the carrying value of the contingent consideration (in thousands):

	Year Ended December 31,
	2019	2020
Beginning balance	$13,763	$2,000
Additions	—	7,100
Change in fair value	660	5,400
Contingent consideration paid	(12,423)	(2,000	)*

Ending balance	$2,000	$12,500

*	Amounts of $0.7 million paid in excess of fair value initially recorded in purchase accounting were classified as operating cash flows in the Consolidated Statements of Cash Flows.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Derivative Instruments

As part of the Company’s foreign currency risk management program, the Company uses foreign currency forward contracts to mitigate the volatility related to fluctuations in the foreign exchange rates. Derivative transactions such as foreign currency forward contracts are measured in terms of the notional amount; however, this amount is not recorded on the consolidated balance sheets and is not, when viewed in isolation, a meaningful measure of the risk profile of the derivative instruments. The notional amount is generally not exchanged but is used only as the underlying basis on which the value of foreign exchange payments under these contracts is determined. As of December 31, 2019 and 2020, respectively, the Company had 1,570 and 3,647 open foreign exchange contracts. As of December 31, 2019 and 2020, the Company had foreign currency forward contracts outstanding with a notional amount of $10.2 million and $11.8 million, respectively.

The Company records all derivative instruments in the consolidated balance sheets at their fair values. As of December 31, 2019, the Company recorded a liability of less than $0.1 million and as of December 31, 2020, the Company recorded an asset of less than $0.1 million related to outstanding foreign exchange contracts. The Company recognized a loss of $0.1 million and $0.5 million during the year ended December 31, 2019 and 2020, respectively, which was included in the general and administrative line within the consolidated statements of operations and comprehensive loss.

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	Year Ended December 31,
	2019	2020
Accrued employee compensation and related taxes	$3,696	$9,371
Accrued vendor liabilities	1,887	2,542
Accrued income taxes payable	321	1,027
Accrued professional services	760	937
Other accrued expenses and current liabilities	724	1,114

	$7,388	$14,991

8.	Property and Equipment, net

Property and equipment, net consisted of the following (dollars in thousands):

	Estimated Useful Life (Years)	December 31,
		2019	2020
Computer equipment and software	3-5	$2,311	$1,465
Internal use software	5	—	1,779
Furniture and fixtures	3	995	687
Leasehold improvements	Shorter of lease term or useful life	4,864	3,989

		8,170	7,920
Less: Accumulated depreciation and amortization		(3,320)	(2,819)

		$4,850	$5,101

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation and amortization expense was $1.2 million and $1.9 million for the years ended December 31, 2019 and 2020, respectively.

During the year ended December 31, 2020 the Company wrote off $2.6 million of property and equipment with accumulated depreciation of $2.5 million, as the assets were determined to no longer have any future economic benefits.

As of December 31, 2019 and 2020, the carrying value of internal-used software was $0 and $ 1.7 million, respectively. Amortization expense related to internal-used software was $0 and $0.1 million for the year ended December 31, 2019 and 2020, respectively.

Geographic Information

The following table summarizes the Company’s property and equipment, net based on geography (in thousands):

	December 31,
	2019	2020
Long-lived assets:
U.S.	$3,957	$4,485
U.K.	276	220
Other countries	617	396

	$4,850	$5,101

9.	Acquisitions

2020 Business Acquisition

Simplificare Inc.

On February 13, 2020, the Company completed its acquisition of Simplificare Inc. (“Simplee”), a provider of healthcare payment and collections software. The acquisition of Simplee was intended to further expand the capabilities of the Company and to acquire additional customers in the healthcare market. The acquisition of Simplee has been accounted for as a business combination.

Pursuant to the terms of the agreement, the Company acquired all outstanding equity of Simplee for estimated total purchase consideration of $86.5 million, which consists of (in thousands):

Cash consideration, net of cash acquired	$79,401
Estimated fair value of contingent consideration	7,100

Total purchase consideration, net of cash acquired	$86,501

Contingent consideration represents additional payments that the Company may be required to make in the future, which totals up to $20.0 million depending on the Company reaching certain revenue and integration targets established for the years ended December 31, 2020 and 2021, as well as retaining key customers. A portion of the contingent consideration is also tied to continuing employment of certain key employees; accordingly, $2.1 million has been excluded from the purchase price allocation. During the year ended December 31, 2020 the Company expensed $1.1 million in

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

personnel costs associated with the contingent consideration, in the Company’s consolidated statements of operations and comprehensive loss, and recorded a liability included in accrued expenses and other current liabilities on the consolidated balance sheet. The contingent consideration is payable at the one-year and two-year acquisition anniversary dates based on the prior year results.

The Company incurred $1.9 million in transaction costs related to the Simplee acquisition, of which $0.4 million was incurred during the year ended December 31, 2019 and $1.5 million was incurred during the year ended December 31, 2020. Additionally, the Company incurred $3.4 million of retention costs during the year ended December 31, 2020 to compensate employees of Simplee for future services. This amount was included in personnel costs in the Company’s consolidated statements of operations and comprehensive loss.

The following table summarizes the allocation of the purchase consideration to the fair value of the assets acquired and liabilities assumed (in thousands):

Cash	$2,190
Accounts receivable	8,555
Prepaid expenses and other assets	1,578
Property and equipment, net	107
Deferred tax assets	6,587
Goodwill	31,696
Identifiable intangible assets	58,800

Total assets acquired	109,513

Deferred tax liabilities	15,092
Accounts payable	2,267
Accrued expenses and other liabilities	3,463

Total liabilities assumed	20,822

Net assets acquired	88,691
Less: cash acquired	2,190

Net assets, less cash acquired	$86,501

Goodwill arising from the acquisition of $31.7 million was attributable to the workforce of Simplee and the synergies expected to arise from the acquisition. The Company expects that no goodwill from this acquisition will be deductible for income tax purposes.

The following table reflects the estimated fair values of the identified intangible assets of Simplee and their respective weighted-average estimated amortization periods.

	Estimated Fair Values	Weighted-Average Estimated Amortization Periods
	(in thousands)	(years)
Developed technology	$10,500	8
Customer relationships	48,300	12

	$58,800

The results of Simplee have been included in the consolidated financial statements since the date of the acquisition. Simplee’s consolidated revenue included in the consolidated financial statements

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

since the acquisition date was $34.1 million. The Company has not disclosed net income or loss since the acquisition date as the business was fully integrated into the consolidated Company’s operations and therefore it was impracticable to determine this amount.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information shows the results of the Company’s operations for the years ended December 31, 2019 and 2020 as if the acquisition had occurred on January 1, 2019. The unaudited pro forma financial information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had occurred as of that date. The unaudited pro forma information is also not intended to be a projection of future results due to the integration of the acquired operations of Simplee. The unaudited pro forma information reflects the effects of applying the Company’s accounting policies and certain pro forma adjustments to the combined historical financial information of the Company and Simplee. The pro forma adjustments include:

•	incremental amortization expense associated with the estimated fair value of identified intangible assets;

•	revenue and cost of revenue adjustments as a result of the reduction in deferred revenue and the cost related to their estimated fair value;

•	incremental employee compensation expense for Simplee employees; and

•	the estimated tax impact of the above items.

In addition, the pro forma net loss attributable to the Company includes recognition of transaction costs related to the acquisition in net loss as of the beginning of the earliest period presented. Accordingly, pro forma net loss attributable to the Company for the year ended December 31, 2019 includes $1.9 million of transaction costs.

	Year Ended December 31, 2019		Year Ended December 31, 2020
	Actual	Pro Forma	Actual	Pro Forma
	(in thousands)
Revenue	$94,918	$120,516	$131,783	$136,269
Net Loss	$(20,116)	$(20,343)	$(11,107)	$(13,444)

2018 Acquisitions

OnPlan Holdings, LLC

On January 18, 2018, the Company acquired all of the issued and outstanding capital stock of OnPlan Holdings, LLC (“OnPlan”), a payment plan platform, for total purchase consideration of $28.1 million, consisting of $13.2 million of cash paid at closing, $1.5 million deferred consideration paid in 2019 and $13.4 million estimated fair value of contingent consideration dependent upon the achievement of certain revenue targets. Based on actual results, the final contingent consideration was $14.1 million. Of this amount, $12.1 million was paid in 2019 with the remaining $2.0 million paid in January 2020.

VialQ

On April 20, 2018, the Company acquired certain assets of ViaIQ LLC (“VialQ”), a cloud-based customer invoicing platform for total purchase consideration of $1.6 million, consisting of $1.1 million cash paid at closing and $0.5 million paid in 2019.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Goodwill and Acquired Intangible Assets

The following table summarizes the changes in the carrying amount of goodwill as follows (in thousands):

	Year Ended December 31,
	2019	2020
Beginning balance	$12,899	$12,924
Goodwill related to Simplee acquisition	—	31,696
Foreign currency translation adjustment	25	30

Ending balance	$12,924	$44,650

No goodwill impairment was recorded during the years ended December 31, 2019 and 2020.

Acquired intangible assets to amortization consisted of the following (in thousands, other than years):

	December 31, 2019
	Gross Carrying Value*	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Developed Technology	$14,564	$(3,511)	$11,053	6.07
Customer Relationships	4,012	(1,234)	2,778	6.76
Trade Name/Trademark	511	(334)	177	1.04
Non-Compete Agreement	469	(180)	289	3.05

	$19,556	$(5,259)	$14,297

*	Includes less than $0.1 million of foreign currency translation adjustments

	December 31, 2020
	Gross Carrying Value*	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Developed Technology	$25,063	$(6,595)	$18,468	6.13
Customer Relationships	52,312	(2,772)	49,540	10.88
Trade Name/Trademark	511	(504)	7	0.04
Non-Compete Agreement	469	(273)	196	2.05

	$78,355	$(10,144)	$68,211

*	Includes less than $0.1 million of foreign currency translation adjustments

Amortization expense for the years ended December 31, 2019 and 2020 was $2.5 million and $4.9 million, respectively.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020, the estimated annual amortization expense of intangible assets for each of the next five years and thereafter is expected to be as follows (in thousands):

Estimated Amortization Expense
2021	$6,002
2022	6,881
2023	7,588
2024	7,892
2025	7,714
Thereafter	32,134

$68,211

11.	Debt

The components of the Company’s outstanding debt consisted of the following (in thousands):

	Year Ended December 31,
	2019	2020
Long term debt	$25,000	$25,000
Less unamortized debt discount	(267)	(430)
Less unamortized debt issuance costs	(100)	(218)
Less current portion	(3,895)	—

Long term debt, net	$20,738	$24,352

Loan and Security Agreement

On January 16, 2018, the Company entered into a Loan and Security Agreement with a financial institution for a $25.0 million loan (the “LSA”) with interest at a rate of 8.5% per annum. The proceeds of the LSA were used to fund the acquisition of OnPlan. The LSA could be drawn down in three tranches. The first tranche of $15.0 million was drawn in January 2018, while the remaining two tranches were drawn in February 2019 and August 2019 for $5.0 million each. The LSA maturity date was January 22, 2022. The Company was obligated to make monthly interest payments on the loan. The LSA was interest only until either August 1, 2019 or February 1, 2020 pending on achieving certain revenue and margin targets. The Company incurred debt issuance costs of $0.2 million in connection with the issuance of the LSA. These issuance costs were amortized to interest expense, using the effective interest method, over the term of the loan.

On December 31, 2018, the Company achieved the required targets, and deemed that the principal payments would not commence until February 1, 2020. In connection with the LSA, the Company issued 381,000 warrants to purchase Series C Convertible Preferred Stock. The Company determined the fair value of the debt and warrants and allocated the debt proceeds to the debt and warrants as these warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. The initial fair value of the warrants was $0.6 million and was treated as a debt discount and amortized to interest expense, using the effective interest method, over the term of the loan.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The LSA does not include any financial covenants. The LSA contains negative covenants that restrict, among other things, the Company’s ability to sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments.

The LSA is subject to customary mandatory prepayment provisions and acceleration upon events of default for, among other things, non-payment, breach of covenants, certain large judgments and misrepresentations. The Company may make voluntary prepayments of the LSA at any time without penalty or premium. The Company did not make any prepayments of the LSA during the years ended December 31, 2019 and 2020.

Amendments to Loan and Security Agreement

On April 25, 2020 the Company entered into a Joinder and First Amendment to the Loan and Security Agreement for administrative matters.

On May 18, 2020, the Company entered into a Joinder and Second Amendment to Loan and Security Agreement to refinance the LSA. As part of the amendment, the financial institution re-advanced $4.2 million of principal paid on the loan through May 1, 2020. The final maturity date of the LSA was extended to May 2025. The new stated interest rate at a floating per annum rate equal to the greater of (i) 5.25% above the prime rate; or (ii) 8.50%. The LSA is interest only until May 2023. Beginning on June 1, 2023, the Company will make 24 equal principal payments. The Company incurred $0.2 million in commitment fees from the financial institution to close the refinancing. These commitment fees were recorded as a reduction to the loan balance on the balance sheet.

Both amendments were accounted for as debt modifications.

In connection with the Joinder and Second Amendment, the Company issued warrants to the lenders under the LSA to purchase up to a total of 189,171 shares of the Company’s common stock, at an exercise price of $3.95 per share. These warrants are classified as equity (refer to Note 14). The initial fair value of the warrants of $0.3 million and was treated as a debt discount and amortized to interest expense, using the effective interest method, over the term of the loan.

Future Principal Payments

As of December 31, 2020, the aggregate minimum future principal payments due in connection with the Company’s LSA in the next five years were as follows (in thousands):

2021	$—
2022	—
2023	7,292
2024	12,500
2025	5,208

$25,000

In 2019, the Company recorded interest expense of $2.5 million, including amortization of debt issuance cost and debt discount of $0.3 million. In 2020, the Company recorded interest expense of $2.5 million, including amortization of debt issuance cost and debt discount of $0.2 million.

12. Preferred Stock

The Company has issued Series A convertible preferred stock (the “Series A Preferred Stock”), Series B convertible preferred stock (the “Series B Preferred Stock”), Series B1-NV convertible preferred stock (the “Series B1-NV Preferred Stock”), Series B1 convertible preferred stock (the “Series B1 Preferred Stock”), Series C convertible preferred stock (the “Series C Preferred Stock”),

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series D convertible preferred stock (the “Series D Preferred Stock”), Series E-1 redeemable convertible preferred stock and Series E-2 redeemable convertible preferred stock (the “Series E Preferred Stock”). The Series A Preferred Stock, the Series B Preferred Stock, the Series B1-NV Preferred Stock, the Series B1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock are collectively referred to as the “Preferred Stock”.

In February 2020, the Company issued and sold 11,239,920 shares of Series E Preferred Stock at $10.67623 per share for total gross proceeds of $120.0 million. The Company incurred issuance costs in connection with this transaction of $0.2 million. In conjunction with the sale of the Series E Preferred Stock, the Company amended its certificate of incorporation to increase shares authorized for issuance to a total of 78,938,526 shares of Preferred Stock with a par value of $0.0001 per share.

Upon issuance of each class of Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities and determined that such features did not require the Company to separately account for these features. The Company also concluded that no beneficial conversion feature existed on the issuance date of each class of Preferred Stock.

The Company’s Preferred Stock consisted of the following:

	December 31, 2019
(in thousands, except share data)	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference
Series A Preferred Stock	14,475,186	14,475,186	$14,807	$14,843
Series B Preferred Stock	9,917,487	9,917,487	9,163	9,199
Series B1-NV Preferred Stock	8,325,933	1,145,526	1,174	1,174
Series B1 Preferred Stock	8,325,933	7,180,407	7,326	7,357
Series C Preferred Stock	15,245,853	14,864,853	28,072	28,143
Series D Preferred Stock	6,625,002	6,625,002	49,859	50,000

	62,915,394	54,208,461	$110,401	$110,716

	December 31, 2020
(in thousands, except share data)	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	14,475,186	14,475,186	$14,807	$14,843	14,475,186
Series B Preferred Stock	9,917,487	9,917,487	9,163	9,199	9,917,487
Series B1-NV Preferred Stock	8,325,933	1,145,526	1,174	1,174	1,145,526
Series B1 Preferred Stock	8,325,933	7,180,407	7,326	7,357	7,180,407
Series C Preferred Stock	15,245,853	14,864,853	28,072	28,143	14,864,853
Series D Preferred Stock	6,625,002	6,625,002	49,859	50,000	6,625,002
Series E-1 Preferred Stock	7,124,862	5,251,542	55,960	70,080	5,251,542
Series E-2 Preferred Stock	8,898,270	5,988,378	63,809	79,920	5,988,378

	78,938,526	65,448,381	$230,170	$260,716	65,448,381

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The holders of Preferred Stock have the following rights and preferences (Series B, B1, and B1-NV collectively referred to as “Senior Preferred Stock”):

Voting

The holders of the Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which each Preferred Stock is convertible at the time of such vote. The holders of Preferred Stock shall vote together with the holders of common stock as a single class, except for the election of the Board of Directors. For such election, the holders of Preferred Stock shall vote exclusively as a separate class to elect three directors. The holders of Class A common stock shall vote exclusively to elect one director. The remainder of the directors of the Company shall be elected by the holders of common stock and preferred stock voting as a single class and are entitled to elect three directors.

Except as may otherwise be required under Delaware General Corporation Law, holders of the Series B1-NV Preferred Stock and the Series E-2 Preferred Stock shall have no right to vote in respect of such shares.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of common stock.

The conversion ratio of each series of Preferred Stock is determined by dividing the applicable Original Issue Price of each series by the applicable Conversion Price of each series in effect on the date the certificate is surrendered for conversion. The Original Issue Price per share is $0.6580 for Series A Preferred Stock, $0.6580 for Series B Preferred Stock, $0.7507 for Series B1 Preferred Stock and Series B1-NV Preferred Stock, $1.480 for Series C Preferred Stock, $7.54717 for Series D Preferred Stock, and $10.67623 for Series E Preferred Stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated. The Conversion Price per share is $0.6580 for Series A Preferred Stock, $0.6580 for Series B Preferred Stock, $0.7507 for Series B1 Preferred Stock and Series B1-NV Preferred Stock, $1.480 for Series C Preferred Stock, $7.54717 for Series D Preferred Stock, and $10.67623 for Series E Preferred Stock.

Mandatory Conversion

Each share of Preferred Stock will automatically be converted into shares of the Company’s common stock, at the then effective conversion price upon the closing of the sale of shares of common stock at a price to the public of at least $14.9468 per share, subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with net proceeds to the Company of at least $50 million.

Liquidation

Series A Preferred Stock

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

holders of the common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Senior Preferred Stock (Series B, B1 and B1-NV)

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company the holders of the Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of (i) Series A Preferred Stock or (ii) common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable preferred stock Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Senior Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full amount to which they shall be entitled, the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Series C Preferred Stock

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of (i) Senior Preferred Stock (ii) Series A Preferred Stock or (iii) common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series C preferred stock Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series D Preferred Stock

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series D preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of (i) Series C Preferred Stock (ii) Senior Preferred Stock (iii) Series A preferred stock or (iv) common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series D preferred stock Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Series E Preferred Stock (Series E-1 and E-2)

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series E preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of (i) Series D Preferred Stock, (ii) Series C Preferred Stock, (iii) Senior Preferred Stock, (iv) Series A Preferred Stock, (v) Common Stock, or (vi) any other class or series of capital stock of the Corporation, in each case by reason of their ownership thereof, an amount per share equal to the greater of (a) (i) 125% of the Series E Preferred Stock Original Issue Price, plus any dividends declared but unpaid thereon (if the voluntary or involuntary liquidation, dissolution or winding up of the corporation or any deemed liquidation event is consummated before the second anniversary of the Series E original issue date) and (ii) Series E Original Issue Price, plus any dividends declared but unpaid (if the voluntary or involuntary liquidation, dissolution or winding up of the corporation or any deemed liquidation event is consummated on or after the second anniversary of the Series E original issue date) or (b) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company, if the voluntary or involuntary liquidation, dissolution or winding up of the corporation or any deemed liquidation event is consummated before the second anniversary of the Series E original issue date.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividends

In July 2018, coinciding with the issuance of Series D Preferred Stock, the certificate of incorporation was amended to eliminate the future accrual of dividends. Holders of Series A Preferred Stock, Senior Preferred Stock and Series C Preferred Stock were entitled to accrue dividends through the Series D Preferred Stock issuance date of July 5, 2018 (the “Preferred Stock Dividends”) out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend to shareholders of common stock. The Preferred Stock Dividends shall be cumulative and accrue, day to day through the Series D Preferred Stock issuance date, at a rate per annum of 8% per share on such shares of preferred stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the preferred stock. The holders of Series D Preferred Stock and Series E Preferred Stock are not entitled to accrue dividends.

Accumulated dividends were as follows (in thousands):

	Year Ended December 31,
	2019	2020
Series A Preferred Stock	$5,318	$5,318
Series B Preferred Stock	1,967	1,967
Series B1-NV Preferred Stock	314	314
Series B1 Preferred Stock	2,673	2,673
Series C Preferred Stock	6,143	6,143
Series D Preferred Stock	—	—
Series E Preferred Stock	—	—

	$16,415	$16,415

No dividends were declared or paid by the Company during the years ended December 31, 2019 and 2020.

Redemption

Series A, B, B1 B1-NV, C and D of Preferred Stock do not contain any date-certain redemption features. At any time on or after the fifteenth anniversary of the Series E Preferred Stock issue date, any holder of Series E Preferred Stock may elect to have all outstanding shares of Series E Preferred Stock redeemed. The redemption price for each share of Series E Preferred Stock will be the original issue price per share, plus any declared but unpaid dividends. All classes of the Company’s Preferred Stock are contingently redeemable upon a deemed liquidation event.

Classification of Convertible Preferred Stock

The Preferred Stock is contingently redeemable upon certain deemed liquidation events outside of the Company’s control such as a dissolution, winding up of the Company, merger or consolidation, or other disposition of all or substantially all the assets of the Company. Accordingly, all shares of convertible Preferred Stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.

The Company recorded the convertible Preferred Stock at fair value on the dates of issuance, net of issuance costs. Shares of convertible preferred stock are not currently redeemable. The Company

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

did not adjust the carrying values of the convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if, and when, it becomes probable that such a liquidation event will occur. The Company will evaluate the redemption contingency at each reporting period, reclassifying the instrument to a liability when the contingency is resolved and the convertible preferred stock becomes mandatorily redeemable.

Classification and Accretion of Redeemable Convertible Preferred Stock

The Company has classified redeemable convertible preferred stock outside of stockholders’ deficit because the shares contain certain redemption features that are not solely within the control of the Company. Costs incurred in connection with the issuance of each series of redeemable convertible preferred stock are recorded as a reduction of gross proceeds from issuance. The Company records periodic accretion to the carrying values of its outstanding redeemable convertible preferred stock such that the carrying value of the redeemable convertible preferred stock will be equal to the original issuance cost at the earliest date of redemption. Adjustments to the carrying values of the redeemable convertible preferred stock to record this accretion at each reporting date are considered a deemed dividend, which adjusts additional paid-in capital and increases or decreases net loss attributable to common stockholders in computing basic and diluted net loss per share.

13.    Warrants to Purchase Convertible Preferred Stock

In connection with the January 2018 LSA, the Company issued 381,000 warrants to purchase Series C Convertible Preferred Stock. The Company’s warrants to purchase preferred stock provide for net share settlement under which the maximum number of shares that could be issued represents the total amount of shares under the warrant agreements. The maximum number of shares that could be required to be issued to net share settle the warrants is 85,809 shares of Series C Convertible Preferred Stock.

As of December 31, 2019 and 2020 warrants to purchase the following classes of Preferred Stock were outstanding:

Series of Preferred Stock	Issuance Date	Number of Preferred Shares Issuable under Warrant	Weight Average Exercise Price	Remaining Contractual Term (In Years)	Fair Value of Warrants (In Thousands)
Series C	January 16, 2018	381,000	$1.48	4.0	$1,932

As a result of changes in the fair value of these warrants, the Company recorded other expense of $0.1 million and $0.6 million, for the years ended December 31, 2019 and 2020, respectively.

The following table provides a roll forward of the aggregate fair value of the Company’s preferred stock warrants (in thousands).

	Year Ended December 31,
	2019	2020
Balance at beginning of period	$1,180	$1,307
Changes in fair value	127	625

Balance at end of period	$1,307	$1,932

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	Common Stock and Common Stock Warrants

As of December 31, 2019, the Company’s amended and restated certificate of incorporation authorized the issuance of 102 million shares, par value of $.0001 common stock. In February 2020, the amended and restated certificate of incorporation adjusted common stock reserved for issuance in connection with the conversion of Preferred Stock to a total of 78,938,526 shares and upon the exercise of stock options under the Company’s 2018 Equity Incentive plan to a total of 29,931,525.

Each share of common stock entitles the holder to one vote on all matters submitted to the Company’s stockholders for a vote. Holders of common stock are entitled to receive dividends at the discretion of the Board of Directors pending on applicable laws and the Company’s financial condition, results of operations, cash requirements, prospects and other factors as the Board of Directors may deem relevant. The holders have no preemptive, conversion, or other subscription rights. There are no redemption or scheduled installment payment provisions relating to shares of common stock. All the outstanding shares of common stock are fully paid and nonassessable. As of December 31, 2019 and 2020, no cash divided have been declared or paid.

On May 18, 2020, in connection with the Company’s refinancing of the LSA, the Company issued warrants to purchase 189,171 shares of common stock at $3.95 per share that were classified as equity. The initial fair value of the warrants was $0.4 million. The warrants, if not exercised, expire on May 17, 2030. The fair value of the warrants was determined using the Black Scholes model on the date of issuance using the assumptions as presented below:

Year Ended December 31,
2020
Risk-free interest rate	0.73%
Expected dividend yield	0%
Expected volatility	38.5%
Remaining contractual term (years)	10

The following table summarizes information about the Company’s outstanding common stock warrants as of December 31, 2020:

	Date		Strike Price	Total Warrants Outstanding and Exercisable	Exercise Price	Weighted Average Exercise Price
	Issued	Expiration
LSA Warrants	August-12	August-22	$0.17	75,000	$0.17	$0.17
LSA Warrants	May-20	May-30	$3.95	189,171	$3.95	$3.95

15.	Stock-Based Compensation

2009 Equity Incentive Plan

The Company’s 2009 Equity Incentive Plan (the “2009 Plan”) provided for the issuance of shares of common stock in the form of incentive stock options, nonqualified stock options, and restricted stock awards to the Company’s Board of Directors, officers, employees and outside consultants. The 2009 Plan was terminated in 2018, as such no further awards are currently being made under the 2009 Plan, however awards outstanding under the 2009 Plan will continue to be governed by their existing terms.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The stock options under 2009 Plan generally vest over four-year period and expire within ten years from the date of grant. Any options that are canceled or forfeited before expiration become available for future grants.

2018 Equity Incentive Plan

The Company’s 2018 Equity Incentive Plan (the “2018 Plan”) provides for the issuance of a total of 29,931,525 shares of common stock in the form of incentive stock options, nonqualified stock options, and restricted stock awards to the Company’s directors, officers, employees and outside consultants. The 2018 Plan is administered by the Board of Directors or, at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee if so delegated.

The stock options generally vest over four-year period and expire within ten years from the date of grant. Any options that are canceled or forfeited before expiration become available for future grants. As of December 31, 2020, an aggregate of 2,351,847 incentive stock options, nonqualified options, and restricted stock awards of the Company were still available for future grant.

The following presents a summary of option activity since December 31, 2019:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In Years)	(In Thousands)
Outstanding as of December 31, 2019	16,650,192	$1.56	7.05
Granted	2,846,523	3.95
Exercised	(1,852,695)	0.41
Cancelled	(795,519)	3.06
Expired	(139,698)	1.39

Outstanding as of December 31, 2020	16,708,803	2.02	6.64	$32,174

Exercisable as of December 31, 2020	10,610,670	1.24	5.47	$28,792
Vested or expected to vest as of December 31, 2020	16,340,229	1.99	6.59	$32,032

The aggregate intrinsic value was calculated as the difference between exercise price of the underlying awards and the calculated price of the Company’s common stock at December 31, 2020. The aggregate intrinsic value of stock options exercised during the years ended December 31, 2019 and 2020 was $1.9 million and $6.6 million, respectively.

The Company received cash proceeds from the exercise of common stock options of $0.5 million and $0.8 million during the years ended December 31, 2019 and 2020, respectively.

The weighted average grant-date fair value of stock options granted during the years ended December 31, 2019 and 2020 was $3.30 per share and $3.95 per share, respectively.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The table below quantifies the weighted average of the most significant inputs to determine the fair value of stock options granted.

	Year Ended December 31,
	2019	2020
Risk-free interest rate	2.10%	0.47%
Expected dividend yield	0%	0%
Expected volatility	39.8%	42.0%
Expected terms (in years)	6	6

During 2018, the Company granted restricted stock awards (“RSAs”) to employees under the 2018 Plan. The RSAs vest ratably over a four-year period from the date of grant. The fair value of each RSA on the date of grant is the estimated fair value of the common stock on the date of grant. The following table summarizes the restricted stock activity for the year ended December 31, 2020:

	Number of Shares	Weighted-Average Grant Date Fair Value	Aggregate Fair Value
			(In Thousands)
Unvested as of December 31, 2019	1,512,141	$0.98
Granted	—	—
Vested	(734,655)	0.98	$718
Cancelled	(105,969)	0.98	$104

Unvested as of December 31, 2020	671,517	$0.98

As of December 31, 2020, there was $7.9 million of total unrecognized compensation expense related to unvested stock options and restricted stock awards, which is expected to be recognized over a weighted-average period of 2.4 years.

The following table summarizes the stock-based compensation expense for stock options and restricted stock awards granted to employees that was recorded in the Company’s consolidated statements of operations and comprehensive loss (in thousands):

	Year Ended December 31,
	2019	2020
Technology and development	640	766
Selling and marketing	905	1,275
General and administrative	1,404	1,803

Total stock-based compensation expense	$2,949	$3,844

During the year ended December 31, 2019, the Company repurchased 90,000 shares of common stock for $0.3 million. The repurchase was approved by the Board of Directors.

As of December 31, 2019 and 2020, the Company had reserved 85,132,167 and 98,263,437 shares, respectively, of common stock for the conversion of the outstanding Preferred Stock, exercise of outstanding stock options, the number of shares remaining available for grant under the Company’s 2018 Plan and the exercise of outstanding warrants to purchase shares of common stock (refer to Note 14).

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Year Ended December 31,
	2019	2020
Numerator:
Net loss	$(20,116)	$(11,107)
Accretion of preferred stock to redemption value	—	(14)

Net loss attributable to common stockholders—basic and diluted	$(20,116)	$(11,121)

Denominator:
Weighted average common shares outstanding—basic and diluted	16,067,088	18,389,898

Net loss per share attributable to common stockholders—basic and diluted	$(1.25)	$(0.60)

The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2019	2020
Warrants for the purchase of common stock	75,000	264,171
Warrants for the purchase of convertible preferred stock (as converted into common stock)	381,000	381,000
Redeemable convertible preferred stock (as converted into common stock)	—	11,239,920
Convertible preferred stock (as converted into common stock)	54,208,461	54,208,461
Unvested restricted stock awards	1,512,141	671,517
Stock options to purchase common stock (as converted to common stock)	16,650,192	16,708,803

	72,826,794	83,473,872

17.	Income Taxes

The following table presents the components of loss before provision for income taxes (in thousands):

	Year Ended December 31,
	2019	2020
United States	$(21,338)	$(21,033)
Foreign	1,772	2,757

	$(19,566)	$(18,276)

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the components of the Company’s provision for (benefit from) income taxes (in thousands):

	Year Ended December 31,
	2019	2020
Current
United States:
Federal	$—	$—
State	—	48
Foreign	561	1,318

Total current provision for income taxes	$561	$1,366

Deferred
United States:
Federal	$23	$(5,104)
State	55	(3,243)
Foreign	(89)	(188)

Total deferred income tax provision (benefit)	(11)	(8,535)

Total income tax provision (benefit)	$550	$(7,169)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2019	2020
Federal statutory income tax rate	21.0%	21.0%
State income taxes, net of federal benefit	5.3	2.8
Permanent differences	(0.8)	(1.7)
Fair value of contingent consideration	—	(6.2)
Non-deductible transaction costs	—	(1.7)
Equity-based compensation	(2.3)	(4.0)
Change in valuation allowance	(24.1)	31.3
Other	(2.1)	(2.2)

Effective income tax rate	(3.0%)	39.3%

During the year ended December 31, 2020 the Company recorded an income tax benefit of $7.2 million, which is primarily attributable to a non-recurring benefit of $8.4 million relating to the release of a portion of the Company’s valuation allowance. This release was due to taxable temporary differences recorded as part of the Simplee acquisition which are a source of income to realize certain pre-existing federal and state deferred tax assets.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s deferred tax assets and liabilities consisted of the following components (in thousands):

	Year Ended December, 31
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$18,741	$29,598
Property and equipment	204	316
Intangible assets	446	—
Other temporary differences	1,299	1,584

Total deferred tax assets	20,690	31,498
Deferred tax asset valuation allowance	(20,554)	(17,485)

	$136	$14,013

Deferred tax liabilities:
Intangible assets	—	(13,651)
Goodwill	(431)	(626)

Total deferred tax liabilities	(431)	(14,277)

Net deferred tax liabilities	$(295)	$(264)

As of December 31, 2020, the Company had federal and state net operating loss (“NOL”) carryforwards of $110.8 million and $96.0 million, respectively, out of which $58.1 million of federal NOL carryforwards and $94.8 million of state NOL carryforwards begin to expire in 2030 and 2024, respectively. Additionally, $52.7 million of federal NOL carryforwards and $1.2 million of state NOL carryforwards have indefinite lives. As of December 31, 2020 the Company generated foreign NOL carryforwards of $0.6 million which begin to expire in 2025. The federal, state and foreign NOL carryforwards may be available to reduce future federal, state and foreign taxable income, respectively.

Ownership changes, as defined in the Internal Revenue Code Section 382, and similar state provisions may limit the amount of federal and state NOL carryforwards that can be utilized annually to offset future federal and state taxable income. Generally, an ownership change occurs when the ownership percentage of 5% or greater stockholders increases by more than 50% over a three-year period. Accordingly, the purchase of the Company’s stock in amounts greater than specified levels could have limited the Company’s ability to utilize the federal and state NOL carryforwards for tax purposes. Although, the Company has not performed a Section 382 study, it may be limited in its ability to use its federal and state NOL carryforwards NOLs.

In assessing the realizability of its deferred tax assets, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The realization of deferred tax assets depends upon the generation of future taxable income prior to the expiration of the NOL carryforward. The Company has evaluated the positive and negative evidence bearing upon the realizability and determined that it is more likely than not that the Company will not realize the benefits of the deferred tax assets, and as a result, a valuation allowance has been established against federal, state and certain foreign deferred tax assets as of December 31, 2019 and 2020.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2019 the Company recorded an increase in the valuation allowance of $4.8 million. As of December 31, 2020, the Company recorded a net decrease in the valuation allowance of $3.1 million related primarily to a valuation allowance release with respect to the Simplee acquisition offset by a valuation allowance increase with respect to NOL carryforwards. Changes in the valuation allowance are summarized as follows (in thousands):

	Year Ended December, 31
	2019	2020
Valuation allowance at beginning of year	$(15,757)	$(20,554)
Change recorded to income tax (provision) benefit as part of operations	(4,797)	(2,745)
Change recorded to income tax (provision) benefit due to acquisition of Simplee	—	8,464
Current year (increase)/decrease established through goodwill due to acquisition of Simplee	—	(2,650)

Valuation allowance at end of year	$(20,554)	$(17,485)

The Company permanently reinvests the earnings, of its foreign subsidiaries and, therefore, does not provide for taxes that could result from the distribution of those earnings to the Company. As of December 31, 2020, the amount of unrecognized deferred taxes on these earnings would be immaterial.

As of December 31, 2019 and 2020, the Company had not recorded any amounts for unrecognized tax benefits and it had not accrued interest or penalties related to uncertain tax positions. The Company files income tax returns as prescribed by the tax laws of the jurisdiction in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign jurisdictions, where applicable. The Company is open to future tax examination by the Internal Revenue Service from 2017 to the present; however, the Internal Revenue Service carryforward attributes that were generated prior to 2016 may still be adjusted upon examination by to the extent they will be used in a future period. The Company has recently been notified by the Internal Revenue Service that they plan to audit 2018.

18.	Commitments and Contingencies

Operating Leases

The Company leases certain real estate for its primary facilities under operating leases that expire at various dates between one and five years. These leases contain renewal options, and require the Company to pay operating costs, including property taxes, insurance, and maintenance. The terms these lease agreements include free rent periods and annual rent increases. Accordingly, the Company recorded a deferred rent liability related to the free rent periods and periodic rent increases. Rent expense is recognized on a straight-line basis over the term of the lease.

In January 2019, the Company entered into a lease agreement for 6,932 square feet office space in Deerfield, Illinois. The term of the lease commenced on January 29, 2019 and continues until February 28, 2025. The Company has the option to extend the lease for an additional five-year term at market-based rates. The base rent payments commenced in November 2019 and are subject to increases over the 68 month term of the lease. The Company is also obligated to pay its portion of building operating and tax expenses.

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease payments for noncancelable operating leases as of December 31, 2020, are as follows (in thousands):

Years Ending December 31,
2021	$1,308
2022	1,364
2023	1,355
2024	426
2025	18

$4,471

Rent expense for the years ended December 31, 2019 and 2020, was $2.2 million and $2.3 million, respectively.

Legal proceedings

The Company is subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. The Company records an accrual for legal contingencies when it is determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In making such determinations, the Company evaluates, among other things, the degree of probability of an unfavorable outcome and, when it is probable that a liability has been incurred, and the ability to make a reasonable estimate of the loss. If the occurrence of liability is probable, the Company will disclose the nature of the contingency, and if estimable, will provide the likely amount of such loss or range of loss.

As of December 31, 2020, the Company was not subject to any currently pending legal matters or claims that could have a material adverse effect on its financial position, results of operations, or cash flows.

Indemnification

In the ordinary course of business, the Company agrees to indemnify certain partners and clients against third party claims asserting infringement of certain intellectual property rights, data protection, damages caused to property or persons, or other liabilities relating to or arising from the Company’s payment platform or other contractual obligations. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not currently aware of any indemnification claims and had not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2019 and 2020.

19.	Employee Benefit Plan

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. The

FLYWIRE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company made contributions of $0.4 million and $0.5 million to the plan during the years ended December 31, 2019 and 2020, respectively.

20.    Subsequent Events

The Company has evaluated subsequent events through March 11, 2021, the date on which these consolidated financial statements were available for issuance, and with respect to the stock split described below, through May 14, 2021.

On February 25, 2021, the Company sold 2,571,936 shares of Series F redeemable convertible preferred stock at a price of $23.32873 per share for total gross proceeds of $60.0 million and net proceeds of $59.7 million. The terms of the Series F redeemable convertible preferred stock are generally consistent with the terms of the existing series of redeemable convertible preferred stock. The Series F redeemable convertible preferred stock has a liquidation price per share equal to the original issue price per share.

In connection with the sale of the Series F redeemable convertible preferred stock, the Company amended its certificate of incorporation to increase the shares authorized for issuance to 145,500,000 shares of Class A common stock, 9,070,395 shares of Class B common stock and 81,682,587 shares of Preferred Stock with a par value of $.0001 per share. The certificate of incorporation, as amended, adjusted common stock reserved for future issuance upon the exercise of stock options under the 2018 Plan to a total of 32,000,364.

Stock Split

On May 14, 2021, the Company effected a three-for-one stock split of its issued and outstanding shares of common stock and issued and outstanding shares of Preferred Stock. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Events Subsequent to Original Issuance of Consolidated Financial Statements (unaudited)

In April 2021, certain of the Company’s existing investors conducted a tender offer whereby certain shareholders and employees were offered an opportunity to tender their equity holdings to such investors. The total number of shares tendered were 1,655,670 at an average price of $20.40 per share.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31, 2020	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$104,052	$146,313
Restricted cash	5,000	5,000
Accounts receivable, net of allowance for doubtful accounts of $481 and $201, respectively	11,573	11,470
Unbilled receivables	1,698	618
Funds receivable from payment partners	22,481	9,139
Prepaid expenses and other current assets	3,754	6,846

Total current assets	148,558	179,386
Property and equipment, net	5,101	6,084
Intangible assets, net	68,211	66,578
Goodwill	44,650	44,618
Other assets	4,922	5,655

Total assets	$271,442	$302,321

Liabilities, Convertible Preferred Stock, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,436	$9,069
Funds payable to customers	59,986	31,863
Accrued expenses and other current liabilities	14,991	12,604
Deferred revenue	1,227	884
Contingent consideration	6,740	5,465

Total current liabilities	88,380	59,885
Deferred tax liabilities	481	483
Contingent consideration, net of current portion	5,760	—
Preferred stock warrant liability	1,932	2,886
Long-term debt	24,352	24,402
Other liabilities	2,129	2,065

Total liabilities	123,034	89,721

Commitments and contingencies (Note 18)
Convertible preferred stock (Series A, B, B1, B1-NV, C and D), $0.0001 par value; 62,915,394 shares authorized at December 31, 2020 and March 31, 2021; 54,208,461 shares issued and outstanding at December 31, 2020 and March 31, 2021; liquidation preference of $110,716 as of March 31, 2021	110,401	110,401
Redeemable convertible preferred stock (Series E-1, E-2, F-1 and F-2), $0.0001 par value; 16,023,132 shares authorized at December 31, 2020 and 18,767,193 shares authorized at March 31, 2021; 11,239,920 shares issued and outstanding at December 31, 2020 and 13,811,856 shares issued and outstanding at March 31, 2021; liquidation preference of $210,000 at March 31, 2021	119,769	179,509

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31, 2020	March 31, 2021
Stockholders’ deficit:
Common stock, $0.0001 par value; 146,898,270 shares authorized, 22,240,872 shares issued and 19,923,150 shares outstanding as of December 31, 2020; 154,570,395 shares authorized, 25,397,964 shares issued and 23,080,242 shares outstanding as of March 31, 2021	2	3
Treasury Stock, 2,317,722 shares as of December 31, 2020 and March 31, 2021, held at cost	(748)	(748)
Additional paid-in capital	16,970	29,734
Accumulated other comprehensive (loss) income	(214)	125
Accumulated deficit	(97,772)	(106,424)

Total stockholders’ deficit	(81,762)	(77,310)

Total liabilities, convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficit	$271,442	$302,321

The accompanying notes are an integral part of these consolidated financial statements.

FLYWIRE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2021
Revenue	$32,709	$44,991
Costs and operating expenses:
Payment processing services costs	11,609	16,091
Technology and development	5,348	7,522
Selling and marketing	8,577	11,931
General and administrative	10,265	15,914

Total costs and operating expenses	35,799	51,458

Loss from operations	(3,090)	(6,467)

Other income (expense):
Interest expense	(597)	(621)
Change in fair value of preferred stock warrant liability	(263)	(954)
Other income (expense), net	(31)	(411)

Total other expenses, net	(891)	(1,986)

Loss before provision for income taxes	(3,981)	(8,453)
(Benefit from) provision for income taxes	(7,681)	199

Net income (loss)	3,700	(8,652)
Foreign currency translation adjustment	(100)	339

Comprehensive income (loss)	$3,600	$(8,313)

Net income (loss) attributable to common stockholders - basic and diluted	$781	$(8,657)

Net income (loss) per share attributable to common stockholders - basic	$0.04	$(0.41)

Net income (loss) per share attributable to common stockholders - diluted	$0.03	$(0.41)

Weighted average common shares outstanding - basic	17,513,319	21,100,077

Weighted average common shares outstanding - diluted	27,249,072	21,100,077

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CONVERTIBLE PREFERRED STOCK, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Amounts in thousands, except share and per share amounts)

	Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Common Stock			Treasury Stock		Additional Paid-In Capital	Accumu lated Other Compre hensive Income (Loss)	Accumu lated Deficit	Total Stock holders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balances at January 1, 2020	54,208,461	$110,401	—	$—	20,494,146	$2		(2,317,722)	$(748)	$12,031	$102	$(86,665)	$(75,278)
Issuance of common stock upon exercise of stock options	—	—	—	—	1,344,981	1	*	—	—	503	—		504
Issuance of Series E redeemable convertible preferred stock, net of issuance costs of $245			11,239,920	119,755	—	—		—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	—	—	2		—		—	—	(2)	—	—	(2)
Forfeiture of unvested restricted stock awards	—	—	—	—	(7,092)	*		—	—		—	—
Foreign currency translation adjustment	—	—	—	—	—	—		—	—		(100)	—	(100)
Stock-based compensation expense	—	—	—	—	—	—		—	—	835	—	—	835
Net income	—	—	—	—	—	—		—	—	—	—	3,700	3,700

Balances at March 31, 2020	54,208,461	$110,401	11,239,920	$119,757	21,832,035	$3		(2,317,722)	$(748)	$13,367	$2	$(82,965)	$(70,341)

	Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Common Stock			Treasury Stock		Additional Paid-In Capital	Accumu lated Other Compre hensive Income (Loss)	Accumu lated Deficit	Total Stock holders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balances at January 1, 2021	54,208,461	$110,401	11,239,920	$119,769	22,240,872	$2		(2,317,722)	$(748)	$16,971	$(214)	$(97,772)	$(81,762)
Issuance of common stock upon exercise of stock options	—	—		—	3,005,574	1		—	—	$2,404	—	—	2,405
Issuance of Series F-1 redeemable convertible preferred stock, net of issuance costs of $265	—	—	2,571,936	59,735	—	—		—	—	—	—	—	—
Exercise of common stock warrants	—	—	—	—	151,518	—	*	—	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	—	—	5	—	—		—	—	(5)	—	—	(5)
Foreign currency translation adjustment	—	—	—	—	—	—		—	—	—	339	—	339
Stock-based compensation expense	—	—	—	—	—	—		—	—	10,364	—	—	10,364
Net loss	—	—	—	—	—	—		—	—	—	—	(8,652)	(8,652)

Balances at March 31, 2021	54,208,461	$110,401	13,811,856	$179,509	25,397,964	$3		(2,317,722)	$(748)	$29,734	$125	$(106,424)	$(77,310)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)

	Three Months Ended March 31,
	2020	2021
Cash flows from operating activities:
Net income (loss)	$3,700	$(8,652)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,516	2,131
Stock-based compensation expense	835	10,364
Amortization of deferred contract costs	50	50
Change in fair value of preferred stock warrant liability	263	954
Change in fair value of contingent consideration	(300)	(23)
Deferred tax provision	(8,555)	4
Bad debt expense	—	106
Non-cash interest expense	82	50
Other	—	149
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(2,062)	(3)
Unbilled receivables	1,011	1,080
Funds receivable from payment partners	10,120	13,342
Prepaid expenses and other assets	(1,174)	(1,680)
Funds payable to customers	(51,212)	(28,123)
Accounts payable, accrued expenses and other current liabilities	(93)	(922)
Contingent consideration	(693)	(3,212)
Other liabilities	(113)	(150)
Deferred revenue	(511)	(257)

Net cash used in operating activities	(47,136)	(14,792)

Cash flows from investing activities:
Purchases of property and equipment	(533)	(1,473)
Acquisition of businesses, net of cash acquired	(79,401)	—

Net cash used in investing activities	(79,934)	(1,473)

Cash flows from financing activities:
Payment of long-term debt	(2,083)	—
Payment of deferred offering costs related to initial public offering	—	(163)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	119,755	59,735
Contingent consideration paid for acquisitions	(1,307)	(3,800)
Proceeds from exercise of stock options	504	2,406

Net cash provided by financing activities	116,869	58,178

Effect of exchange rates changes on cash and cash equivalents	(337)	348

Net (decrease) increase in cash, cash equivalents and restricted cash	(10,538)	42,261
Cash, cash equivalents and restricted cash, beginning of period	86,027	109,052

Cash, cash equivalents and restricted cash, end of period	$75,489	$151,313

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)

	Three Months Ended March 31,
	2020	2021
Supplemental disclosures of cash flow and noncash information
Cash paid during the period for interest	$527	$531
Accretion of redeemable convertible preferred stock	$(2)	$(5)
Purchase of property and equipment in accounts payable	$—	$20
Deferred offering costs related to initial public offering included in accounts payable, accrued expenses and other current liabilities	$—	$2,149
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$75,489	$146,313
Restricted cash	$—	$5,000

Cash, cash equivalents and restricted cash	$75,489	$151,313

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of the Business and Basis of Presentation

Flywire Corporation (the “Company”) was incorporated under the laws of the State of Delaware in July 2009 as peerTransfer Corporation. In 2016 the Company changed its name to Flywire Corporation. The Company is headquartered in Boston, Massachusetts and has a global footprint in 11 countries across 5 continents.

The Company provides a secure global payments platform, offering its clients an innovative and streamlined process to receive reconciled domestic and international payments in a more cost effective and efficient manner. The Company’s solutions are built on three core elements: (i) a payments platform; (ii) a proprietary global payment network; and (iii) vertical-specific software backed by its deep industry expertise.

The Company is subject to risks and uncertainties similar to other companies of similar size in the technology platform and digital payments industry, including, but not limited to, development by competitors of new technological innovations, compliance with government regulations, ability to attract, retain and engage both clients and their customers and partners, and the need to obtain additional financing to fund operations. Potential risks and uncertainties also include, without limitation, uncertainties regarding the duration and magnitude of the impact of the COVID-19 pandemic on the Company’s business, the business of its clients and the economy in general.

Impact of COVID-19

On March 11, 2020, the World Health Organization (“WHO”) declared the outbreak of a novel coronavirus (“COVID-19”) as a global pandemic, which continues to spread throughout the world. The Company’s primary sources of revenue are related to international tuition payments and domestic healthcare payments for elective procedures. These areas have been adversely impacted by the pandemic. Colleges, universities, private primary schools and language schools are still deciding on their re-opening plans; international travel has been reduced to stop the in-flow of COVID-19; and hospitals have cut back on elective procedures to ensure there are available resources to treat waves of COVID-19 cases.

In response to the COVID-19 pandemic, the Company executed a reduction in force in May of 2020, cut corporate bonus programs, eliminated corporate travel and reduced professional service and other fees. Further, the Company implemented remote working capabilities and measures focused on the safety of employees. The Company continues to monitor the rapidly evolving conditions and circumstances as well as guidance from international and domestic authorities, including public health authorities. The Company does not currently foresee the need to take additional actions, however it continues to evaluate the ongoing impact of COVID-19 as facts and circumstances change.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) regarding interim financial reporting and include the accounts of the Company and its wholly owned subsidiaries. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Therefore, these condensed

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company’s audited consolidated financial statements for the year ended December 31, 2020. Intercompany accounts and transactions have been eliminated upon consolidation.

The accompanying condensed consolidated balance sheet as of March 31, 2021, the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2020 and 2021, the condensed consolidated statements of convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2020 and 2021 and the condensed consolidated statements of cash flows for the three months ended March 31, 2020 and 2021, are unaudited. The interim unaudited condensed consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2021, and the results of its operations and its cash flows for the three months ended March 31, 2020 and 2021. The financial data and other information disclosed in these notes related to the three months ended March 31, 2020 and 2021 and as of March 31, 2021, are also unaudited. The accompanying consolidated balance sheet as of December 31, 2020 was derived from the Company’s audited consolidated financial statements for the year ended December 31, 2020. The results for the three months ended March 31, 2021, are not necessarily indicative of results to be expected for the year ended December 31, 2021, any other interim periods or any future year or period.

2.	Summary of Significant Accounting Policies

Concentrations of Credit Risk, Financial Instruments and Significant Customers

Financial instruments that potentially subject the Company to concentration of credit risk consists principally of cash, cash equivalents, accounts receivable and funds receivable from payment partners. The Company maintains its cash and cash equivalents with financial institutions that management believes are of high credit quality. To manage credit risk related to accounts receivable, the Company evaluates credit worthiness of its customers and maintains allowances, to the extent necessary, for potential credit losses based upon the aging of its accounts receivable balances and known collection issues. The Company has not experienced any material credit losses for the three months ended March 31, 2020 and 2021.

The Company has corporate deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. As part of the cash management process, the Company performs periodic reviews of the financial institution credit standing.

Accounts receivable are derived from revenue earned from customers located in the U.S. and internationally. Significant customers are those that represent 10% or more of accounts receivable, net as set forth in the following table:

	December 31,	March 31,
	2020	2021
Customer A	19%	28%
Customer B	10%	*

*	Less than 10% of total accounts receivable.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Funds receivable from payment partners consist primarily of cash held by the Company’s global payment processing partners that has not yet remitted to the Company. Significant partners are those that represent 10% or more of funds receivable from payment partners as set forth in the following table:

	December 31,	March 31,
	2020	2021
Partner A	24%	14%
Partner B	12%	19%
Partner C	12%	*
Partner D	*	14%

*	Less than 10% of total balance.

During the three months ended March 31, 2020 and 2021, no customers accounted for 10% or more of revenue.

During the three months ended March 31, 2020, revenue from customers located outside of the United States in the aggregate accounted for 24.5% of the Company’s total revenue, with the United Kingdom accounting for 11.0%. No other countries accounted for 10% or more of total revenue for the three months ended March 31, 2020.

During the three months ended March 31, 2021, revenue from customers located outside of the United States in the aggregate accounted for 25.4% of the Company’s total revenue, with Canada accounting for 12.3% and the United Kingdom accounting for 11.0%. No other countries accounted for 10% or more of total revenue for the three months ended March 31, 2021.

Deferred Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholder’s deficit as a reduction of the additional paid-in capital generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss. As of December 31, 2020 and March 31, 2021, the Company had $0 and $2.3 million, respectively, of deferred offering costs recorded in other assets in the consolidated balance sheets. As of March 31, 2021, the Company had $2.1 million of deferred offering costs that are unpaid, of which $0.4 million was recorded in accounts payable and $1.7 million was recorded in accrued expenses and other current liabilities.

Software Developed for Internal Use

The Company capitalizes costs related to internal-use software during the application development stage including third-party consulting costs and compensation expenses related to employees who devote time to the development of the projects. The Company records software development costs in property and equipment. Costs incurred in the preliminary stages of development activities and post implementation activities are expensed in the period incurred and they are included in technology and development expense in the consolidated statements of operations and comprehensive loss. The

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Once the additional functionality is available for general use, capitalization ceases and the asset begins being amortized. The Company capitalized $1.8 million and $1.4 million in costs related to internal use software as of December 31, 2020 and March 31, 2021, respectively. The Company capitalized $0.4 million in costs related to internal use software during the three months ended March 31, 2020. Software developed for internal use is amortized straight-line over its estimated useful life of five years.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling and marketing expenses in the consolidated statements of operations and comprehensive loss. Advertising expenses were $0.3 million and $0.5 million for the three months ended March 31, 2020 and 2021, respectively.

Net Income (Loss) per Share

The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding, including all potentially dilutive common shares, if the effect of such shares is dilutive.

In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net income attributable to common stockholders for the three months ended March 31, 2020 and a net loss for the three months ended March 31 2021. For the three months ended March 31, 2021, net loss per share attributable to common stockholders was the same as diluted net loss per share attributable to common stockholders.

Accounting Pronouncements Not Yet Adopted

The Company qualifies as “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to “opt in” to the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02” or “the new lease standard”). The new lease standard sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. In addition, a lessee is required to record (i) a right-of-use asset and a lease liability on its balance sheet for all leases with accounting lease terms of more than 12 months regardless of whether it is an operating or financing lease and (ii) lease expense for operating leases and amortization and interest expense for financing leases. Leases with a term of 12 months or less may be accounted for similar to prior guidance for operating leases. In July 2018, the FASB issued ASU No. 2018-11, which added an optional transition method under the new lease standard that allows companies to adopt the standard as of the beginning of the year of adoption as opposed to the earliest comparative period presented. In November 2019, the FASB issued guidance delaying the effective date for all entities, except for public business entities. For public entities, this guidance was effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. For nonpublic entities, this guidance is effective for annual periods beginning after December 15, 2020. In May 2020, FASB issued ASU No. 2020-05 delaying the effective date of the new lease standard for nonpublic companies to fiscal years beginning after December 15, 2021 and interim periods within those fiscal years beginning after December 15, 2022. The Company expects to adopt this guidance effective January 1, 2022 and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief, which introduces a new accounting model for recognizing credit losses on most financial instruments based on an estimate of current expected credit losses. ASU 2019-05 is effective for annual periods beginning after December 15, 2019. In April 2020, the FASB extended the adoption period allowing companies to adopt this ASU for annual periods beginning after December 15, 2022. The Company is currently evaluating the impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions for intra period tax allocations and deferred tax liabilities for equity method investments and adds guidance on whether a step-up in tax basis of goodwill relates to a business combination or a separate transaction. This ASU is effective for fiscal years beginning after December 15, 2020 for public companies and for fiscal years beginning after December 15, 2021 for nonpublic companies, with early adoption permitted. The Company expects to adopt this guidance effective January 1, 2022 and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amends the derivatives scope exception for contracts in an entity’s own equity. The standard is effective for the Company on January 1, 2024, with early adoption permitted. The Company is currently evaluating the potential impact that this standard may have on its consolidated financial statements and related disclosures.

3.	Revenue and Recognition

The following tables present revenue disaggregated by geographical area and major solutions. The categorization of revenue by geographical location is determined based on location of where the Client resides.

	Three Months Ended March 31:
(in thousands)	2020	2021
Primary geographical markets
United States (“U.S.”)	$24,687	$33,574
Canada	3,211	5,516
United Kingdom (“U.K.”)	3,588	3,433
Other Countries[1]	1,223	2,468

Total revenue	$32,709	$44,991

Major solutions
Transactions	$25,217	$32,434
Platform and usage-based fees	7,492	12,557

Total revenue	$32,709	$44,991

(1)	No single country included in the other countries category generated 10% or more of total revenue.

Contract Balances from Contracts with Customers

The following table provides information about accounts receivable, unbilled receivables and deferred revenue from contracts with customers (in thousands):

	December 31, 2020	March 31, 2021
Accounts receivable, net of allowances	$11,573	$11,470
Unbilled receivables	1,698	618
Deferred revenue—current	1,227	884
Deferred revenue—non-current	108	83

For the three months ended March 31, 2020 and 2021, the Company recognized $0.5 million and $0.6 million of revenue from amounts that were included in deferred revenue as of December 31, 2019 and 2020.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Allowance for doubtful accounts

Changes in the allowance for doubtful accounts for the three months ended March 31, 2020 and the three months ended March 31, 2021 were as follows (in thousands):

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2021
Allowance for doubtful accounts at the beginning of the period	$(298)	(481)
Provisions	—	(106)
Write-offs, net of recoveries	—	386

Allowance for doubtful accounts at the end of the period	(298)	(201)

5.	Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Financial Assets:
Foreign exchange contracts	$—	$—	$54	$54

	$—	$—	$54	$54

Financial Liabilities:
Preferred stock warrant liability	$—	$—	$1,932	$1,932
Contingent consideration	—	—	12,500	12,500

	$—	$—	$14,432	$14,432

	Fair Value Measurements as of March 31, 2021 Using:
	Level 1	Level 2	Level 3	Total
Financial Assets:
Foreign exchange contracts	$—	$—	$7	$7

	$—	$—	$7	$7

Financial Liabilities:
Preferred stock warrant liability	$—	$—	$2,886	$2,886
Contingent consideration	—	—	5,465	5,465

	$—	$—	$8,351	$8,351

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

During the three months ended March 31, 2020 and 2021, there were no transfers between Level 1, Level 2 or Level 3.

Preferred stock warrant liability

The preferred stock warrant liability in the table above consists of the fair value of warrants to purchase convertible preferred stock (refer to Note 13). The fair value of the preferred stock warrant liability was determined using significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy.

The table below summarizes the weighted average of the most significant inputs used to fair value the preferred stock warrant liability during the three months ended March 31, 2020 and 2021:

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2021
Fair value of preferred stock	$5.46	$8.96
Risk-free interest rate	0.55%	1.40%
Expected volatility	45.0%	45.0%
Expected dividend yield	0%	0%
Remaining contractual term	4.8	3.8

Contingent consideration

The following table presents the unobservable inputs incorporated into the valuation of contingent consideration:

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2021
Discount rate	20.0%	8.15%
Probability of successful achievement *	80% - 99%	0% - 100%
Performance period	2 years	1 years

*	Probability of successful achievement was set at different targets based on the Company’s best estimates on achieving them.

Increases or decreases in any of the probabilities of success in which revenue targets are expected to be achieved would result in a higher or lower fair value measurement, respectively. Increases or decreases in the discount rate would result in a lower or higher fair value measurement, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the changes in the carrying value of the contingent consideration for the three months ended March 31, 2020 and 2021 (in thousands):

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2021
Beginning balance	$2,000	$12,500
Additions	7,100	—
Change in fair value	(300)	(23)
Contingent consideration paid	(2,000)	(7,012)

Ending balance	$6,800	$5,465

*

- Amounts of $0.7 million paid in excess of fair value initially recorded in purchase accounting were classified as operating cash flows in the Consolidated Statements of Cash Flows during the three months ended March 31, 2020. Amounts of $3.2 million paid in excess of the fair value initially recorded in purchase accounting were classified as operating cash flows in the Consolidated Statements of Cash Flows during the three months ended March 31, 2021.

6.	Derivative Instruments

As part of the Company’s foreign currency risk management program, the Company uses foreign currency forward contracts to mitigate the volatility related to fluctuations in the foreign exchange rates. Derivative transactions such as foreign currency forward contracts are measured in terms of the notional amount; however, this amount is not recorded on the consolidated balance sheets and is not, when viewed in isolation, a meaningful measure of the risk profile of the derivative instruments. The notional amount is generally not exchanged but is used only as the underlying basis on which the value of foreign exchange payments under these contracts is determined. As of December 31, 2020 and March 31, 2021, respectively, the Company had 3,647 and 2,544 open foreign exchange contracts. As of December 31, 2020 and March 31, 2021, the Company had foreign currency forward contracts outstanding with a notional amount of $11.8 million and $11.5 million, respectively.

The Company records all derivative instruments in the consolidated balance sheets at their fair values. As of December 31, 2020, the Company recorded a liability of less than $0.1 million and as of March 31, 2021, the Company recorded an asset of less than $0.1 million related to outstanding foreign exchange contracts. The Company recognized a gain of less than $0.1 million during both the three months ended March 31, 2020 and 2021, which was included as a component of general and administrative expense within the consolidated statements of operations and comprehensive loss.

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of the dates presented (in thousands):

	December 31, 2020	March 31, 2021
Accrued employee compensation and related taxes	$9,371	$5,479
Accrued vendor liabilities	2,542	1,510
Accrued income taxes payable	1,027	1,154
Accrued professional services	937	2,353
Other accrued expenses and current liabilities	1,114	2,108

	$14,991	$12,604

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.	Property and Equipment, net

Property and equipment, net consisted of the following as of the dates presented (in thousands):

	December 31, 2020	March 31, 2021
Computer equipment and software	$1,465	$1,521
Internal use software	1,779	3,175
Furniture and fixtures	687	630
Leasehold improvements	3,989	3,980

	7,920	9,306
Less: Accumulated depreciation and amortization	(2,819)	(3,222)

	$5,101	$6,084

Depreciation and amortization expense was $0.5 million and $0.4 million for the three months ended March 31, 2020 and 2021, respectively.

There were no write offs of assets during the three months ended March 31, 2020. During the three-months ended March 31, 2021, the Company sold $0.1 million of property and equipment with accumulated depreciation of $0.1 million. The company recognized a gain on the sale of the fixed assets of less than $0.1 million.

As of December 31, 2020 and March 31, 2021, the carrying value of internal-used software was $1.7 million and $2.9 million, respectively. Amortization expense related to internal-used software was $0 and $0.1 million during the three-months ended March 31, 2020 and 2021, respectively.

9. Acquisitions

2020 Business Acquisition

Simplificare Inc.

On February 13, 2020, the Company completed its acquisition of Simplificare Inc. (“Simplee”), a provider of healthcare payment and collections software. The acquisition of Simplee was intended to further expand the capabilities of the Company and to acquire additional customers in the healthcare market. The acquisition of Simplee has been accounted for as a business combination.

Pursuant to the terms of the agreement, the Company acquired all outstanding equity of Simplee for estimated total purchase consideration of $86.5 million, which consists of (in thousands):

Cash consideration, net of cash acquired	$79,401
Estimated fair value of contingent consideration	7,100

Total purchase consideration, net of cash acquired	$86,501

Contingent consideration represents additional payments that the Company may be required to make in the future, which totals up to $20.0 million depending on the Company reaching certain revenue and integration targets established for the years ended December 31, 2020 and 2021, as well

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

as retaining key customers. A portion of the contingent consideration is also tied to continuing employment of certain key employees; accordingly, $2.1 million has been excluded from the purchase price allocation. During the three months ended March 31, 2020 and 2021, the Company expensed $0.3 million and $0.2 million in personnel costs associated with the contingent consideration in the Company’s consolidated statements of operations and comprehensive loss and recorded a liability included in accrued expenses and other current liabilities on the consolidated balance sheet. The contingent consideration is payable at the one-year and two-year acquisition anniversary dates based on the prior year results.

The Company incurred $1.9 million in transaction costs related to the Simplee acquisition, of which $1.3 million was incurred during the three months ended March 31, 2020 and no costs were incurred during the three months ended March 31, 2021. Additionally, the Company incurred $0.7 million and $1.0 million of retention costs during the three months ended March 31, 2020 and 2021, respectively, to compensate employees of Simplee for future services. This amount was included in personnel costs in the Company’s consolidated statements of operations and comprehensive loss.

The following table summarizes the allocation of the purchase consideration to the fair value of the assets acquired and liabilities assumed (in thousands):

Cash	$2,190
Accounts receivable	8,555
Prepaid expenses and other assets	1,578
Property and equipment, net	107
Deferred tax assets	6,587
Goodwill	31,696
Identifiable intangible assets	58,800

Total assets acquired	109,513

Deferred tax liabilities	15,092
Accounts payable	2,267
Accrued expenses and other liabilities	3,463

Total liabilities assumed	20,822

Net assets acquired	88,691
Less: cash acquired	2,190

Net assets, less cash acquired	$86,501

Goodwill arising from the acquisition of $31.7 million was attributable to the workforce of Simplee and the synergies expected to arise from the acquisition. The Company expects that no goodwill from this acquisition will be deductible for income tax purposes.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table reflects the estimated fair values of the identified intangible assets of Simplee and their respective weighted-average estimated amortization periods.

	Estimated Fair Values	Weighted- Average Estimated Amortization Periods
	(in thousands)	(years)
Developed technology	$10,500	8
Customer relationships	48,300	12

	$58,800

The results of Simplee have been included in the consolidated financial statements since the date of the acquisition. Simplee’s consolidated revenue included in the consolidated financial statements since the acquisition date for the three-months ended March 31, 2020 and 2021 was $5.5 million and $10.2 million, respectively. The Company has not disclosed net income or loss since the acquisition date as the business was fully integrated into the consolidated Company’s operations and therefore it was impracticable to determine this amount.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information shows the results of the Company’s operations for the three-months ended March 31, 2020 as if the acquisition had occurred on January 1, 2019. The unaudited pro forma financial information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had occurred as of that date. The unaudited pro forma information is also not intended to be a projection of future results due to the integration of the acquired operations of Simplee. The unaudited pro forma information reflects the effects of applying the Company’s accounting policies and certain pro forma adjustments to the combined historical financial information of the Company and Simplee. The pro forma adjustments include:

•	incremental amortization expense associated with the estimated fair value of identified intangible assets;

•	revenue and cost of revenue adjustments as a result of the reduction in deferred revenue and the cost related to their estimated fair value;

•	incremental employee compensation expense for Simplee employees; and

•	the estimated tax impact of the above items.

	Three Months Ended March 31, 2020
	Actual	Pro Forma
	(in thousands)
Revenue	$32,709	$37,195
Net Income	$3,700	$2,145

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	Goodwill and Acquired Intangible Assets

The following table summarizes the changes in the carrying amount of goodwill for the three months ended March 31, 2020 and 2021 (in thousands):

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2021
Beginning balance	$12,924	$44,650
Goodwill related to Simplee acquisition	31,696	—
Foreign currency translation adjustment	252	(32)

Ending balance	$44,872	$44,618

No goodwill impairment was recorded during the three months ended March 31, 2020 and 2021.

Acquired intangible assets subject to amortization consisted of the following (in thousands):

	December 31, 2020
	Gross Carrying Value*	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Developed Technology	$25,063	$(6,595)	$18,468	6.13
Customer Relationships	52,312	(2,772)	49,540	10.88
Trade Name/Trademark	511	(504)	7	0.04
Non-Compete Agreement	469	(273)	196	2.05

	$78,355	$(10,144)	$68,211

*	Includes less than $0.1 million of foreign currency translation adjustments

	March 31, 2021
(in thousands)	Gross Carrying Value*	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Developed Technology	$25,063	(7,605)	$17,458	5.88
Customer Relationships	52,390	(3,443)	48,947	10.63
Trade Name/Trademark	511	(511)	—	—
Non-Compete Agreement	469	(296)	173	1.86

	$78,433	$(11,855)	$66,578

*	Includes less than $0.1 million of foreign currency translation adjustments

Amortization expense for the three-months ended March 31, 2020 and 2021 was $1.0 million and $1.6 million, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2021, the estimated annual amortization expense of intangible assets for each of the next five years and thereafter is expected to be as follows (in thousands):

Estimated Amortization Expense
Remaining of fiscal year 2021	$4,369
2022	6,881
2023	7,588
2024	7,892
2025	7,714
Thereafter	32,134

$66,578

11.	Debt

The components of the Company’s outstanding debt as of each period presented, consisted of the following (in thousands):

	December 31, 2020	March 31, 2021
Long term debt	$25,000	$25,000
Less unamortized debt discount	(430)	(396)
Less unamortized debt issuance costs	(218)	(202)

	$24,352	$24,402

Loan and Security Agreement

On January 16, 2018, the Company entered into a Loan and Security Agreement with a financial institution for a $25.0 million loan (the “LSA”) with interest at a rate of 8.5% per annum. The proceeds of the LSA were used to fund the acquisition of OnPlan. The LSA could be drawn down in three tranches. The first tranche of $15.0 million was drawn in January 2018, while the remaining two tranches were drawn in February 2019 and August 2019 for $5.0 million each. The LSA maturity date was January 22, 2022. The Company was obligated to make monthly interest payments on the loan. The LSA was interest only until either August 1, 2019 or February 1, 2020 pending on achieving certain revenue and margin targets. The Company incurred debt issuance costs of $0.2 million in connection with the issuance of the LSA. These issuance costs were amortized to interest expense, using the effective interest method, over the term of the loan.

On December 31, 2018, the Company achieved the required targets, and deemed that the principal payments would not commence until February 1, 2020.

The LSA does not include any financial covenants. The LSA contains negative covenants that restrict, among other things, the Company’s ability to sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments.

The LSA is subject to customary mandatory prepayment provisions and acceleration upon events of default for, among other things, non-payment, breach of covenants, certain large judgments and

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

misrepresentations. The Company may make voluntary prepayments of the LSA at any time without penalty or premium. The Company did not make any prepayments of the LSA during the three months ended March 31, 2020 or 2021.

Amendments to Loan and Security Agreement

On April 25, 2020 the Company entered into a Joinder and First Amendment to the Loan and Security Agreement for administrative matters.

On May 18, 2020, the Company entered into a Joinder and Second Amendment to Loan and Security Agreement to refinance the LSA. As part of the amendment, the financial institution re-advanced $4.2 million of principal paid on the loan through May 1, 2020. The final maturity date of the LSA was extended to May 2025. The new stated interest rate at a floating per annum rate equal to the greater of (i) 5.25% above the prime rate; or (ii) 8.50%. The LSA is interest only until May 2023. Beginning on June 1, 2023, the Company will make 24 equal principal payments. The Company incurred $0.2 million in commitment fees from the financial institution to close the refinancing. These commitment fees were recorded as a reduction to the loan balance on the balance sheet.

Both amendments were accounted for as debt modifications.

Future Principal Payments

As of March 31, 2021, the aggregate minimum future principal payments due in connection with the Company’s LSA in the next five years were as follows (in thousands):

2021	$—
2022	—
2023	7,292
2024	12,500
2025	5,208

$25,000

The Company recorded interest expense of $0.6 million for both the three months ended March 31, 2020 and 2021, respectively. Included in interest expense is $0.1 million and $0.1 million of amortization of debt issuance cost and debt discount for the three months ended March 31, 2020 and 2021.

12.	Preferred Stock

The Company has issued Series A convertible preferred stock (the “Series A Preferred Stock”), Series B convertible preferred stock (the “Series B Preferred Stock”), Series B1-NV convertible preferred stock (the “Series B1-NV Preferred Stock”), Series B1 convertible preferred stock (the “Series B1 Preferred Stock”), Series C convertible preferred stock (the “Series C Preferred Stock”), Series D convertible preferred stock (the “Series D Preferred Stock”), Series E-1 redeemable convertible preferred stock and Series E-2 redeemable convertible preferred stock (the “Series E Preferred Stock”) and Series F-1 redeemable convertible preferred stock (the “Series F Preferred Stock”). The Series A Preferred Stock, the Series B Preferred Stock, the Series B1-NV Preferred

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Stock, the Series B1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock are collectively referred to as the “Preferred Stock”.

In February 2021, the Company issued and sold 2,571,936 shares of Series F-1 Preferred Stock at $23.32873 per share for total gross proceeds of $60.0 million. The Company incurred issuance costs in connection with this transaction of $0.2 million. In conjunction with the sale of the Series F-1 Preferred Stock, the Company amended its certificate of incorporation to increase shares authorized for issuance to a total of 81,682,587 shares of Preferred Stock with a par value of $0.0001 per share.

In February 2020, the Company issued and sold 11,239,920 shares of Series E Preferred Stock at $10.67623 per share for total gross proceeds of $120.0 million. The Company incurred issuance costs in connection with this transaction of $0.2 million. In conjunction with the sale of the Series E Preferred Stock, the Company amended its certificate of incorporation to increase shares authorized for issuance to a total of 78,938,526 shares of Preferred Stock with a par value of $0.0001 per share.

Upon issuance of each class of Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities and determined that such features did not require the Company to separately account for these features. The Company also concluded that no beneficial conversion feature existed on the issuance date of each class of Preferred Stock.

The Company’s Preferred Stock consisted of the following:

	December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	14,475,186	14,475,186	14,807	14,843	14,475,186
Series B Preferred Stock	9,917,487	9,917,487	9,163	9,199	9,917,487
Series B1-NV Preferred Stock	8,325,933	1,145,526	1,174	1,174	1,145,526
Series B1 Preferred Stock	8,325,933	7,180,407	7,326	7,357	7,180,407
Series C Preferred Stoc	15,245,853	14,864,853	28,072	28,143	14,864,853
Series D Preferred Stock	6,625,002	6,625,002	49,859	50,000	6,625,002
Series E-1 Preferred Stock	7,124,862	5,251,542	55,960	70,080	5,251,542
Series E-2 Preferred Stock	8,898,270	5,988,378	63,809	79,920	5,988,378

	78,938,526	65,448,381	230,170	260,716	65,448,381

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	March 31, 2021
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	14,475,186	14,475,186	14,807	14,843	14,475,186
Series B Preferred Stock	9,917,487	9,917,487	9,163	9,199	9,917,487
Series B1-NV Preferred Stock	8,325,933	1,145,526	1,174	1,174	1,145,526
Series B1 Preferred Stock	8,325,933	7,180,407	7,326	7,357	7,180,407
Series C Preferred Stock	15,245,853	14,864,853	28,072	28,143	14,864,853
Series D Preferred Stock	6,625,002	6,625,002	49,859	50,000	6,625,002
Series E-1 Preferred Stock	7,124,862	5,251,542	55,962	70,080	5,251,542
Series E-2 Preferred Stock	8,898,270	5,988,378	63,810	79,920	5,988,378
Series F-1 Preferred Stock	2,571,936	2,571,936	59,737	60,000	2,571,936
Series F-2 Preferred Stock	172,125	—	—	—	—

	81,682,587	68,020,317	286,910	320,716	68,020,317

The holders of Preferred Stock have the following rights and preferences (Series B, B1, and B1-NV collectively referred to as “Senior Preferred Stock”):

Voting

The holders of the Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which each Preferred Stock is convertible at the time of such vote. The holders of Preferred Stock shall vote together with the holders of common stock as a single class, except for the election of the Board of Directors. For such election, the holders of Preferred Stock shall vote exclusively as a separate class to elect three directors. The holders of Class A common stock shall vote exclusively to elect one director. The remainder of the directors of the Company shall be elected by the holders of common stock and preferred stock voting as a single class and are entitled to elect three directors.

Except as may otherwise be required under Delaware General Corporation Law, holders of the Series B1-NV Preferred Stock, the Series E-2 Preferred Stock and the Series F-2 Preferred Stock shall have no right to vote in respect of such shares.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of common stock.

The conversion ratio of each series of Preferred Stock is determined by dividing the applicable Original Issue Price of each series by the applicable Conversion Price of each series in effect on the date the certificate is surrendered for conversion. The Original Issue Price per share is $0.6580 for Series A Preferred Stock, $0.6580 for Series B Preferred Stock, $0.7507 for Series B1 Preferred Stock and Series B1-NV Preferred Stock, $1.480 for Series C Preferred Stock, $7.54717 for Series D Preferred Stock, $10.67623 for Series E Preferred Stock and $23.32873 for Series F Preferred Stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

incorporation, as amended and restated. The Conversion Price per share is $0.6580 for Series A Preferred Stock, $0.6580 for Series B Preferred Stock, $0.7507 for Series B1 Preferred Stock and Series B1-NV Preferred Stock, $1.480 for Series C Preferred Stock, $7.54717 for Series D Preferred Stock, $10.67623 for Series E Preferred Stock and $23.32873 for Series F Preferred Stock.

Mandatory Conversion

Each share of Preferred Stock will automatically be converted into shares of the Company’s common stock, at the then effective conversion price upon the closing of the sale of shares of common stock at a price to the public of at least $14.9468 per share, subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with net proceeds to the Company of at least $100 million.

Liquidation

Series A Preferred Stock

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of the common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company. If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Senior Preferred Stock (Series B, B1 and B1-NV)

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company the holders of the Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of (i) Series A Preferred Stock or (ii) common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable preferred stock Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Senior Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full amount to which they shall be entitled, the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Series C Preferred Stock

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of (i) Senior Preferred Stock (ii) Series A Preferred Stock or (iii) common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series C preferred stock Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Series D Preferred Stock

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series D preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of (i) Series C Preferred Stock (ii) Senior Preferred Stock (iii) Series A preferred stock or (iv) common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series D preferred stock Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Series E Preferred Stock (Series E-1 and E-2)

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series E preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of (i) Series D Preferred Stock, (ii) Series C Preferred Stock, (iii) Senior Preferred Stock, (iv) Series A Preferred Stock, (v) Common Stock, or (vi) any other class or series of capital stock of the Corporation, in each case by reason of their ownership thereof, an amount per share equal to the greater of (a) (i) 125% of the Series E Preferred Stock Original Issue Price, plus any dividends declared but unpaid thereon (if the voluntary or involuntary liquidation, dissolution or winding up of the corporation or any deemed liquidation event is consummated before the second anniversary of the Series E original issue date) and (ii) Series E Original Issue Price, plus any dividends declared but unpaid (if the voluntary or involuntary liquidation, dissolution or winding up of the corporation or any deemed liquidation event is consummated on or after the second anniversary of the Series E original issue date) or (b) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company, if the voluntary or involuntary liquidation, dissolution or winding up of the corporation or any deemed liquidation event is consummated before the second anniversary of the Series E original issue date.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Series F Preferred Stock (Series F-1 and F-2)

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series F preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of (i) Series E Preferred Stock, (ii) Series D Preferred Stock, (iii) Series C Preferred Stock (iv) Senior Preferred Stock, (v) Series A Preferred Stock, (vi) Common Stock, or (vii) any other class or series of capital stock of the Corporation, in each case by reason of their ownership thereof, an amount per share equal to the greater of (a) Series F Original Issue Price, plus any dividends declared but unpaid (if the voluntary or involuntary liquidation, dissolution or winding up of the corporation or any deemed liquidation event is consummated on or after the second anniversary of the Series F original issue date) or (b) such amount per share as would have been payable had all shares of Series F Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company, if the voluntary or involuntary liquidation, dissolution or winding up of the corporation or any deemed liquidation event is consummated before the second anniversary of the Series F original issue date.

If upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series F

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Dividends

In July 2018, coinciding with the issuance of Series D Preferred Stock, the certificate of incorporation was amended to eliminate the future accrual of dividends. Holders of Series A Preferred Stock, Senior Preferred Stock and Series C Preferred Stock were entitled to accrue dividends through the Series D Preferred Stock issuance date of July 5, 2018 (the “Preferred Stock Dividends”) out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend to shareholders of common stock. The Preferred Stock Dividends shall be cumulative and accrue, day to day through the Series D Preferred Stock issuance date, at a rate per annum of 8% per share on such shares of preferred stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the preferred stock. The holders of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are not entitled to accrue dividends.

Accumulated dividends were as follows (in thousands):

	December 31, March 31,
	2020	2021
Series A Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ...	$5,318	$5,318
Series B Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ...	1,967	1,967
Series B1-NV Preferred Stock . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . .	314	314
Series B1 Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ...	2,673	2,673
Series C Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ...	6,143	6,143

	$16,415	$16,415

No dividends were declared or paid by the Company during the three months ended March 31, 2020 and 2021.

Redemption

Series A, B, B1 B1-NV, C and D of Preferred Stock do not contain any date-certain redemption features. At any time on or after the fifteenth anniversary of the Series E Preferred Stock issue date, any holder of Series E Preferred Stock may elect to have all outstanding shares of Series E Preferred Stock redeemed. The redemption price for each share of Series E Preferred Stock will be the original issue price per share, plus any declared but unpaid dividends. At any time on or after the fifteenth anniversary of the Series F Preferred Stock issue date, any holder of Series F Preferred Stock may elect to have all outstanding shares of Series F Preferred Stock redeemed. The redemption price for each share of Series F Preferred Stock will be the original issue price per share, plus any declared but unpaid dividends. All classes of the Company’s Preferred Stock are contingently redeemable upon a deemed liquidation event.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Classification of Convertible Preferred Stock

The Preferred Stock is contingently redeemable upon certain deemed liquidation events outside of the Company’s control such as a dissolution, winding up of the Company, merger or consolidation, or other disposition of all or substantially all the assets of the Company. Accordingly, all shares of convertible Preferred Stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.

The Company recorded the convertible Preferred Stock at fair value on the dates of issuance, net of issuance costs. Shares of convertible preferred stock are not currently redeemable. The Company did not adjust the carrying values of the convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if, and when, it becomes probable that such a liquidation event will occur. The Company will evaluate the redemption contingency at each reporting period, reclassifying the instrument to a liability when the contingency is resolved and the convertible preferred stock becomes mandatorily redeemable.

Classification and Accretion of Redeemable Convertible Preferred Stock

The Company has classified redeemable convertible preferred stock outside of stockholders’ deficit because the shares contain certain redemption features that are not solely within the control of the Company. Costs incurred in connection with the issuance of each series of redeemable convertible preferred stock are recorded as a reduction of gross proceeds from issuance. The Company records periodic accretion to the carrying values of its outstanding redeemable convertible preferred stock such that the carrying value of the redeemable convertible preferred stock will be equal to the original issuance cost at the earliest date of redemption. Adjustments to the carrying values of the redeemable convertible preferred stock to record this accretion at each reporting date are considered a deemed dividend, which adjusts additional paid-in capital and increases or decreases net loss attributable to common stockholders in computing basic and diluted net loss per share.

13.	Warrants to Purchase Convertible Preferred Stock

In connection with the January 2018 LSA, the Company issued 381,000 warrants to purchase Series C Convertible Preferred Stock. The Company’s warrants to purchase preferred stock provide for net share settlement under which the maximum number of shares that could be issued represents the total amount of shares under the warrant agreements. The maximum number of shares that could be required to be issued to net share settle the warrants is 85,809 shares of Series C Convertible Preferred Stock.

As of December 31, 2020, warrants to purchase the following classes of Preferred Stock were outstanding:

Series of Preferred Stock	Issuance Date	Number of Preferred Shares Issuable Under Warrant	Weight Average Exercise Price	Remaining Contractual Term (In Years)	Fair Value of Warrants (In Thousands)
Series C	January 16, 2018	381,000	$1.48	4.0	$1,932

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2021 warrants to purchase the following classes of Preferred Stock were outstanding:

Series of Preferred Stock	Issuance Date	Number of Preferred Shares Issuable Under Warrant	Weight Average Exercise Price	Remaining Contractual Term (In Years)	Fair Value of Warrants (In Thousands)
Series C	January 16, 2018	381,000	$1.48	3.8	$2,886

As a result of changes in the fair value of these warrants, the Company recorded expense of $0.3 million and $1.0 million, for the three months ended March 31, 2020 and 2021, respectively.

The following table provides a roll forward of the aggregate fair value of the Company’s preferred stock warrants for the three months ended March 31, 2020 and 2021 (in thousands):

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2021
Balance at beginning of period	$1,307	$1,932
Changes in fair value	263	954

Balance at end of period	$1,570	$2,886

14.	Common Stock and Common Stock Warrants

As of March 31, 2021, the Company’s amended and restated certificate of incorporation authorized the issuance of 154.5 million shares, par value of $.0001 common stock. In February 2021, the amended and restated certificate of incorporation adjusted common stock reserved for issuance in connection with the conversion of Preferred Stock to a total of 81,682,587 shares and upon the exercise of stock options under the Company’s 2018 Equity Incentive plan to a total of 32,000,364.

Each share of common stock entitles the holder to one vote on all matters submitted to the Company’s stockholders for a vote. Holders of common stock are entitled to receive dividends at the discretion of the Board of Directors pending on applicable laws and the Company’s financial condition, results of operations, cash requirements, prospects and other factors as the Board of Directors may deem relevant. The holders have no preemptive, conversion, or other subscription rights. There are no redemption or scheduled installment payment provisions relating to shares of common stock. All the outstanding shares of common stock are fully paid and nonassessable. As of December 31, 2020 and March 31, 2021, no cash divided have been declared or paid.

In August 2012, the Company entered into a Loan and Security Agreement. In connection with the agreement, the Company issued to the lender a warrant to purchase up to 75,000 shares of the Company’s common stock at a price of $0.17 per share.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On May 18, 2020, in connection with the Company’s refinancing of the LSA, the Company issued warrants to purchase 189,171 shares of common stock at $3.95 per share that were classified as equity. The initial fair value of the warrants was $0.4 million. The fair value of the warrants was determined using the Black Scholes model on the date of issuance using the assumptions as presented below:

Risk-free interest rate	0.73%
Expected dividend yield	0%
Expected volatility	38.5%
Remaining contractual term (years)	10

On March 24, 2021, the May 2020 LSA warrants were exercised via a cashless exercise, resulting in the issuance of 151,518 shares of common stock.

The following table summarizes information about the Company’s outstanding common stock warrants as of December 31, 2020 and March 31, 2021:

	As of December 31, 2020
	DATE		Strike Price	Total Warrants Outstanding and Exercisable	Exercise Price	Weighted Average Exercise Price
	Issued	Expiration
LSA Warrants	August-12	August-22	$0.17	75,000	$0.17	$0.17
LSA Warrants	May-20	May-30	$3.95	189,171	$3.95	$3.95

	As of March 31, 2021
	DATE		Strike Price	Total Warrants Outstanding and Exercisable	Exercise Price	Weighted Average Exercise Price
	Issued	Expiration
LSA Warrants	August-12	August-22	$0.17	75,000	$0.17	$0.17

15.	Stock-Based Compensation

2018 Equity Incentive Plan

The Company’s 2018 Equity Incentive Plan (the “2018 Plan”) provides for the issuance of a total of 32,000,364 shares of common stock in the form of incentive stock options, nonqualified stock options, and restricted stock awards to the Company’s directors, officers, employees and outside consultants.

As of December 31, 2020 and March 31, 2021, an aggregate of 2,351,847 and 1,645,458 incentive stock options, nonqualified options, and restricted stock awards of the Company are still available for future grant, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the outstanding stock option activity and a summary of information related to stock options as of and for the three months ended March 31, 2021:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding as of January 1, 2021	16,708,803	$2.02	6.64
Granted	2,868,465	6.19
Exercised	(3,005,574)	0.81
Cancelled	(57,882)	4.06
Expired	(17,589)	3.28
Outstanding as of March 31, 2021	16,496,223	2.96	7.32	$201,879
Exercisable as of March 31, 2021	8,356,500	1.56	5.74	$114,001
Vested and expected to vest as of March 31, 2021	16,228,026	2.85	7.20	$200,463

The aggregate intrinsic value was calculated as the difference between exercise price of the underlying awards and the calculated price of the Company’s common stock at December 31, 2020 and March 31, 2021. The aggregate intrinsic value of stock options exercised during the three months ended March 31, 2020 and the three months ended March 31, 2021 was $4.8 million and $54.5 million, respectively.

The Company received cash proceeds from the exercise of common stock options of $0.5 million and $2.4 million during the three months ended March 31, 2020 and the three months ended March 31, 2021, respectively.

The weighted average grant-date fair value of stock options granted during the three months ended March 31, 2020 and the three months ended March 31, 2021 was $3.95 per share and $5.80 per share, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The table below quantifies the weighted average of the most significant inputs to determine the fair value of stock options granted.

Three Months Ended March 31, 2021
Risk-free interest rate	0.70%
Expected dividend yield	0.0%
Expected volatility	42.3%
Expected terms (in years)	6

*	- The Company did not grant any stock options during the three months ended March 31, 2020.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the restricted stock activity as of and for the three months ended March 31, 2021:

	Number of Shares	Weighted- Average Grant Date Fair Value	Aggregate Fair Value
			(In Thousands)
Unvested as of January 1, 2021	671,517	$0.98
Granted	—	—	—
Vested	(154,962)	$0.98	$151,346
Cancelled	—	$0.98

Unvested as of March 31, 2021	516,555	$0.98

As of March 31, 2021, there was $26.6 million of total unrecognized compensation expense related to unvested stock options and restricted stock awards, which is expected to be recognized over a weighted-average period of 2.8 years.

The following table summarizes the stock-based compensation expense for stock options and restricted stock awards granted to employees that was recorded in the Company’s consolidated statements of operations and comprehensive loss (in thousands):

	For the Three Months Ended March 31, 2020	For the Three Months Ended March 31, 2021
Technology and development	$163	$1,085
Selling and marketing	251	2,644
General and administrative	421	6,635

Total stock-based compensation expense	$835	$10,364

In February 2021, certain of the Company’s existing investors acquired 1,205,118 outstanding common stock from employees of the Company, for a purchase price greater than the fair value of the common stock at the time of the transaction. As a result, the Company recorded $8.4 million in stock-based compensation during the three months ended March 31, 2021. The amount recorded as stock-based compensation represents the difference between the price paid and the estimated fair value at the date of the transaction.

As of December 31, 2020 and March 31, 2021, the Company had reserved 98,263,437 and 100,499,268 shares, respectively, of common stock for the conversion of the outstanding Preferred Stock, exercise of outstanding stock options, the number of shares remaining available for grant under the Company’s 2018 Plan and the exercise of outstanding warrants to purchase shares of common stock (refer to Note 14).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.	Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2020	2021
Numerator:
Net income (loss)	$3,700	$(8,652)
Accretion of preferred stock to redemption value	(2)	(5)
Less: Earnings attributable to participating securities	2,917	—

Net income (loss) attributable to common shareholders - basic and diluted	$781	(8,657)

Denominator:
Weighted average shares outstanding - basic	17,513,319	21,100,077

Effect of potentially dilutive stock options	8,040,513
Effect of potentially restricted common stock	1,358,169
Effect of potentially dilutive warrants for convertible preferred stock	266,073
Effect of potentially dilutive warrants for common stock	71,538

Weighted average shares outstanding - diluted	27,249,612	21,100,077

Net income (loss) per share attributable to common stockholders - basic	$0.04	$(0.41)

Net income (loss) per share attributable to common stockholders - diluted	$0.03	$(0.41)

For the three months ended March 31, 2021 the Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders for the three months ended March 31, 2021 because including them would have had an anti-dilutive effect. There were no anti-dilutive securities for the three months ended March 31, 2020.

Three Months Ended March 31, 2021
Warrants for the purchase of common stock	75,000
Warrants for the purchase of convertible preferred stock (as converted into common stock)	381,000
Redeemable convertible preferred stock (as converted into common stock)	13,811,856
Convertible preferred stock (as converted into common stock)	54,208,461
Unvested restricted stock awards	516,552
Stock options to purchase common stock (as converted to common stock)	16,496,223

85,489,092

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17.	Income Taxes

The Company’s provision for income taxes during the interim periods is determined using an estimate of the Company’s annual effective tax rate, which is adjusted for certain discrete tax items during the interim period. The Company reported an income tax benefit of $7.7 million and an income tax expense of $0.2 million for the three months ended March 31, 2020 and 2021, respectively. The tax benefit for the three-months ended March 31, 2020 was primarily attributable to the release of valuation allowance in connection with the acquisition of Simplee. This release was due to taxable temporary differences recorded as part of the Simplee acquisition which are a source of income to realize certain pre-existing federal and state deferred tax assets.

The income tax expense for the three-months ended March 31, 2021 was primarily attributable to foreign taxes.

The Company’s effective tax rate differs from the Federal statutory rate primarily due to the change in valuation allowance primarily in the U.S. The Company has not recorded any amounts for unrecognized tax benefits. The Company is open to future tax examinations from 2016 to the present; however, carryforward attributes that were generated prior to 2016 may still be adjusted upon examination by federal, state or local tax authorities to the extent they will be used in a future period.

The Company’s management evaluates the realizability of the Company’s deferred tax assets based on all available evidence, both positive and negative. The realization of net deferred tax assets is dependent on the Company’s ability to generate sufficient future taxable income during the foreseeable future. As of March 31, 2021, the Company continues to maintain a full valuation allowance of the U.S. net deferred tax assets.

18.	Commitments and Contingencies

Operating Leases

In March 2021, the Company entered into a lease agreement for 680 square feet of office space in Tel Aviv, Israel. The term of the lease commenced on March 15, 2021 and continues until March 25, 2023. The Company has the option to extend the lease for an additional two-year term at market-based rates. The base rent payments commenced in March 2021. The Company is obligated to pay its portion of building operating and tax expenses.

Future minimum lease payments for noncancelable operating leases as of March 31, 2021, are as follows (in thousands):

Years Ending December 31,
2021 (remaining nine months)	$1,377
2022	1,636
2023	1,424
2024	426
2025	18

$4,881

Rent expense for the three months ending March 31, 2020 and 2021, was $0.6 million and $0.5 million, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYWIRE CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Legal proceedings

The Company is subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. The Company records an accrual for legal contingencies when it is determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In making such determinations, the Company evaluates, among other things, the degree of probability of an unfavorable outcome and, when it is probable that a liability has been incurred, and the ability to make a reasonable estimate of the loss. If the occurrence of liability is probable, the Company will disclose the nature of the contingency, and if estimable, will provide the likely amount of such loss or range of loss.

As of March 31, 2021, the Company was not subject to any pending legal matters or claims that could have a material adverse effect on its financial position, results of operations, or cash flows.

Indemnification

In the ordinary course of business, the Company agrees to indemnify certain partners and clients against third party claims asserting infringement of certain intellectual property rights, data protection, damages caused to property or persons, or other liabilities relating to or arising from the Company’s payment platform or other contractual obligations. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not currently aware of any indemnification claims and had not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2020 and March 31, 2021.

19.	Subsequent Events

For the Company’s interim condensed consolidated financial statements as of March 31, 2021 and for the three months then ended, the Company has evaluated subsequent events through May 3, 2021, the date on which these unaudited condensed consolidated financial statements were available for issuance, and with respect to the stock split described below, through May 14, 2021.

In April 2021, the Company facilitated a tender offer whereby certain of the Company’s existing investors commenced a tender offer to purchase shares of the Company’s common stock from certain employees of the Company, at an average price of $20.40 per share.

Stock Split

On May 14, 2021, the Company effected a three-for-one stock split of its issued and outstanding shares of common stock and issued and outstanding shares of Preferred Stock. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT AUDITORS

TO THE SHAREHOLDERS OF SIMPLIFICARE INC.

We have audited the accompanying consolidated financial statements of Simplificare Inc., which comprise the consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statements of operations and comprehensive loss, convertible preferred stocks and stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Simplificare Inc. at December 31, 2019 and 2018 and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Simplificare Inc.’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that Simplificare Inc. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel-Aviv, Israel

March 10, 2021

SIMPLIFICARE INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$4,041	$4,951
Restricted cash	91	77
Accounts receivable, net	7,161	3,893
Deferred contract acquisition and fulfillment costs	272	—
Prepaid expenses and other current assets	499	857

Total current assets	12,064	9,778

Property and equipment, net	110	94
Deferred contract acquisition and fulfillment costs, net of current	650	—
Long term deposits	331	301

	1,091	395

Total assets	$13,155	$10,173

The accompanying notes are an integral part of these consolidated financial statements.

SIMPLIFICARE INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	December 31,
	2019	2018
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Account payables	$2,020	$445
Deferred revenue	407	727
Accrued payroll and related benefits	855	762
Accrued expenses and other payables	1,180	1,000
Current portion of long-term debt	2,200	1,820

Total current liabilities	6,662	4,754

Long-Term Liabilities:
Long-term debt, net of current portion and net of issuance costs	2,780	3,158
Deferred revenue, net of current	839	—
Other long-term liabilities	1,106	—
Warrants to purchase convertible preferred stock	111	37

Total liabilities	11,498	7,949

Commitments and contingencies (Note 13)
Convertible preferred stock (Series A, B, C and C-1), $0.001 par value, 46,307,481 shares authorized at December 31, 2019 and 2018; 44,058,986 shares issued and outstanding at December 31, 2019 and 2018. Aggregate liquidation preferences of $38,268 at December 31, 2019 and 2018.	38,268	38,268

Stockholders’ deficit:
Common stock, $0.001 par value; 70,500,000 shares authorized at December 31, 2019 and 2018; 11,241,043 and 11,198,077 shares issued and outstanding at December 31, 2019 and 2018, respectively.	11	11
Additional-paid-in-capital	3,772	2,397
Accumulated other comprehensive income (loss)	121	(27)
Accumulated deficit	(40,515)	(38,425)

Total stockholders’ deficit	(36,611)	(36,044)

Total liabilities, convertible preferred stock and stockholders’ deficit	$13,155	$10,173

The accompanying notes are an integral part of these consolidated financial statements.

SIMPLIFICARE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

U.S. dollars in thousands

	Year Ended December 31,
	2019	2018
Revenue	$26,229	$12,437
Cost of revenue	11,489	2,547

Gross margin	14,740	9,890

Operating expenses:
Research and development	6,546	5,756
Sales and marketing	4,993	5,475
General and administrative	4,397	3,266

Total operating expenses	15,936	14,497

Operating loss	(1,196)	(4,607)
Other income (expense):
Interest expense	(325)	(211)
Change in fair value of preferred stock warrant liability	7	10
Other expense, net	(226)	(134)

Total other expenses, net	(554)	(335)

Loss before provision for income taxes	(1,740)	(4,942)
Provision for income taxes	449	115

Net loss	(2,189)	(5,057)

Other comprehensive income:
Change in comprehensive income (expense) related to foreign currency translation adjustments	148	(83)

Total comprehensive loss	$(2,041)	$(5,140)

The accompanying notes are an integral part of these consolidated financial statements.

SIMPLIFICARE INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCKS AND STOCKHOLDERS’ DEFICIT

U.S. dollars in thousands

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss), Net	Total Shareholders’ Deficit
	Number	Amount	Number	Amount
Balance at January 1, 2018	44,058,986	$38,268	11,026,420	$11	$1,570	$(33,368)	$56	$(31,731)
Stock-based compensation	—	—	—	—	745	—	—	745
Exercise of stock options	—	—	171,657	*	82	—	—	82
Change in comprehensive loss related to foreign currency translation adjustments	—	—	—	—	—	—	(83)	(83)
Net loss	—	—	—	—	—	(5,057)	—	(5,057)

Balance at December 31, 2018	44,068,986	38,268	11,198,077	11	2,397	(38,425)	(27)	(36,044)
Stock-based compensation	—	—	—	—	1,347	—	—	1,347
Exercise of stock options	—	—	42,966	*	28	—	—	28
Cumulative effect of adoption of new accounting standard (Note 2u)	—	—	—	—	—	99	—	99
Change in comprehensive loss related to foreign currency translation adjustments	—	—	—	—	—	—	148	148
Net loss	—	—	—	—	—	(2,189)	—	(2,189)

Balance at December 31, 2019	44,058,986	$38,268	11,241,043	$11	$3,772	$(40,515)	$121	$(36,611)

*	Represent an amount lower than $ 1.

The accompanying notes are an integral part of these consolidated financial statements.

SIMPLIFICARE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Year Ended December 31,
	2019	2018
Operating activities:
Net loss	$(2,189)	$(5,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	72	81
Stock based compensation	1,347	745
Non-cash interest expense	38	25
Remeasurement of warrants to purchase convertible preferred stock	(7)	(10)
Changes in operating assets and liabilities:
Accounts receivable	(3,268)	(1,596)
Deferred contract acquisition and fulfillment costs	(668)	—
Prepaid expenses and other current assets	362	(373)
Accounts payable	1,572	289
Deferred revenue	364	377
Accrued payroll and related benefits	74	(358)
Accrued expenses and other payables	162	331
Other long-term liabilities	1,106	—

Net cash used in operating activities	(1,035)	(5,546)

Investing activities:
Restricted deposit	(30)	(270)
Purchases of property and equipment	(82)	(26)

Net cash used in investing activities	(112)	(296)

Financing activities:
Issuance of warrants to purchase convertible preferred stock	45	47
Proceeds from issuance of term loan	—	4,953
Proceeds from exercise of stock options	28	82

Net cash provided by financing activities	73	5,082

Net decrease in cash, cash equivalents and restricted cash	(1,074)	(760)
Cash, cash equivalents and restricted cash, beginning of year	5,028	5,893
Cash (erosion) due to exchange rate differences	178	(105)

Cash, cash equivalents and restricted cash, end of year	$4,132	$5,028

Supplemental disclosures of cash flow and noncash transactions:
Issuance of warrants to purchase convertible preferred stocks	$45	$—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$25	$211
Cash paid for income taxes	156	133

Reconciliation of cash, cash equivalents, and restricted cash within the Consolidated Balance Sheets to the amounts shown in the Consolidated Statements of Cash Flows above:
Cash and cash equivalents	$4,041	$4,951
Restricted cash	91	77

Total cash, cash equivalents, and restricted cash	$4,132	$5,028

The accompanying notes are an integral part of these consolidated financial statements.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:- GENERAL

Simplificare Inc., a Delaware corporation was founded on August 26, 2010. In 2010, Simplificare Inc. established Simplificare Ltd. (the “Subsidiary”), a wholly owned subsidiary, which was incorporated and has commenced operations in Israel (together with Simplificare Inc. the “Company”).

The Company provides a software platform to health care providers for patient financial care. The Company’s technology creates a modern billing and payment experience designed to engage patients on financial responsibility in a personalized way, matching needs to options starting with preservice.

On February 13, 2020, all of the outstanding shares of Simplificare were acquired by Flywire Healthcare Corporation (“Flywire”). All outstanding shares of preferred stock were converted to common stock. Additionally, warrants and vested options were exercised for common stock and outstanding debt was paid off at the acquisition date with proceeds from the acquisition. The Company will continue to operate as a 100% wholly owned subsidiary of Flywire. Historically, the Company has generated losses from operations, and at December 31, 2019 has an accumulated deficit of $40.5 million and negative cash flows from operating activities during the year ended December 31, 2019 is $1 million. The Company requires additional financing in order to continue to fund its current operations and pay existing and future liabilities These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to the carrying amounts and classifications of assets and liabilities that would result if the Company was unable to continue as a going concern.

Post acquisition, the Company has been integrated into Flywire, and determining the results from operations for Simplificare is impractical. Flywire, as the parent company, will fund any deficits incurred by Simplificare into the foreseeable future.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

a.	Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

The functional currency of the Company is the U.S. dollar, as the U.S. dollar is the currency of the primary economic environment in which the Company and its subsidiary has operated and expects to continue to operate in the foreseeable future.

Accordingly, monetary accounts maintained in currencies other than the dollar are re-measured into U.S. dollars. All transaction gains and losses of the re-measured monetary balance sheet items are reflected in the consolidated statement of operations as other income or expenses, as appropriate.

NIS is the currency of the primary economic environment in which the Subsidiary expects to operate in the foreseeable future. The Subsidiary’s operations are currently conducted mostly in Israel and its expenses are currently paid in NIS.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Accordingly, monetary accounts maintained in currencies other than NIS are re-measured into NIS. All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the consolidated statements of operations and comprehensive loss as other income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of Simplificare Inc. and its Subsidiary. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash equivalents:

The Company considers all highly liquid investments, including merchant account and unrestricted short-term bank deposits purchased with stated maturities of three months or less from the date of purchase, to be cash equivalents.

e.	Restricted cash and deposits:

Restricted cash and deposits are used as a security for the Company’s lessor and as retention for merchant accounts.

f.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following lives:

Years
Computers, software and electronic equipment	3
Office furniture and equipment	7
Leasehold improvements	By the shorter of the term of the lease or the life of the asset

g.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

As of December 31, 2019, and 2018, no impairment losses have been identified.

h.	Revenue recognition:

Revenue recognized under ASC 606:

Performance obligations and timing of revenue recognition:

The Company provides a software platform to health care providers for patient financial care. The Company’s technology creates a modern billing and payment solution designed to optimize collections, namely, the Company provides its customers a cloud-based access to its software. The customers do not acquire the software to run on their systems, but instead are limited to accessing the platform from the systems of the Company under a hosting arrangement.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606- Revenue from Contracts with Customers (“ASC 606”) when, or as, control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration it expect to be entitled to in exchange for those goods or services. Revenue is recognized net of allowances for refunds and any taxes collected from customers, which are subsequently remitted to governmental authorities.

The company accounts for revenue contracts with customers through the following steps:

1.	Identification of the contract, or contracts, with a customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of revenues when, or as, the Company satisfies a performance obligation.

The company’s contract is formed when a customer signs a Software Service Agreement and an Order Form. The contracts usually include an automatic renewal option for an additional 12 months period. The nature of the Company’s service is to stand ready to approve its Customers’ online transactions during the contract term. Customers are granted access to the platform under a hosting arrangement and do not acquire a license to run the software on their systems. The customers are obliged to pay a percentage-based amount per transaction. In limited cases the contracts include a minimal monthly fee. As the contracts include an unknown quantity of output (i.e. approved transactions) at a fixed contractual rate per the transactions executed on a monthly basis, the contract price is deemed variable. The Company allocates the variable consideration to the month in which the service is performed which coincides with the month the Company has the contractual right to bill. Invoiced amounts are recorded in accounts receivable and in revenue.

The nature of the Company’s service is to provide its clients’ patients access to a cloud-based payments solution. The Company has determined that it has one performance obligation, the act of standing ready to provide continuous access to the platform and process related payment transactions. To provide those services the Company has to implement the client to the cloud-based solution, provide hosting services, generation and distribution of client patients billing statements, support services and when and updates, if applicable, that constitute inputs of a combined output.

The integration services the Company provides at inception of contracts, are in substance a set-up activity and are being accounted for as costs to fulfil a contract as detailed below.

The Company has determined that it can use the “as-invoiced” practical expedient since the fees vary only within a given month, and the minimal fee is not substantive.

The Company incurs costs in processing payments which may include banking, credit card processing, printing and mailing fees. These fees are direct costs of the Company in providing payment processing services. Since the Company controls the payment processing service, it is responsible for completing the payment, bears primary responsibility for the fulfillment of the payment service, and it has full discretion in determining the fee charged, the Company is acting as a principal. As such, the Company recognizes fees charged to its Clients on a gross basis.

The printing services are part of the performance obligation that comprises a series. In order for an element of a contract to be considered for separate treatment under the gross vs. net

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

guidance of ASC 606, it would need to be considered a separate performance obligation (i.e. specified good). As the Company is the principal in the series performance obligation to the customer, and the printing services are part of the series, the cost of printing and postage is considered a fulfillment cost of the obligation and recorded gross.

The Company does not disclose the value of remaining performance obligations for (i) contracts with an original contract term of one year or less, (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice when that amount corresponds directly with the value of services performed, and (iii) variable consideration allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied distinct service that forms part of a single performance obligation. The Company has remaining performance obligations associated with contracts with terms greater than one year of $839. Remaining performance obligations range from an additional 1-5 years.

Contract Balances from contracts with Customers

The following table provides information above accounts receivable, unbilled receivable and deferred revenue from contracts with customers (in thousands):

	Year Ended December 31,
	2019	2018
Accounts receivable, net of allowances	$7,161	$3,893
Deferred revenue - current	407	727
Deferred revenue - non-current	839	—

Deferred contract acquisition and fulfillment costs

Some of the sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for new contracts are deferred and then amortized on a straight-line basis over a period of benefit that is estimated to be four years. The Company determined the period of benefit by taking into consideration its technology’s useful life and other factors. Sales commissions for renewal contracts are deferred and then amortized on a straight-line basis over the related contractual renewal period.

The Company applies the practical expedient to expense costs as incurred for sales commissions when the amortization period would have been one year or less.

In addition, the Company is required to provide integration services in order to be able to fulfil its obligation to provide their services. The integration performed by the Company is in substance a set-up activity rather than a distinct performance obligation that allows the use of the platform and do not provide separate value to the customer. The integration costs incurred by the Company are being accounted for as costs to fulfill a contract.

The Company assesses on a periodic basis what part of the costs should be capitalized according to the employees’ time allocated to provide integration services.

The asset recognized from capitalizing the costs to fulfill a contract is amortized on a systematic basis consistent with the pattern of the transfer of the goods or services to which the asset relates.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The Company incurs the relevant integration costs only at the beginning of the contract or due to upsells. As such, the amortization period was determined to be four years.

Revenue recognized under ASC 605:

The Company’s main customers are health systems wishing to facilitate patients billing and collection process. The subscription fees are charged on a per month basis, additionally the company charges a fixed platform fee. Transaction fees are charged to the customer based on the success of collecting patient payments. These transactions fees are recognized in the period the transaction is complete. The company’s transaction processing expenses are recorded as part of cost of revenue.

The	Company commences revenue recognition when all of the following conditions are satisfied:

•	There is persuasive evidence of an arrangement;

•	The service has been or is being provided to the customer;

•	The collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable.

Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

The Company enters into arrangements with multiple deliverables (ASC 605-25) that generally include subscription fees and Professional Services (“PS”) fees. The Company concluded that the PS does not have a standalone value since the implementation process is necessary for the customer in order to access and utilize the service and since the Company has no substantive experience of either (1) selling the service to new customers without the associated PS or (2) other vendors providing similar services. Subscriptions are recognized ratably over the contracted term of delivery, and PS is recognized after completed, over the remaining life of the agreement, assuming that the other revenue recognition criteria have been met.

The majority of the costs billed to the Company by third parties, such as pass-through and printing cost, was reimbursed by the end user (health care providers). The company is not the primary obligor in providing these services, as such, revenue for these transactions is presented net of these costs in the consolidated statements of operations.

i.	Research and development costs:

Research and development costs are charged to expenses as incurred.

j.	Other long-term liabilities

The Company receives cash proceeds from customers to offset the deposits the Company makes to printing and postage vendors. These customer deposits are payable back to the customer upon termination of the customer agreement.

k.	Accounting for stock-based compensation:

The Company accounts for stock-based arrangements in accordance with ASC 718, “Compensation—Stock Compensation”. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The fair-value of the portion of the award that is ultimately expected to vest is recognized as an expense over

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

the requisite service periods in the Company’s consolidated statement of operations and comprehensive loss.

The Company recognizes compensation expenses for the fair-value of its awards granted based on the straight-line method over the requisite service period of each of the awards.

The fair value of each option award is estimated on the date of grant using the Black-Scholes model that uses the weighted average assumptions noted in the following table:

	December 31,
	2019	2018
Volatility	60%	61%
Risk-free interest rate	1.4%-2.7%	2.7%-3%
Dividend yield	0%	0%
Expected life (years)	6	6

Expected volatility is based on the average volatility of similar public entities for which stock price information is available. The expected option term represents the period that the Company’s stock options are expected to be outstanding and was determined based on the average of the vesting period and the contractual term. The risk-free rate is based on observed interest rates appropriate for the term of the Company’s employee stock options. The dividend yield assumption is based on the Company’s historical and expectation of future dividend payouts and may be subject to change in the future.

l.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”, (“ACS 740”). This statement prescribes the use of the liability method, whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowance is recorded to reduce the deferred tax assets to the net amount that the Company believes is more likely than not to be realized.

The Company accounts for its uncertain tax positions using a two-step approach to determine uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company includes interest and penalties in the provision for income taxes.

m.	Advertising Costs:

Advertising costs are expensed as incurred and are included in selling and marketing expenses in the consolidated statements of operations and comprehensive loss.

Advertising expenses were $762 and $601 for the years ended December 31, 2018 and 2019, respectively.

n.	Severance pay:

All of the Israeli subsidiary’s employees are included under section 14 of the Severance Compensation Law, 1963 (“section 14”). Pursuant to section 14, employees are entitled only to

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 release the Company from any future severance payments in respect of those employees. The severance pay liabilities and deposits covered under the Company’s severance pay plans are not reflected in the balance sheet as the severance pay risks have been irrevocably transferred to the severance funds.

o.	Concentration of credit risks, Financial Instruments and Significant Customers:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and short-term deposits. The Company maintains its cash and cash equivalents with financial institutions that management believes are of high credit quality. To manage credit risk related to accounts receivable, the Company evaluations credit worthiness of its customers and maintains allowances, to the extent necessary, for potential credit losses based upon the aging of its accounts receivable balances and known collection issues. The Company has not experienced any significant credit losses to date.

From time to time, the Company may have corporate deposit balances with financial services institutions which exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. As part of the cash management process, the Company performs periodic reviews of the financial institution credit standing.

The Company had no off-balance sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging agreements.

Accounts receivable are derived from revenue earned from customers located in the U.S. As of December 31, 2018 there are three customers that account for more than 10% of net accounts receivable and aggregated to 36.7% of net accounts receivable, and as of December 31, 2019, there is one customer that accounted for 21.5% of net accounts receivable.

During the year ended December 31, 2018 there are two customers that account for 24.4% of revenue, and during the year ended December 31, 2019 there are no customers that account for 10% or more of revenue.

p.	Fair value of financial instruments:

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The carrying amounts of the Company’s long-term debt approximates the fair value as it bears interest at a rate approximating a market interest rate (Level 2 inputs). The Company’s cash equivalents are carried at fair value (Level 1) as determined according to the fair value hierarchy described above. The carrying values of cash equivalents, accounts receivable, accounts payables, and accrued payroll and related benefits and accrued expenses and other payables approximate their respective fair values due to the short-term nature of these assets and liabilities. The Company’s warrants to purchase convertible preferred stock are carried at fair value, determined using Level 3 inputs in the fair value hierarchy.

q.	Software Developed for Internal Use

The Company capitalizes costs related to internal-use software during the application development stage including consulting costs and compensation expenses related to employees who devote time to the development of the projects. The Company records software development costs in property and equipment. Costs incurred in the preliminary stages of development activities and post implementation activities are expensed in the period incurred and they are included in technology and development expense in the consolidated statements of operations and comprehensive loss. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Once the product is available for general use, capitalization ceases and the asset begins being amortized. Software developed for internal use is amortized over its estimated useful life, which ranges between three and five years, in a manner that best depicts the pattern of economic use of assets which approximates straight-line.

Due to immateriality the Company did not capitalize any cost related to internal use software during the years ended December 31, 2019 and 2018.

r.	Warrants to purchase Convertible Preferred Stock:

The warrants to purchase convertible preferred stock provide for net share settlement under which the maximum number of shares that could be issued represents the total amount of shares under the warrant agreements. These warrants are classified as liabilities and are marked to market each reporting period based on changes in the warrants’ fair value calculating using the Black-Scholes model. Inputs used in the fair value calculation include exercise price, risk-free interest rate, expected dividend yield, remaining contractual term and expected volatility. The Company determines the fair value per share of the underlying convertible preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that the Company deems relevant. The Company is a private company and lacks company-specific historical and implied volatility information of its stock. Therefore, it estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants.

Changes in fair value of the warrants are recognized as a component of other income (expense), net on the on the consolidated statements of operations and comprehensive loss.

The company issued 356,009 and 95,174 warrants to purchase Series C Convertible Preferred Stock in 2019 and 2018, respectively (see also Note 9).

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

s.	Funds receivable and funds payable:

Funds receivable and payable arise due to the time taken to clear transactions through external payment networks. Funds receivable and payable are treated as a receivable or payable, as the case may be, until the cash is settled.

t.	Recently adopted accounting pronouncements

1.

In August 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments,” which addresses eight classification issues related to the statement of cash flows. In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows: Restricted Cash,” which addresses classification and presentation of changes in restricted cash on the statement of cash flows. The standard requires that restricted cash and restricted cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. The Company adopted ASU 2016-15 and ASU 2016-18 on January 1, 2019 using a retrospective transition method and applied to the period presented on the consolidated statement of cash flows. Restricted cash includes cash and cash equivalents that is restricted through legal contracts, regulations or the Company’s intention to use the cash for a specific purpose. The Company’s restricted cash primarily relates to refundable deposits.

2.

In June 2018, the FASB issued Accounting Standards Update (“ASU”) ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to nonemployees with the requirements for share-based payments granted to employees. ASU 2018-07 is effective on January 1, 2019. Early adoption is permitted. The Company adopted this ASU on January 1, 2019 with no material impact on the Company’s consolidated financial statements.

3.

In November 2019, the FASB issued ASU No. 2019-08, “Compensation—Stock Compensation (Topic 718) and Revenue from Contract with Customers (Topic 606): Codification Improvements Share-Based Consideration Payable to a Customer.” These amendments expand the scope of Topic 718, Compensation—Stock Compensation to include share-based payments issued to customers in conjunction with selling goods or services. Consequently, the accounting for share-based payments to customers will be measured and classified according to Topic 718. The guidance is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early adoption is permitted. The Company adopted this update as of January 1, 2019 with no material impact on its consolidated financial statements.

4.	Adoption of ASC 606, “Revenue from Contracts with Customers”:

In May 2014, the FASB issued ASU 2014-09 guidance on revenue from contracts with customers (Topic 606) that supersedes the existing revenue recognition guidance and clarifies the principles for recognizing revenue.

The Company adopted this standard on January 1, 2019 using the modified retrospective method of adoption to those contracts which were not completed as of January 1, 2019. This means that the cumulative impact of the adoption was recognized in accumulated deficit as of January 1, 2019 and that comparatives were not restated.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The most significant impact of the standard on the Company’s financial statements is the accounting for costs to obtain a contract and costs to fulfill a contract. Additionally, printing and postage revenue and cost of revenue that was previously recorded as net revenue under ASC 605, are now recorded as gross revenue and gross cost of revenue. The printing services are part of the performance obligation that comprises a series. In order for an element of a contract to be considered for separate treatment under the gross vs. net guidance of ASC 606, it would need to be considered a separate performance obligation (i.e. specified good). As Simplee is the principal in the series performance obligation to the customer, and the printing services are part of the series, the cost of printing and postage is considered a fulfillment cost of the obligation and recorded gross. These fees are direct costs of the Company in providing payment processing services. Since the Company controls the payment processing service, it is responsible for completing the payment, bears primary responsibility for the fulfillment of the payment service, and it has full discretion in determining the fee charged, the Company is acting as a principal. As such, the Company recognizes fees charged to its Clients on a gross basis.

According to ASC 606, incremental costs of obtaining a contract are those costs that the entity would not have incurred if the contract had not been obtained (for example, sales commissions). Incremental costs of obtaining a contract with a customer are recognized as assets if they are recoverable. Expensing these costs as they are incurred is not permitted unless they qualify for the practical expedient that permits an entity to expense the costs to obtain a contract as incurred when the expected amortization period is one year or less. The Company chose to apply the practical expedient when applicable.

The guidance in the revenue standard for costs to fulfill a contract only applies to those costs not addressed by other standards. Costs that are required to be expensed in accordance with other standards cannot be recognized as an asset under the revenue standard. Fulfillment costs not addressed by other standards qualify for capitalization if the following criteria are met:

1.	The costs relate directly to a contract or an anticipated contract that the entity can specifically identify.

2.	The costs generate or enhance resources of the entity that will be used in satisfying (or continuing to satisfy) performance obligations in the future.

3.	The costs are expected to be recovered.

The cumulative effect of the changes made to the January 1, 2019 consolidated balance sheet as a result of the adoption of ASC 606 were as follows:

	Balance at December 31, 2018	Adjustments due to Topic 606	Balance at January 1, 2019
Deferred contract acquisition and fulfillment costs	—	254	254
Deferred revenues	(727)	(155)	(882)

Accumulated deficit	(38,425)	99	(38,326)

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

In accordance with the new revenue standard requirements, the disclosure of the impact of adoption on the consolidated statement of operation and balance sheet for the year ended December 31, 2019 was as follows:

Income statement:

	Fiscal Year Ended December 31, 2019 as Reported (ASC 606)	Fiscal Year Ended December 31, 2019 Before Adoption of Topic 606 (ASC 605)	Effect of Change
Revenue	(26,229)	(17,931)	(8,298)
Cost of revenue	11,489	3,303	8,186
Sales and marketing expenses	4,993	5,185	(192)

Balance sheet

	Balance at December 31, 2019 as Reported (ASC 606)	Balance at December 31, 2019 Before Adoption of Topic 606 (ASC 605)	Effect of Change
Deferred contract acquisition and fulfillment cost	922	—	922
Deferred revenue	(1,246)	(727)	(519)

Accumulated deficit	(40,515)	(40,112)	403

The adoption of ASC 606 had no impact on cash provided by or used in operating, investing, and financing activities in the Company’s consolidated statement of cash flows.

u.	Recently issued accounting pronouncements, not yet adopted:

1.

In February 2016, the FASB issued ASU 2016-02 (Topic 842), “Leases” related to how an entity should recognize lease assets and lease liabilities. Topic 842 supersedes the lease requirements in Accounting Standards Codification (ASC) Topic 840, “Leases”. Under Topic 842, The guidance specifies that an entity that is a lessee under lease agreements should recognize lease assets and lease liabilities on the balance sheet for most leases. Accounting for leases by lessors is largely unchanged under the new guidance. In September 2017, FASB issued additional amendments providing clarification and implementation guidance. In January 2018, the FASB issued an update that permits an entity to elect an optional transition practical expedient to not evaluate land easements that existed or expired before the entity’s adoption of the new standard and that were not previously accounted for as leases.

The provisions of ASU 2016-02 are to be applied using a modified retrospective approach. In July 2018, the FASB issued an update, which provides entities with an additional (and optional) transition method to adopt the new leases standard. Under this method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, the prior comparative period’s financials will remain the same as those previously presented.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

In June 2020, the FASB issued ASU 2020-05, “Revenue with contracts with contracts with customers and leases” which defer the effective date of the adoption in one year for non-public entities that have not yet issued their financial statements (i.e. annual reporting periods beginning after December 15, 2021, including interim reporting periods beginning after December 15, 2022).

The new standard becomes effective for the Company for the annual period beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The provisions of ASU 2016-02 are to be applied using a modified retrospective approach.

The Company is currently evaluating the impact of adopting this new guidance on its financial statements.

2.

In June 2016, the FASB issued ASU No. 2016-13 (Topic 326), “Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments”, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-13 will have on its consolidated financial statements and related disclosures.

NOTE 3:- ACCOUNTS RECEIVABLE

A summary of accounts receivable, net, as of December 31, 2019 and 2020 is as follows (in thousands):

	Year Ended December 31,
	2019	2018
Accounts receivable	$7,216	$3,893
Allowance for doubtful accounts	(55)	—

Total accounts receivable, net	$7,161	$3,893

Changes in the allowance for doubtful accounts were as follows (in thousands):

	Year Ended December 31,
	2019	2018
Allowance for doubtful accounts at the beginning of the year	$—	$(	*)
Provisions	(55)	(	*)
Write-offs, net of recoveries	—	(	*)

Allowance for doubtful accounts at the end of the year	$(55)	$(	*)

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:- PREPAID EXPENSES AND OTHER CURRENT ASSETS

A summary of prepaid expenses and other current assets, as of December 31, 2019 and 2020 were as follows (in thousands):

	December 31,
	2019	2018
Prepaid expenses and others	$487	$759
Government institutions	12	12

	$499	$771

NOTE 5:- FAIR VALUE MEASURAMENTS

The following tables present the Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis:

	Fair Value Measurements at December 31, 2018 Using:
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Warrants to purchase convertible preferred stock	$—	$—	$37	$37

	Fair Value Measurements at December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Warrants to purchase convertible preferred stock	$—	$—	$111	$111

During the year ended December 31, 2019 and 2018, there were no transfers between Level 1, Level 2 or Level 3.

Warrants to purchase convertible Preferred stock:

The warrants to purchase convertible preferred stock in the table above consisted of the fair value of warrants to purchase convertible preferred stock (Note 9) and was based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy.

The table below summarizes the significant inputs used to fair value the warrants to purchase convertible preferred stock:

	Year Ended December 31,
	2019	2018
Fair value of convertible preferred stock	$1.30	$1.16
Risk-free interest rate	2.6%	2.1%
Expected volatility	59.7%	60.7%
Expected dividend yield	0%	0%
Remaining contractual term (in years)	8	9

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:- PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2019	2018
Computers, software and electronic equipment	$222	$159
Office furniture and equipment	35	29
Leasehold improvements	302	289

	559	477

Less: Accumulated amortization and depreciation	449	383

	$110	$94

Depreciation and amortization expense were $72 and $81 for the years ended December 31, 2019 and 2018, respectively.

NOTE 7:- ACCRUED PAYROLL AND RELATED BENEFITS

Accrued expenses and related benefits consisted of the following (in thousands):

	December 31,
	2019	2018
Bonus provision	$639	$474
Employees and payroll accruals	72	184
Accrued vacation	144	104

	$855	$762

NOTE 8:- CONVERTIBLE PREFERRED STOCK

The Company has issued Series A convertible preferred stock (the “Series A Preferred Stock), Series B convertible preferred stock (the “Series B Preferred Stock”), Series C convertible preferred stock (the “Series C Preferred Stock”) and Series C-1 convertible preferred stock (the “Series C-1 Preferred Stock”) The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock, are collectively referred to as the “Preferred Stock”.

Since inception, the Company has been funded through several private placements of preferred stock. The Company’s Article of Incorporation authorize the issuance of 46,307,481 of Preferred Stock with a par value of NIS 0.001.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

As of December 31, 2019 and 2018, the Company’s Preferred Stock consisted of the following:

	December 31, 2019 and 2018
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference
	(In Thousands, Except Share Data)
Series A Preferred Stock	14,538,281	14,538,281	$8,969	$8,969
Series B Preferred Stock	11,152,001	11,152,001	10,000	10,000
Series C Preferred Stock	19,082,508	16,834,013	17,687	17,687
Series C-1 Preferred Stock	1,534,691	1,534,691	1,612	1,612

Total Preferred Stock	46,307,481	44,058,986	$38,268	$38,268

Preferred stock shall confer upon the holders thereof all of the rights accruing to holders of common shares, on an as-converted basis, and, in addition, shall confer the following powers, preferences and rights and any other special rights as detailed below:

Dividend Rights

Preferred shareholders are entitled to receive, when declared by the board, out of any funds and assets of the corporation legally available therefore, noncumulative dividends at the annual dividend rate for such series of Preferred Stock, prior and in preference to the payment of any dividends on the common stock. Dividends on the Preferred Stock shall not be mandatory or cumulative.

After dividend in the full preferential amounts for the Preferred Stock have been paid or declared, additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock.

Voting Rights

Each holder of Preferred Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted.

Liquidation preference

In the event of any liquidation, dissolution or winding up the corporation, the funds and assets that may be legally distributed to the corporation stockholders shall be distributed to stockholder in the following manner:

The holders of each share of Preferred Stock shall be entitled to be paid, out of the available funds and assets, and prior to any payment or distribution of any available funds and assets on any shares of common stock, an amount per share equal to the original issue price of such series plus all declared but unpaid dividends on such of series of Preferred Stock.

If the funds available in a liquidation event to preferred and common stockholders (“Distributable Proceeds”) are insufficient to permit the payment to holders of the Preferred Stock of their full preferential amount, then the entire available funds and assets are distributed among the holders of the then outstanding Preferred Stock pro rata according to the number of outstanding shares of Preferred Stock held by each holder thereof. Following payment of the Preferred Stock in full, the remaining

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Distributable Proceeds, if any, shall be distributed among the holders of common shares on a pro rata according to the number of shares of common stock held by each holder thereof.

Redemption

Series A, B, C and C-1 Preferred Stock are not redeemable at the option of the holder thereof.

Classification of Convertible Preferred Stock

The Preferred Stock is contingently redeemable upon certain deemed liquidation events outside of the Company’s control such as a dissolution, winding up of the Company, merger or consolidation, or other disposition of all or substantially all the assets of the Company.

Accordingly, all shares of convertible Preferred Stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.

The Company recorded the convertible preferred stock at fair value on the dates of issuance, net of issuance costs. Shares of convertible preferred stock are not currently redeemable. The Company’s carrying values of the convertible preferred stock is equal to the deemed liquidation values of such shares. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if, and when, it becomes probable that such a liquidation event will occur.

The Company will evaluate the redemption contingency at each reporting period, reclassifying the instrument to a liability when the contingency is resolved and the convertible preferred stock becomes mandatorily redeemable.

NOTE 9:- WARRANTS TO PURCHASE CONVERTIBLE PREFERRED STOCK

The Company accounts for freestanding warrants to purchase shares of its preferred stock as a liability at fair value. The warrants to purchase preferred stock are recorded as a liability because of the obligation to issue a variable number of shares where the monetary value is predominantly fixed. The value of the warrant was calculated based on the value of the warrant at issuance and at reporting periods using the Black-Scholes model.

On January 29, 2018 The Company entered into a loan and security agreement with a financial institution (see also Note 12). On the date of the loan and security agreement the Company issued warrants to the financial institution to purchase shares at the amount of $ 100 at an exercise price per share that will be determined as the lower of: (i) $ 1.0507 and (ii) the price per share at which the Company sells and issues shares of Preferred Stock to investors in the Company’s next preferred stock financing following the issue date of these warrants.

On April 10, 2019, the Company entered into an amendment agreement to the loan and security agreement, which deferred the principal repayment date to February 2020. To facilitate the closing of this amendment, the Company issued 95,174 additional Series C Preferred Stock Warrants.

On December 20, 2019, The Company granted a warrant to purchase 260,835 shares of Series C Preferred Stock (“Warrant Shares”) for a purchase price of $1.05 per share to one of its customers. Fifty percent of the Warrant Shares shall become purchasable upon the date the revenue received by

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

the Company from the holder, on a trailing twelve-month basis first equals or exceeds $3,000. Fifty percent of the Warrant Shares shall become purchasable upon the date that the annual revenue first equals or exceeds $5,000, or if there is a change in ownership of the Company. On February 13, 2020, Flywire Corporation acquired all of the stock of the Company. At December 31, 2019, the Company estimated that it was probable there would be a change in control of the Company and accelerated the vesting of the warrants issued.

The fair value of warrants on the issuance date and subsequent reporting dates was determined using the Option Pricing Method. In determining the fair value of the warrants, management considered among other factors the valuation of invested capital (both preferred and common capital stock) from its 409A valuation as of December 31, 2017 to make the calculation. As of December 31, 2019, the liability associated with these warrants measured at fair value was $111.

Series of Preferred Stock	Issuance Date	Number of Preferred Shares Issuable Under Warrant	Number of Preferred Shares Vested Under Warrant	Weight Average Exercise Price	Remaining Contractual Term (In Years)	Fair Value of Warrants (In Thousands)
Series C	January 23, 2018	95,174	95,174	$1.05	8.06	$33
Series C	April 8, 2019	95,174	95,174	1.05	9.27	33
Series C*)	December 20, 2020	260,835	130,418	1.05	9.97	45

		451,183	320,765	$1.05	9.20	$111

*)

Warrants issued to a customer were to vest upon the earlier of achieving certain revenue targets or a change in control. The Company accelerated the vesting of 50% of the issued warrants based on the probable change in control.

The following table provides a roll forward of the aggregate fair value of the Company’s preferred stock warrants (in thousands):

	Year Ended December 31,
	2019	2018
Balance at beginning of period	$37	$—
Issuance of warrants to purchase Convertible Preferred Stock	80	47
Changes in fair value	(6)	(10)

Balance at end of period	$111	$37

NOTE 10:- COMMON STOCK

a.	Composition of Common Stock:

	Authorized		Issued and Outstanding
	December 31,		December 31,
	2019	2018	2019	2018
Shares of NIS 0.001, par value:
Common Stocks	70,500,000	70,500,000	11,241,043	11,203,077

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Each share of common stock entitles the holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if declared and to participate in the distribution of the surplus assets of the Company upon liquidation of the Company, after the distribution of the preferred shares liquidation preference.

NOTE 11:- STOCK-BASED COMPENSATION

a.	Stock option plan:

On April 26, 2011, the Board of Directors of the Company adopted a share option plan (the “2011 Plan”).

The 2011 Plan provides for the grant of options to directors, employees, officers and consultants of the Company. As of December 31, 2019, a total of 10,722,002 shares of common stock were reserved for issuance pursuant to stock awards under the 2011 Plan.

Each option granted under the Plan expires no later than 10 years from the vesting commencement date. The options generally vest over four years. Any options that are canceled or forfeited before expiration become available for future grants. Each option entitles the holder to purchase one share of Common stock of the Company.

As of December 31, 2019, a total of 237,001 options to purchase the Company’s common stock remained available for future grant.

The following is a summary of option activity under the Plan for the year ended December 31, 2019:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(In Years)	(In Thousands)
Options outstanding at the beginning of the year	9,719,909	$0.62	7.92
Changes during the year:
Granted	1,270,000	0.80
Exercised	(42,966)	0.65
Cancelled and forfeited	(1,222,985)	0.70

Outstanding at the end of the year	9,723,958	$0.63	7.27	$2,627

Options exercisable at the end of the year	5,917,001	$0.59	6.39	$1,598

Vested or expected to vest at December 31, 2019	9,728,458	$0.64	7.27	$2,627

The aggregate intrinsic value was calculated as the difference between exercise price of the underlying awards and the calculated price of the Company’s common stock at December 31, 2019. The aggregate intrinsic value of stock options exercised during the years ended December 31, 2018 and 2019 was $35 and $7, respectively.

The Company received cash proceeds from the exercise of common stock options of $82 and $28 during the years ended December 31, 2018 and 2019, respectively.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The weighted average grant-date fair value of stock options granted during the years ended December 31, 2018 and 2019 was $0.68 per share and $0.80 per share, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below.

The Company has granted options to purchase ordinary shares to non-employee consultants as of December 31, 2019 as follows:

Issuance Date	Options for Shares	Options Cancelled and Forfeited During 2019	Options Outstanding as of December 31, 2019	Exercise Price	Options Exercisable	Exercisable Through
	(Number)	(Number)	(Number)		(Number)
August 27, 2018	20,000	—	20,000	$0.68	20,000	8/27/2028

	20,000	—	20,000	$0.68	20,000

Total stock-based compensation expenses resulting from stock options included in the statement of operations for the years ended December 31, 2019 and 2018 were $1,347 and $745, respectively.

As of December 31, 2019 there was $1,437 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a weighted-average period of 2.3 years.

The following table summarizes the stock-based compensation expense for stock options granted to employees that was recorded in the Company’s consolidated statements of operations (in thousands):

	Year Ended December 31,
	2019	2018
Cost of revenue	$60	$27
Research and development	661	368
Sales and marketing	218	101
General and administrative	408	249

Total stock-based compensation expense	$1,347	$745

NOTE 12:- TERM LOAN

The components of the Company’s outstanding debt consisted of the following (in thousands):

	Year Ended December 31,
	2019	2018
Term Loan	$5,000	$5,000
Less unamortized debt discount	(20)	(22)
Less current portion	(2,200)	(1,820)

Long term debt, net	$2,780	$3,158

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Loan and Security Agreement

On January 29, 2018 The Company entered into a loan and security agreement under which the Company borrowed $5,000 from a financial institution with interest at a rate of prime plus 3% (7.5%). The loan is for a period of 42 months and bears interest of one percent above the prime rate, which is to be paid monthly. The principal of the loan is to be paid in 30 monthly payments, beginning in February 10, 2019.

On the date of the loan and security agreement the Company issued warrants to the financial institution to purchase shares at the amount of $ 100 at an exercise price per share that will be determined as the lower of: (i) $ 1.0507 and (ii) the price per share at which the Company sells and issues shares of Preferred Stock to investors in the Company’s next preferred stock financing following the issue date of these warrants.

On April 10, 2019, the Company entered into an amendment agreement to the loan and security agreement, which deferred the principal repayment date. As part of the amendment, the Company issued additional warrants to the financial institution in the same terms and conditions as the warrants issued before. The amendment extended the interest only period to continue through January 2020. The interest rate remained unchanged at prime plus 3% (rate at December 31, 2019 of 7.75%).

The company accounted for this amendment as a debt modification.

Future Principal Payments

As of December 31, 2019, the aggregate minimum future principal payments due in connection with the Company’s Term Loan in the next five years were as follows (in thousands):

2020	$2,200
2021	2,400
2022	400
2023	—
2024	—

Total	$5,000

In 2018, the Company recorded interest expense of $211. In 2019, the Company recorded interest expense of $325.

In February 2020, Simplificare was acquired by Flywire Corporation. Proceeds from the sale were used to pay off the outstanding debt.

NOTE 13:- COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:

The Company and its subsidiary rent their facilities under various operating lease agreements, which as of December 31, 2019 expire on various dates, the latest of which is in 2020. The lease agreement includes an option to continue the lease for additional two years.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The minimum rental payments under non-cancelable operating leases are as follows:

Year Ended December 31,
2020	328

328

Rent expense for the years ended December 31, 2018 and 2019, was $364 and $439, respectively.

b.	Guarantee

As of December 31, 2019, contingent liabilities exist regarding guarantee in the amount of $8 in respect of office rent lease agreement.

NOTE 14:- TAXES ON INCOME

Tax laws applicable to the Company:

a.	US tax rates:

The company files income tax return in the U.S. federal jurisdiction and various state and local jurisdiction, the principal tax rate applicable to the Company is 21%.

b.	Israeli tax rates:

The company subsidiary is taxed at rates lower than the US rates. Tax benefits under Israel’s Law for the Encouragement of Industry (Taxes), 1969:

The Company is an “Industrial Company,” as defined by the Law for the Encouragement of Industry (Taxes), 1969 (“The Law”), The Company chose to be taxed according to the

“Preferred Enterprise” track, and as such, the Company is entitled to certain tax benefits, the tax rate on preferred income form a preferred enterprise is 16%. Any dividends distributed to individuals or foreign residents from the preferred enterprise’s earnings as above will be subject to tax at a rate of 20%.

c.	The following table presents the components of loss before provision for income taxes (in thousands):

	Year Ended December 31,
	2019	2018
United States	$(2,157)	$(5,391)
Foreign	417	449

	$(1,740)	$(4,942)

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

d.	The following table summarizes the components of the Company’s provision for income taxes (in thousands):

	Year Ended December 31,
	2019	2018
Current
United States:
Federal	$—	$—
State	70	7
Foreign	153	108

Total current provision for income taxes	223	125

Prior
United States:	—	—
Federal	—	—
State	—	—
Foreign	296	—

Total provision for prior tax increase	296	—

Deferred
United States:
Federal	—	—
State	(70)	(10)
Foreign	—	—

Total deferred income tax provision (benefit)	(70)	(10)

Total income tax provision	$449	$115

e.	A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2019	2018
Federal statutory income tax rate	21%	21%
Permanent differences	(6.1)	(1.3)
Equity-based compensation	(10.2)	(2.6)
Increase in taxes from prior years	(17.0)	—
Change in valuation allowance	(9.4)	(17.8)
Other	(2.8)	(1.6)

Effective income tax rate	(24.5%)	(2.3%)

The significant reconciling items between the reported amounts of income tax expense and the amount of income tax expense that would result from applying the U.S. statutory tax rate include state income taxes, non-deductible equity based compensation, increase in taxes from prior years and a change in valuation allowance maintained against the Company’s net deferred tax assets. During the year ended December 31, 2019 the Company recorded an income tax expense of $449.

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

f.	The Company’s significant deferred tax assets and liabilities consisted of the following components as of December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$7,491	$7,281
Property and equipment	40	62
Stock based compensation	21	7
Deferred revenue	1	39
	24	18

Allowance and other reserves
	7,577	7,407
Total deferred tax assets
Deferred tax asset valuation allowance	(7,577)	(7,407)

	$—	$—

In assessing the realizability of its deferred tax assets, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The realization of deferred tax assets depends upon the generation of future taxable income prior to the expiration of the net operating loss carryforward. The Company has evaluated the positive and negative evidence bearing upon the realizability and determined that it is more likely than not that the Company will not realize the benefits of the deferred tax assets, and as a result, a full valuation allowance has been established against the deferred tax assets as of December 31, 2019 and 2018.

During the years ended December 31, 2019 the Company recorded an increase in the valuation allowance of $170. During the year ended December 31, 2018, the Company recorded an increase in the valuation allowance of $893. Changes in the valuation allowance for deferred tax assets related primarily to the increase in net operating loss carryforwards. Changes in the valuation allowance are summarized as follows (in thousands):

	Year Ended December 31,
	2019	2018
Valuation allowance at beginning of year	$(7,407)	$(6,514)
Change recorded to income tax (provision) benefit	(170)	(893)

Valuation allowance at end of year	$(7,577)	$(7,407)

The Company permanently reinvests the earnings, if any, of its foreign subsidiaries and, therefore, does not provide for U.S. income taxes that could result from the distribution of those earnings to the Company. As of December 31, 2020, the amount of unrecognized deferred U.S. taxes on these earnings would be de minimis.

As of December 31, 2019 and 2018, the Company had not recorded any amounts for unrecognized tax benefits and it had not accrued interest or penalties related to uncertain tax positions. The Company files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by

SIMPLIFICARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

federal and state jurisdictions, where applicable. The Company is open to future tax examination from 2016 to the present; however, carryforward attributes that were generated prior to 2016 may still be adjusted upon examination by federal, state or local tax authorities to the extent they will be used in a future period. The Company is generally open to future foreign tax examinations for tax years beginning after December 31, 2015.

The Company has provided a full valuation allowance in respect of its deferred tax assets resulting from tax loss carry-forwards and other reserves and allowances due to its history of losses and uncertainty concerning realization of these deferred tax assets.

g.	Tax assessments:

The Company has not had a final tax assessment since its inception.

The Subsidiary has final tax assessments in accordance with Section 145 to the Income Tax Ordinance through tax year 2018.

h.	Net operating losses carryforward:

As of December 31, 2019, the Company had cumulative net operating losses (“NOL”) for US federal and state income tax return purposes of approximately $35,673. The Company provided a full valuation allowance in relation to those carry forward tax losses due to the uncertainty of their utilization in the foreseeable future, and expire at various dates beginning in 2031 and 2029, respectively.

NOTE 15:-SUBSEQUENT EVENTS (Unaudited)

a.

On February 13, 2020, all of the outstanding shares of Simplificare were acquired by Flywire Healthcare Corporation (“Flywire”) for cash consideration of $78,991. The holders of the Company’s stock could receive up to $20,000 in additional payments contingent on achieving revenue, customer retention, employee retention and technical integration milestones. All outstanding shares of preferred stock were converted to common stock. Additionally, warrants and vested options were exercised for common stock. All outstanding debt was paid off at the acquisition date with proceeds from the acquisition. The Company will continue to operate as a 100% wholly owned subsidiary of Flywire.

b.

In August 2020, the Company finalized a tax assessment agreement with Israeli tax authorities for the years 2015-2018. As a result of the tax assessment, the Company paid $296 for amounts previously not included in transfer pricing that impacted statutory revenue in Israel that is eliminated in consolidation. The Company had determined that payment of taxes was probable and recorded an accrual as of December 31, 2019.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

On February 13, 2020, Flywire Corporation acquired all of the outstanding shares of Simplee, for total consideration valued at $86.5 million, net of cash acquired. Simplee was a leading healthcare technology platform designed to optimize the digital payments and patient engagement experience in the healthcare industry.

The acquisition of Simplee was accounted for as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (ASC 805). Our management used its best estimates and assumptions to assign fair values to the tangible and identifiable intangible assets acquired and liabilities assumed and related income tax impacts as of the acquisition date. Goodwill as of the acquisition date was measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The estimated purchase price consideration, as calculated and described in Note 2 to the unaudited pro forma condensed combined statement of operations, has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective estimated fair values. The Company has made significant assumptions and estimates in determining the estimated purchase price consideration and the allocation of the estimated purchase price in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial statement of operations was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statement of operations have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the business combination.

The following unaudited pro forma condensed combined statement of operations is based upon our historical consolidated statement of operations and statement of operations of Simplee after giving effect to the acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes. The acquisition of Simplee has already been reflected in our historical audited consolidated balance sheet as of December 31, 2020. Therefore, no unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been presented herein.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 is presented as if the acquisition had occurred on January 1, 2020. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed combined statement of operations was based on and should be read in conjunction with the:

•	separate audited historical consolidated financial statements and accompanying notes of Flywire Corporation as of and for the year ended December 31, 2020 included elsewhere in this prospectus;

•	separate audited historical financial statements and accompanying notes of Simplee as of and for the years ended December 31, 2019 and 2018 included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s results of operations actually would have been had the acquisition been completed as of the dates indicated or that may be achieved in the future.

In addition, the unaudited pro forma condensed combined statement of operations does not purport to project the future operating results of the combined company. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined statement of operations. There were no intercompany transactions between Flywire and Simplee for the period presented in the unaudited pro forma condensed combined statement of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share amounts)

	Historical
	Flywire	Simplee Period from January 1, 2020 to February 13, 2020	Reclassification Adjustments	Notes		Transaction Accounting Adjustments	Notes		Pro Forma Combined
Revenue	$131,783	$4,627	—			(141)	(b	)	$136,269
Costs and operating expenses:
Cost of revenue	—	2,462	(2,462)	(a	)				—
Payment processing services costs	47,805	—	2,103	(a	)	—			49,908
Technology and development	24,501	—	1,247	(a	)	199	(c	)	26,234
			—			287	(d	)
Research and development	—	888	(888)	(a	)	—			—
Selling and marketing	32,612	622	—			255	(c	)	33,578
			—			89	(d	)
General and administrative	42,680	3,342	—			23	(d	)	46,045

Total costs and operating expenses	147,598	4,852	2,462			853			155,765

Loss from operations	(15,815)	(2,687)	—			(994)			(19,496)

Other income (expense):
Interest expense	(2,533)	(54)	—			54	(e	)	(2,533)
Change in fair value of preferred stock warrant liability	(625)	—	—			—			(625)
Other income (expense), net	697	(9)	—			—			688

Total other expenses, net	(2,461)	(63)	—			54			(2,470)

Loss before provision for income taxes	(18,276)	(2,750)	—			(940)			(21,966)
Provision for (benefit from) income taxes	(7,169)	16	—			—			(7,153)

Net loss	(11,107)	$(2,766)	$—			$(940)			(14,813)

Accretion of preferred stock to redemption value	(14)								(14)

Net loss attributable to common stockholders - basic and diluted	$(11,121)								$(14,827)

Net loss per share attributable to common stockholders - basic and diluted	$(0.60)								$(0.81)

Weighted average common shares outstanding - basic and diluted	18,389,898								18,389,898

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Flywire and Simplee. Certain of Simplee’s historical amounts have been reclassified to conform to Flywire’s financial statement presentation. The unaudited pro forma condensed combined statement of operations for year ended December 31, 2020 gives effect to the business combination if it occurred on January 1, 2020.

The unaudited pro forma condensed combined statement of operations reflects pro forma adjustments that are described in these notes and are based on available information and certain assumptions that Flywire believes are reasonable, however, actual results may differ from those reflected in this statement. In Flywire’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed combined statement of operations does not purport to represent what the Company’s results of operations would have been if the transaction had actually occurred on January 1, 2020, nor are they indicative of Flywire’s future results of operations. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical consolidated financial statements and related notes of Flywire and Simplee for the year ended December 31, 2020.

The unaudited pro forma condensed combined statement of operations includes adjustments to conform Simplee’s presentation to Flywire’s presentation, which primarily consisted of reclassification of expenses on the face of the consolidated statement of operations. The unaudited pro forma condensed combined statement of operations does not assume any differences in accounting policies as we are not aware of any differences that would have a material impact on the unaudited pro forma condensed combined statement of operations.

Note 2. Purchase Consideration and Purchase Price Allocation

On February 13, 2020, Flywire completed its acquisition of Simplee, a provider of healthcare payment and collections software. The acquisition of Simplee has been accounted for as a business combination.

Flywire acquired all outstanding equity of Simplee for estimated total purchase consideration of $86.5 million, net of cash acquired, which consists of (in thousands):

Cash consideration, net of cash acquired	$79,401
Estimated fair value of contingent consideration	7,100

Total purchase consideration, net of cash acquired	$86,501

Contingent consideration represents additional payments that the Company may be required to make in the future, which totals up to $20.0 million depending on the Company reaching certain revenue and integration targets established for the years ended December 31, 2020 and 2021, as well as retaining key customers. A portion of the contingent consideration is also tied to continuing employment of certain key employees; accordingly, $2.1 million has been excluded from the purchase price allocation. The fair value of contingent consideration of $7.1 million was determined based on the probability-weighted likelihood of achieving future targets.

The following table summarizes the allocation of the purchase consideration to the fair value of the assets acquired and liabilities assumed (in thousands):

Cash	$2,190
Accounts receivable	8,555
Prepaid expenses and other current assets	1,578
Property and equipment, net	107
Deferred tax assets	6,587
Goodwill	31,696
Indentifiable intangible assets	58,800

Total assets acquired	109,513

Deferred tax liability	15,092
Accounts payable	2,267
Accrued expenses and other liabilities	3,463

Total liabilities assumed	20,822

Net assets acquired	88,691
Less: cash acquired	(2,190)
Net assets, less cash acquired	$86,501

Note 3. Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020:

(a)	The following reclassifications and eliminations were made as a result of the business combination to conform to Flywire’s presentation:

•	Reflects reclassification of approximately $2.5 million from cost of revenue to payment processing services costs;

•	Reflects the reclassification of $0.1 million of hosting expenses from payment processing services costs to technology and development;

•	Reflects allocation of implementation costs of approximately $0.2 million from payment processing services costs to technology and development;

(b)	Reflects a reduction in Simplee’s revenue of approximately $0.1 million as a result of the write down of acquired deferred revenue on the acquisition date.

(c)	Reflects amortization of intangible assets for the period from January 1, 2020 to February 13, 2020.

(d)

Reflects aggregate incremental compensation expense for the period from January 1, 2020 to February 13, 2020 of approximately $0.4 million, comprised of $0.2 million for Simplee employee retention costs and $0.2 million for service-based earn-out payments.

(e)	Reflects the elimination of Simplee’s interest expense related to debt that was repaid in connection with the business combination.

Items Not Included in the Unaudited Pro Forma Condensed Combined Financial Statement

The unaudited pro forma condensed combined statement of operations does not include an adjustment to income taxes, because the tax benefit resulting from the business combination is already reflected in Flywire’s historical financial statements for the year ended December 31, 2020.

8,700,000 Shares

Common Stock

PROSPECTUS

Goldman Sachs & Co. LLC	J.P. Morgan	Citigroup	BofA Securities

Raymond James	RBC Capital Markets	William Blair

Guggenheim Securities	Nomura

AmeriVet Securities	Ramirez & Co., Inc.	Siebert Williams Shank	Telsey Advisory Group

Prospectus dated                 , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses to be paid by us, other than underwriting discounts and commissions, in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the Securities Exchange Commission (SEC) registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee, and The Nasdaq Global Market listing fee:

Amount Paid or to be Paid
SEC registration fee	$10,910
FINRA filing fee	225,500
The Nasdaq Global Market listing fee	295,000
Printing and engraving expenses	500,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	1,800,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous expenses	543,590

Total	$5,000,000

ITEM 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the Securities Act).

As permitted by the DGCL, the Registrant’s restated certificate of incorporation to be effective upon the completion of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s restated bylaws to be effective upon the completion of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

Prior to completion of this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws, and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Certain of the Registrant’s directors are also indemnified by their employers with regard to service on the Registrant’s board of directors.

In addition, the underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. Recent Sales of Unregistered Securities.

Since May 18, 2018, the Registrant has issued and sold the following securities:

1.

The Registrant granted stock options to employees, directors, and other service providers to purchase an aggregate of 10,876,821 shares of common stock under its 2018 Stock Incentive Plan (2018 Plan), with per share exercise prices ranging from $3.28 to $20.04, and has issued 768,225 shares of common stock upon exercise of stock options under its 2018 Plan.

2.	The Registrant has issued 8,479,392 shares of common stock upon exercise of stock options under its 2009 Equity Incentive Plan.

3.

In February 2021, the Registrant issued an aggregate of 2,571,936 shares of the Registrant’s Series F preferred stock at a purchase price of approximately $23.33 per share for an aggregate purchase price of approximately $60 million to 14 purchasers that each represented to the Registrant that it was an accredited investor.

4.	In March 2021, the Registrant issued 151,518 shares of common stock upon the exercise of outstanding warrants.

5.

In February 2020, the Registrant issued an aggregate of 5,251,542 shares of the Registrant’s Series E-1 preferred stock at a purchase price of approximately $10.68 per share for an aggregate purchase price of approximately $56.1 million to 3 purchasers that each represented to the Registrant that it was an accredited investor.

6.

In February 2020, the Registrant issued an aggregate of 5,988,378 shares of the Registrant’s Series E-2 preferred stock at a purchase price of approximately $10.68 per share for an aggregate purchase price of approximately $63.9 million to 2 purchasers that each represented to the Registrant that it was an accredited investor.

7.	In December 2018, the Registrant issued warrants to purchase up to an aggregate of 75,000 shares of common stock at an exercise price of $0.17 per share.

8.	Between January 2018 and December 2018, the Registrant issued warrants to purchase up to an aggregate of 381,000 shares of Series C Preferred Stock at an exercise price of $1.48 per share.

9.

In July 2018, the Registrant issued an aggregate of 6,625,002 shares of the Registrant’s Series D preferred stock at a purchase price of approximately $7.55 per share for an aggregate purchase price of approximately $50.0 million to 1 purchaser that represented to the Registrant that it was an accredited investor.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended, as currently in effect

3.2	Form of Restated Certificate of Incorporation, to be effective immediately prior to the completion of this offering.

3.3*	Bylaws of the Registrant, as currently in effect.

3.4*	Form of Restated Bylaws, to be effective immediately prior to the completion of this offering.

4.2*	Amended and Restated Investors’ Rights Agreement, dated February 23, 2021, by and among the Registrant and certain security holders of the Registrant, as amended.

4.3	Form of Warrant to Purchase Common Stock

4.4	Form of Warrant to Purchase Series C Preferred Stock

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

Exhibit Number	Description of Document

10.1	Form of Indemnification Agreement.

10.2	2009 Equity Incentive Plan, as amended, and forms of equity agreements thereunder.

10.3	2018 Stock Incentive Plan, as amended, and forms of equity agreements thereunder.

10.4*	2021 Equity Incentive Plan, to become effective on the day immediately before the date of this prospectus, and forms of equity agreements thereunder.

10.5*	2021 Employee Stock Purchase Plan, to be effective on the effective date of this registration statement, and form of subscription agreement.

10.6

Loan and Security Agreement, by and between the Registrant and certain of its subsidiaries and Silicon Valley Bank, dated January 16, 2018, as amended by the Joinder and First Amendment to Loan Security Agreement, dated April 25, 2018; the Joinder and Second Amendment to Loan and Security Agreement, dated May 15, 2020; the Third Amendment to Loan and Security Agreement, dated June 2, 2020; and the Consent and Fourth Amendment to Loan and Security Agreement, dated December 9, 2020.

10.7	Employment Agreement, dated as of May 14, 2021, by and between the Registrant and Michael Massaro.

10.8	Employment Agreement, dated as of May 14, 2021, by and between the Registrant and Rob Orgel.

10.9	Employment Agreement, dated as of May 14, 2021, by and between the Registrant and Michael Ellis.

10.10	Employment Agreement, dated as of May 14, 2021, by and between the Registrant and Peter Butterfield.

10.11	Employment Agreement, dated as of May 14, 2021, by and between the Registrant and David King.

10.12	Employment Agreement, dated as of May 14, 2021, by and between the Registrant and Sharon Butler.

10.13	Employment Agreement, dated as of May 14, 2021, by and between the Registrant and John Talaga.

10.14*	Office Lease, dated April 8, 2015, as amended by that certain First Amendment to Office Lease dated April 7, 2016 and that certain Second Amendment to Office Lease dated October 23, 2018, by and between the Registrant and NS 141 Tremont LLC.

21.1	List of Subsidiaries of the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).

23.3	Consent of Kost Forer Gabbay & Kasierer, independent auditors.

24.1*	Power of Attorney (included in the signature page to this Registration Statement on Form S-1).

*	Previously Filed.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 18th day of May, 2021.

FLYWIRE CORPORATION

By:	/s/ Michael Massaro
Michael Massaro Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Massaro Michael Massaro	Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2021

/s/ Michael Ellis Michael Ellis	Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2021

* Phillip Riese	Chairman of the Board of Directors	May 18, 2021

* Jo Natauri	Director	May 18, 2021

* Alex Finkelstein	Director	May 18, 2021

* Matt Harris	Director	May 18, 2021

* Edwin Santos	Director	May 18, 2021

*By:	/s/Michael Massaro
Michael Massaro
Attorney-in-fact